Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-192598

Dear Shareholder:

Clifton Savings Bancorp, Inc., a federal corporation that is referred to as “old Clifton” throughout this document, is soliciting shareholder votes regarding the conversion of Clifton Savings Bank from the partially public mutual holding company form of organization to the fully-public stock holding company structure. The conversion involves the formation of a new holding company for Clifton Savings Bank, which will be called Clifton Bancorp Inc. (a Maryland corporation that is referred to as “new Clifton” throughout this document), the exchange of shares of new Clifton for your shares of old Clifton, and the sale by new Clifton of up to 22,425,000 shares of common stock. Upon completion of the transactions, old Clifton will cease to exist.

The Proxy Vote—Your Vote Is Very Important

We have received conditional regulatory approval to implement the conversion, however we must also receive the approval of our shareholders. Enclosed is a proxy statement/prospectus describing the proposal before our shareholders. Please promptly vote the enclosed proxy card. Our Board of Directors urges you to vote “FOR” the plan of conversion.

The Exchange

At the conclusion of the conversion, your shares of old Clifton common stock will be exchanged for shares of common stock of new Clifton. The number of new shares of new Clifton common stock that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus. Shortly after the completion of the conversion, our exchange agent will send a transmittal form to each shareholder of old Clifton who holds stock certificates. The transmittal form will explain the procedure to follow to exchange your shares. Please do not deliver your certificate(s) before you receive the transmittal form. Shares of old Clifton that are held in street name (e.g. in a brokerage account) will be converted automatically at the conclusion of the conversion; no action or documentation is required of you.

The Stock Offering

We are offering the shares of common stock of new Clifton for sale at $10.00 per share. The shares are being offered in a “subscription offering” to eligible depositors and certain borrowers of Clifton Savings Bank. If all shares are not subscribed for in the subscription offering, shares are expected to be available in a “community offering” to old Clifton public shareholders and others not eligible to place orders in the subscription offering. If you are interested in purchasing shares of our common stock, you may request a stock order form and prospectus by calling our Stock Information Center at the phone number in the Questions and Answers section herein. The stock offering period is expected to expire on March 10, 2014.

If you have any questions please refer to the Questions and Answers section herein. We thank you for your support as a shareholder of old Clifton.

Sincerely,

Paul M. Aguggia

Chairman, President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

CLIFTON BANCORP INC.

(Proposed Holding Company for Clifton Savings Bank)

PROSPECTUS OF CLIFTON BANCORP INC.

PROXY STATEMENT OF CLIFTON SAVINGS BANCORP, INC.

Clifton MHC is converting from a mutual holding company structure to a fully-public ownership structure. Currently, Clifton Savings Bank is a wholly-owned subsidiary of Clifton Savings Bancorp, Inc., a federal corporation that is referred to as “old Clifton” throughout this document, and Clifton MHC owns 63.4% of old Clifton’s common stock. The remaining 36.6% of old Clifton’s common stock is owned by public shareholders. As a result of the conversion, our newly formed company, Clifton Bancorp Inc., a Maryland corporation that is referred to as “new Clifton” throughout this document, will become the parent of Clifton Savings Bank. Each share of old Clifton common stock owned by the public will be exchanged for between 0.9559 and 1.2933 shares of common stock of new Clifton so that old Clifton’s existing public shareholders will own approximately the same percentage of new Clifton common stock as they owned of old Clifton’s common stock immediately before the conversion. The actual number of shares that you will receive will depend on the percentage of old Clifton common stock held by the public at the completion of the conversion, the final independent appraisal of new Clifton the assets of Clifton MHC and the number of shares of new Clifton common stock sold in the offering described in the following paragraph. The exchange ratio will not depend on the market price of old Clifton common stock. See “Proposal 1—Approval of the Plan of Conversion—Share Exchange Ratio for Current Shareholders” for a discussion of the exchange ratio.

Concurrently with the exchange offer, we are offering up to 22,425,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 16,575,000 shares to complete the offering. All shares are offered at a price of $10.00 per share. The shares we are offering represent the 64.2% adjusted ownership interest in old Clifton now owned by Clifton MHC. We are offering the shares of common stock in a “subscription offering” to eligible depositors and certain borrowers of Clifton Savings Bank. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to our local communities and the shareholders of old Clifton. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering through a syndicated offering, which would be an offering to the general public on a best efforts basis by a syndicate of selected broker-dealers. Instead of a syndicated offering, shares not purchased in the subscription offering or the community offering may be sold in a firm commitment underwritten offering.

The conversion of Clifton MHC and the offering and exchange of common stock by new Clifton is referred to herein as the “conversion and offering.” After the conversion and offering are completed, Clifton Savings Bank will be a wholly-owned subsidiary of new Clifton, and 100% of the common stock of new Clifton will be owned by public shareholders. As a result of the conversion and offering, old Clifton and Clifton MHC will cease to exist.

Old Clifton’s common stock currently trades on the Nasdaq Global Select Market under the symbol “CSBK” and we expect the common stock of new Clifton will also trade on the Nasdaq Global Select Market under the symbol “CSBK.” The conversion and offering will be conducted pursuant to the amended and restated plan of conversion and reorganization (the “plan of conversion”) of Clifton Savings Bank, old Clifton and Clifton MHC. The conversion and offering cannot be completed unless the shareholders of old Clifton approve the plan of conversion. Shareholders of old Clifton will consider and vote upon the plan of conversion at old Clifton’s special meeting of shareholders to be held at The Venetian, 546 River Drive, Garfield, New Jersey 07026, on March 25, 2014 at 9:00 a.m., Eastern time. Old Clifton’s board of directors unanimously recommends that shareholders vote “FOR” the plan of conversion.

This document serves as the proxy statement for the special meeting of shareholders of old Clifton and the prospectus for the shares of new Clifton common stock to be issued in exchange for shares of old Clifton common stock. We urge you to read this entire document carefully. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission and the Board of Governors of the Federal Reserve System. This document does not serve as the prospectus relating to the offering by new Clifton of its shares of common stock in the offering, which will be made pursuant to a separate prospectus.

This proxy statement/prospectus contains information that you should consider in evaluating the plan of conversion. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 13 for a discussion of certain risk factors relating to the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is February 6, 2014, and it is first being mailed to shareholders of old Clifton on or about February 18, 2014.

Clifton Savings Bancorp, Inc.

1433 Van Houten Avenue

Clifton, New Jersey 07013

(973) 473-2200

Notice of Special Meeting of Shareholders

On March 25, 2014, Clifton Savings Bancorp, Inc. (“old Clifton”) will hold its special meeting of shareholders at The Venetian, 546 River Drive, Garfield, New Jersey 07026. The meeting will begin at 9:00 a.m., Eastern time. At the meeting, shareholders will consider and act on the following:

1.	The approval of an amended and restated plan of conversion and reorganization (the “plan of conversion”) pursuant to which: (A) Clifton MHC, which currently owns 63.4% of the common stock of old Clifton, will merge with and into old Clifton, with old Clifton being the surviving entity; (B) old Clifton will merge with and into Clifton Bancorp Inc. (“new Clifton”), a Maryland corporation recently formed to be the holding company for Clifton Savings Bank, with new Clifton being the surviving entity; (C) the outstanding shares of old Clifton, other than those held by Clifton MHC, will be converted into shares of common stock of new Clifton; and (D) new Clifton will offer shares of its common stock for sale in a subscription offering and, if necessary, in a community offering and/or syndicated offering or firm commitment underwritten offering.

2.	An informational proposal regarding approval of a provision in new Clifton’s articles of incorporation requiring a super-majority vote to approve certain amendments to new Clifton’s articles of incorporation.

3.	An informational proposal regarding approval of a provision in new Clifton’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Clifton’s outstanding voting stock.

4.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion.

5.	Such other business that may properly come before the meeting.

NOTE: The board of directors is not aware of any other business to come before the meeting.

The provisions of new Clifton’s articles of incorporation, which are summarized as informational proposals 2 and 3, were approved as part of the process in which the board of directors of old Clifton approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Only shareholders as of January 31, 2014 are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Please complete and sign the enclosed form of proxy, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Bart D’Ambra

Corporate Secretary

Clifton, New Jersey

February 18, 2014

Questions and Answers

You should read this document for more information about the conversion and offering. The application including the plan of conversion described in this document has been conditionally approved by the Federal Reserve Board.

The Proxy Vote

Q.	What am I being asked to approve?

A.	Old Clifton shareholders as of January 31, 2014 are asked to vote on the plan of conversion. Under the plan of conversion, Clifton Savings Bank will convert from the mutual holding company form of organization to the stock holding company form, and as part of such conversion, new Clifton, our newly formed stock holding company, will offer for sale, in the form of shares of its common stock, Clifton MHC’s 64.2% adjusted ownership interest in old Clifton. In addition to the shares of common stock to be issued to those who purchase shares in the offering, public shareholders of old Clifton as of the completion of the conversion and offering will receive shares of new Clifton common stock in exchange for their existing shares of old Clifton common stock. The exchange will be based on an exchange ratio that will result in old Clifton’s existing public shareholders owning approximately the same percentage of new Clifton common stock as they owned of old Clifton immediately prior to the conversion and offering.

Shareholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of new Clifton:

•	Approval of a provision in new Clifton’s articles of incorporation requiring a super-majority vote to approve certain amendments to new Clifton’s articles of incorporation; and

•	Approval of a provision in new Clifton’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Clifton’s outstanding voting stock.

The provisions of new Clifton’s articles of incorporation, which are summarized as informational proposals, were approved as part of the process in which the board of directors of old Clifton approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new Clifton’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new Clifton, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

YOUR VOTE IS IMPORTANT. WE CANNOT COMPLETE THE CONVERSION AND OFFERING UNLESS THE PROPOSAL TO APPROVE THE PLAN OF CONVERSION RECEIVES THE AFFIRMATIVE VOTE OF A MAJORITY OF SHARES HELD BY OUR PUBLIC SHAREHOLDERS.

Q.	What is the conversion and related stock offering?

A.	Clifton Savings Bank is converting from a partially-public mutual holding company structure to a fully-public stock holding company ownership structure. Currently, Clifton MHC owns 63.4% of old Clifton’s common stock. The remaining 36.6% of old Clifton’s common stock is owned by public shareholders. As a result of the conversion, new Clifton will become the parent of Clifton Savings Bank.

Shares of common stock of new Clifton, representing the 64.2% adjusted ownership interest of Clifton MHC in old Clifton, are being offered for sale to eligible depositors and certain borrowers of Clifton Savings Bank and, possibly, to the general public. At the completion of the conversion and offering, public shareholders of old Clifton will exchange their shares of old Clifton common stock for shares of common stock of new Clifton.

After the conversion and offering are completed, Clifton Savings Bank will be a wholly-owned subsidiary of new Clifton, and 100% of the common stock of new Clifton will be owned by public shareholders. Our organization will have completed the transition from partial to fully-public ownership. As a result of the conversion and offering, old Clifton and Clifton MHC will cease to exist.

See “Proposal 1—Approval of the Plan of Conversion” beginning on page 38 of this proxy statement/prospectus, for more information about the conversion and offering.

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Q.	What are reasons for the conversion and offering?

A.	The primary reasons for the conversion and offering are to eliminate the uncertainties associated with the mutual holding company structure under financial reform legislation, transition us to a more familiar and flexible organizational structure, facilitate future mergers and acquisitions and improve the liquidity of our shares of common stock.

Q.	Why should I vote?

A.	You are not required to vote, but your vote is very important. For us to implement the plan of conversion, we must receive the affirmative vote of (1) the holders of at least two-thirds of the outstanding shares of old Clifton common stock, including shares held by Clifton MHC and (2) the holders of a majority of the outstanding shares of old Clifton common stock entitled to vote at the special meeting, excluding shares held by Clifton MHC. Your board of directors recommends that you vote “FOR” the plan of conversion.

Q.	What happens if I don’t vote?

A.	Your prompt vote is very important. Not voting will have the same effect as voting “Against” the plan of conversion. Without sufficient favorable votes “FOR” the plan of conversion, we cannot complete the conversion and offering.

Q.	How do I vote?

A.	You should mark your vote, sign your proxy card and return it in the enclosed proxy reply envelope. Alternatively, you may vote by telephone or via the Internet, by following the instructions on your proxy card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION.

Q.	If my shares are held in street name, will my broker automatically vote on my behalf?

A.	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q.	What if I do not give voting instructions to my broker?

A.	Your vote is important. If you do not instruct your broker to vote your shares, the unvoted proxy will have the same effect as a vote against the plan of conversion.

Q.	How can I revoke my proxy?

A.	You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of old Clifton in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

The Exchange

Q.	I currently own shares of old Clifton common stock. What will happen to my shares as a result of the conversion?

A.	At the completion of the conversion, your shares of old Clifton common stock will be canceled and exchanged for shares of common stock of new Clifton, a newly formed Maryland corporation. The number of shares you will receive will be based on an exchange ratio, determined as of the completion of the conversion and offering, that is intended to result in old Clifton’s existing public shareholders owning approximately 35.8% of new Clifton’s common stock, which is the same percentage of old Clifton common stock currently owned by existing public shareholders as adjusted to reflect the assets of Clifton MHC.

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Q.	Does the exchange ratio depend on the market price of old Clifton common stock?

A.	No, the exchange ratio will not be based on the market price of old Clifton common stock. Therefore, changes in the price of old Clifton common stock between now and the completion of the conversion and offering will not affect the calculation of the exchange ratio.

Q.	When will the actual exchange ratio be determined?

A.	Because the purpose of the exchange ratio is to maintain the adjusted ownership percentage of the existing public shareholders of old Clifton, the actual exchange ratio will depend in part on the number of shares of new Clifton’s common stock sold in the offering and, therefore, cannot be determined until the completion of the conversion and offering.

Q.	How many shares will I receive in the exchange?

A.	You will receive between 0.9559 and 1.2933 shares of new Clifton common stock for each share of old Clifton common stock you own on the date of the completion of the conversion and offering. For example, if you own 100 shares of old Clifton common stock, and the exchange ratio is 1.1246 (at the midpoint of the offering range), you will receive 112 shares of new Clifton common stock and $4.60 in cash, the value of the fractional share, based on the $10.00 per share purchase price in the offering. Shareholders who hold shares in street name at a brokerage firm will receive these funds in their accounts. Shareholders who hold stock certificates or whose shares are held in book-entry form by our transfer agent will receive a check in the mail.

Q.	Should I submit my stock certificates now?

A.	No. If you hold a stock certificate for old Clifton common stock, instructions for exchanging your certificate will be sent to you after completion of the conversion and offering. Until you submit the transmittal form and certificate, you will not receive a book entry statement evidencing your shares of new Clifton and check for cash in lieu of fractional shares, if any. If your shares are held in street name at a brokerage firm, the share exchange will occur automatically upon completion of the conversion and offering, without any action on your part. Stock certificates for shares of new Clifton common stock will not be issued. Please do not send in your stock certificate until you receive a transmittal form and instructions.

Q.	Do I have dissenters’ and appraisal rights?

A.	No. Shareholders of old Clifton do not have dissenters’ rights in connection with the conversion and offering.

Stock Offering

Q.	May I place an order to purchase shares in the offering, in addition to the shares that I will receive in the exchange?

A.	Eligible depositors and certain borrowers of Clifton Savings Bank have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be made available for sale to the public in a community offering. Old Clifton shareholders have a preference in the community offering after orders submitted by residents of our communities. If you would like to receive a prospectus and stock order form, please call our Stock Information Center at (973) 777-1825 from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center will be closed weekends and bank holidays.

Order forms, along with full payment, must be received (not postmarked) no later than 5:00 p.m., Eastern time on March 10, 2014.

Other Questions?

For answers to questions about the conversion or voting, please read this proxy statement/prospectus. Questions about voting may be directed to our proxy information agent, AST Phoenix Advisors, by calling (866) 796-6869, Monday through Friday, from 9:00 a.m. to 11:00 p.m., Eastern time. For answers to questions about the stock offering, you may call our Stock Information Center, at (973) 777-1825 from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. A copy of the plan of conversion is available from Clifton Savings Bank upon written request to the Corporate Secretary and is available for inspection at the offices of Clifton Savings Bank and at the Federal Reserve Board.

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Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully.

Special Meeting of Shareholders

Date, Time and Place; Record Date

The special meeting of old Clifton shareholders is scheduled to be held at The Venetian, 546 River Drive, Garfield, New Jersey 07026 at 9:00 a.m., Eastern time, on March 25, 2014. Only old Clifton shareholders of record as of the close of business on January 31, 2014 are entitled to notice of, and to vote at, the special meeting of shareholders and any adjournments or postponements of the meeting.

Purpose of the Meeting

Shareholders will be voting on the following proposals at the special meeting:

1.	Approval of the plan of conversion;

2.	An informational proposal regarding approval of a provision in new Clifton’s articles of incorporation requiring a super-majority vote to approve certain amendments to new Clifton’s articles of incorporation.

3.	An informational proposal regarding approval of a provision in new Clifton’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Clifton’s outstanding voting stock.

4.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion.

The provisions of new Clifton’s articles of incorporation, which are summarized as informational proposals 2 and 3, were approved as part of the process in which the board of directors of old Clifton approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new Clifton’s articles of incorporation, which are summarized as informational proposals, may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new Clifton, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Vote Required

Proposal 1: Approval of the Plan of Conversion. Approval of the plan of conversion requires the affirmative vote of holders of at least two-thirds of the outstanding shares of old Clifton, including the shares held by Clifton MHC and a majority of the outstanding shares of old Clifton, excluding the shares held by Clifton MHC.

Informational Proposals 2 and 3. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Proposal 4: Approval of the Adjournment of the Special Meeting. We must obtain the affirmative vote of the majority of the shares represented at the special meeting and entitled to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion.

As of the record date, there were 26,477,394 shares of old Clifton common stock outstanding, of which Clifton MHC owned 16,791,758. The current directors and executive officers of old Clifton (and their affiliates), as a group, beneficially owned 421,821 shares of old Clifton common stock, representing 1.6% of the outstanding shares of old Clifton common stock and 4.4% of the shares held by persons other than Clifton MHC as of such date. Clifton MHC and our directors and executive officers intend to vote their shares in favor of the plan of conversion.

Our Company

Old Clifton is, and new Clifton following the completion of the conversion and offering will be, the unitary savings and loan holding company for Clifton Savings Bank, a federally chartered savings bank. Clifton Savings Bank is headquartered in Clifton, New Jersey and has provided community banking services to its customers since 1928. We currently operate twelve full-service locations in Passaic and Bergen Counties in New Jersey. Clifton Savings Bank has one wholly-owned subsidiary, Botany Inc., which is an investment company incorporated under New Jersey law. Our common stock trades on the Nasdaq Global Select Market under the symbol “CSBK.”

At September 30, 2013, old Clifton had consolidated total assets of $1.1 billion, gross loans of $555.7 million, total deposits of $791.4 million and total stockholders’ equity of $188.5 million. At September 30, 2013, Clifton Savings Bank exceeded all regulatory capital requirements and was not a participant in any of the U.S. Treasury’s capital raising programs for financial institutions. Our principal executive offices are located at 1433 Van Houten Avenue, Clifton, New Jersey and our telephone number is (973) 473-2200. Our web site address is www.cliftonsavings.com. Information on our website should not be considered a part of this proxy statement/prospectus.

The Conversion

Description of the Conversion

In 2004, we reorganized Clifton Savings Bank into the partially public mutual holding company structure. As a part of that reorganization, we formed old Clifton as the mid-tier stock holding company for Clifton Savings Bank and sold a minority interest in old Clifton common stock to our depositors and borrowers and our employee stock ownership plan in a subscription offering. The majority of old Clifton’s shares were issued to Clifton MHC, a mutual holding company we organized in connection with the reorganization. As a mutual holding company, Clifton MHC does not have any shareholders, does not hold any significant assets other than the common stock of old Clifton, and does not engage in any significant business activity. Our current ownership structure is as follows:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Clifton Savings Bank’s common stock will be owned by new Clifton, and all of new Clifton’s common stock will be owned by the public. We are conducting the conversion and offering under the terms of our amended and restated plan of conversion and reorganization (which is referred to as the “plan of conversion”). Upon completion of the conversion and offering, old Clifton and Clifton MHC will cease to exist.

After the conversion and offering, our ownership structure will be as follows:

As part of the conversion, we are offering for sale common stock representing the ownership interest of old Clifton that is currently held by Clifton MHC. At the conclusion of the conversion and offering, existing public shareholders of old Clifton will receive shares of common stock in new Clifton in exchange for their existing shares of common stock of old Clifton, based upon an exchange ratio of 0.9559 to 1.2933 at the minimum and maximum of the offering range, respectively. The actual exchange ratio will be determined at the conclusion of the conversion and the offering based on the total number of shares sold in the offering, and is intended to result in old Clifton’s existing public shareholders owning 35.8% of new Clifton’s common stock, which is based on the 36.6% ownership interest that existing public shareholders currently own of old Clifton common stock adjusted to reflect the assets of Clifton MHC, without giving effect to cash paid in lieu of issuing fractional shares or shares that existing shareholders may purchase in the offering.

If the conversion and offering is canceled, orders for common stock already submitted will be canceled, subscribers’ funds will be promptly returned with interest calculated at Clifton Savings Bank’s passbook savings rate and all deposit account withdrawal authorizations will be canceled.

The normal business operations of Clifton Savings Bank will continue without interruption during the conversion and offering, and the same officers and directors who serve old Clifton and Clifton Savings Bank at the completion of the conversion and offering will serve new Clifton and Clifton Savings Bank in the fully converted stock form.

Reasons for the Conversion and Offering

Our primary reasons for the conversion and offering are the following:

•	Eliminate the uncertainties associated with the mutual holding company structure under financial reform legislation. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or “Dodd-Frank Act,” the Federal Reserve Board became the federal regulator of all savings and loan holding companies and mutual holding companies, which has resulted in changes in regulations applicable to Clifton MHC and old Clifton. Among other things, these changes have adversely affected our ability to pay cash dividends to our stockholders, including the ability of Clifton MHC to waive any dividends declared by old Clifton. The conversion will eliminate our mutual holding company structure and will enable us to pay dividends to our stockholders, subject to the customary legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.” It also will eliminate the risk that the Federal Reserve Board will amend existing regulations applicable to the conversion process in a manner disadvantageous to our public stockholders or depositors.

•	Transition us to a more familiar and flexible organizational structure. The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors. The stock holding company structure will also give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans or arrangements for any such offerings.

•

Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit the acquisition of new Clifton for three years following completion of the conversion.

•	Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for new Clifton common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

Conditions to Completing the Conversion and Offering

We cannot complete the conversion and offering unless:

•	the plan of conversion is approved by at least a majority of the votes eligible to be cast by depositors and certain borrowers of Clifton Savings Bank;

•	the plan of conversion is approved by the holders of at least two-thirds of the outstanding shares of old Clifton, including the shares held by Clifton MHC;

•	the plan of conversion is approved by the holders of at least a majority of the outstanding shares of old Clifton, excluding the shares held by Clifton MHC;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Federal Reserve Board to complete the conversion and offering.

Clifton MHC, which owns 63.4% of the outstanding shares of old Clifton, intends to vote its shares in favor of the plan of conversion. In addition, as of January 31, 2014, the current directors and executive officers of old Clifton and their associates beneficially owned 421,826 shares of old Clifton, representing 1.6% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion.

Impact of Clifton MHC’s Assets on Minority Stock Ownership

The public stockholders of old Clifton will receive shares of common stock of new Clifton in exchange for their shares of common stock of old Clifton pursuant to an exchange ratio that is designed to provide, subject to adjustment, that the stockholders will own the same percentage of the common stock of new Clifton after the conversion as they held in old Clifton immediately prior to the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. The exchange ratio will be adjusted downward to reflect assets held by Clifton MHC (other than shares of stock of old Clifton), which assets consist primarily of cash received as a result of dividends paid by old Clifton. Clifton MHC had net assets of $6.2 million as of December 31, 2013, not including shares of old Clifton common stock. The adjustments described above would decrease old Clifton’s public stockholders’ ownership interest in new Clifton from 36.6% to 35.8% upon completion of the conversion, based on 26,477,394 shares of old Clifton outstanding as of January 22, 2014. If old Clifton declares any further dividends before the completion of the conversion, public stockholders’ ownership interest in old Clifton will be further diluted. The board of directors of old Clifton does not currently intend to declare any further dividends before the completion of the conversion.

The Exchange of Existing Shares of Old Clifton Common Stock

If you are a shareholder of old Clifton on the date we complete the conversion and offering, your existing shares will be canceled and exchanged for shares of new Clifton. The number of shares you will receive will be based on an exchange ratio determined as of the completion of the conversion and offering that is intended to result in old Clifton’s existing public shareholders owning approximately 35.8% of new Clifton’s common stock, which is based on the percentage of old Clifton common stock currently owned by existing public shareholders as adjusted to reflect the assets of Clifton MHC. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of old Clifton common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of Old Clifton		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent Per Share Value (1)	Shares to be Received for 100 Existing Shares (2)
	Amount	Percent	Amount	Percent
Minimum	16,575,000	64.2%	9,258,853	35.8%	25,833,853	0.9559	$9.56	95
Midpoint	19,500,000	64.2	10,892,768	35.8	30,392,768	1.1246	11.25	112
Maximum	22,425,000	64.2	12,526,683	35.8	34,951,683	1.2933	12.93	129

(1)	Represents the value of shares of new Clifton common stock received in the conversion by a holder of one share of old Clifton common stock at the exchange ratio, assuming a market price of $10.00 per share.
(2)	Cash will be paid instead of issuing any fractional shares. No fractional shares of new Clifton common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share offering price.

We also will convert options previously awarded under old Clifton’s 2005 Equity Incentive Plan into options to purchase new Clifton common stock. At January 31, 2014, there were outstanding options to purchase 1,081,119 shares of old Clifton common stock. The number of outstanding options and related per share exercise prices will be adjusted based on the exchange ratio. The aggregate exercise price, term and vesting period of the outstanding options will remain unchanged. If any options are exercised before we complete the offering, the number of shares of old Clifton common stock outstanding will increase and the exchange ratio would be adjusted.

Effect of the Conversion on Shareholders of Old Clifton

The following table compares historical information for old Clifton with similar information on a pro forma and per equivalent new Clifton share basis. The information listed as “per equivalent new Clifton share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table.

	Old Clifton Historical	Pro Forma	Exchange Ratio	Per Equivalent New Clifton Share
Book value per share at September 30, 2013:
Sale of 16,575,000 shares	$7.18	$13.20	0.9559	$12.62
Sale of 19,500,000 shares	7.18	12.08	1.1246	13.59
Sale of 22,425,000 shares	7.18	11.25	1.2933	14.55

Book value per share at March 31, 2013:
Sale of 16,575,000 shares	$7.16	$13.15	0.9559	$12.57
Sale of 19,500,000 shares	7.16	12.04	1.1246	13.54
Sale of 22,425,000 shares	7.16	11.21	1.2933	14.50

Earnings per share for the six months ended September 30, 2013:
Sale of 16,575,000 shares	$0.12	$0.12	0.9559	$0.11
Sale of 19,500,000 shares	0.12	0.10	1.1246	0.11
Sale of 22,425,000 shares	0.12	0.09	1.2933	0.12

Earnings per share for the year ended March 31, 2013:
Sale of 16,575,000 shares	$0.26	$0.12	0.9559	$0.11
Sale of 19,500,000 shares	0.26	0.10	1.1246	0.11
Sale of 22,425,000 shares	0.26	0.09	1.2933	0.12

Cash dividends per share for the six months ended September 30, 2013:
Sale of 16,575,000 shares	$0.12	$0.10	0.9559	$0.10
Sale of 19,500,000 shares	0.12	0.10	1.1246	0.11
Sale of 22,425,000 shares	0.12	0.10	1.2933	0.13

Cash dividends per share for the year ended March 31, 2013:
Sale of 16,575,000 shares	$0.24	$0.20	0.9559	$0.19
Sale of 19,500,000 shares	0.24	0.20	1.1246	0.22
Sale of 22,425,000 shares	0.24	0.20	1.2933	0.26

Price per share (1):
Sale of 16,575,000 shares	$12.70	$10.00	0.9559	$9.56
Sale of 19,500,000 shares	12.70	10.00	1.1246	11.25
Sale of 22,425,000 shares	12.70	10.00	1.2933	12.93

(1)	At November 20, 2013, which was the day of the adoption of the plan of conversion.

How We Determined the Offering Range and Exchange Ratio

Federal regulations require that the aggregate purchase price of the securities sold in the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering) as determined by an independent appraisal. In accordance with the regulations of the Federal Reserve Board, a valuation range is established which ranges from 15% below to 15% above this pro forma market value. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. RP Financial has indicated that, as of January 17, 2014, the full market value of new Clifton’s common stock was $303.9 million, resulting in a valuation range of $258.3 million at the minimum to $349.5 million at the maximum. This results in an offering range of $165.8 million to $224.3 million, with a midpoint of $195.0 million. RP Financial, LC. will receive a fee of $110,000 for its appraisal report, plus $10,000 for any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses.

In preparing its appraisal, RP Financial considered the information in this proxy statement/prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•	our historical and projected operating results and financial condition, including, but not limited to, net interest income, the amount and volatility of interest income and interest expense relative to changes in market conditions and interest rates, asset quality, levels of loan loss provisions, the amount and sources of non-interest income, and the amount of noninterest expense;

•	the economic, demographic and competitive characteristics of our market area, including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, and deposit market share;

•	a comparative evaluation of our operating and financial statistics with those of other similarly-situated, publicly-traded savings associations and savings association holding companies, including a comparative analysis of balance sheet composition, income statement and balance sheet ratios, and credit and interest rate risk exposure;

•	the effect of the capital raised in this offering on our net worth and earnings potential, including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the investment of the net proceeds of the offering, and the estimated impact on consolidated equity and earnings resulting from adoption of the proposed employee stock benefit plans; and

•	the trading market for old Clifton common stock and securities of comparable institutions and general conditions in the market for such securities.

Four measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and “tangible book value” and the ratio of the offering price to the issuer’s reported earnings and core earnings. RP Financial considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of old Clifton with the peer group. RP Financial made slight upward adjustments for financial condition and asset growth and made slight downward adjustments for profitability, growth, viability of earnings, dividends, marketing of the issue and management. No adjustments were made for primary market area, liquidity of the shares and the effect of government regulations and regulatory reform.

In preparing its appraisal, RP Financial placed emphasis on the price-to-earnings and the price-to-book approaches, although it also considered the price-to-assets approach as required by applicable Federal Reserve Board regulations. The peer group consisted of ten publicly traded, fully converted, financial institution holding companies based in the eastern half of the United States, all selected based on asset size, capitalization, profitability and asset quality. The peer group included the following companies, all of which are traded on Nasdaq.

Company Name and Ticker Symbol	Headquarters	Total Assets (1) (in millions)
Northfield Bancorp, Inc. (NFBK)	Woodbridge, New Jersey	$2,727
Bank Mutual Corp. (BKMU)	Brown Deer, Wisconsin	2,334
First Connecticut Bancorp, Inc. (FBNK)	Farmington, Connecticut	1,992
ESSA Bancorp, Inc. (ESSA)	Stroudsburg, Pennsylvania	1,372
Westfield Financial, Inc. (WFD)	Westfield, Massachusetts	1,271
Fox Chase Bancorp, Inc. (FXCB)	Hatboro, Pennsylvania	1,107
Cape Bancorp, Inc. (CBNJ)	Cape May Court House, New Jersey	1,074
Ocean Shore Holding Co. (OSHC)	Ocean City, New Jersey	1,043
BSB Bancorp, Inc. (BLMT)	Belmont, Massachusetts	1,023
TF Financial Corporation (THRD)	Newtown, Pennsylvania	833

(1)	As of September 30, 2013.

The following table presents a summary of selected pricing ratios for new Clifton based on financial data as of or for the twelve months ended December 31, 2013 and for the peer group companies as of and for the twelve months ended September 30, 2013, and stock prices as of January 17, 2014, as reflected in the appraisal report.

	Price to Earnings Multiple	Price to Core Earnings Multiple	Price to Book Value Ratio	Price to Tangible Book Value Ratio
New Clifton (pro forma):
Minimum	43.00x	45.58x	75.13%	75.13%
Midpoint	51.29x	54.42x	82.17%	82.17%
Maximum	59.82x	63.52x	88.26%	88.26%

Peer group companies as of January 17, 2014:
Average	32.46x	32.00x	102.30%	105.95%
Median	27.83x	31.14x	102.26%	107.44%

Compared to the average pricing ratios of the peer group, at the midpoint of the offering range our common stock would be priced at a discount of 19.7% to the peer group on a price-to-book basis, a discount of 22.4% to the peer group on a price-to-tangible book basis, a premium of 58.0% on a price-to-earnings basis and a premium of 70.1% on a price-to-core earnings basis. This means that, at the midpoint of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis and more expensive on a price-to-earnings and price-to-core earnings basis.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable. Our board of directors has decided to offer the shares for a price of $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Federal Reserve Board regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and the desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranges from a minimum of 0.9559 to a maximum of 1.2933 shares of new Clifton common stock for each current share of old Clifton common stock, with a midpoint of 1.1246 shares. Based upon this exchange ratio, we expect to issue between 9,258,853 and 12,526,683 shares of new Clifton common stock to the holders of old Clifton common stock outstanding immediately before the completion of the conversion and offering.

Because of differences in important factors such as operating characteristics, location, financial performance, asset size, capital structure and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not our common stock is an appropriate investment for you. The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock in the offering.

How We Intend to Use the Proceeds of this Offering

The following table summarizes how we intend to use the proceeds of the offering, based on the sale of shares at the minimum and maximum of the offering range.

(In thousands)	16,575,000 Shares at $10.00 Per Share	22,425,000 Shares at $10.00 Per Share
Offering proceeds	$165,750	$224,250
Less: offering expenses	2,886	3,436

Net offering proceeds	162,864	220,814
Less:
Proceeds contributed to Clifton Savings Bank	81,432	110,407
Proceeds used for loan to employee stock ownership plan	9,945	13,455

Proceeds retained by new Clifton	$71,487	$96,952

Initially, we intend to invest the proceeds of the offering in short-term investments. In the future, new Clifton may use the funds it retains to invest in securities, pay cash dividends, repurchase shares of its common stock, subject to regulatory restrictions, or for general corporate purposes, including the repayment of Federal Home Loan Bank advances. Over time, Clifton Savings Bank intends to use the portion of the proceeds that it receives to fund new loans or purchase loans. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. We may also use the proceeds of the offering to diversify our business or acquire other companies as opportunities arise, although we have no specific plans to do so at this time.

Benefits of the Conversion to Management

We intend to expand our employee stock ownership plan and adopt a new equity incentive plan.

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase an amount of shares equal to 6.0% of the shares sold in the offering. The plan will use the proceeds from a 20-year loan from new Clifton to purchase these shares. We reserve the right to purchase shares of common stock in the open market following the offering to fund all or a portion of the employee stock ownership plan. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of the expansion of this plan. See “Pro Forma Data” for an illustration of the effects of the expansion of this plan.

New Equity Incentive Plan. We intend to implement a new equity incentive plan no earlier than six months after the completion of the conversion and offering. We will submit this plan to our shareholders for their approval. If we implement the plan within one year after the conversion, we may grant stock options in an amount up to 10.0% of the number of shares sold in the offering and restricted stock awards in an amount equal to 4.0% of the shares sold in the offering. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The equity incentive plan may award a greater number of options and restricted stock awards if the plan is adopted after one year from the date of the completion of the conversion. We have not yet determined when we will present the plan for stockholder approval and we have not yet determined the number of shares that would be reserved for issuance under this plan. The new equity incentive plan will comply with all applicable Federal Reserve Board regulations. Our existing 2005 Equity Incentive Plan will continue as a plan of new Clifton.

Potential Dilution And Increased Compensation Costs Related To Equity Benefit Plans. The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the new equity incentive plan (assuming the equity incentive plan is implemented within one year following the completion of the conversion). The equity incentive plan may award a greater number of options and restricted stock awards if the plan is adopted more than one year after completion of the conversion.

	Number of Shares to be Granted or Purchased		Dilution Resulting from the Issuance of Shares for Stock Benefit Plans	Total Estimated Value At Maximum of Offering Range
(Dollars in thousands)	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued in the Offering (3)
Employee stock ownership plan (1)	1,345,500	6.00%	—%	$13,455
Restricted stock awards (1)	897,000	4.00	2.50	8,970
Stock options (2)	2,242,500	10.00	6.03	4,552

Total	4,485,000	20.00%	8.24%	$26,977

(1)	Assumes the value of new Clifton common stock is $10.00 per share for determining the total estimated value.
(2)	Assumes the value of a stock option on the date of grant is $2.03. See “Pro Forma Data.”
(3)	At the maximum of the offering range we will sell 22,425,000 shares.

We may fund our expanded employee stock ownership plan and new equity incentive plan through open market purchases rather than new issuances of common stock; however, if any options previously granted under our 2005 Equity Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as Federal Reserve Board regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or, with prior regulatory approval, under extraordinary circumstances. The Federal Reserve Board has previously advised that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test.

The following table presents information regarding our existing employee stock ownership plan, options and restricted stock previously awarded or available for future awards under our 2005 Equity Incentive Plan, additional shares purchased by our employee stock ownership plan, and our proposed new equity incentive plan. The table below assumes that 34,951,683 shares are outstanding after the offering, which includes the sale of 22,425,000 shares in the offering at the maximum of the offering range and the issuance of 12,526,683 shares in exchange for shares of old Clifton using an exchange ratio of 1.2933. It is also assumed that the value of the stock is $10.00 per share.

Existing and New Stock Benefit Plans	Eligible Participants	Number of Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion and Offering
		(Dollars in thousands)
Employee Stock Ownership Plan:	Employees
Shares purchased in 2004 offering (1)		1,421,462	(2)	$14,215		4.07%
Shares to be purchased in this offering		1,345,500		13,455		3.85

Total employee stock ownership plan shares		2,766,962		$27,670		7.92%

Restricted Stock Awards:	Directors and employees
2005 Equity Incentive Plan (1)		773,907	(3)	$7,739	(4)	2.21%
New shares of restricted stock		897,000		8,970	(4)	2.57

Total shares of restricted stock		1,670,907		$16,709		4.78%

Stock Options:	Directors and employees
2005 Equity Incentive Plan (1)		1,934,768	(5)	$3,928	(6)	5.54%
New stock options		2,242,500		4,552	(7)	6.42

Total stock options		4,177,268		$8,480		11.95%

Total stock benefit plans		8,615,137		$52,859		24.65%

(1)	Number of shares has been adjusted for the 1.2933 exchange ratio at the maximum of the offering range.
(2)	As of September 30, 2013, of these shares, 759,427 (587,201 before adjustment) have been allocated to the accounts of participants.
(3)	As of September 30, 2013, of these shares, 773,660 (598,206 before adjustment) have been awarded and 247 (191 before adjustment) remain available for future awards.
(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.
(5)	As of September 30, 2013, of these shares, options for 1,926,018 shares (1,489,227 shares before adjustment) have been awarded and options for 8,750 shares (6,766 shares before adjustment) remain available for future grants.
(6)	The fair value of stock options granted and outstanding under the 2005 Equity Incentive Plan has been estimated using the Black-Scholes option pricing model. Before the adjustment for the exchange ratio, there were 1,376,823 outstanding options with a weighted average fair value of $2.41 per option.
(7)	For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $2.03 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 2.00%; expected life, 6.5 years; expected volatility, 23.31%; and risk-free interest rate, 1.91%.

Purchases by Directors and Executive Officers

We expect that our directors and executive officers, together with their associates, will subscribe for approximately 99,000 shares. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. Following the conversion and offering, and including shares received in exchange for shares of old Clifton, our directors and executive officers, together with their associates, are expected to own 582,380 shares of new Clifton common stock, which would equal 1.92% of our outstanding shares if shares are sold at the midpoint of the offering range.

Market for New Clifton’s Common Stock

Old Clifton’s common stock currently trades on the Nasdaq Global Select Market under the symbol “CSBK,” and we expect the shares of new Clifton’s common stock will also trade on the Nasdaq Global Select Market under the symbol “CSBK.” After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $10.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

Our Dividend Policy

After the completion of the conversion, we intend to pay cash dividends on a quarterly basis. Initially, we expect the quarterly dividends to be $0.05 per share, which equals $0.20 per share on an annualized basis and an annual yield of 2.0% based on a price of $10.00 per share. The dividend rate and our ability to continue to pay dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.

Dissenters’ Rights

Shareholders of old Clifton do not have dissenters’ rights in connection with the conversion and offering.

Differences in Shareholder Rights

As a result of the conversion, existing shareholders of old Clifton will become shareholders of new Clifton. The rights of shareholders of new Clifton will be less than the rights shareholders of old Clifton currently have. The decrease in shareholder rights results from differences between the articles of incorporation and bylaws of new Clifton and the charter and bylaws of old Clifton and from distinctions between Maryland and federal law. The differences in shareholder rights under the articles of incorporation and bylaws of new Clifton are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its shareholders. However, the provisions in new Clifton’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult.

The material differences in shareholder rights include the following:

•	supermajority voting requirements for certain business combinations and changes to some provisions of the articles of incorporation and bylaws;

•	limitation on the right to vote shares;

•	a majority of shareholders required to call special meetings of shareholders; and

•	greater lead time required for shareholders to submit business proposals or director nominations.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing shareholders of old Clifton who receive cash in lieu of fractional share interests in shares of new Clifton will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Kilpatrick Townsend & Stockton LLP and BDO USA, LLP have issued us opinions to this effect. See “The Conversion and Offering—Material Income Tax Consequences.”

Risk Factors

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of new Clifton common stock.

Risks Related to Our Business

Changes in interest rates may hurt our profits and asset value and our strategies for managing interest rate risk may not be effective.

Like other financial institutions, we are subject to interest rate risk. Our primary source of income is net interest income, which is the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. Changes in the general level of interest rates can affect our net interest income by affecting the difference between the weighted-average yield earned on our interest-earning assets and the weighted-average rate paid on our interest-bearing liabilities, or interest rate spread, and the average life of our interest-earning assets and interest-bearing liabilities. Changes in interest rates also can affect: (1) our ability to originate loans; (2) the value of our interest-earning assets and our ability to realize gains from the sale of such assets; (3) our ability to obtain and retain deposits in competition with other available investment alternatives; and (4) the ability of our borrowers to repay their loans, particularly adjustable or variable rate loans. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control. At September 30, 2013, in the event of a 200 basis point increase in interest rates, we would be expected to experience a 31.74% decrease in net portfolio value and a $1.5 million, or 6.01%, decrease in net interest income. Although we believe that the estimated maturities of our interest-earning assets currently are well balanced in relation to the estimated maturities of our interest-bearing liabilities, our profitability could be adversely affected as a result of changes in interest rates.

In order to decrease interest rate risk, we utilize a variety of asset and liability management strategies such as increasing the amount of adjustable rate loans and short term investments, as well as using longer term Federal Home Loan Bank advances. In addition, we price longer term certificates of deposit at an attractive rate to extend the average term of our deposits. Due to market conditions and customer demand, these strategies may not be effective in decreasing our interest rate risk. In addition, our interest rate risk mitigation strategies may be influenced by regulatory guidance and directives. As a result, we may be required to take actions that, while mitigating our interest rate risk, may negatively impact our earnings.

Our planned increase in multi-family and commercial real estate lending could expose us to increased lending risks and related loan losses.

In late 2012, we established a commercial loan department to expand our multi-family and commercial lending activities. Our current business strategy is to continue to increase our originations of multi-family and commercial real estate loans in accordance with our conservative underwriting guidelines. Multi-family and commercial real estate loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the properties and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Further, the offering will allow us to increase our loans-to-one borrower limit which may result in larger loan balances. In addition, to the extent that borrowers have more than one multi-family or commercial loan outstanding, an adverse development with respect to one loan or one credit relationship could expose us to a significantly greater risk of loss compared to an adverse development with respect to a one-to four-family residential real estate loan. Furthermore, if loans that are collateralized by multi-family or commercial real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition.

It may also be difficult for us to assess the future performance of newly originated multi-family and commercial real estate loans because our relatively limited experience in this type of lending does not provide us with a significant payment history from which to judge future collectability, especially in the current weak economic environment. Accordingly, these unseasoned loans may experience higher delinquency or charge-off levels than our historical loan portfolio experience, which could adversely affect our future performance.

Our financial condition and results of operations could be negatively impacted if we fail to grow.

From March 31, 2009 to March 31, 2013, we experienced very little growth, with our total assets increasing only 5.9% in the aggregate and total loans decreasing 2.3% in the aggregate during that four-year period. Further, since becoming a public company in 2004, we have not expanded our operations through the acquisition of any other banks, businesses or branches. In late 2012, we determined to grow our one- to four-family loan portfolio by expanding our origination channels and through loan purchases and we established a commercial loan department to expand our multi-family and commercial lending activities. In addition, after the offering we intend to review acquisition opportunities that we believe will enhance our franchise, further our business strategy and yield long-term financial benefits for our stockholders. While we expect to grow our assets and the scale of our operations, whether through organic growth or acquisitions, achieving these goals requires us to successfully execute our business strategies. Numerous factors will affect our loan growth and diversification strategy, such as our ability to manage our growth, competition, interest rates, managerial resources, our ability to hire and retain qualified personnel, the effectiveness of our marketing strategy, our ability to attract deposits and the continued availability of loan opportunities that meet our conservative underwriting standards. In addition, our ability to expand by acquiring other banks, businesses, or branches is limited by the availability of and competition for attractive business opportunities, our management team’s relative inexperience with such transactions and other risks commonly associated with acquisitions, including, among other things, difficulty in estimating the value and asset quality of a target company, the inability to realize the expected revenue increases or cost savings, increases in geographic or product presence, and/or other projected benefits and potential disruption to our business. Failure to effectively grow could have a material adverse effect on our business, future prospects, financial condition or results of operations, and could adversely affect our ability to successfully implement our business strategy. Furthermore, if we grow more slowly than anticipated, our operating results could be adversely affected.

Our business and operations could be negatively affected by our transition to new management.

John A. Celentano, Jr., who formerly served as our Chairman and Chief Executive Officer and as the Chairman of Clifton Savings Bank, and who served as a director for over 50 years and as an executive officer for over 10 years, and Walter Celuch, who formerly served as our President and as the President and Chief Executive Officer of Clifton Savings Bank and who was affiliated with us for over 25 years, both retired from those positions effective as of December 31, 2013. The Board of Directors appointed Paul M. Aguggia to serve as Chairman, Chief Executive Officer and President of old Clifton, new Clifton, Clifton MHC and Clifton Savings Bank, effective January 1, 2014. Mr. Aguggia is the former Chairman and leader of the financial institutions practice group of the global law firm Kilpatrick Townsend & Stockton LLP, and served as Clifton Savings Bank’s primary outside legal counsel for over ten years.

The loss of the services of Messrs. Celentano and Celuch, with over 75 years of combined experience with Clifton Savings Bank, may result in a gap in institutional knowledge that may not be fully replicated with our existing management team and the addition of Mr. Aguggia. In addition, as with any change in personnel at a senior management level, there will be a period of transition as Mr. Aguggia assimilates into his new role. Although Mr. Aguggia has extensive law firm managerial experience, particularly as a result of his role as Chairman of Kilpatrick Townsend & Stockton LLP, and is familiar with us through his service as outside legal counsel, we expect that he will need time to develop a full understanding of the detailed operations of our institution and grow comfortable with business decision making for a financial institution before he reaches full effectiveness. During this transition period, we could experience operational disruptions, and the implementation of our business strategy and growth plans could be negatively affected or delayed. As a result, our ability to successfully transition the operation of our company to new management, and to do so in a timely manner, may have a negative effect on our business results.

Our earnings may be negatively impacted as a result of our plans to grow and diversify our loan portfolio.

As a result of our strategy to grow and diversify our loan portfolio by increasing our multi-family and commercial real estate lending activities, we will likely incur increased operating expenses associated with the hiring of additional personnel and the addition of appropriate infrastructure that will be necessary to implement this strategy. These expenses will relate to salaries and employee benefits for additional staff, increased marketing efforts, investment in technology and developing our business and checking products to better serve commercial customers. We anticipate that we will generate sufficient income to offset the expenses related to this growth and diversification strategy, but we cannot assure you that our increased lending efforts will be immediately accretive to earnings.

A return of recessionary conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.

Although the U.S. economy has emerged from the severe recession that occurred in 2008 and 2009, economic growth has been slow and uneven, and unemployment levels remain high. Recovery by many businesses has been impaired by lower consumer spending. A return to prolonged deteriorating economic conditions could significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued elevated unemployment levels may result in higher than expected loan delinquencies, increases in our non-performing and classified assets and a decline in demand for our products and services. These events may cause us to incur losses and may adversely affect our financial condition and results of operations. Our non-performing assets and troubled debt restructurings increased from $265,000 at March 31, 2008 to $6.1 million at March 31, 2013. Since that time, the amount of non-performing assets and troubled debt restructurings has declined to $5.4 million at September 30, 2013. Reduction in problem assets has been slow, and the process has been exacerbated by the condition of some of the properties securing non-performing loans, the lengthy foreclosure process in New Jersey and extended workout plans with certain borrowers. As we work through the resolution of these assets, continued economic problems may cause us to incur losses and may adversely affect our capital, liquidity, and financial condition.

Our emphasis on residential mortgage loans exposes us to lending risks.

At September 30, 2013, $501.3 million, or 90.2%, of our loan portfolio was secured by one- to four-family real estate and we intend to continue to emphasize this type of lending after the offering. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The decline in residential real estate values as a result of the downturn in our local housing market has reduced the value of the real estate collateral securing these types of loans. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.

While there is not a single employer or industry in our market area on which a significant number of our customers are dependent, a substantial portion of our loan portfolio is comprised of loans secured by property located in northern New Jersey. This makes us vulnerable to a downturn in the local economy and real estate markets. Adverse conditions in the local economy such as unemployment, recession, a catastrophic event or other factors beyond our control could impact the ability of our borrowers to repay their loans, which could impact our net interest income. Decreases in local real estate values caused by economic conditions or other events could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure.

If our allowance for loan losses is not sufficient to cover actual loan losses, our results of operations would be negatively affected.

In determining the amount of the allowance for loan losses, we analyze our loss and delinquency experience by loan categories and we consider the effect of existing economic conditions. In addition, we make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. If the results of our analyses are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to our allowance and would decrease our net income. Our emphasis on loan growth and on increasing our portfolio of multi-family and commercial real estate loans, as well any future credit deterioration, could also require us to increase our allowance further in the future.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our results of operations and financial condition.

Our plans to return excess capital to stockholders are limited by extensive government regulation.

Government regulations and regulatory policies may affect our ability to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions. After the offering, we intend to manage our capital position, using appropriate capital management tools, to return excess capital to our stockholders. In particular, we expect to resume stock repurchases after completion of the conversion subject to market conditions and regulatory restrictions. Under current federal regulations, subject to certain exceptions, we may not repurchase shares of our common stock during the first year following the completion of the conversion. Further, Federal Reserve Board policy generally limits our ability to repurchase stock in certain circumstances. See “Use of Proceeds.” In addition, following the completion of the conversion we intend to continue the payment of regular quarterly dividends. Initially, we expect the quarterly dividends to be $0.05 per share, which equals $0.20 per share on an annualized basis. Federal Reserve Board policy limits our ability to pay dividends and provides for prior regulatory review of capital distributions in certain circumstances. See “Our Dividend Policy.”

Our strategy of transitioning from higher-rate non-core deposits to lower cost core deposits may not be successful.

Core deposits, including checking, savings and money market accounts, are a lower cost source of funds than time deposits, and we have made a concerted effort to increase lower cost transaction and savings deposit accounts and reduce our dependence on traditionally higher cost certificates of deposit. Our current strategy is to competitively price our core deposits in order to increase core deposit relationships. In addition, we also occasionally introduce new products or offer promotional deposit rates on certain deposit products in order to attract deposits. Accordingly, during the year ended March 31, 2013, we began pricing deposits to allow for a controlled outflow of higher-rate non-core deposits in order to maintain the net interest margin and spread in the current economic environment. As a result of this strategy, deposits decreased $46.0 million, or 5.5%, to $791.4 million at September 30, 2013 from $837.4 million at March 31, 2011. In addition, our ratio of certificates of deposit to total deposits has decreased from 78.1% at March 31, 2011 to 70.4% at September 30, 2013. Certificates of deposit due within one year of September 30, 2013 totaled $318.7 million, or 40.3% of total deposits. If these deposits do not remain with us, and we are not successful in attracting lower cost core deposits, we will be required to seek other sources of funds, including other certificates of deposit, Federal Home Loan Bank advances and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before September 30, 2014.

Regulation of the financial services industry is undergoing major changes, and we may be adversely affected by changes in laws and regulations.

We are subject to extensive government regulation, supervision and examination. Such regulation, supervision and examination governs the activities in which we may engage, and is intended primarily for the protection of the deposit insurance fund and our depositors.

In 2010 and 2011, in response to the financial crisis and recession that began in 2008, significant regulatory and legislative changes resulted in broad reform and increased regulation affecting financial institutions. The Dodd-Frank Act has created a significant shift in the way financial institutions operate and has restructured the regulation of depository institutions by merging the Office of Thrift Supervision, which previously regulated Clifton Savings Bank, into the Office of the Comptroller of the Currency, and assigning the regulation of savings and loan holding companies, including old Clifton, to the Federal Reserve Board. The Dodd-Frank Act also created the Consumer Financial Protection Bureau to administer consumer protection and fair lending laws, a function that was formerly performed by the depository institution regulators. As required by the Dodd-Frank Act, the federal banking regulators have proposed new consolidated capital requirements that will limit our ability to borrow at the holding company level and invest the proceeds from such borrowings as capital in Clifton Savings Bank that could be leveraged to support additional growth. The Dodd-Frank Act contains various other provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as that which occurred in 2008 and 2009. The full impact of the Dodd-Frank Act on our business and operations may not be known for years until final regulations implementing the legislation are adopted. The Dodd-Frank Act may have a material impact on our operations, particularly through increased regulatory burden and compliance costs. Any future legislative changes could have a material impact on our profitability, the value of assets held for investment or the value of collateral for loans. Future legislative changes could also require changes to business practices and potentially expose us to additional costs, liabilities, enforcement action and reputational risk.

In addition to the enactment of the Dodd-Frank Act, the federal regulatory agencies recently have begun to take stronger supervisory actions against financial institutions that have experienced increased loan losses and other weaknesses as a result of the recent economic crisis. These actions include the entering into of written agreements and cease and desist orders that place certain limitations on their operations. Federal banking regulators recently have also been using with more frequency their ability to impose individual minimal capital requirements on banks, which requirements may be higher than those imposed under the Dodd-Frank Act or which would otherwise qualify the bank as being “well capitalized” under the Office of the Comptroller of the Currency’s prompt corrective action regulations. If we were to become subject to a supervisory agreement or higher individual capital requirements, such action may have a negative impact on our ability to execute our business plans, as well as our ability to grow, pay dividends, repurchase stock or engage in mergers and acquisitions and may result in restrictions in our operations. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements” for a discussion of regulatory capital requirements.

Strong competition within our market area could hurt our profits and slow growth.

Our profitability depends upon our continued ability to compete successfully in our market area. Although we consider ourselves competitive in our market area, we face intense competition both in making loans and attracting deposits. We continue to face stiff competition for one- to four-family residential loans from other financial service providers, particularly large national residential lenders. Other competitors for one- to four-family residential loans include credit unions and mortgage brokers which keep overhead costs and mortgage rates down by selling loans and not holding or servicing them. Our competitors for multi-family and commercial real estate loans include other community bank commercial lenders, many of which are larger than us and have greater resources and lending limits than we have and offer services that we do not provide. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income. We expect competition to remain strong in the future even though there are increased legislative, regulatory and technological changes and a continuing trend of consolidation in the financial services industry.

We may have unanticipated credit risk in our investment and mortgage-backed securities portfolio.

At September 30, 2013, $456.0 million, or 42.1%, of our assets consisted of investment and mortgage-backed securities, $323.8 million of which (representing 29.9% of our assets at September 30, 2013) were issued by, or have principal and interest payments guaranteed by, Fannie Mae or Freddie Mac. On September 7, 2008, the Federal Housing Finance Agency placed Fannie Mae and Freddie Mac into federal conservatorship. Although the federal government has committed substantial capital to Fannie Mae and Freddie Mac, these credit facilities and other capital infusions may not be adequate for their needs. If the financial support is inadequate, or if additional support is not provided when needed, these companies could continue to suffer losses and could fail to honor their guarantees and other obligations. As a result, the future roles of Fannie Mae and Freddie Mac could be significantly altered. Failure by Fannie Mae or Freddie Mac to honor their guarantees or obligations, or a significant restructuring of their roles, could have a significant adverse effect on the market value and cash flows of the investment and mortgage-backed securities we hold, which could result in substantial losses.

Our information systems may experience an interruption or breach in security.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security or operational integrity of those systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. The occurrence of any failure, interruption or security breach of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Improvements in technology may increase our costs and impact our growth strategies.

We plan to update existing technologies and implement new technologies to enhance the customer experience and ultimately increase the efficiency of our operations. We believe such technological changes are necessary to be able to effectively compete in our marketplace. Such changes could increase expenses. In addition, we may experience delays in acquisition and implementation of new technologies which could further increase costs and adversely impact our growth strategies. In connection with these technology improvements, we intend to change our data services provider during fiscal 2015, which will result in additional data conversion costs.

Risks Related to the Offering and Share Exchange

The market value of new Clifton common stock received in the share exchange may be less than the market value of old Clifton common stock exchanged.

The number of shares of new Clifton common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of old Clifton common stock held by the public before the completion of the conversion and offering, the final independent appraisal of new Clifton prepared by RP Financial, the assets of Clifton MHC and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public shareholders of old Clifton common stock will own approximately the same percentage of new Clifton common stock after the conversion and offering as they owned of old Clifton common stock immediately before the completion of the conversion and offering, as adjusted to reflect the assets of Clifton MHC, exclusive of the effect of their purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares. The exchange ratio will not depend on the market price of old Clifton common stock.

The exchange ratio ranges from a minimum of 0.9559 to a maximum of 1.2933 shares of new Clifton common stock per share of old Clifton common stock. Shares of new Clifton common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of old Clifton common stock at the time of the exchange, the initial market value of the new Clifton common stock that you receive in the share exchange could be less than the market value of the old Clifton common stock that you currently own. See “Proposal 1—Approval of the Plan of Conversion—Share Exchange Ratio.”

Our return on equity will be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. For the twelve months ended September 30, 2013, our return on equity was 3.31% and we expect that our return on equity will remain low as a result of the additional capital that we will raise in the offering. For example, our pro forma return on equity for the twelve months ended September 30, 2013 is 1.43%, assuming the sale of shares at the maximum of the offering range. In comparison, the peer group used by RP Financial in its appraisal had an average return on equity of 3.86% for the twelve months ended September 30, 2013. We expect our return on equity will remain low until we are able to leverage the additional capital we receive from the offering. Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, with the goal of achieving a return on equity that is competitive with other similarly situated publicly held companies. This goal could take a number of years to achieve, and we might not attain it. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of the offering.

Our share price will fluctuate.

If you purchase shares in the offering, you might not be able to sell them later at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace and will be influenced by many factors, including:

•	operating results that vary from the expectations of our management or of securities analysts and investors;

•	developments in our business or in the financial services sector generally;

•	regulatory or legislative changes affecting our industry generally or our business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	changes in estimates or recommendations by securities analysts;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Beginning in 2007 and through the present, the business environment for financial services firms has been extremely challenging. During this period, many publicly traded financial services companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.

While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, any further market and economic turmoil occurring in the near- or long-term may negatively affect our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

We will recognize additional annual employee compensation and benefit expenses resulting from the purchase of additional shares by our employee stock ownership plan, and the implementation of a new equity incentive plan if approved by stockholders. These additional expenses will adversely affect our profitability. Although we cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair value of the options or shares of common stock at the date of grant, with respect to the equity incentive plan, and the average market value of the shares during the year in which shares are committed to be released and allocated, with respect to the employee stock ownership plan, we expect these expenses to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released and allocated to participants’ accounts as the trustee repays the loan used to acquire the shares over the expected 20-year loan term. We will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $1.9 million, after taxes, at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of these plans, see “Our Management—Benefit Plans.”

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt a new equity incentive plan following the offering, subject to shareholder approval. We may fund the equity incentive plan through the purchase of common stock in the open market (subject to regulatory restrictions) or by issuing new shares of common stock. If we fund the awards under the equity incentive plan with new shares of common stock, your ownership interest would be diluted by approximately 8.24%, assuming we award all of the shares and options available under the plan. In addition, we currently have outstanding options and shares available for future stock options under our 2005 Equity Incentive Plan. If we fund the awards under our existing plan with new shares of stock, your ownership interest would be diluted by approximately 3.87%, assuming we award all of the shares and options available under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

We have broad discretion in allocating the proceeds of the offering.

We intend to contribute approximately 50% of the net proceeds of the offering to Clifton Savings Bank and to use approximately 6.1% of the net proceeds to fund the loan to the employee stock ownership plan. We may use the proceeds retained by new Clifton to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Clifton Savings Bank may use the portion of the proceeds that it receives to fund new loans, repay outstanding borrowings, invest in securities and expand its business activities. We may also use the proceeds of the offering to diversify our business and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our use of these funds might reduce profitability and differ from the expectations of investors.

The articles of incorporation and bylaws of new Clifton and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of new Clifton.

Provisions of the articles of incorporation and bylaws of new Clifton, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of new Clifton. As a result, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

•	Articles of incorporation and bylaws. Provisions of the articles of incorporation and bylaws of new Clifton may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. Some of these provisions currently exist in the charter and bylaws of old Clifton. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

•	a limitation on the right to vote shares;

•	the election of directors to staggered terms of three years;

•	provisions regarding the timing and content of shareholder proposals and nominations;

•	provisions restricting the calling of special meetings of shareholders;

•	the absence of cumulative voting by shareholders in the election of directors;

•	the removal of directors only for cause; and

•	supermajority voting requirements for changes to some provisions of the articles of incorporation and bylaws.

•	Maryland anti-takeover statute. Under Maryland law, any person who acquires more than 10% of a Maryland corporation without prior approval of its board of directors is prohibited from engaging in any type of business combination with the corporation for a five-year period. Any business combination after the five-year period would be subject to supermajority shareholder approval or minimum price requirements.

•	Federal Reserve Board regulations. Federal Reserve Board regulations prohibit, for three years following the completion of a mutual-to-stock conversion, including a second-step conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Federal Reserve Board. See “Restrictions on Acquisition of New Clifton.”

A Warning About Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins, reduce the fair value of financial instruments or reduce the demand for our loan products;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	technological changes that may be more difficult or expensive than expected;

•	success or consummation of new business initiatives that may be more difficult or expensive than expected;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by new Clifton, regulatory agencies, the Securities and Exchange Commission or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this proxy statement/prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

Selected Consolidated Financial and Other Data

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information as of March 31, 2013 and 2012 and for the years ended March 31, 2013, 2012 and 2011 is derived in part from the audited consolidated financial statements that appear in this proxy statement/prospectus. The information at March 31, 2011, 2010 and 2009 and for the years ended March 31, 2010 and 2009 is derived in part from our audited financial statements that do not appear in this proxy statement/prospectus. The information as of September 30, 2013 and 2012 and for the six months ended September 30, 2013 and 2012 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation of these interim periods. All of these adjustments are normal and recurring. The results of operations for the six months ended September 30, 2013 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year. The information presented below reflects old Clifton on a consolidated basis and does not include the financial condition, results of operations or other data of Clifton MHC.

	At September 30,	At March 31,
(Dollars in thousands)	2013	2013	2012	2011	2010	2009
	(unaudited)
Financial Condition Data:
Total assets	$1,082,866	$1,016,084	$1,101,440	$1,122,633	$1,067,707	$959,770
Loans receivable, net	554,450	456,812	436,833	441,746	477,516	468,500
Cash and cash equivalents	14,812	25,896	40,257	58,069	33,461	51,126
Securities	456,023	478,127	574,209	571,059	507,913	394,374
Deposits	791,387	763,692	826,275	837,385	758,152	633,582
FHLB advances	92,500	52,500	78,679	95,668	123,737	144,272
Total stockholders’ equity	188,521	187,328	186,461	179,966	175,992	173,164

	Six Months Ended September 30,		Year Ended March 31,
(Dollars in thousands, except per share data)	2013	2012	2013	2012	2011	2010	2009
	(unaudited)
Operating Data:
Interest income	$16,497	$18,530	$35,393	$41,074	$44,940	$44,956	$44,401
Interest expense	5,028	6,500	11,837	16,149	19,245	22,966	25,939

Net interest income	11,469	12,030	23,556	24,925	25,695	21,990	18,462
Provision for loan losses	536	292	762	247	102	433	260

Net interest income after provision for loan losses	10,933	11,738	22,794	24,678	25,593	21,557	18,202
Noninterest income (excluding gains and losses)	638	546	1,136	1,078	1,107	1,136	1,150
Net (loss) gain on sale and disposal of premises and equipment	—	—	(3)	(9)	327	—	—
Loss on write-down of land for sale	—	(99)	(99)	(156)	(397)	—	—
Loss on extinguishment of debt	—	(527)	(527)	—	—	—	—
Gain on sale of securities	566	647	647	—	872	—	—
Noninterest expenses	7,297	6,803	13,911	13,539	13,814	13,250	11,852

Income before income taxes	4,840	5,502	10,037	12,052	13,688	9,443	7,500
Income taxes	1,687	1,934	3,427	4,175	4,876	3,146	2,364

Net income	$3,153	$3,568	$6,610	$7,877	$8,812	$6,297	$5,136

Basic and diluted earnings per share	$0.12	$0.14	$0.26	$0.31	$0.34	$0.24	$0.20

At or For the Six Months Ended September 30,	At or For the Year Ended March 31,
2013	2012	2013	2012	2011	2010	2009
(unaudited)
Performance Ratios (1):
Return on average assets	0.60%	0.67%	0.63%	0.70%	0.79%	0.62%	0.56%
Return on average equity	3.36%	3.82%	3.54%	4.30%	4.97%	3.60%	3.01%
Interest rate spread (2)	2.17%	2.15%	2.18%	2.13%	2.20%	1.96%	1.59%
Net interest margin (3)	2.34%	2.38%	2.39%	2.36%	2.46%	2.31%	2.12%
Noninterest expense to average assets	1.39%	1.27%	1.33%	1.20%	1.24%	1.30%	1.29%
Efficiency ratio (4)	57.58%	54.00%	56.30%	52.40%	50.04%	57.29%	60.43%
Average interest-earning assets to average interest-bearing liabilities	1.17	x	1.18	x	1.18	x	1.15	x	1.14	x	1.14	x	1.18	x
Average equity to average assets	17.90%	17.41%	17.81%	16.29%	15.96%	17.10%	18.51%
Basic and diluted earnings per share	$0.12	$0.14	$0.26	$0.31	$0.34	$0.24	$0.20
Dividends per share (5)	$0.12	$0.12	$0.24	$0.24	$0.24	$0.20	$0.20
Dividend payout ratio (5)	98.26%	86.21%	93.09%	26.77%	23.90%	28.98%	36.45%

Capital Ratios (6):
Core (tier 1) capital	15.29%	15.82%	16.41%	14.58%	14.12%	14.52%	15.61%
Tier 1 risk-based capital	35.66%	39.30%	39.92%	37.82%	41.37%	40.91%	41.56%
Total risk-based capital	36.29%	39.86%	40.52%	38.31%	41.86%	41.45%	42.04%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.53%	0.50%	0.55%	0.48%	0.42%	0.43%	0.36%
Allowance for loan losses as a percent of nonperforming loans	62.18%	54.98%	42.41%	55.38%	58.55%	83.27%	195.40%
Net charge-offs to average outstanding loans during the period	0.02%	0.02%	0.08%	0.01%	0.06%	0.02%	0.00%
Nonperforming loans as a percent of total gross loans	0.85%	0.91%	1.29%	0.86%	0.72%	0.51%	0.19%
Nonperforming assets as a percent of total assets	0.48%	0.43%	0.60%	0.36%	0.30%	0.23%	0.09%

Other Data:
Number of full service customer service facilities	12	12	12	12	12	11	10

(1)	Performance ratios for the six months ended September 30, 2013 and 2012 are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains and losses on the sale, disposal or write-down of assets and extinguishment of debt.
(5)	Reflects only shares of common stock held by stockholders other than Clifton MHC for all periods except the 2013 periods and the six months ended September 30, 2012 as Clifton MHC waived its receipt of dividends for all other periods.
(6)	Ratios are for Clifton Savings Bank and subsidiary only.

Recent Developments

The following tables set forth selected consolidated financial and other data of old Clifton at and for the dates indicated. The financial information at March 31, 2013 is derived in part from the audited consolidated financial statements that appear in this proxy statement/prospectus. The financial information at December 31, 2013 and for the three and nine month periods ended December 31, 2013 and 2012 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation of these periods. All of these adjustments are normal and recurring. The results of operations for the three months and nine months ended December 31, 2013 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year. The information presented below reflects old Clifton on a consolidated basis and does not include the financial condition, results of operations or other data of Clifton MHC.

	At December 31,	At March 31,
(Dollars in thousands)	2013	2013
	(unaudited)
Financial Condition Data:
Total assets	$1,099,073	$1,016,084
Loans receivable, net	577,388	456,812
Cash and cash equivalents	11,901	25,896
Securities	450,203	478,127
Deposits	774,529	763,692
FHLB advances	122,500	52,500
Total stockholders’ equity	191,460	187,328

At or For the Three Months Ended December 31,	At or For the Nine Months Ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
(unaudited)	(unaudited)
Operating Data:
Interest income	$8,583	$8,600	$25,080	$27,130
Interest expense	2,491	2,800	7,519	9,300

Net interest income	6,092	5,800	17,561	17,830
Provision for loan losses	128	450	664	742

Net interest income after provision for loan losses	5,964	5,350	16,897	17,088
Noninterest income (excluding gains and losses)	311	281	949	827
Net loss on disposal of premises and equipment	—	(3)	—	(3)
Loss on write-down of land held for sale	—	—	—	(99)
Loss on extinguishment of debt	—	—	—	(527)
Gain on sale of securities	—	—	566	647
Noninterest expenses	3,613	3,426	10,910	10,229

Income before income taxes	2,662	2,202	7,502	7,704
Income taxes	907	688	2,594	2,622

Net income	$1,755	$1,514	$4,908	$5,082

Basic and diluted earnings per share	$0.07	$0.06	$0.19	$0.20

Performance Ratios (1):
Return on average assets	0.64%	0.59%	0.61%	0.64%
Return on average equity	3.71%	3.24%	3.47%	3.63%
Interest rate spread (2)	2.19%	2.21%	2.18%	2.17%
Net interest margin (3)	2.35%	2.41%	2.35%	2.39%
Noninterest expense to average assets	1.32%	1.33%	1.37%	1.29%
Efficiency ratio (4)	56.43%	56.37%	57.19%	54.77%
Average interest-earning assets to average interest-bearing liabilities	1.17	x	1.17	x	1.17	x	1.18	x
Average equity to average assets	17.27%	18.14%	17.69%	17.63%
Basic and diluted earnings per share	$0.07	$0.06	$0.19	$0.20
Dividends per share (5)	$0.06	$0.12	$0.18	$0.24
Dividend payout ratio (5)	88.26%	203.17%	94.68%	121.07%

	At or For the Three Months Ended December 31,		At or For the Nine Months Ended December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Capital Ratios (6):
Core (tier 1) capital	15.27%	16.17%	15.27%	16.17%
Tier 1 risk-based capital	35.15%	39.89%	35.15%	39.89%
Total risk-based capital	35.79%	41.49%	35.79%	41.49%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.53%	0.55%	0.53%	0.55%
Allowance for loan losses as a percent of nonperforming loans	66.87%	47.47%	66.87%	47.47%
Net charge-offs to average outstanding loans during the period	0.00%	0.06%	0.02%	0.08%
Nonperforming loans as a percent of total gross loans	0.79%	1.16%	0.79%	1.16%
Nonperforming assets as a percent of total assets	0.41%	0.53%	0.41%	0.53%

Other Data:
Number of full service customer service facilities	12	12	12	12

(1)	Performance ratios are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains and losses on the sale, disposal or write-down of assets and extinguishment of debt.
(5)	Reflects shares of common stock held by stockholders, including Clifton MHC.
(6)	Ratios are for Clifton Savings Bank and subsidiary only.

Comparison of Financial Condition at December 31, 2013 and March 31, 2013

General. Total assets increased $83.0 million, or 8.2%, to $1.10 billion at December 31, 2013 from $1.02 billion at March 31, 2013. Loans receivable, net, increased $120.6 million, or 26.4%, from $456.8 million at March 31, 2013 to $577.4 million at December 31, 2013. Securities decreased $27.9 million, or 5.8%, to $450.2 million at December 31, 2013 from $478.1 million at March 31, 2013, as funds received from calls, maturities, repayments and sales were partially redeployed into higher yielding loans. Cash and cash equivalents decreased $14.0 million, or 54.0%, to $11.9 million at December 31, 2013 from $25.9 million at March 31, 2013, as these funds were redeployed into higher yielding assets. Other assets increased $952,000, or 20.6%, for the nine months ended December 31, 2013, primarily due to an increase in prepaid conversion costs. Deposits at December 31, 2013 increased $10.8 million, or 1.4%, to $774.5 million compared with $763.7 million at March 31, 2013. Borrowed funds increased $70.0 million, or 133.3%, to $122.5 million at December 31, 2013, as compared with $52.5 million at March 31, 2013. At December 31, 2013, these borrowings had a weighted average interest rate of 1.88%. Borrowings were used to fund loan growth during the nine month period. Stockholders’ equity totaled $191.5 million and $187.3 million at December 31, 2013 and March 31, 2013, respectively. The increase of $4.1 million, or 2.2%, for the nine months ended December 31, 2013, resulted primarily from net income of $4.9 million, $3.4 million from the exercise of stock options and related tax benefits, and employee stock ownership plan shares committed to be released of $678,000, partially offset by aggregate cash dividends paid of $4.6 million.

Loans. At December 31, 2013, gross loans totaled $578.8 million, an increase of $120.2 million, or 26.2%, compared to $458.6 million at March 31, 2013. The increase during the nine months ended December 31, 2013 resulted primarily from origination volume and purchases of loans exceeding repayment levels. The largest increase in the loan portfolio was in one- to four-family real estate loans, which increased $99.2 million, or 23.7%. Clifton Savings Bank continues to supplement its internal origination volume with purchases of loans from various sources. Multi-family and commercial loans increased $18.7 million, or 65.3%, during the nine months ended December 31, 2013 as a result of the establishment of our commercial loan department in late 2012.

The following is a summary of loans by segment and the classes within those segments.

(In thousands)	December 31, 2013	March 31, 2013
Real estate:
One- to four-family	$518,415	$419,240
Multi-family	21,943	14,990
Commercial	25,434	13,671
Construction	654	937

	566,446	448,838
Consumer:
Second mortgage	9,018	6,687
Passbook or certificate	844	838
Equity lines of credit	2,418	2,218
Other loans	60	55

	12,340	9,798

Total loans	578,786	458,636

Loans in process	(287)	(169)
Net purchase premiums, discounts, and deferred loan costs	1,939	845
Allowance for loan losses	(3,050)	(2,500)

Loans receivable, net	$577,388	$456,812

Securities. Securities available for sale at December 31, 2013 decreased $11.6 million, or 75.6%, to $3.8 million from $15.4 million at March 31, 2013. Securities held to maturity at December 31, 2013 decreased $16.3 million, or 3.5%, to $446.4 million from $462.7 million at March 31, 2013.

The following table sets forth the amortized cost and fair value of our securities portfolio at December 31, 2013.

	December 31, 2013
(In thousands)	Amortized Cost	Fair Value
Available for sale:
Mortgage-backed securities:
Due after ten years	$3,599	$3,764

Total available for sale securities	$3,599	$3,764

Held to maturity:
Debt securities:
Due less than one year	$4,952	$5,008
Due after one through five years	115,010	116,291
Due after five through ten years	20,003	20,003

	139,965	141,302

Mortgage-backed securities:
Due after one through five years	2,006	2,131
Due after five through ten years	83,815	79,096
Due after ten years	220,653	222,495

	306,474	303,722

Total held to maturity securities	$446,439	$445,024

Deposits. Interest bearing deposits increased $6.8 million, or 0.9%, to $757.2 million at December 31, 2013 from $750.5 million at March 31, 2013, and non-interest bearing deposits increased $4.1 million, or 30.8%, to $17.3 million at December 31, 2013 from $13.2 million at March 31, 2013.

The following table sets forth the balances of our deposit products at the dates indicated.

	At December 31,		At March 31,
	2013		2013
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Demand accounts:
Non-interest-bearing	$17,308	0.00%	$13,228	0.00%
High yield checking	13,442	0.15	14,428	0.20
NOW	25,388	0.10	23,226	0.10
Super NOW	270	0.15	216	0.20
Money market	19,324	0.15	19,356	0.20

Total demand accounts	75,732	0.10	70,454	0.13

Savings and club accounts	160,053	0.30	127,957	0.20
Certificates of deposit	538,744	1.25	565,281	1.36

Total deposits	$774,529	0.94%	$763,692	1.05%

Comparison of Results of Operations for the Three Months Ended December 31, 2013 and 2012

Overview. Net income increased $241,000, or 15.9%, to $1.8 million for the three months ended December 31, 2013 compared with $1.5 million for the same 2012 period. The increase in net income during the 2013 period resulted primarily from an increase of $292,000, or 5.0%, in net interest income, and a decrease of $322,000, or 71.6%, in provision for loan losses, partially offset by an increase of $187,000, or 5.5%, in non-interest expenses.

Net Interest Income. Interest income on loans increased by $634,000, or 13.1%, to $5.5 million during the three months ended December 31, 2013, when compared with $4.8 million for the same 2012 period. The increase during the 2013 period mainly resulted from an increase of $116.6 million, or 25.7%, in the average balance when compared to the same period in 2012, partially offset by a decrease in the average yield earned on the loan portfolio of 43 basis points to 3.84% from 4.27%. Interest income on mortgage-backed securities decreased $619,000, or 19.9%, to $2.5 million during the three months ended December 31, 2013, when compared with $3.1 million for the same 2012 period. The decrease during the 2013 period resulted from a decrease of 31 basis points in the average yield earned on mortgage-backed securities to 3.17% from 3.48%, coupled with a decrease of $43.4 million, or 12.1%, in the average balance of mortgage-backed securities outstanding. Interest earned on investment securities decreased by $30,000, or 5.0%, to $569,000 during the three months ended December 31, 2013, when compared to $599,000 during the same 2012 period, due to a decrease of 23 basis points in the average yield to 1.63% from 1.86%, partially offset by an increase in the average balance of $11.1 million, or 8.6%. Interest earned on other interest-earning assets decreased by $2,000, or 3.8%, to $51,000 during the three months ended December 31, 2013, when compared to $53,000 during the same 2012 period, primarily due to a decrease of $11.8 million, or 51.5%, in the average balance partially offset by an increase of 91 basis points in average yield to 1.83% from 0.92%. The increase in the average balance of loans was due to an increase in purchase and origination volumes while repayment levels declined as fewer borrowers sought to refinance loans. The average balance of mortgage-backed securities decreased as cash flows were partially redeployed to fund loan growth and, to a lesser extent, investment securities. The decrease in the average yields earned for loans, mortgage-backed securities and investment securities was due to lower market interest rates for all these types of products. The average yield on the other interest earning assets was higher due to a higher balance in Federal Home Loan Bank stock in the 2013 period compared with the 2012 period.

Interest expense on deposits decreased $355,000, or 15.7%, to $1.9 million during the three months ended December 31, 2013, when compared to $2.3 million during the same 2012 period. The decrease was primarily attributable to a decrease of 18 basis points in the average cost of interest-bearing deposits to 1.00% from 1.18%, partially offset by an increase of $211,000, or 0.03%, in the average balance of interest-bearing deposits. The decrease in the average cost of deposits reflected lower market interest rates. The increase in the average cost of savings and club accounts was due to a promotional rate passbook account offered at Clifton Savings Bank’s two newest branches. Interest expense on borrowed money increased $46,000, or 8.6%, to $582,000 during the three months ended December 31, 2013 when compared with $536,000 during the same 2012 period. The increase was primarily attributable to an increase of $60.0 million, or 109.2%, in the average balance of borrowings, partially offset by a decrease of 188 basis points in the cost of borrowings to 2.02% from 3.90%. The increase in borrowings was used to fund loan growth.

Net interest income increased $292,000, or 5.0%, during the three months ended December 31, 2013, to $6.1 million when compared to $5.8 million for the same 2012 period. The increase was due to a decrease in total interest expense of $309,000 partially offset by a decrease of $17,000 in total interest income. Average interest-earning assets increased $72.4 million, or 7.5%, during the three months ended December 31, 2013 while average interest-bearing liabilities increased $60.2 million, or 7.3%. The net interest rate spread decreased 2 basis points due to a decrease of 25 basis points in the yield earned on interest-earning assets partially offset by a 23 basis point decrease in the cost of interest-bearing liabilities.

Provision for Loan Losses. The provision for loan losses decreased $322,000, or 71.6%, to $128,000, during the three months ended December 31, 2013, as compared to a provision totaling $450,000 for the same period in 2012. The decrease in the provision for loan losses was mainly the result of a decrease of $242,000 in charge-offs during the three months ended December 31, 2013. In addition, nonaccrual loans decreased $663,000, or 12.7%, from December 31, 2012 to December 31, 2013. The allowance for loan losses is based on management’s evaluation of the risk inherent in Clifton Savings Bank’s loan portfolio and gives due consideration to the changes in general market conditions and in the nature and volume of Clifton Savings Bank’s loan activity. Clifton Savings Bank intends to continue to evaluate the need for a provision for loan losses based on its periodic review of the loan portfolio and general market conditions.

Non-interest Income. Non-interest income increased $33,000, or 11.9%, to $311,000 for the three months ended December 31, 2013 from $278,000 for the three months ended December 31, 2012. The increase primarily resulted from an increase in income on bank owned life insurance.

Non-interest Expense. Non-interest expense increased $187,000, or 5.5% to $3.6 million for the three months ended December 31, 2013 as compared to $3.4 million for the three months ended December 31, 2012. The increase was primarily the result of an increase of $393,000, or 23.5%, in salaries and employee benefits and $31,000, or 73.8%, in legal expense, partially offset by decreases of $73,000, or 25.6%, in directors’ compensation and $162,000, or 29.5%, in other expense. The increase in salaries and employee benefits was mainly due to an increase in costs associated with the hiring of two commercial loan officers in late 2012 and early 2013, along with normal annual salary and benefit expense increases. Legal expense increased as the result of matters related to the hiring of our new President and Chief Executive Officer. The decrease in directors’ compensation in the 2013 period was primarily the result of an expense recorded in October 2012 in connection with a benefit payout from the directors’ retirement plan as a result of the death of a director. The decrease in other expense was mainly due to a $39,000 decrease in consultants fees, coupled with a $74,000 decrease in real estate owned net operating expense.

Income Taxes. Income taxes totaled $907,000 and $688,000 for the three months ended December 31, 2013 and 2012, respectively. The increase of $219,000, or 31.8%, during the 2013 period resulted from an increase in pre-tax income coupled with an increase in the overall effective income tax rate which was 34.1% in the 2013 period, compared with 31.2% for 2012.

Comparison of Results of Operations for the Nine Months Ended December 31, 2013 and 2012

Overview. Net income decreased $174,000, or 3.4%, to $4.9 million for the nine months ended December 31, 2013 compared with $5.1 million for the same 2012 period. The decrease in net income during the 2013 period primarily was the result of a decrease of $269,000, or 1.5%, in net interest income, and an increase of $681,000, or 6.7%, in non-interest expenses, partially offset by a decrease of $78,000, or 10.5%, in provision for loan losses, and an increase of $670,000, or 79.3%, in non-interest income.

Net Interest Income. Interest income on loans increased by $718,000, or 4.9% to $15.4 million during the nine months ended December 31, 2013, when compared with $14.7 million for the same 2012 period. The increase during the 2013 period resulted from an increase in the average balance of loans of $72.6 million, or 16.2%, when compared to the same period in 2012, partially offset by a decrease in the average yield earned on the loan portfolio of 43 basis points, to 3.95% from 4.38%. The average balance of loans increased primarily as a result of origination and purchased loan volumes exceeding repayment levels. Interest income on mortgage-backed securities decreased $2.0 million, or 20.0%, to $7.8 million during the nine months ended December 31, 2013, when compared with $9.8 million for the same 2012 period. The decrease during the 2013 period resulted from a decrease of 45 basis points in the average yield earned on mortgage-backed securities to 3.20% from 3.65%, coupled with a decrease of $31.9 million, or 8.9%, in the average balance of mortgage-backed securities outstanding. Interest earned on investment securities decreased by $772,000, or 31.3%, to $1.7 million during the nine months ended December 31, 2013, when compared to $2.5 million during the same 2012 period, due to a decrease of $23.6 million, or

15.0%, in the average balance, coupled with a 40 basis point decrease in the average yield to 1.68% from 2.08%. Interest earned on other interest-earning assets decreased by $45,000, or 25.3%, to $133,000 during the nine months ended December 31, 2013, when compared to $178,000 during the same 2012 period, primarily due to a decrease of $16.6 million, or 50.6%, in the average balance, partially offset by an increase of 38 basis points in the average yield to 1.10% from 0.72%. The average balances of mortgage-backed securities and investment securities and other interest-earning assets decreased primarily due to cash flows from calls, sales and maturities being partially redeployed into higher yielding loans. The decrease in the average yields earned on most asset categories of assets was due to lower market interest rates for these types of products.

Interest expense on deposits decreased $1.5 million, or 20.0%, to $5.95 million during the nine months ended December 31, 2013, when compared to $7.43 million during the same 2012 period. The decrease was primarily attributable to a decrease of 24 basis points in the average cost of interest-bearing deposits to 1.03% from 1.27%, coupled with a decrease of $15.1 million, or 1.9%, in the average balance of interest-bearing deposits. The decrease in the average cost of deposits reflected lower market interest rates. The increase in the average cost of savings and club accounts was due to a promotional rate passbook account offered at Clifton Savings Bank’s two newest branches. Interest expense on borrowed money decreased $298,000, or 16.0%, to $1.6 million during the nine months ended December 31, 2013 when compared with $1.9 million during the same 2012 period. The decrease was primarily attributable to a decrease of 137 basis points in the average cost of borrowings to 2.53% from 3.90%, partially offset by an increase of $18.6 million, or 29.2%, in the average balance of borrowings.

Net interest income decreased $269,000, or 1.5%, during the nine months ended December 31, 2013, to $17.6 million when compared to $17.8 million for the same 2012 period. The decrease was due to a $2.1 million decrease in total interest income, partially offset by a decrease in total interest expense of $1.8 million. Average interest-earning assets increased $472,000, or 0.1%, during the nine months ended December 31, 2012 while average interest-bearing liabilities increased $3.5 million, or 0.4%. The net interest rate spread increased 1 basis point to 2.18% as a 27 basis point decrease to 3.36% in the average yield earned on interest-earning assets was more than offset by a decrease of 28 basis points to 1.18% in the average rate paid on interest-bearing liabilities.

Provision for Loan Losses. The provision for loan losses decreased $78,000, or 10.5%, to $664,000, during the nine months ended December 31, 2013, as compared to $742,000 during the nine months ended December 31, 2012. The decrease in the provision for loan losses was mainly the result of decreases in net charge-offs from $352,000 during the nine months ended December 31, 2012 to $114,000 during the nine months ended December 31, 2013. In addition the provision decreased in the 2013 period as nonaccrual loans decreased $663,000, or 12.7%, from December 31, 2012 to December 31, 2013. See “—Risk Management—Analysis of Nonperforming and Classified Assets” for a discussion of non-performing loans as of December 31, 2013.

Non-interest Income. Non-interest income increased $670,000, or 79.3%, to $1.5 million for the nine months ended December 31, 2013 from $845,000 for the nine months ended December 31, 2012. The increase was due mainly to the 2012 period including a $527,000 loss on the extinguishment of debt and a $99,000 write-down on land held for sale. No such transactions occurred during the nine months ended December 31, 2013. Gains on sales of securities totaled $566,000 and $647,000, respectively, for the nine months ended December 31, 2013 and 2012.

Non-interest Expense. Non-interest expense increased by $681,000, or 6.7%, to $10.9 million during the nine months ended December 31, 2013, when compared with $10.2 million during the same 2012 period. The components of non-interest expense which experienced the most significant change were increases in salaries and employee benefits and occupancy expense of premises which increased by $770,000, or 14.3%, and $69,000, or 6.3%, respectively. The increase in salaries and employee benefits in the 2013 period was mainly due to the hiring of two commercial loan officers in late 2012 and early 2013, along with normal annual salary and benefit expense increases. The increase in occupancy expense of premises was mainly due to normal annual increases in rent, property taxes, and repairs and maintenance as well as the additional expenses associated with Clifton Savings Bank’s loan department being relocated to a new leased location in September 2012.

Income Taxes. Income taxes totaled $2.59 million and $2.62 million during the nine months ended December 31, 2013 and 2012, respectively. The decrease of $28,000, or 1.1%, during the 2013 period resulted from lower pre-tax income, partially offset by an increase in the overall effective income tax rate which was 34.6% in the 2013 period, compared with 34.0% for 2012.

Average Balances and Yields

The following tables present information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of month-end balances, and nonaccrual loans are included in average balances; however, accrued interest income has been excluded from these loans. Loan fees (costs) are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax equivalent basis are insignificant.

	Three Months Ended December 31,
	2013				2012
(Dollars in thousands)	Average Balance		Interest and Dividends	Yield/ Cost	Average Balance		Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans receivable	$569,387		$5,471	3.84%	$452,837		$4,837	4.27%
Mortgage-backed securities	314,301		2,492	3.17%	357,714		3,111	3.48%
Investment securities	139,956		569	1.63%	128,906		599	1.86%
Other interest-earning assets	11,142		51	1.83%	22,956		53	0.92%

Total interest-earning assets	1,034,786		8,583	3.32%	962,413		8,600	3.57%

Noninterest-earning assets	61,952				66,589

Total assets	$1,096,738				$1,029,002

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Demand accounts	57,625		19	0.13%	57,942		24	0.17%
Savings and Club accounts	160,750		135	0.34%	123,326		76	0.25%
Certificates of deposit	547,575		1,755	1.28%	584,471		2,164	1.48%

Total interest-bearing deposits	765,950		1,909	1.00%	765,739		2,264	1.18%
FHLB advances	115,000		582	2.02%	54,983		536	3.90%

Total interest-bearing liabilities	880,950		2,491	1.13%	820,722		2,800	1.36%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	16,527				11,120
Other noninterest-bearing liabilities	9,904				10,534

Total noninterest-bearing liabilities	26,431				21,654

Total liabilities	907,381				842,376
Stockholders’ equity	189,357				186,626

Total liabilities and stockholders’ equity	$1,096,738				$1,029,002

Net interest income			$6,092				$5,800

Interest rate spread				2.19%				2.21%
Net interest margin				2.35%				2.41%
Average interest-earning assets to average interest-bearing liabilities	1.17	x			1.17	x

	Nine Months Ended December 31,
	2013				2012
(Dollars in thousands)	Average Balance		Interest and Dividends	Yield/ Cost	Average Balance		Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans receivable	$520,633		$15,433	3.95%	$448,065		$14,715	4.38%
Mortgage-backed securities	325,402		7,822	3.20%	357,284		9,773	3.65%
Investment securities	134,441		1,692	1.68%	158,077		2,464	2.08%
Other interest-earning assets	16,159		133	1.10%	32,737		178	0.72%

Total interest-earning assets	996,635		25,080	3.36%	996,163		27,130	3.63%

Noninterest-earning assets	68,720				62,600

Total assets	$1,065,355				$1,058,763

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Demand accounts	57,798		61	0.14%	57,433		89	0.21%
Savings and Club accounts	151,375		339	0.30%	123,411		261	0.28%
Certificates of deposit	558,358		5,551	1.33%	601,773		7,084	1.57%

Total interest-bearing deposits	767,531		5,951	1.03%	782,617		7,434	1.27%
FHLB advances	82,500		1,568	2.53%	63,866		1,866	3.90%

Total interest-bearing liabilities	850,031		7,519	1.18%	846,483		9,300	1.46%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	15,094				9,570
Other noninterest-bearing liabilities	11,812				16,015

Total noninterest-bearing liabilities	26,906				25,585

Total liabilities	876,937				872,068
Stockholders’ equity	188,418				186,695

Total liabilities and stockholders’ equity	$1,065,355				$1,058,763

Net interest income			$17,561				$17,830

Interest rate spread				2.18%				2.17%
Net interest margin				2.35%				2.39%
Average interest-earning assets to average interest-bearing liabilities	1.17	x			1.18	x

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Nine Months Ended December 31, 2013 Compared to 2012			Three Months Ended December 31, 2013 Compared to 2012
	Increase (Decrease) Due to			Increase (Decrease) Due to
(In thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable	$2,246	($1,528)	$718	$1,155	($521)	$634
Mortgage-backed securities	(819)	(1,132)	(1,951)	(357)	(262)	(619)
Investment securities	(338)	(434)	(772)	48	(78)	(30)
Other interest-earning assets	(113)	68	(45)	(36)	34	(2)

Total interest income	976	(3,026)	(2,050)	810	(827)	(17)

Interest expense:
Demand deposits	1	(29)	(28)	(0)	(5)	(5)
Savings and Club accounts	59	19	78	27	32	59
Certificates of deposit	(492)	(1,041)	(1,533)	(130)	(279)	(409)

Total deposit expense	(432)	(1,051)	(1,483)	(103)	(252)	(355)

FHLB advances	460	(758)	(298)	390	(344)	46

Total interest expense	28	(1,809)	(1,781)	287	(596)	(309)

Net interest income	$948	($1,217)	($269)	$523	($231)	$292

Risk Management

Analysis of Nonperforming and Classified Assets. At December 31, 2013 and 2012, Clifton Savings Bank’s non-performing loans, all of which were in a nonaccrual status, totaled $4.6 million and $5.2 million, respectively, representing 0.79% and 1.16%, respectively, of total gross loans, and 0.41% and 0.51%, respectively, of total assets at the end of each period. At March 31, 2013, nonaccrual loans totaled $5.9 million, or 1.29% and 0.58% of total gross loans and total assets, respectively. During the three months ended December 31, 2013 and 2012, Clifton Savings Bank’s net charged off loans totaled $28,000 and $270,000, respectively. During the three-month period ended December 31, 2013, the $28,000 in charge-offs represented a loss on one multi-family loan troubled debt restructuring. At December 31, 2013, non-performing loans consisted of 23 loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and two second mortgage loans secured by one- to four-family residential real estate, while at December 31, 2012, non-performing loans consisted of 26 loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and four second mortgage loans secured by one- to four-family residential real estate and one second mortgage secured by commercial real estate. All non-performing loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $773,000, $779,000 and $781,000 at December 31, 2013, March 31, 2013, and December 31, 2012, respectively. There were no specific reserves required on impaired loans as of December 31, 2013 and 2012. The allowance for loan losses amounted to $3.05 million, $2.5 million, and $2.5 million, respectively, for the periods ended December 31, 2013, March 31, 2013, and December 31, 2012, representing 0.53%, 0.55% and 0.55%, respectively, of total gross loans at December 31, 2013, March 31, 2013 and December 31, 2012.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	At December 31,	At March 31,
(Dollars in thousands)	2013	2013
Nonaccrual loans:
Real estate loans:
One- to four-family	$4,240	$5,496
Commercial	248	251
Consumer loans	73	148

Total nonaccrual loans	4,561	5,895
Accruing loans past due 90 days or more:	—	—

Total of nonaccrual and 90 days or more past due loans	4,561	5,895
Real estate owned	—	215

Total nonperforming assets	4,561	6,110
Accruing troubled debt restructurings	517	—
Nonaccrual troubled debt restructurings	8	528

Total troubled debt restructurings	525	528
Less nonaccrual troubled debt restructurings included in total nonaccrual loans	(8)	(528)

Total nonperforming assets and troubled debt restructurings	$5,078	$6,110

Total nonperforming loans to total gross loans	0.79%	1.29%
Total nonperforming loans to total assets	0.41%	0.58%
Total nonperforming assets and troubled debt restructurings to total assets	0.46%	0.60%

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At December 31,	At March 31,
(In thousands)	2013	2013
Special mention assets	$1,518	$1,264
Substandard assets	4,737	6,351
Doubtful assets	—	—
Loss assets	—	—

Total classified assets	$6,255	$7,615

The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At December 31, 2013			At March, 31, 2013
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
Real estate loans
One- to four-family	$2,846	$393	$2,647	$2,076	$300	$3,693
Commercial	—	—	248	—	251	—
Consumer and other loans:
Second mortgage and equity line of credit	18	8	73	9	4	39
Passbook or certificate and other loans	—	—	—	—	96	—

Total	$2,864	$401	$2,968	$2,085	$651	$3,732

Allowance for Loan Losses. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to current income.

	At or For the Three Months Ended December 31,
(Dollars in thousands)	2013	2012
Allowance at beginning of period	$2,950	$2,300

Provision for loan losses	128	450
Recoveries on one- to four-family real estate	—	50
Charge-offs:
One- to four-family real estate	—	320
Multi-family real estate	28	—

Net charge-offs	28	270

Allowance at end of period	$3,050	$2,480

Allowance to nonperforming loans	66.87%	47.47%
Allowance to total gross loans outstanding at the end of the period	0.53%	0.55%
Net charge-offs to average outstanding loans during the period	0.00%	0.06%

Liquidity and Capital Resources

Liquid assets, which include cash and cash equivalents and securities available for sale, totaled $15.7 million, or 1.4% of total assets at December 31, 2013, as compared to $41.3 million, or 4.1% of total assets at March 31, 2013. Dividends declared and paid totaled $4.6 million during the nine months ended December 31, 2013. Net loans amounted to $577.4 million and $456.8 million at December 31, 2013 and March 31, 2013, respectively. Securities, including available for sale and held to maturity issues, totaled $450.2 million and $478.1 million at December 31, 2013 and March 31, 2013, respectively. In addition to funding new loan production through operating and financing activities, new loan production was funded by principal repayments, maturities, and calls on existing loans and securities, and the sale of securities.

At December 31, 2013, advances from the Federal Home Loan Bank amounted to $122.5 million at a weighted average rate of 1.88%. Additionally, Clifton Savings Bank has the ability to borrow funds of up to an aggregate of $88.0 million at two large financial institutions under unsecured overnight lines of credit at a daily adjustable rate.

Clifton Savings Bank anticipates that it will have sufficient funds available to meet its current commitments. At December 31, 2013, Clifton Savings Bank had outstanding commitments to originate loans totaling $2.0 million for fixed-rate one- to four-family mortgage loans with interest rates ranging from 3.25% to 4.375%, and $1.9 million for adjustable rate loans with initial rates ranging from 3.50% to 3.75%.

At December 31, 2013, Clifton Savings Bank also had commitments outstanding to purchase $6.0 million in adjustable interest rate one- to four-family mortgage loans with initial interest rates ranging from 3.25% to 4.00%, and a $360,000 fixed rate one- to four-family mortgage loan with an interest rate of 4.25%.

In addition, at December 31, 2013, Clifton Savings Bank had outstanding commitments to originate an adjustable rate commercial real estate loan totaling $1.6 million with an initial rate of 4.375%, an adjustable multi-family real estate loan of $550,000 with an initial rate of 4.50%, and a multi-family real estate loan of $871,000 with a fixed rate of 4.00%.

At December 31, 2013, undisbursed funds from customer approved unused lines of credit under a homeowners’ equity lending program amounted to $4.8 million. Unless they are specifically cancelled by notice from Clifton Savings Bank, these funds represent firm commitments available to the respective borrowers on demand. Clifton Savings Bank also had a commitment of $100,000 for an adjustable rate home equity line of credit with an initial interest rate of 3.25%, and $20,000 for a 4.00% fixed rate home equity loan.

The following table sets forth Clifton Savings Bank’s capital position at December 31, 2013 and March 31, 2013, as compared to the minimum regulatory capital requirements:

			Regulatory Capital Requirements
	Actual		Minimum Capital Adequacy		For Classification as Well-Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013:
Total risk-based capital (to risk-weighted assets)	$170,695	35.79%	$38,158	8.00%	$47,698	10.00%
Tier 1 capital (to risk-weighted assets)	167,645	35.15	19,079	4.00	28,619	6.00
Core (tier 1) capital (to adjusted total assets)	167,645	15.27	43,907	4.00	54,883	5.00
Tier 1 risk-based capital (to adjusted tangible assets)	167,645	15.27	16,465	1.50	—	—
As of March 31, 2013:
Total risk-based capital (to risk-weighted assets)	$168,986	40.52%	$33,366	8.00%	$41,708	10.00%
Tier 1 capital (to risk-weighted assets)	166,486	39.92	16,683	4.00	25,025	6.00
Core (tier 1) capital (to adjusted total assets)	166,486	16.41	40,591	4.00	50,738	5.00
Tier 1 risk-based capital (to adjusted tangible assets)	166,486	16.41	15,222	1.50	—	—

Special Meeting of Old Clifton Shareholders

Date, Place, Time and Purpose

Old Clifton’s board of directors is sending you this document to request that you allow your shares of old Clifton to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the old Clifton board of directors will ask you to vote on a proposal to approve the plan of conversion. You will also be asked to vote on informational provisions regarding new Clifton’s articles of incorporation. You also may be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the plan of conversion. The special meeting will be held at The Venetian, 546 River Drive, Garfield, New Jersey 07026 at 9:00 a.m., Eastern time, on March 25, 2014.

Who Can Vote at the Meeting

You are entitled to vote your old Clifton common stock if our records show that you held your shares as of the close of business on January 31, 2014. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on January 31, 2014, there were 26,477,394 shares of old Clifton common stock outstanding. Each share of common stock has one vote. Old Clifton’s charter provides that a record owner of old Clifton common stock (other than Clifton MHC) who beneficially owns, either directly or indirectly, in excess of 10% of old Clifton’s outstanding shares, is not entitled to vote the shares held in excess of the 10% limit.

Attending the Meeting

If you are a shareholder as of the close of business on January 31, 2014, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of old Clifton common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Plan of Conversion. To be approved, the plan of conversion requires the affirmative vote of at least two-thirds of the outstanding shares of old Clifton common stock, including the shares held by Clifton MHC, and the affirmative vote of a majority of the votes eligible to be cast at the meeting, excluding shares of Clifton MHC. Abstentions and broker non-votes will have the same effect as a vote against the plan of conversion.

Informational Proposals 2 and 3: Approval of Certain Provisions in New Clifton’s Articles of Incorporation. While we are asking you to vote with respect to each of the informational proposals, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Proposal 3: Approval of the Adjournment of the Special Meeting. We must obtain the affirmative vote of the majority of the shares represented at the special meeting and entitled to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion.

Shares Held by Clifton MHC and Our Officers and Directors

As of January 31, 2014, Clifton MHC beneficially owned 16,791,758 shares of old Clifton common stock. This equals 63.4% of our outstanding shares. Clifton MHC intends to vote all of its shares in favor of the plan of conversion.

As of January 31, 2014, our officers and directors beneficially owned 421,826 shares of old Clifton common stock, not including shares that they may acquire upon the exercise of outstanding stock options. This equals 1.6% of our outstanding shares and 4.4% of shares held by persons other than Clifton MHC. Our officers and directors intend to vote all of their shares in favor of the plan of conversion.

Voting by Proxy

Our board of directors is sending you this proxy statement to request that you allow your shares of old Clifton common stock to be represented at the special meeting by the persons named in the enclosed proxy card. To vote, you should mark your vote, sign your proxy card and return it in the enclosed proxy reply envelope. Alternatively, you may vote by telephone or via the Internet, by following the instructions on your proxy card. All shares of old Clifton common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors recommends that you vote “FOR” approval of the plan of conversion, “FOR” each of the Informational Proposals 2 and 3 and “FOR” approval of the adjournment of the special meeting.

If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the special meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of old Clifton in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

If your old Clifton common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Solicitation of Proxies

Old Clifton will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of old Clifton may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Old Clifton will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Old Clifton has retained AST Phoenix Advisors, a proxy solicitation firm, and has agreed to pay them a fee of $9,000 for shareholder solicitation services and $2,500 for shareholder information agent services plus reasonable out-of-pocket expenses and charges for telephone calls made and received in connection with this solicitation.

Participants in the Employee Stock Ownership Plan and 401(k) Plan

If you participate in the Clifton Savings Bank employee stock ownership plan or if you invest in old Clifton common stock through the old Clifton Stock Fund in our 401(k) plan, you will receive a vote authorization form for each plan that reflects all shares you may direct the trustees to vote on your behalf under the respective plans. Under the terms of the employee stock ownership plan, all allocated shares of old Clifton common stock held by the employee stock ownership plan are voted by the employee stock ownership plan trustee, as directed by plan participants. All unallocated shares of old Clifton common stock held by the employee stock ownership plan and all allocated shares for which no timely voting instructions are received are voted by the employee stock ownership plan trustee in the same proportion as shares for which the trustee has received timely voting instructions from other employee stock ownership plan participants, subject to the exercise of its fiduciary duties. Under the terms of the 401(k) plan, a participant may direct the trustee how to vote the shares in the old Clifton Stock Fund credited to his or her account. The trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion as shares for which the trustee received voting instructions from other 401(k) plan participants. The deadline for returning your voting instructions is March 17, 2014.

Proposal 1—Approval of the Plan of Conversion

This conversion is being conducted pursuant to a plan of conversion approved by the boards of directors of Clifton MHC, old Clifton and Clifton Savings Bank. The Federal Reserve Board has conditionally approved the application that includes the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

On November 20, 2013, the boards of directors of Clifton MHC, old Clifton and Clifton Savings Bank unanimously adopted an amended and restated plan of conversion (which is referred to as the “plan of conversion”), which amended and restated in its entirety the plan of conversion approved by the boards of directors of Clifton MHC, old Clifton and Clifton Savings Bank on November 8, 2010. The second-step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion, Clifton Savings Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of new Clifton, a newly formed Maryland corporation. Current shareholders of old Clifton, other than Clifton MHC, will receive shares of new Clifton common stock in exchange for their shares of old Clifton common stock. Following the conversion and offering, old Clifton and Clifton MHC will no longer exist.

The conversion to a stock holding company structure also includes the offering by new Clifton of its common stock to eligible depositors and certain borrowers of Clifton Savings Bank in a subscription offering and to members of the general public through a community offering. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering through a syndicated offering, which would be an offering to the general public on a best efforts basis by a syndicate of selected broker-dealers. Instead of a syndicated offering, shares not purchased in the subscription offering or the community offering may be sold in a firm commitment underwritten offering. The amount of capital being raised in the offering is based on an independent appraisal of new Clifton. Most of the terms of the offering are required by the regulations of the Federal Reserve Board.

Consummation of the conversion and offering requires the approval of the Federal Reserve Board. In addition, pursuant to Federal Reserve Board regulations, consummation of the conversion and offering is conditioned upon the approval of the plan of conversion by (1) at least a majority of the total number of votes eligible to be cast by members of Clifton MHC, (2) the holders of at least two-thirds of the shares of old Clifton common stock eligible to vote, including shares held by Clifton MHC, and (3) the holders of at least a majority of the outstanding shares of common stock of old Clifton, excluding shares held by Clifton MHC.

The Federal Reserve Board approved the application that includes our plan of conversion, subject to, among other things, approval of the plan of conversion by Clifton MHC’s members and old Clifton’s shareholders. Meetings of Clifton MHC’s members and old Clifton’s shareholders have been called for this purpose and will be held on March 25, 2014.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from Clifton Savings Bank upon request and is available for inspection at the offices of Clifton Savings Bank and at the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement, of which this proxy statement/prospectus forms a part, that new Clifton has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion and Offering

After considering the advantages and disadvantages of the conversion and offering, the boards of directors of Clifton MHC, old Clifton and Clifton Savings Bank unanimously approved the conversion and offering as being in the best interests of old Clifton and Clifton Savings Bank and their respective shareholders and customers. The boards of directors concluded that the conversion and offering provide a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion and offering.

Our primary reasons for the conversion and offering are the following:

•	Eliminate the uncertainties associated with the mutual holding company structure under financial reform legislation. Under the Dodd-Frank Act, the Federal Reserve Board became the federal regulator of all savings and loan holding companies and mutual holding companies, which has resulted in changes in regulations applicable to Clifton MHC and old Clifton. Among other things, these changes have adversely affected our ability to pay cash dividends to our stockholders, including the ability of Clifton MHC to waive any dividends declared by old Clifton. The conversion will eliminate our mutual holding company structure and will enable us to pay dividends to our stockholders, subject to the customary legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.” It also will eliminate the risk that the Federal Reserve Board will amend existing regulations applicable to the conversion process in a manner disadvantageous to our public stockholders or depositors.

•	Transition us to a more familiar and flexible organizational structure. The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors. The stock holding company structure will also give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans or arrangements for any such offerings.

•	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit the acquisition of new Clifton for three years following completion of the conversion.

•	Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for new Clifton common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

The disadvantages of the conversion and offering considered by our boards of directors are the fact that operating in the stock holding company form of organization could subject Clifton Savings Bank to contests for corporate control and that deployment of the substantial amount of capital raised in the conversion may require a significant period of time. The boards of directors determined that the advantages of the conversion and offering outweighed these disadvantages.

Description of the Conversion

To effect the conversion, the following will occur:

•	Clifton MHC will convert to stock form and simultaneously merge with and into old Clifton, with old Clifton as the surviving entity; and

•	Old Clifton will merge with and into new Clifton, with new Clifton as the surviving entity.

As a result of the series of mergers described above, Clifton Savings Bank will become a wholly owned subsidiary of new Clifton and the outstanding shares of old Clifton common stock held by persons other than Clifton MHC (i.e., “public shareholders”) will be converted into a number of shares of new Clifton common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of new Clifton common stock to be outstanding upon the completion of the conversion and offering (i.e., the common stock issued in the offering plus the shares issued in exchange for shares of old Clifton common stock) as the percentage of old Clifton common stock owned by them in the aggregate immediately before consummation of the conversion and offering, as adjusted to reflect the assets of Clifton MHC, and before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares, and (2) any shares of common stock purchased by public shareholders in the offering.

Share Exchange Ratio for Current Shareholders

Federal Reserve Board regulations provide that in a conversion from mutual holding company to stock holding company form, the public shareholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Federal Reserve Board that the basis for the exchange is fair and reasonable. Under the plan of conversion, each publicly held share of old Clifton common stock will, on the effective date of the conversion and offering, be converted automatically into and become the right to receive a number of new shares of new Clifton common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public shareholders of old Clifton common stock will own approximately the same percentage of common stock in new Clifton after the conversion and offering as they held in old Clifton immediately before the conversion and offering, as adjusted to reflect the assets of Clifton MHC, and before giving effect to (1) the payment of cash in lieu of fractional shares and (2) their purchase of additional shares in the offering. At January 22, 2014, there were 26,477,394 shares of old Clifton common stock outstanding, of which 9,685,636 were held by persons other than Clifton MHC. The exchange ratio is not dependent on the market value of old Clifton common stock. It will be calculated based on the percentage of old Clifton common stock held by the public, the appraisal of old Clifton prepared by RP Financial, the assets of Clifton MHC and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of old Clifton common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of Old Clifton		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent Per Share Value (1)	Shares to be Received for 100 Existing Shares (2)
	Amount	Percent	Amount	Percent
Minimum	16,575,000	64.2%	9,258,853	35.8%	25,833,853	0.9559	$9.56	95
Midpoint	19,500,000	64.2	10,892,768	35.8	30,392,768	1.1246	11.25	112
Maximum	22,425,000	64.2	12,526,683	35.8	34,951,683	1.2933	12.93	129

(1)	Represents the value of shares of new Clifton common stock received in the conversion by a holder of one share of old Clifton common stock at the exchange ratio, assuming a market price of $10.00 per share.
(2)	Cash will be paid instead of issuing any fractional shares. No fractional shares of new Clifton common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share offering price.

Outstanding options to purchase shares of old Clifton common stock will be converted into and become options to purchase new Clifton common stock. The number of shares of common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At September 30, 2013, there were 1,376,823 outstanding options to purchase old Clifton common stock, of which 1,310,873 were exercisable.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an appraisal by an independent person experienced and expert in corporate appraisal. We have retained RP Financial, which is experienced in the evaluation and appraisal of business entities, to prepare the appraisal. RP Financial will receive fees totaling $110,000 for its appraisal report, plus $10,000 for each appraisal update (of which there will be at least one) and reimbursement of reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering. RP Financial has not received any other compensation from us in the past three years.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our conversion application as filed with the Federal Reserve Board and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of new Clifton after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of new Clifton, including the employee stock ownership plan and the new equity incentive plan. The employee stock ownership plan and new equity incentive plan are assumed to purchase 6.0% and 4.0%, respectively, of the shares of new Clifton common stock sold in the offering. The new equity incentive plan is assumed to grant options to purchase the equivalent of 10.0% of the shares of new Clifton common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

Consistent with Federal Reserve Board appraisal guidelines, RP Financial applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between old Clifton and the peer group. The peer group is comprised of publicly-traded financial institution holding companies all selected based on asset size, capitalization, profitability and asset quality. In preparing its appraisal, RP Financial placed emphasis on the price-to-earnings and the price-to-book approaches, although it also considered the price-to-assets approach as required by Federal Reserve Board regulations. The peer group consisted of ten publicly traded, fully converted, financial institution holding companies based in the eastern half of the United States.

RP Financial prepared a valuation dated January 17, 2014. RP Financial has advised us that the estimated pro forma market value, or valuation range, of our common stock, including shares sold in the offering and exchange shares, ranged from a minimum of $258.3 million to a maximum of $349.5 million, with a midpoint of $303.9 million. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by 64.2%, which reflects the 63.4% ownership interest that Clifton MHC has in old Clifton, as adjusted to reflect Clifton MHC’s assets. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of old Clifton common stock owned by Clifton MHC and the $10.00 price per share, the minimum of the offering range is 16,575,000 shares, the midpoint of the offering range is 19,500,000 shares and the maximum of the offering range is 24,425,000 shares. RP Financial will update its independent valuation before we complete our offering.

The following table presents a summary of selected pricing ratios for new Clifton based on financial data as of or for the twelve months ended December 31, 2013 for old Clifton and for the peer group companies as of and for the twelve months ended September 30, 2013, and stock prices as of January 17, 2014, as reflected in the appraisal report.

	Price to Earnings Multiple	Price to Core Earnings Multiple	Price to Book Value Ratio	Price to Tangible Book Value Ratio
New Clifton (pro forma):
Minimum	43.00x	45.58x	75.13%	75.13%
Midpoint	51.29x	54.42x	82.17%	82.17%
Maximum	59.82x	63.52x	88.26%	88.26%

Peer group companies as of January 17, 2014:
Average	32.46x	32.00x	102.30%	105.95%
Median	27.83x	31.14x	102.26%	107.44%

Compared to the average pricing ratios of the peer group, at the midpoint of the offering range our common stock would be priced at a discount of 19.7% to the peer group on a price-to-book basis, a discount of 22.4% to the peer group on a price-to-tangible book basis, a premium of 58.0% on a price-to-earnings basis and a premium of 70.1% on a price-to-core earnings basis. This means that, at the midpoint of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis and more expensive on a price-to-earnings and price-to-core earnings basis.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Federal Reserve Board regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.9559 to a maximum of 1.2933 shares of new Clifton common stock for each current share of old Clifton common stock, with a midpoint of 1.1246 shares. Based upon this exchange ratio, we expect to issue between 9,258,853 and 12,526,683 shares of new Clifton common stock to the holders of old Clifton common stock outstanding immediately before the completion of the conversion and offering.

Our board of directors considered the appraisal when recommending that shareholders of old Clifton and members of Clifton MHC approve the plan of conversion. However, our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Federal Reserve Board, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon expiration of the offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, a new offering range may be set, in which case all funds would be promptly returned and all deposit account withdrawal authorizations will be canceled and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be canceled and subscription funds will be returned promptly with interest calculated at Clifton Savings Bank’s passbook savings rate, and all deposit account withdrawal authorizations will be canceled. If RP Financial establishes a new valuation range, it must be approved by the Federal Reserve Board.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP

Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal, are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with deposits in Clifton Savings Bank with balances of $50 or more (“qualifying deposits”) as of the close of business on September 30, 2012 (“eligible account holders”).

2.	Our employee stock ownership plan.

3.	Persons with qualifying deposits in Clifton Savings Bank as of the close of business on December 31, 2013 who are not eligible account holders, excluding our officers, directors and their associates (“supplemental eligible account holders”).

4.	Clifton Savings Bank’s depositors as of the close of business on January 31, 2014 who are not eligible in categories 1 or 3 above and borrowers as of March 3, 2004 whose loans continued to be outstanding at January 31, 2014 (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “—Limitations on Purchases of Shares.” All persons on a joint deposit account will be counted as a single subscriber to determine the maximum amount that may be subscribed for by an individual in the offering.

Purchase of Shares

Eligible depositors and certain borrowers of Clifton Savings Bank have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be made available for sale to the public in a community offering. Old Clifton shareholders have a preference in the community offering after orders submitted by residents of our communities. If you would like to receive a prospectus and stock order form, please call our Stock Information Center at (973) 777-1825 from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center will be closed weekends and bank holidays.

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Sandler O’Neill & Partners, L.P. will assist us on a best efforts basis in the offering by:

•	consulting with us as to the financial and securities marketing implications of the plan of conversion;

•	reviewing with our board of directors the financial impact of the offering on us, based upon the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting management in scheduling and preparing for meetings with potential investors and other broker-dealers in connection with the offering; and

•	providing such other general advice and assistance as we may request to promote the successful completion of the offering.

For its services as marketing agent, Sandler O’Neill & Partners, L.P. will receive 1.00% of the aggregate dollar amount of all shares of common stock sold in the subscription and community offerings. No sales fee will be payable to Sandler O’Neill & Partners, L.P. with respect to shares purchased by officers, directors and employees or members of their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans. In the event that common stock is sold through a group of broker-dealers in a syndicated offering or firm commitment underwritten offering, we will pay Sandler O’Neill & Partners, L.P. and any other broker-dealers participating in the syndicated offering or firm commitment underwritten offering an aggregate fee of 5.0% of the aggregate dollar amount of the common stock sold in the syndicate offering or firm commitment underwritten offering. Sandler O’Neill & Partners, L.P. will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with its services as marketing agent as described above and as records management agent as described below, including attorney’s fees, regardless of whether the subscription, community or syndicated offering and/or firm commitment underwritten offering are consummated, up to a maximum of $125,000.

We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses, including reasonable legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Clifton Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. No sales activity will be conducted in a Clifton Savings Bank banking office. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Sandler O’Neill & Partners, L.P. to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Sandler O’Neill & Partners, L.P. will provide the following services: (1) consolidation of deposit accounts and vote calculation; (2) design and preparation of proxy forms and stock order forms for the subscription and community offerings; (3) organization and supervision of the Stock Information Center; (4) coordination of proxy solicitation and special meeting services for our special meeting of members; and (5) subscription services. For these services, Sandler O’Neill & Partners, L.P. has received a fee of $20,000 and will receive an additional $20,000 upon the mailing of proxy and subscription materials to Clifton MHC members.

Sandler O’Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor have they prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the conversion and offering. Sandler O’Neill & Partners, L.P. does not express any opinion as to the prices at which common stock to be issued may trade.

Book Entry Delivery

After completion of the conversion, each holder of a certificate(s) evidencing shares of old Clifton common stock (other than Clifton MHC), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a book entry statement evidencing the number of full shares of new Clifton common stock into which the holder’s shares have been converted based on the exchange ratio. Stock certificates will not be issued. Promptly following the consummation of the conversion, the exchange agent will mail to each such holder of record of an outstanding certificate evidencing shares of old Clifton common stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a book entry statement evidencing new Clifton common stock. Old Clifton shareholders should not forward their certificates to old Clifton or the exchange agent until they have received the transmittal letter. If you hold shares of old Clifton common stock in street name, your account should automatically be credited with shares of new Clifton common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name.

We will not issue any fractional shares of new Clifton common stock. For each fractional share that would otherwise be issued as a result of the exchange of new Clifton common stock for old Clifton common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the former old Clifton shareholder would otherwise be entitled by $10.00. Payment for fractional shares will be made as soon as practicable after receipt by the exchange agent of surrendered old Clifton stock certificates. If you hold shares of old Clifton common stock in street name, your account should automatically be credited with cash in lieu of fractional shares.

No holder of a certificate representing shares of old Clifton common stock will be entitled to receive any dividends on old Clifton common stock until the certificate representing such holder’s shares of old Clifton common stock is surrendered in exchange for a book entry statement representing shares of new Clifton common stock. If we declare dividends after the conversion but before surrender of certificates representing shares of old Clifton common stock, dividends payable on shares of old Clifton common stock not then issued shall accrue without interest. Any such dividends shall be paid without interest upon surrender of the certificates representing shares of old Clifton common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of old Clifton common stock as evidencing ownership of the number of full shares of new Clifton common stock into which the shares of old Clifton common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

We will not be obligated to deliver a book entry statement representing shares of new Clifton common stock to which a holder of old Clifton common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate(s) representing the shares of old Clifton common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity agreement and/or a bond. If any certificate evidencing shares of old Clifton common stock is to be issued in a name other than that in which the certificate evidencing old Clifton common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock

Under Federal Reserve Board regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Federal Reserve Board, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Federal Reserve Board may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion and offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Federal Reserve Board. If any options previously granted under the 2005 Equity Incentive Plan are exercised during the first year following the conversion and offering, they will be funded with newly issued shares, as the Federal Reserve Board does not view pre-existing stock options as an extraordinary circumstance or compelling business purpose for a stock repurchase in the first year after conversion. Based on the foregoing restrictions, we anticipate that we will not repurchase any shares of our common stock in the year following completion of the conversion and offering.

Effects of Conversion on Depositors and Borrowers

General. Each depositor in Clifton Savings Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Clifton MHC based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Clifton MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Clifton MHC after other claims are paid.

Any depositor who opens a deposit account at Clifton Savings Bank obtains a pro rata ownership interest in the net worth of Clifton MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Clifton MHC, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion and offering are being accomplished, the normal business of Clifton Savings Bank will continue without interruption, including being regulated by the Office of the Comptroller of the Currency. After the conversion and offering, Clifton Savings Bank will continue to provide services for depositors and borrowers under the policies in place at the time of conversion.

The directors of Clifton Savings Bank at the time of conversion will serve as directors of Clifton Savings Bank after the conversion and offering. The board of directors of new Clifton is composed of the individuals who serve on the board of directors of old Clifton. All officers of Clifton Savings Bank at the time of conversion will retain their positions after the conversion and offering.

Deposit Accounts and Loans. The conversion and offering will not affect any deposit accounts or borrower relationships with Clifton Savings Bank. All deposit accounts in Clifton Savings Bank after the conversion and offering will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion and offering. The conversion and offering will not change the interest rate or the maturity of deposits at Clifton Savings Bank.

After the conversion and offering, all loans of Clifton Savings Bank will retain the same status that they had before the conversion and offering. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion and offering.

Effect on Liquidation Rights. If Clifton MHC were to liquidate, all claims of Clifton MHC’s creditors would be paid first. Thereafter, if there were any assets remaining, members of Clifton MHC would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Clifton Savings Bank immediately before liquidation. In the unlikely event that Clifton Savings Bank were to liquidate after the conversion and offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to new Clifton as the holder of Clifton Savings Bank’s capital stock.

Liquidation Rights

Liquidation Prior to the Conversion. In the unlikely event of a complete liquidation of Clifton MHC or old Clifton prior to the conversion, all claims of creditors of old Clifton, including those of depositors of Clifton Savings Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of old Clifton remaining, these assets would be distributed to shareholders, including Clifton MHC. Then, if there were any assets of Clifton MHC remaining, members of Clifton MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Clifton Savings Bank immediately prior to liquidation.

Liquidation Following the Conversion. In the unlikely event that new Clifton and Clifton Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by new Clifton pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to new Clifton as the holder of Clifton Savings Bank capital stock.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by new Clifton for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to Clifton MHC’s ownership interest in the retained earnings of old Clifton as of the date of its latest balance sheet contained in this proxy statement/prospectus. The plan of conversion also provides that new Clifton shall cause the establishment of a bank liquidation account.

The liquidation account established by new Clifton is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of new Clifton and Clifton Savings Bank or of Clifton Savings Bank. Specifically, in the unlikely event that new Clifton and Clifton Savings Bank were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of September 30, 2012 or December 31, 2013 of the liquidation account maintained by new Clifton. In a liquidation of both entities, or of Clifton Savings Bank, when new Clifton has insufficient assets to fund the distribution due to eligible account holders and Clifton Savings Bank has positive net worth, Clifton Savings Bank will pay amounts necessary to fund new Clifton’s remaining obligations under the liquidation account. The plan of conversion also provides that if new Clifton is sold or liquidated apart from a sale or liquidation of Clifton Savings Bank, then the rights of eligible account holders in the liquidation account maintained by new Clifton will be surrendered and treated as a liquidation account in Clifton Savings Bank. Depositors will have an equivalent interest in the bank liquidation account and the bank liquidation account will have the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, new Clifton will eliminate or transfer the liquidation account and the interests in such account to Clifton Savings Bank and the liquidation account shall thereupon become the liquidation account of Clifton Savings Bank and not be subject in any manner or amount to new Clifton’s creditors.

Also, under the rules and regulations of the Federal Reserve Board, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which new Clifton or Clifton Savings Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Clifton Savings Bank on September 30, 2012 or December 31, 2013, as applicable. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on September 30, 2012 or December 31, 2013 bears to the balance of all deposit accounts in Clifton Savings Bank on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on September 30, 2012 or December 31, 2013 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to new Clifton as the sole shareholder of Clifton Savings Bank.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Federal Reserve Board that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion and offering is conditioned upon prior receipt of either a ruling from the Internal Revenue Service or an opinion of counsel with respect to federal tax laws, and either a ruling by the New Jersey Division of Taxation or an opinion from our counsel or accountants with respect to New Jersey tax laws, that no gain or loss will be recognized by Clifton Savings Bank, old Clifton or Clifton MHC as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Clifton Savings Bank, old Clifton, Clifton MHC, new Clifton, persons receiving subscription rights and shareholders of old Clifton.

Kilpatrick Townsend & Stockton LLP has issued an opinion to old Clifton, Clifton MHC and new Clifton that, for federal income tax purposes:

1. The merger of Clifton MHC with and into old Clifton (the mutual holding company merger) will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. (Section 368(a)(l)(A) of the Internal Revenue Code.)

2. Clifton MHC will not recognize any gain or loss on the transfer of its assets to old Clifton and old Clifton’s assumption of its liabilities, if any, in constructive exchange for a liquidation interest in old Clifton or on the constructive distribution of such liquidation interest to Clifton MHC’s members who remain depositors of Clifton Savings Bank. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

3. No gain or loss will be recognized by old Clifton upon the receipt of the assets of Clifton MHC in the mutual holding company merger in exchange for the constructive transfer to the members of Clifton MHC of a liquidation interest in old Clifton. (Section 1032(a) of the Internal Revenue Code.)

4. Persons who have an interest in Clifton MHC will recognize no gain or loss upon the constructive receipt of a liquidation interest in old Clifton in exchange for their voting and liquidation rights in Clifton MHC. (Section 354(a) of the Internal Revenue Code.)

5. The basis of the assets of Clifton MHC (other than stock in old Clifton) to be received by old Clifton will be the same as the basis of such assets in the hands of Clifton MHC immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

6. The holding period of the assets of Clifton MHC in the hands of old Clifton will include the holding period of those assets in the hands of Clifton MHC. (Section 1223(2) of the Internal Revenue Code.)

7. The merger of old Clifton with and into new Clifton (the holding company merger) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. (Section 368(a)(1)(F) of the Internal Revenue Code.)

8. Old Clifton will not recognize any gain or loss on the transfer of its assets to new Clifton and new Clifton’s assumption of its liabilities in exchange for shares of common stock in new Clifton or on the constructive distribution of such stock to shareholders of old Clifton other than Clifton MHC and the constructive distribution of liquidation accounts to the eligible account holders and supplemental eligible account holders. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

9. No gain or loss will be recognized by new Clifton upon the receipt of the assets of old Clifton in the holding company merger. (Section 1032(a) of the Internal Revenue Code.)

10. The basis of the assets of old Clifton (other than stock in Clifton Savings Bank) to be received by new Clifton will be the same as the basis of such assets in the hands of old Clifton immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

11. The holding period of the assets of old Clifton (other than stock in Clifton Savings Bank) to be received by new Clifton will include the holding period of those assets in the hands of old Clifton immediately prior to the transfer. (Section 1223(2) of the Internal Revenue Code.)

12. Old Clifton shareholders will not recognize any gain or loss upon their exchange of old Clifton common stock for new Clifton common stock. (Section 354 of the Internal Revenue Code.)

13. Eligible account holders and supplemental eligible account holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in old Clifton for the liquidation accounts in new Clifton. (Section 354 of the Internal Revenue Code.)

14. The payment of cash to shareholders of old Clifton in lieu of fractional shares of new Clifton common stock will be treated as though the fractional shares were distributed as part of the holding company merger and then redeemed by new Clifton. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

15. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase old Clifton common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders, supplemental eligible account holders and other voting members upon distribution to them of nontransferable subscription rights to purchase shares of old Clifton common stock. (Section 356(a) of the Internal Revenue Code.) Eligible account holders, supplemental eligible account holders and other voting members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

16. It is more likely than not that the fair market value of the benefit provided by the bank liquidation account supporting the payment of the liquidation account in the event new Clifton lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the constructive distribution to them of such rights in the bank liquidation account as of the effective date of the holding company merger. (Section 356(a) of the Internal Revenue Code.)

17. It is more likely than not that the basis of common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code.)

18. Each shareholder’s holding period in his or her new Clifton common stock received in the exchange will include the period during which the common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (Section 1223(1) of the Internal Revenue Code.)

19. The holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code.)

20. No gain or loss will be recognized by new Clifton on the receipt of money in exchange for common stock sold in the offering. (Section 1032 of the Internal Revenue Code.)

The statements set forth in paragraph 15 above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph 16 above are based on the position that the benefit provided by the bank liquidation account supporting the payment of the liquidation account if new Clifton lacks sufficient net assets has a fair market value of zero. According to our counsel: (1) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (2) the interests in the liquidation account and bank liquidation account are not transferable; (3) the amounts due under the liquidation account with respect to each eligible account holder and supplemental eligible account holder will be reduced as their deposits in Clifton Savings Bank are reduced as described in the plan of conversion; and (4) the bank liquidation account payment obligation arises only if new Clifton lacks sufficient net assets to fund the liquidation account. If such bank liquidation account rights are subsequently found to have an economic value, income may be recognized by each eligible account holder and supplemental eligible account holder in the amount of such fair market value as of the effective date of the holding company merger.

BDO USA, LLP has issued an opinion to us to the effect that, more likely than not, the income tax consequences under New Jersey law of the conversion are not materially different than for federal tax purposes.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The opinions of Kilpatrick Townsend & Stockton LLP and BDO USA, LLP are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Accounting Consequences

The conversion will be accounted for as a change in legal organization and form and not a business combination. Accordingly, the carrying amount of the assets and liabilities of Clifton Savings Bank will remain unchanged from their historical cost basis.

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our board of directors will be final, subject to the authority of the Federal Reserve Board. The plan of conversion provides that, if deemed necessary or desirable by the board of directors, the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time before the submission of proxy materials to the members of Clifton MHC and shareholders of old Clifton. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, with the concurrence of the Federal Reserve Board. The plan of conversion may be terminated by a majority vote of the board of directors at any time before the earlier of the date of the special meeting of shareholders and the date of the special meeting of members of Clifton MHC, and may be terminated by the board of directors at any time thereafter with the concurrence of the Federal Reserve Board. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the members of Clifton MHC approve the plan of conversion, and may not be extended by us or the Federal Reserve Board.

Proposals 2 and 3—Informational Proposals Related to the

Articles of Incorporation of New Clifton

By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of old Clifton has approved each of the informational proposals numbered 2 and 3, both of which relate to provisions included in the articles of incorporation of new Clifton. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public shareholders of old Clifton, whose rights are presently governed by the charter and bylaws of old Clifton, will become shareholders of new Clifton, whose rights will be governed by the articles of incorporation and bylaws of new Clifton. The following informational proposals address certain material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the charter of old Clifton and the articles of incorporation of new Clifton. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of new Clifton’s articles of incorporation which are summarized as informational proposals 2 and 3 were approved as part of the process in which the board of directors of old Clifton approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. Old Clifton’s shareholders are not being asked to approve these informational proposals at the special meeting. While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new Clifton’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new Clifton, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 2—Approval of a Provision in New Clifton’s Articles of Incorporation Requiring a Super-Majority Vote to Approve Certain Amendments to New Clifton’s Articles of Incorporation. No amendment of the charter of old Clifton may be made unless it is first proposed by the board of directors, then preliminarily approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of new Clifton generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors), Sections F and J of Article Eighth (amendment of bylaws and elimination of director and officer liability) and Article Tenth (amendment of certain provisions of the Articles), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

These limitations on amendments to specified provisions of new Clifton’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of shareholders to amend those provisions, Clifton MHC, as the holder of a majority of the outstanding shares of old Clifton, currently can effectively block any shareholder proposed change to the charter.

This provision in new Clifton’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where to ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of new Clifton and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of a provision in new Clifton’s articles of incorporation requiring a super-majority vote to approve certain amendments to new Clifton’s articles of incorporation.

Informational Proposal 3—Approval of a Provision in New Clifton’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of New Clifton’s Outstanding Voting Stock. The articles of incorporation of new Clifton provide that in no event shall any person who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of shareholders entitled or permitted to vote on any matter (the “10% limit”) be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This 10% limit restriction does not apply if the beneficial owner’s ownership of shares in excess of the 10% limit was approved by a majority of unaffiliated directors. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, and that are not otherwise beneficially, or deemed by new Clifton to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to:

•	any director or officer acting solely in their capacities as directors and officers; or

•	any employee benefit plans of new Clifton or any subsidiary or a trustee of a plan.

The board of directors recommends that you vote “FOR” the approval of a provision in new Clifton’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Clifton’s outstanding voting stock.

Proposal 4—Adjournment of the Special Meeting

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion at the time of the special meeting, the plan of conversion may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by old Clifton at the time of the special meeting to be voted for an adjournment, if necessary, old Clifton has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of old Clifton recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Clifton Savings Bank will reduce Clifton Savings Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range
(Dollars in thousands)	16,575,000 Shares at $10.00 Per Share	Percent of Net Proceeds	19,500,000 Shares at $10.00 Per Share	Percent of Net Proceeds	22,425,000 Shares at $10.00 Per Share	Percent of Net Proceeds
Offering proceeds	$165,750		$195,000		$224,250
Less: offering expenses	2,886		3,161		3,436

Net offering proceeds	162,864	100.0%	191,839	100.0%	220,814	100.0%

Less:
Proceeds contributed to Clifton Savings Bank	81,432	50.0	95,919	50.0	110,407	50.0
Proceeds used for loan to employee stock ownership plan	9,945	6.1	11,700	6.1	13,455	6.1

Proceeds retained by new Clifton	$71,487	43.9%	$84,220	43.9%	$96,952	43.9%

We initially intend to invest the proceeds from the offering retained by new Clifton in short-term investments, such as U.S. treasury and government agency securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and new Clifton’s liquidity requirements. In the future, new Clifton may liquidate its investments and use those funds:

•	to pay dividends to shareholders;

•	to repurchase shares of its common stock, subject to bank regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking, subject to bank regulatory restrictions and any required bank regulatory approvals; and

•	for general corporate purposes, including contributing additional capital to Clifton Savings Bank.

Under current Federal Reserve Board regulations, we may not repurchase shares of our common stock during the first year following completion of the conversion and offering, except to fund equity benefit plans other than stock options or, with prior regulatory approval, when extraordinary circumstances exist. See “Regulation and Supervision—Holding Company Regulation” for a discussion of additional regulatory limitations on stock repurchases. For a discussion of our dividend policy and regulatory matters relating to the payment of dividends, see “Our Dividend Policy.”

Clifton Savings Bank initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to Clifton Savings Bank, in short-term investments. Over time, Clifton Savings Bank may use the proceeds that it receives from the offering:

•	to fund new loans and purchase loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities, subject to bank regulatory restrictions and any required bank regulatory approvals; and

•	for general corporate purposes, including the repayment of Federal Home Loan Bank advances.

Except as described above, we have no specific plans for the investment of the proceeds of the offering and have not allocated a specific portion of the proceeds to any particular use.

Our Dividend Policy

After the completion of the conversion, we intend to pay cash dividends on a quarterly basis. Initially, we expect the quarterly dividends to be $0.05 per share, which equals $0.20 per share on an annualized basis and an annual yield of 2.0% based on a price of $10.00 per share. The dividend rate and the continued payment of dividends will depend upon a number of factors, including our financial condition and results of operations, tax considerations, capital requirements and alternative uses for capital, industry standards and economic conditions. We cannot guarantee that we will continue to pay dividends or that we will not reduce or eliminate dividends in the future.

New Clifton, like old Clifton, is subject to the Federal Reserve Board’s policy that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the company appears consistent with its capital needs, asset quality and overall financial condition. In addition, new Clifton is subject to Maryland law, which generally permits a corporation to pay dividends on its common stock unless, after giving effect to the dividend, the corporation would be unable to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than its total liabilities.

New Clifton’s ability to pay dividends may depend, in part, on its receipt of dividends from Clifton Savings Bank. The Office of the Comptroller of the Currency and Federal Reserve Board regulations limit dividends and other distributions from Clifton Savings Bank to us. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized or if the proposed distribution raises safety and soundness concerns. In addition, any payment of dividends by Clifton Savings Bank to new Clifton that would be deemed to be drawn out of Clifton Savings Bank’s bad debt reserves would require the payment of federal income taxes by Clifton Savings Bank at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 11 of the notes to consolidated financial statements included elsewhere in this proxy statement/prospectus. New Clifton does not contemplate any distribution by Clifton Savings Bank that would result in this type of tax liability.

Under Office of the Comptroller of the Currency regulations, an application to and the prior approval of the Office of the Comptroller of the Currency is required prior to any capital distribution by an institution if the institution does not meet the criteria for “expedited treatment” of applications under applicable regulations (i.e., generally examination ratings in the top two categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of the Comptroller of the Currency. If an application is not required, an institution must still provide prior notice to the Federal Reserve Board of the capital contribution if it is a subsidiary of a holding company. In such circumstances, notice must also be provided to the Office of the Comptroller of the Currency.

Pursuant to Federal Reserve Board regulations, new Clifton may not make a distribution that would constitute a return of capital during the three years following the completion of the conversion and offering.

See “Selected Consolidated Financial and Other Data” and “Market for the Common Stock” for information regarding our historical dividend payments.

Market for the Common Stock

The common stock of old Clifton is currently listed on the Nasdaq Global Select Market under the symbol “CSBK.” Upon completion of the conversion and offering, the shares of common stock of new Clifton will replace old Clifton’s common stock and will also trade on the Nasdaq Global Select Market under the symbol “CSBK.” To list our common stock on the Nasdaq Global Select Market we are required to have at least three broker-dealers who will make a market in our common stock. Old Clifton currently has approximately 29 registered market makers.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

The following table sets forth high and low sale prices for old Clifton’s common stock and cash dividends declared per share for the periods indicated.

	High	Low	Dividend Declared Per Share
Year Ending March 31, 2014:
Fourth Quarter (through January 31, 2014)	$12.95	$12.58	$0.00
Third Quarter	12.93	12.30	0.06
Second Quarter	12.94	11.75	0.06
First Quarter	12.48	11.56	0.06

Year Ended March 31, 2013:
Fourth Quarter	$12.88	$11.13	$0.00
Third Quarter	11.35	9.98	0.12
Second Quarter	11.00	9.56	0.06
First Quarter	10.53	9.88	0.06

Year Ended March 31, 2012:
Fourth Quarter	$10.85	$9.28	$0.06
Third Quarter	10.62	8.89	0.06
Second Quarter	11.22	9.00	0.00
First Quarter	11.88	9.94	0.12

At the business day immediately preceding the public announcement of the conversion and offering, and at February 5, 2014, the latest practicable date before printing this proxy statement/prospectus, the closing prices of old Clifton common stock were $12.62 per share and $12.80 per share, respectively. At January 31, 2014, old Clifton had approximately 1,230 shareholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of old Clifton common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of new Clifton common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio.” The above table reflects actual prices and has not been adjusted to reflect the exchange ratio.

Capitalization

The following table presents the historical capitalization of old Clifton at September 30, 2013 and the capitalization of new Clifton reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the 2005 Equity Incentive Plan or the proposed new equity incentive plan.

		Pro Forma Capitalization Based Upon the Sale of
(Dollars in thousands)	At September 30, 2013	Minimum of Offering Range 16,575,000 Shares at $10.00 Per Share	Midpoint of Offering Range 19,500,000 Shares at $10.00 Per Share	Maximum of Offering Range 22,425,000 Shares at $10.00 Per Share
Deposits (1)	$791,387	$786,121 (2)	$786,121 (2)	$786,121 (2)
Borrowings	92,500	92,500	92,500	92,500

Total deposits and borrowed funds	$883,887	$878,621	$878,621	$878,621

Stockholders’ equity:
Preferred stock:
10,000,000 shares, $0.01 par value per share authorized; none issued or outstanding	$—	$—	$—	$—
Common stock:
85,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (3)	305	258	304	350
Additional paid-in capital	136,356	253,045	281,974	310,903
Deferred compensation under rabbi trust	303	303	303	303
Retained earnings (4)	102,348	102,348	102,348	102,348
Less:
Treasury stock	(46,222)	—	—	—
Accumulated other comprehensive income	(455)	(455)	(455)	(455)
Stock held by rabbi trust	(267)	(267)	(267)	(267)
Plus:
Mutual holding company capital contribution	—	6,181	6,181	6,181
Less:
Common stock acquired by employee stock ownership plan (5)	(3,847)	(13,792)	(15,547)	(17,302)
Common stock to be acquired by equity incentive plan (6)	—	(6,630)	(7,800)	(8,970)

Total stockholders’ equity	$188,521	$340,991	$367,041	$393,091

Total stockholders’ equity as a percentage of total assets	17.41%	27.60%	29.10%	30.53%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	Excludes $5.3 million of Clifton MHC funds on deposit with Clifton Savings Bank at September 30, 2013 that will be eliminated on a pro forma consolidated basis upon the merger of Clifton MHC with and into old Clifton.
(3)	As of January 22, 2014, old Clifton had 26,477,394 shares of common stock outstanding. On a pro forma basis, new Clifton common stock and additional paid-in capital have been revised to reflect total issued and outstanding shares of 25,833,853, 30,392,768 and 34,951,683 at the minimum, midpoint and maximum of the offering range, respectively.
(4)	Retained earnings are restricted by applicable regulatory capital requirements.
(5)	Assumes that 6.0% of the common stock sold in the offering will be acquired by the employee stock ownership plan with funds borrowed from new Clifton. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and, accordingly, is reflected as a reduction of capital. As the loan is repaid by Clifton Savings Bank and shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur. Since the funds are borrowed from new Clifton, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of new Clifton. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(6)	Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 4.0% of the shares of common stock sold in the offering. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to shareholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At September 30, 2013, Clifton Savings Bank exceeded all regulatory capital requirements. The following table presents Clifton Savings Bank’s capital position relative to its regulatory capital requirements at September 30, 2013, on a historical and a pro forma basis. The table reflects receipt by Clifton Savings Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan has been deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Federal Reserve Board. For a discussion of the capital standards applicable to Clifton Savings Bank and which will become applicable to new Clifton, see “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at September 30, 2013
	Historical at September 30, 2013		Minimum of Offering Range 16,575,000 Shares at $10.00 Per Share		Midpoint of Offering Range 19,500,000 Shares at $10.00 Per Share		Maximum of Offering Range 22,425,000 Shares at $10.00 Per Share
(Dollars in thousands)	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
Total equity under generally accepted accounting principles	$165,249	15.28%	$230,106	19.78%	$241,668	20.52%	$253,231	21.24%

Tier 1 leverage capital:
Actual	$165,325	15.29%	$230,182	19.79%	$241,744	20.53%	$253,307	21.25%
Requirement	54,078	5.00	58,149	5.00	58,874	5.00	59,598	5.00

Excess	$111,247	10.29%	$172,033	14.79%	$182,870	15.53%	$193,709	16.25%

Tier 1 risk-based capital:
Actual	$165,325	35.66%	$230,182	47.96%	$241,744	50.07%	$253,307	52.15%
Requirement	27,819	6.00	28,796	6.00	28,970	6.00	29,143	6.00

Excess	$137,506	29.66%	$201,386	41.96%	$212,774	44.07%	$224,164	46.15%

Total risk-based capital:
Actual (2)	$168,275	36.29%	$233,132	48.58%	$244,694	50.68%	$256,257	52.76%
Requirement	46,364	10.00	47,993	10.00	48,283	10.00	48,572	10.00

Excess	$121,911	26.29%	$185,139	38.58%	$196,411	40.68%	$207,685	42.76%

Reconciliation of capital contributed to Clifton Savings Bank:
Net proceeds contributed to Clifton Savings Bank			$81,432		$95,919		$110,407
Less common stock acquired by employee stock ownership plan			(9,945)		(11,700)		(13,455)
Less common stock acquired by equity incentive plan			(6,630)		(7,800)		(8,970)

Pro forma increase in GAAP and regulatory capital			$64,857		$76,419		$87,982

(1)	Tier 1 leverage capital level is shown as a percentage of average assets of $1.1 billion. Risk-based capital levels are shown as a percentage of risk-weighted assets of $463.6 million.
(2)	Pro forma amounts and percentages include capital contributed to Clifton Savings Bank from the offering and assume net proceeds are invested in assets that carry a 20% risk-weighting.

Impact of Clifton MHC’s Assets on Minority Stock Ownership

The public stockholders of old Clifton will receive shares of common stock of new Clifton in exchange for their shares of common stock of old Clifton pursuant to an exchange ratio that is designed to provide, subject to adjustment, that the stockholders will own the same percentage of the common stock of new Clifton after the conversion as they held in old Clifton immediately prior to the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. The exchange ratio will be adjusted downward to reflect assets held by Clifton MHC (other than shares of stock of old Clifton), which assets consist primarily of cash received as a result of dividends paid by old Clifton. Clifton MHC had net assets of $6.2 million as of December 31, 2013, not including shares of old Clifton common stock. The adjustments described above would decrease old Clifton’s public stockholders’ ownership interest in new Clifton from 36.6% to 35.8% upon completion of the conversion, based on 26,477,394 shares of old Clifton outstanding as of January 22, 2014. If old Clifton declares any further dividends before the completion of the conversion, public stockholders’ ownership interest in old Clifton will be further diluted. The board of directors of old Clifton does not currently intend to declare any further dividends before the completion of the conversion.

In accordance with the process described above, the independent appraiser determined new Clifton’s pro forma market value by adjusting the exchange ratio downward to account for the assets held by Clifton MHC other than the common stock of old Clifton and decreasing the ownership interest held by the public stockholders of old Clifton accordingly.

Pro Forma Data

The following tables illustrate the pro forma impact of the conversion and offering on our net income and stockholders’ equity based on the sale of common stock at the minimum, the midpoint and the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	100% of the shares of common stock will be sold in the subscription and community offerings and no shares will be sold in a syndicated offering or firm commitment underwritten offering;

•	Our employee stock ownership plan will purchase a number of shares equal to 6.0% of the shares sold in the offering with a loan from new Clifton that will be repaid in equal installments over 20 years;

•	Sandler O’Neill & Partners, L.P. will receive an aggregate management fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees or members of their immediate families; and

•	Total expenses of the offering, excluding sales commissions and management fees, will be approximately $1.2 million.

Actual expenses may vary from this estimate. The amount of fees paid will depend upon the number of shares sold in the subscription and community offerings as opposed to a syndicated offering or firm commitment underwritten offering.

Pro forma net income for the six months ended September 30, 2013 and the year ended March 31, 2013 has been calculated as if the offering were completed at the beginning of each period, and the net proceeds had been invested at 1.39%, the rate of the five-year United States Treasury security at September 30, 2013. A pro forma after-tax return of 0.83% is used for the six months ended September 30, 2013 and the year ended March 31, 2013, after giving effect to a combined federal and state income tax rate of 40.0%. The actual rate experienced by new Clifton may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•	Since funds on deposit at Clifton Savings Bank may be withdrawn to purchase shares of common stock, those funds will not result in the receipt of new funds for investment. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, or the additional expenses of the employee stock ownership plan or the proposed equity incentive plan.

•	Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. Book value does not give effect to the liquidation account or the bad debt reserve in the case of liquidation.

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data, which are based on old Clifton’s stockholders’ equity at September 30, 2013 and March 31, 2013, and net income for the six months ended September 30, 2013 and year ended March 31, 2013, may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we were to be liquidated after the conversion.

At or For the Six Months Ended September 30, 2013

Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range
(Dollars in thousands, except per share amounts)	16,575,000 Shares at $10.00 Per Share	19,500,000 Shares at $10.00 Per Share	22,425,000 Shares at $10.00 Per Share
Gross proceeds	$165,750	$195,000	$224,250
Plus: Shares issued in exchange for shares of old Clifton	92,589	108,928	125,267

Pro forma market capitalization	$258,339	$303,928	$349,517

Gross proceeds	$165,750	$195,000	$224,250
Less: estimated expenses	(2,886)	(3,161)	(3,436)

Estimated net proceeds	162,864	191,839	220,814
Less: common stock acquired by employee stock ownership plan (1)	(9,945)	(11,700)	(13,455)
Less: common stock to be acquired by equity incentive plan (2)	(6,630)	(7,800)	(8,970)
Plus: mutual holding company contribution	6,181	6,181	6,181

Net proceeds	$152,470	$178,520	$204,570

Pro Forma Net Income:

Pro forma net income (3):
Historical	$3,153	$3,153	$3,153
Pro forma income on net proceeds	636	744	853
Less: pro forma employee stock ownership plan expense (1)	(149)	(176)	(202)
Less: pro forma restricted stock award expense (2)	(398)	(468)	(538)
Less: pro forma stock option expense (3)	(303)	(356)	(410)

Pro forma net income	$2,939	$2,897	$2,856

Pro forma net income per share (3):
Historical	$0.13	$0.11	$0.10
Pro forma income on net proceeds	0.03	0.03	0.03
Less: pro forma employee stock ownership plan expense (1)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option expense (3)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$0.12	$0.10	$0.09

Offering price as a multiple of pro forma net income per share (annualized)	41.67	x	50.00	x	55.56	x
Number of shares used to calculate pro forma net income per share (4)	24,236,414	28,513,429	32,790,443

Pro Forma Stockholders’ equity:

Pro forma stockholders’ equity (book value):
Historical	$188,521	$188,521	$188,521
Estimated net proceeds	162,864	191,839	220,814
Plus: mutual holding company contribution	6,181	6,181	6,181
Less: common stock acquired by employee stock ownership plan (1)	(9,945)	(11,700)	(13,455)
Less: common stock to be acquired by equity incentive plan (2)	(6,630)	(7,800)	(8,970)

Pro forma stockholders’ equity	340,991	367,041	393,091
Less: intangible assets	—	—	—

Pro forma tangible stockholders’ equity	$340,991	$367,041	$393,091

Pro forma stockholders’ equity per share:
Historical	$7.30	$6.21	$5.39
Estimated net proceeds	6.30	6.31	6.32
Plus: mutual holding company contribution	0.24	0.20	0.18
Less: common stock acquired by employee stock ownership plan (1)	(0.38)	(0.38)	(0.38)
Less: common stock to be acquired by equity incentive plan (2)	(0.26)	(0.26)	(0.26)

Pro forma stockholders’ equity per share	13.20	12.08	11.25
Less: intangible assets	—	—	—

Pro forma tangible stockholders’ equity per share	$13.20	$12.08	$11.25

Offering price as a percentage of pro forma stockholders’ equity per share	75.76%	82.78%	88.89%
Number of shares used to calculate pro forma stockholders’ equity per share (4)	25,833,853	30,392,768	34,951,683

(footnotes on page 62)

At or For the Year Ended March 31, 2013

Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range
(Dollars in thousands, except per share amounts)	16,575,000 Shares at $10.00 Per Share	19,500,000 Shares at $10.00 Per Share	22,425,000 Shares at $10.00 Per Share
Gross proceeds	$165,750	$195,000	$224,250
Plus: Shares issued in exchange for shares of old Clifton	92,589	108,928	125,267

Pro forma market capitalization	$258,339	$303,928	$349,517

Gross proceeds	$165,750	$195,000	$224,250
Less: estimated expenses	(2,886)	(3,161)	(3,436)

Estimated net proceeds	162,864	191,839	220,814
Less: common stock acquired by employee stock ownership plan (1)	(9,945)	(11,700)	(13,455)
Less: common stock to be acquired by equity incentive plan (2)	(6,630)	(7,800)	(8,970)
Plus: mutual holding company contribution	6,181	6,181	6,181

Net proceeds	$152,470	$178,520	$204,570

Pro Forma Net Income:

Pro forma net income (3):
Historical	$6,610	$6,610	$6,610
Pro forma income on net proceeds	1,272	1,489	1,706
Less: pro forma employee stock ownership plan expense (1)	(298)	(351)	(404)
Less: pro forma restricted stock award expense (2)	(796)	(936)	(1,076)
Less: pro forma stock option expense (3)	(606)	(713)	(819)

Pro forma net income	$6,182	$6,099	$6,017

Pro forma net income per share (3):
Historical	$0.28	$0.24	$0.20
Pro forma income on net proceeds	0.05	0.05	0.05
Less: pro forma employee stock ownership plan expense (1)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.03)	(0.03)	(0.03)
Less: pro forma stock option expense (3)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.26	$0.22	$0.18

Offering price as a multiple of pro forma net income per share (annualized)	38.46	x	45.45	x	55.56	x
Number of shares used to calculate pro forma net income per share (4)	24,107,392	28,361,637	32,615,883

Pro Forma Stockholders’ equity:

Pro forma stockholders’ equity (book value):
Historical	$187,328	$187,328	$187,328
Estimated net proceeds	162,864	191,839	220,814
Plus: mutual holding company contribution	6,181	6,181	6,181
Less: common stock acquired by employee stock ownership plan (1)	(9,945)	(11,700)	(13,455)
Less: common stock to be acquired by equity incentive plan (2)	(6,630)	(7,800)	(8,970)

Pro forma stockholders’ equity	339,798	365,848	391,898
Less: intangible assets	—	—	—

Pro forma tangible stockholders’ equity	$339,798	$365,848	$391,898

Pro forma stockholders’ equity per share:
Historical	$7.25	$6.17	$5.35
Estimated net proceeds	6.30	6.31	6.32
Plus: mutual holding company contribution	0.24	0.20	0.18
Less: common stock acquired by employee stock ownership plan (1)	(0.38)	(0.38)	(0.38)
Less: common stock to be acquired by equity incentive plan (2)	(0.26)	(0.26)	(0.26)

Pro forma stockholders’ equity per share	13.15	12.04	11.21
Less: intangible assets	—	—	—

Pro forma tangible stockholders’ equity per share	$13.15	$12.04	$11.21

Offering price as a percentage of pro forma stockholders’ equity per share	76.05%	83.06%	89.21%
Number of shares used to calculate pro forma stockholders’ equity per share (4)	25,833,853	30,392,768	34,951,683

(footnotes on page 62)

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 6.0% of the shares sold in the offering (994,500, 1,170,000 and 1,345,500 shares at the minimum, midpoint and maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the proceeds retained by new Clifton. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 3.25%, which will be fixed at the time of the offering and be for a term of 20 years. Clifton Savings Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased. The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/20th of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the period, which, for purposes of the pro forma tables, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. In addition, if employee stock ownership plan shares are purchased in the open market following the completion of the conversion, employee stock ownership plan amounts may exceed the amounts set forth in the tables above. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(2)	Assumes that new Clifton will purchase in the open market a number of shares of common stock equal to 4.0% of the shares sold in the offering (663,000, 780,000 and 897,000 shares at the minimum, midpoint and maximum of the offering range, respectively), that will be reissued as restricted stock awards under a new equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at new Clifton or with dividends paid to new Clifton by Clifton Savings Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 2.50%. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of new Clifton common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 40.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.
(3)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the new equity incentive plan to be adopted following the offering. If the new equity incentive plan is approved by shareholders, a number of shares equal to 10.0% of the number of shares sold in the offering (1,657,500, 1,950,000 and 2,242,500 shares at the minimum, midpoint and maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Compensation cost relating to share-based payment transactions will be recognized in the financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $2.03 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 2.00%; expected life, 6.5 years; expected volatility, 23.31%; and risk-free interest rate, 1.91%. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over the vesting period so that 20% of the value of the options awarded was an amortized expense during each year and that 25% of the amortization expense (or the assumed portion relating to non-qualified options granted to directors) resulted in a tax benefit using an assumed tax rate of 40.0%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 6.03%.
(4)	The number of shares used to calculate pro forma net income per share is equal to the weighted average shares outstanding for the period multiplied by the exchange ratio at the minimum, midpoint and maximum of the offering range, less the number of shares purchased by the employee stock ownership plan not committed to be released within the one year period following the offering as adjusted to effect a weighted average over the period. The total number of shares to be outstanding upon completion of the conversion and offering includes the number of shares sold in the offering plus the number of shares issued in exchange for outstanding shares of old Clifton common stock held by persons other than Clifton MHC. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Our Business

General

Clifton Savings Bank has served its customers in New Jersey since 1928. We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our market area. We attract deposits from the general public and primarily use those funds to originate one- to four-family loans, and to a much lesser extent, multi-family and commercial real estate loans, and consumer loans, all of which we hold for investment.

Old Clifton was organized as a federal corporation in 2004 in connection with the mutual holding company reorganization of Clifton Savings Bank. In the reorganization, old Clifton issued a majority of its outstanding shares of common stock to Clifton MHC, the mutual holding company parent of Clifton Savings Bank, and sold the remainder of its outstanding shares of common stock to the public. Old Clifton’s primary business activity is the ownership of the outstanding capital stock of Clifton Savings Bank. Following completion of the conversion, new Clifton will replace old Clifton as the sole shareholder of Clifton Savings Bank. The information set forth in this proxy statement/prospectus relating to our business operations relates primarily to Clifton Savings Bank.

Market Area

We are headquartered in Clifton, New Jersey, which is located in northeast New Jersey and situated approximately 15 miles west of New York City. In addition to our main office located in Passaic County, we currently operate eleven branch offices in Bergen and Passaic Counties in New Jersey, which, along with Essex, Morris, Hudson and Union Counties in New Jersey, comprise our primary market area. The economy in our primary market area has benefited from being varied and diverse. It is both urban and suburban with a broad economic base. As a result of its proximity to New York City, our primary market area is also home to a significant number of commuters working in the greater New York City metropolitan area. One of the wealthiest states in the nation, New Jersey, with a population of approximately 8.7 million, is considered one of the most attractive banking markets in the United States.

Median household income levels in our market area are relatively high for Bergen County ($79,313) and, in contrast, comparatively modest for Passaic County ($53,322) in comparison to the state average of $69,950 for 2012, although the median household income levels for both counties are above the national average of $50,157. Per capita income levels equaled $39,672 and $25,575 for Bergen and Passaic Counties, respectively, as compared to state and national averages of $33,924 and $26,409 for 2012. As of December 2013, the unemployment rate for New Jersey was 7.3% which was higher than the national rate of 6.7%.

Competition

Deposits. Although there are a large number of financial institutions in our market area, in recent years our competition has shifted away from the larger regional and money center banks, money market funds and stock market to local community banks and larger thrift institutions. We focus primarily on retail savings products. During the year ended March 31, 2013, Clifton Savings Bank implemented a strategy of pricing deposits to allow for a controlled outflow of higher-rate non-core deposits.

Loans. We continue to face stiff competition for one- to four-family residential loans from other financial service providers, particularly large national residential lenders. Other competitors for one- to four-family residential loans include credit unions and mortgage brokers which keep overhead costs and mortgage rates down by selling loans and not holding or servicing them. Our competitors for multi-family and commercial real estate loans include other community bank commercial lenders, many of which are larger than us and have greater resources than we do.

Lending Activities

General. Our loan portfolio consists primarily of owner-occupied, one- to four-family mortgage loans secured by properties located in New Jersey. To a much lesser extent, our loan portfolio also includes multi-family and commercial real estate loans, consumer loans and residential construction loans. In late 2012, Clifton Savings Bank established a commercial loan department to expand its multi-family and commercial lending activities. Clifton Savings Bank generally holds the loans it originates in its own portfolio. At September 30, 2013, Clifton Savings Bank had no loans that were held for sale.

One- to Four-Family Residential Loans. Our primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes. We offer fixed-rate and adjustable-rate mortgage loans with terms of up to 30 years. Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the initial period interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that we originate at any time is largely determined by the demand for each in a competitive environment and the effect each has on our interest rate risk. The loan fees charged, interest rates and other terms are determined by us on the basis of our own pricing criteria and competitive market conditions. At September 30, 2013, the average balance of our one- to four-family loans was $235,000 and we had two one- to four-family loans with an outstanding balance in excess of $1.0 million.

We offer fixed-rate loans with terms of either 15, 20 or 30 years. Our adjustable-rate mortgage loans are based on a 30-year amortization schedule and interest rates and payments adjust annually after a one, five, seven or ten-year initial fixed period. In addition, we offer adjustable-rate mortgage loans that adjust every three years after a three-year initial fixed period. Interest rates on our adjustable-rate loans generally are adjusted to a rate typically equal to 2.75% above either the one-year or three-year constant maturity Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan.

We do not make conventional loans with loan-to-value ratios exceeding 90% (except for special programs outlined in the following paragraph) and generally make loans with a loan-to-value ratio in excess of 80% only when secured by first liens on owner-occupied, one- to four-family residences. Loans with loan-to-value ratios in excess of 80% require private mortgage insurance or additional collateral. We require all properties securing mortgage loans to be appraised by independent appraisers approved by our board of directors. We require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance (and flood insurance for loans on property located in a flood zone) prior to closing the loan. We only originate full document loans and do not offer any interest-only, negative amortization, FHA or VA loans.

In an effort to provide financing for low- and moderate-income first-time buyers, we offer a first-time home buyers’ program. We offer residential mortgage loans through this program to qualified individuals and originate the loans using modified underwriting guidelines. All of these loans have private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the property at origination. We also offer a program targeted at low-and moderate-income mortgagors, and for properties located within a low- or moderate-income geography. We offer residential mortgage loans through this program to qualified individuals and originate the loans using modified underwriting guidelines. All of these loans have mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the property at origination.

Generally, our one- to four-family loans are secured by owner-occupied properties. We do lend to borrowers for second homes, but charge 25 basis points more than the rate on primary residences. The maximum loan-to-value ratio on a mortgage for a borrower’s second home is 80%. We also offer loans on investor-owned properties. For one- to four-family loans secured by investor-owned properties, we increase the rate by 50 basis points above the rate we charge for loans secured by owner-occupied, one- to four-family properties and limit the loan to value ratio to 75%. Less than 5% of our one- to four-family loan portfolio consists of non-owner occupied properties.

As we originate all loans for our portfolio, we are able to offer loan modifications for borrowers who request them to receive a lower interest rate. Upon the request of the borrower, we will reduce the interest rate on their loan to the rate we are offering new customers on the same product in exchange for the payment of up to one point on the borrower’s outstanding loan balance. Under this program, we will not modify loans that are not performing in accordance with their original terms.

Multi-Family and Commercial Real Estate Loans. We offer fixed and adjustable-rate mortgage loans secured by multi-family and commercial real estate. Our multi-family and commercial real estate loans are generally secured by a variety of small and mid-size apartment buildings and complexes that generally range from five to 45 units. Our commercial real estate loans are generally secured by commercial real estate such as strip malls, small retail locations, mixed-use properties and other non-residential buildings. At September 30, 2013, we had $22.2 million in multi-family loans and $19.8 million in commercial real estate loans.

We originate fixed-rate multi-family and commercial real estate loans for fixed-terms up to 20 years, and adjustable-rate multi-family and commercial real estate loans for initial adjustment periods of up to 10 years based on an amortization schedule of up to 30 years. Interest rates and payments on our adjustable-rate mortgage loans historically were adjusted every five or 10 years after their initial fixed period, or every year after a 10-year initial fixed period. Currently, most loans adjust from 1.85% to 3.25% above the five-year or 10-year constant maturity Treasury index. Historically, interest rates and payments on our adjustable-rate loans generally were adjusted to a rate typically equal to 3.00% above the one-year, five-year, or 10-year constant maturity Treasury index. There are no lifetime interest rate caps. Loan amounts do not exceed 80% of the appraised value. We generally require an assignment of rents and personal guarantees primarily on all multi-family and commercial real estate loans.

In late 2012, we established a commercial loan department to expand our multi-family and commercial real estate lending activities and increase the diversity of our loan portfolio beyond residential mortgage loans. Since March 31, 2013, our multi-family and commercial real estate loan portfolio has increased $13.4 million, or 46.7%, and at September 30, 2013 was 7.6% of our total loan portfolio. We believe the expansion of our multi-family and commercial real estate lending activities will help diversify our balance sheet, improve our interest rate risk exposure, increase our presence in our market area and establish strong relationships with new and existing customers. After the offering, we intend to continue these efforts and plan to hire additional commercial lending personnel and add appropriate infrastructure. Further, with the additional capital raised in the offering, we expect to continue to pursue larger lending relationships.

At September 30, 2013, we had nine loans in this category that exceeded $1.0 million. Our largest multi-family loan was a $2.0 million loan secured by nine one- to four-family residential units and one retail store, and our largest commercial loan was a $2.5 million loan secured by one mixed-use residential and office facility and one retail store. At September 30, 2013, these loans were performing in accordance with their terms.

Residential Construction Loans. To a much lesser extent, we originate loans to finance the construction of residential dwellings. We only offer construction/permanent loans for the construction of one- to four-family homes to be occupied by the borrower. Construction loans generally have a maximum loan-to-value ratio of 70%. Loan proceeds are disbursed in increments as construction progresses and as independent inspections warrant. We use independent fee appraisers for construction disbursement purposes. At September 30, 2013, all of our outstanding construction loans were performing in accordance with their terms.

Consumer Loans. Our consumer loans include second mortgage loans and home equity loans, as well as loans secured by passbook accounts and certificates of deposit.

We offer second mortgage loans and home equity loans with combined loan-to-value ratios not to exceed 80%. All second mortgage loans and home equity loans are full documentation loans. Our second mortgage loans are originated with terms of five, ten, fifteen and twenty years and we charge higher rates for longer- term loans. Our home equity loans are originated with a 15 year draw period and 20 year payment period.

Loan Underwriting Risks.

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits on such loans.

While one- to four-family residential real estate loans are normally originated with terms up to 30 years, such loans typically remain outstanding for substantially shorter periods because borrowers prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

Multi-Family and Commercial Real Estate Loans. Loans secured by multi-family and commercial real estate generally involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s and guarantor’s creditworthiness and the feasibility and cash flow potential of the property which secures the loan. Payments on loans secured by income properties are typically dependent on the income provided by the property, and the successful operation or management of the properties. As a result, the repayment ability of borrowers of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than residential real estate loan borrowers. In order to monitor the cash flows for an income- producing property, we require borrowers and guarantors to provide annual financial statements and rent rolls on multi-family and commercial real estate loans. Management performs annual reviews and prepares evaluations on all loans where the loan is secured by multi-family and commercial real estate.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the dwelling. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment.

Consumer Loans. Consumer home equity loans and equity lines of credit are loans secured by one- to four-family residential real estate where we may be in a first or second lien position. In each instance, the value of the property is determined and the loan is made against identified equity in the market value of the property. When a residential mortgage is not present on the property, a first lien position is secured against the property. In cases where a mortgage is present on the property, a second lien position is established, subordinated to the mortgage. As these subordinated liens represent higher risk, loan collection becomes more influenced by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations and Purchases. Our residential loan originations come from a number of sources. The customary sources include internet mortgage loan marketers, local mortgage brokers, direct solicitation by Clifton Savings Bank’s loan originators, advertising, referrals from customers, personal contacts by our staff and, in some instances, other lenders. We retain for our portfolio all of the loans that we originate. We purchase residential real estate loans on properties located primarily within the state of New Jersey from various banks and mortgage brokers to supplement our own originations and we generally service our purchased loans. Each purchased loan is subject to an underwriting review using the same guidelines established for our own origination process performed by our staff and we review every loan file we purchase. Our multi-family and commercial real estate loan originations come primarily from direct solicitation by Clifton Savings Bank’s loan originators and third party brokers. We generally do not purchase multi-family or commercial real estate loans.

Loan Approval Procedures and Authority. Our policies and loan approval limits are established and approved by the board of directors. Most residential mortgage loans and consumer loans require the approval of senior management and are ratified by the Loan Committee of the board of directors. All other residential loans require the approval of the Loan Committee of the board of directors. All multi-family and commercial loans require approval of the Commercial Loan Committee of the board of directors. The Loan Committee and Commercial Loan Committee usually meet weekly to review loans.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited by regulation. At September 30, 2013, our regulatory limit on loans to one borrower was $25.3 million. At that date, our largest lending relationship was $3.5 million and consisted of nine loans with an average balance of approximately $385,000 secured by various real properties, which were performing according to their original repayment terms at September 30, 2013.

Loan Commitments. We issue commitments for fixed-rate and adjustable-rate residential, multi-family and commercial real estate loans conditioned upon the occurrence of certain events. Commitments to originate real estate loans are legally binding agreements to lend to our customers. Commitments to originate residential mortgage loans, excluding lines of credit and loan purchases, as of September 30, 2013 totaled $8.5 million. Commitments to originate multi-family and commercial real estate loans totaled $7.4 million at September 30, 2013. We also purchase residential mortgage loans from various banks and utilize mortgage brokers. Commitments to purchase loans totaled $15.6 million at September 30, 2013.

Non-Performing and Problem Assets. When a loan is over 15 days delinquent, we generally send the borrower a late charge notice. When the loan is 30 days past due, we generally mail the borrower a letter reminding the borrower of the delinquency and we attempt personal, direct contact with the borrower to determine the reason for the delinquency, to ensure that the borrower correctly understands the terms of the loan and to emphasize the importance of making payments on or before the due date. If payment is not received by the 45th day of delinquency, additional late charges and delinquency notices are issued. After the 90th day of delinquency, if we are not engaged in collection efforts, we will send the borrower a final demand for payment and refer the loan to legal counsel to commence foreclosure proceedings.

We consider repossessed assets and loans that have been 90 days or more past due to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired, it is recorded at the fair market value less costs to sell at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, we are not required to evaluate them individually for impairment unless they are considered troubled debt restructurings, as discussed in this proxy statement/prospectus. All other loans are evaluated for impairment on an individual basis.

For economic reasons and to maximize the recovery of a loan, we work with borrowers experiencing financial difficulties and consider modifications to borrowers’ existing loan terms and conditions that we would not otherwise consider, commonly referred to as troubled debt restructurings. We record an impairment loss, if any, based on the present value of expected future cash flows under the restructured terms discounted at the original loan’s effective interest rate. We report the loan as a troubled debt restructuring until the borrower has performed for twelve consecutive months in accordance with the terms of the restructuring.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities, deposits at the Federal Home Loan Bank of New York and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities. We also are required to maintain an investment in Federal Home Loan Bank of New York stock. While we maintain the authority under applicable law and our investment policies to invest in derivative securities, we had no such investments at September 30, 2013.

Historically, our investment portfolio has consisted of a mix of both available for sale and held to maturity securities. Recently, we have restructured our investment portfolio to significantly reduce our available for sale securities. Following the completion of the conversion and offering, we expect that our available for sale securities portfolio will increase as a result of our intention to initially use the offering proceeds to purchase short-term investments, such as U.S. treasury and government agency securities.

At September 30, 2013, our investment portfolio consisted of federal agency debt securities with remaining maturities of 10 years or less, mortgage-backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae with stated final maturities of 30 years or less, and corporate securities with maturities of 10 years or less. Our federal agency debt securities are issued by Freddie Mac, the Federal Home Loan Bank and the Federal Farm Credit Agency, all of which are U.S. government or government-sponsored entities. During the year ended March 31, 2013, we purchased shorter-term callable agency securities for interest rate risk purposes. We also purchased Fannie Mae delegated underwriting and servicing mortgage-backed securities during the year ended March 31, 2013 in an effort to increase yield. These are investment pools backed by multi-family residential property mortgages which are generally seven- and ten-year balloon loans with a thirty-year amortization schedule. We intend to continue to purchase these same types of securities. Changes in general interest rates and market conditions may result in calls of certain agency securities, which may cause actual maturities to differ from contractual maturities.

Our investment objectives are to provide and maintain liquidity, to maintain a balance of high quality investments to minimize risk, to provide collateral for pledging requirements, to establish an acceptable level of interest rate risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Clifton Savings Bank’s board of directors has the overall responsibility for Clifton Savings Bank’s investment portfolio, including approval of its investment policy and the appointment of its Investment Committee. The Investment Committee consists of five members of our board of directors and is responsible for approval of investment strategies and monitoring of investment performance. Clifton Savings Bank’s Chief Financial Officer is the designated investment officer and, in conjunction with the President and Chief Executive Officer, is responsible for the daily investment activities and is authorized to make investment decisions consistent with Clifton Savings Bank’s investment policy. The Investment Committee meets regularly with the President and Chief Executive Officer and Chief Financial Officer to review and determine investment strategies and transactions.

Deposit Activities and Other Sources of Funds

General. Deposits, loan repayments and investment cash flows are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and investment cash flows are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of the State of New Jersey. Deposits are attracted from within our primary market area through the offering of a broad selection of liquid and term deposit instruments, including checking accounts, business checking, high-yield checking, money market accounts, passbook and statement savings accounts, club and certificates of deposit. We do not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and interest rates, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, profitability to us, matching deposit and loan products, and customer preferences. We review our deposit flows, mix and pricing weekly. During the year ended March 31, 2013, Clifton Savings Bank implemented a strategy of pricing deposits to allow for a controlled outflow of higher-rate non-core deposits. Our current strategy is to attract and retain deposits primarily by offering competitive rates.

Borrowings. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of New York and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. Under its current credit policies, the Federal Home Loan Bank generally limits advances to 50% of an institution’s assets, and limits short-term borrowings of less than one year to 10% of the institution’s assets. The Federal Home Loan Bank determines specific lines of credit for each member institution. Additionally, Clifton Savings Bank has the ability to borrow funds of up to an aggregate of $88.0 million at two financial institutions under established unsecured overnight lines of credit at a daily adjustable rate. There were no drawings on either of these lines at September 30, 2013.

Properties

We conduct our business at our main office and eleven branch offices. The following table sets forth certain information relating to these facilities as of September 30, 2013.

Location	Year Opened	Net Book Value as of September 30, 2013	Square Footage	Owned/ Leased
		(Dollars in thousands)
Main Office
1433 Van Houten Avenue	1981	$1,961	10,460	Owned

Mortgage Office
4 Brighton Road Suite 306	2012	—	4,643	Leased

Branches
Clifton:
1055 Clifton Avenue	1956	553	2,484	Owned
319 Lakeview Avenue	1970	328	3,311	Owned
646 Van Houten Avenue	1968	1,013	1,081	Owned
387 Valley Road	1971	—	995	Leased
Garfield:
247 Palisade Avenue	1975	925	3,130	Owned
369 Lanza Avenue	1977	891	2,174	Owned
Wallington:
55 Union Boulevard	2004	1,103	2,806	Owned
Wayne:
1158 Hamburg Turnpike	2003	—	1,617	Leased
Fair Lawn:
33-11 Broadway	2009	21	2,718	Leased
Lyndhurst:
401 Valley Brook Avenue	2010	14	2,800	Leased
Woodland Park:
Plaza 46 1530 US Highway 46	2010	74	3,000	Leased

Personnel

As of September 30, 2013, we had 98 full-time employees and nine part-time employees, none of whom are represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Holding Company Subsidiary Structure

Old Clifton’s only subsidiary is Clifton Savings Bank. Old Clifton has no significant assets, other than all of the outstanding shares of Clifton Savings Bank, and no significant liabilities. Old Clifton neither owns nor leases any property but instead uses the premises, equipment and other property of Clifton Savings Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement. New Clifton and Clifton Savings Bank will enter into an expense allocation agreement upon completion of the conversion. The expense allocation agreement will provide that new Clifton will pay to Clifton Savings Bank, on a quarterly basis, fees for its use of Clifton Savings Bank’s premises, furniture, equipment and employees in an amount to be determined by the boards of directors of new Clifton and Clifton Savings Bank. Such fees shall not be less than the fair market value of such goods or services. In addition, new Clifton and Clifton Savings Bank will also enter into a tax allocation agreement upon completion of the conversion as a result of their status as members of an affiliated group under the Internal Revenue Code. The tax allocation agreement will provide that new Clifton will file consolidated federal tax income returns with Clifton Savings Bank and its subsidiaries. The tax allocation agreement also will also formalize procedures for allocating the consolidated tax liability of the group among its members and establish procedures for the future payments by Clifton Savings Bank to new Clifton for tax liabilities attributable to Clifton Savings Bank and its subsidiaries.

Clifton Savings Bank’s only subsidiary is Botany Inc., a New Jersey chartered investment company that holds investment and mortgage-backed securities. Botany Inc. primarily holds investments and mortgage-backed securities in an effort to minimize Clifton Savings Bank’s New Jersey state tax liability. At September 30, 2013, Botany Inc. had total assets of $203.3 million.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear at the end of this proxy statement/prospectus.

Our Business Strategy

We are a retail-oriented financial institution dedicated to serving the needs of customers in our market area. We deliver personalized service and respond with flexibility to customer needs. We believe our community orientation is attractive to our customers and distinguishes us from many large banks and other financial institutions that operate in our market area. We intend to maintain this focus as we grow.

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution. We seek to accomplish this objective by focusing on strategies designed to enhance and expand our franchise and diversify our product offerings to increase profitability, while maintaining strong asset quality. We plan to manage actively our strong capital position consistent with applicable regulations and our overall business strategy. The following are key elements of our business strategy:

Continuing to emphasize residential portfolio lending. Our primary lending focus historically has been the origination of one- to four-family mortgage loans. At September 30, 2013, 90.2% of our total loan portfolio consisted of one- to four-family mortgage loans. We believe there are opportunities to increase our residential mortgage lending in our market area, and beginning in 2013 we made efforts to take advantage of these opportunities by hiring additional lending staff and increasing our origination channels. From March 31, 2013 to September 30, 2013, our one- to four-family real estate loan portfolio has increased $82.0 million, or 19.6%. We utilize conservative underwriting strategies for all of our lending products. We originate loans solely for our own portfolio, rather than for sale, and we currently service all of the loans we originate. To further supplement our loan originations, we also have increased our purchased loans, which we underwrite using the same conservative underwriting procedures we use when originating loans. We also service most of our purchased loans. Purchased loans have increased from $1.8 million in fiscal 2011 to $47.3 million in fiscal 2013 and $49.6 million in the six months ended September 30, 2013.

Increasing our multi-family and commercial real estate lending. In late 2012, we established a commercial loan department to expand our multi-family and commercial real estate lending activities and diversify our loan portfolio beyond residential mortgage loans. Since March 31, 2013, our multi-family and commercial real estate loan portfolio increased $13.4 million, or 46.7%, and at September 30, 2013 was 7.6% of our total loan portfolio. We believe the expansion of our multi-family and commercial real estate lending will help diversify our balance sheet, improve our interest rate risk exposure and increase our presence in our market area. After the offering, we intend to continue these efforts and plan to hire additional commercial lending personnel and add appropriate infrastructure in order to implement our strategy. Further, with the additional capital raised in the offering, we expect to continue to pursue larger lending relationships.

Continuing conservative underwriting practices in order to maintain a high quality loan portfolio. We believe that strong asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and mitigate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts. At September 30, 2013, nonperforming loans were 0.9% of the total loan portfolio and 0.4% of total assets. Although we intend to increase our multi-family and commercial real estate lending, we will do so consistent with our loan underwriting and credit administration standards.

Stockholder-focused management of capital coupled with opportunistic acquisitions. We believe that maintaining a strong capital base is critical to support our long-range business plan; however, we recognize that we will have a historically high level of capital following completion of the offering. Consequently, we intend to manage our capital position, using appropriate capital management tools, to return excess capital to our stockholders, consistent with applicable regulations and policies. We have repurchased a total of $53.8 million of our common stock since 2005, however, our repurchase levels have slowed significantly since we initially determined to conduct a second-step conversion offering in fiscal 2011. We expect to continue stock repurchases after completion of the conversion subject to market conditions and regulatory restrictions. Under current federal regulations, subject to limited exceptions, we may not repurchase shares of our common stock during the first year following the completion of the conversion. See “Use of Proceeds.” In addition, following the completion of the conversion, we intend to continue the payment of regular quarterly dividends. Initially, we expect the quarterly dividends to be $0.05 per share, which equals $0.20 per share on an annualized basis and an annual yield of 2.0% based on a price of $10.00 per share. See “Our Dividend Policy.”

Organic growth has been, and will continue to be, our primary focus. However, following the offering we intend to review acquisition opportunities that we believe will enhance our franchise, further our business strategy and yield long-term financial benefits for our stockholders. The conversion into a stock holding company structure will better position us to participate in consolidation activity by providing a more flexible corporate structure and additional capital resources. Currently, we do not have any specific plans or arrangements to acquire any financial institutions.

Enhancing core earnings by increasing lower cost transaction and savings accounts and continuing our emphasis on operational efficiencies. Checking, savings and money market accounts are a lower cost source of funds than time deposits, and we have made a concerted effort to increase lower cost transaction and savings deposit accounts and reduce our dependence on traditionally higher cost certificates of deposit. Our ratio of certificates of deposit to total deposits has decreased from 78.1% at March 31, 2011 to 70.4% at September 30, 2013. We intend to market our core transaction accounts and savings accounts, emphasizing additional product offerings and our high quality service. We also recognize that controlling operating expenses is essential to our long-term profitability. While we anticipate that our efficiency ratio may be negatively impacted in future periods as a result of our expansion of our lending efforts, technology enhancements, the hiring of additional personnel and the implementation of benefit plans, we intend to continue to focus on operational efficiencies. Our annualized efficiency ratio for the six months ended September 30, 2013 was 57.6%.

Leveraging our competitive strengths to attract and retain customers. We believe that our competitive strengths are personalized, superior customer service, extensive knowledge of our markets and borrowers, and participation in community activities. We believe that we can leverage these strengths to attract and retain customers. We also believe that there is an increasing population of potential customers dislocated as a result of larger bank consolidations in our market area who seek the personalized service of a community bank. We plan to update existing technologies and implement new technologies to enhance the customer experience and ultimately increase the efficiency of our operations.

Overview

Income. We have two primary sources of pre-tax income. The first is net interest income. Net interest income is the difference between interest income (which is the income that we earn on our loans and investments) and interest expense (which is the interest that we pay on our deposits and borrowings).

To a much lesser extent, we also recognize pre-tax income from fee and service charge income—the compensation we receive from providing products and services, and the increase in the cash surrender value of bank owned life insurance. Most of our fee and service charge income comes from service charges on deposit accounts and fees for late loan payments. We also earn fee and service charge income from ATM charges and other fees and charges. The cash surrender value of bank owned life insurance is recorded in the consolidated statement of financial condition as an asset and the change in cash surrender value is recorded as non-interest income.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The expenses we incur in operating our business consist of salary and employee benefits expenses, occupancy expenses, equipment expenses, directors’ compensation, advertising expenses, legal expenses, federal deposit insurance premiums and other miscellaneous expenses.

Salary and employee benefits expenses consist primarily of the salaries and wages paid to our employees, payroll taxes and expenses for retirement and other employee benefits. Following the offering, we will recognize additional annual employee compensation and benefit expenses resulting from the purchase of additional shares by our employee stock ownership plan and the implementation of a new equity incentive plan, if approved by stockholders. We cannot determine the actual amount of these new equity based compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. Occupancy expenses, which are the fixed and variable costs of building and related equipment, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance and costs of utilities. Equipment expenses include fees paid to our third-party data processing service, telephone expense and expenses and depreciation charges related to premises and banking equipment. Depreciation of premises and banking equipment is computed using the straight-line method based on the useful lives of the related assets. Estimated lives are five to 40 years for building and improvements, five to 20 years for land improvements and two to 10 years for furnishings and equipment. Leasehold improvements are amortized over the shorter of the useful life of the asset or term of the lease.

Other miscellaneous expenses include expenses for accountants and consultants, charitable contributions, insurance, office supplies, printing, postage and other miscellaneous operating expenses.

Critical Accounting Policies

In reviewing and understanding financial information for old Clifton, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements included elsewhere in this proxy statement/prospectus. These policies are described in note 1 of the notes to our consolidated financial statements. The accounting and financial reporting policies of old Clifton conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which we believe to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the periods presented.

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the identification of other-than-temporary impairment on securities, the determination of the liabilities and expenses on our defined benefit plans, the determination of the amount of deferred tax assets which are more likely than not to be realized, and the estimation of fair value measurements of financial instruments.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon an evaluation of known and inherent losses in the loan portfolio. In determining the allowance for loan losses, we consider the losses inherent in the loan portfolio and changes in the nature and volume of the loan activities, along with the local economic and real estate market conditions. We utilize a two-tier approach: (1) identification of loans that must be reviewed individually for impairment, and (2) establishment of a general valuation allowance on the remainder of the loan portfolio. We maintain a loan review system which allows for a periodic review of the loan portfolio and the early identification of impaired loans. One- to four-family real estate loans and consumer installment loans are considered to be homogeneous and, therefore, are not separately evaluated for impairment unless they are considered troubled debt restructurings. A loan is considered to be a troubled debt restructuring when, to maximize the recovery of the loan, we modify the borrower’s existing loan terms and conditions in response to financial difficulties experienced by the borrower.

We take into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of borrowers. A loan is deemed to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts when due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated individually. We do not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Payments received on impaired loans are generally applied first to interest income and then applied to principal.

General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss rates, composition of the loan portfolio, current economic conditions and management’s judgment. Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer’s financial condition or changes in their financial condition, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans among other factors. These other risk factors are continually reviewed and revised by management using relevant information available at the time of the evaluation.

Although we believe that we use the best information available to recognize losses on loans and establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews the adequacy of our allowance for loan losses. That agency may require us to recognize additions to the allowance based on its judgments about information available to it at the time of its examination.

Other-than-Temporary Impairment of Securities. If the fair value of a security is less than its amortized cost, the security is deemed to be impaired. We evaluate all securities with unrealized losses quarterly to determine if such impairments are “temporary” or “other-than-temporary” in accordance with Accounting Standards Codification (“ASC”) Topic 320, Investment—Debt and Equity Securities.

Defined Benefit Plans. The liabilities and expenses for our defined benefit plans are based upon actuarial assumptions of future events, including interest rates, rates of increase in compensation and the length of time we will have to provide those benefits. Actual results may differ from these assumptions. These assumptions are reviewed and updated annually and management believes the estimates are reasonable.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If currently available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets are inherently subjective and are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance that results in additional income tax expense in the period in which it is recognized would negatively affect earnings. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

Fair Value Measurements. We use our best judgment in estimating fair value measurements of Clifton Savings Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. We utilize various assumptions and valuation techniques to determine fair value, including, but not limited to cash flows, discount rates, rate of return, adjustments for nonperformance and liquidity, quoted market prices, and appraisals. The fair value estimates are not necessarily indicative of the actual amounts that could have been realized in a sale transaction on the dates indicated. The estimated fair value amounts have not been re-evaluated or updated subsequent to the respective reporting dates. As such, the estimated fair values subsequent to the respective dates may be different than the amounts reported.

Balance Sheet Analysis

General. Total assets increased $66.8 million, or 6.6%, to $1.08 billion at September 30, 2013 from $ 1.02 billion at March 31, 2013. Loans receivable, net, increased $97.6 million, or 21.4%, from $456.8 million at March 31, 2013 to $554.5 million at September 30, 2013. The increase during the six months ended September 30, 2013 resulted primarily from origination volume and purchases of loans exceeding repayment levels. Clifton Savings Bank continues to supplement its internal origination volume with purchases of loans from various sources, and in late 2012 established a commercial loan department to expand its multi-family and commercial real estate lending activities. The largest increase in the loan portfolio was in one- to four-family real estate loans, which increased $82.0 million, or 19.6%. Securities decreased $22.1 million, or 4.6%, to $456.0 million at September 30, 2013 from $478.1 million at March 31, 2013, as funds received from calls, maturities and repayments were redeployed into higher yielding loans. Cash and cash equivalents decreased $11.1 million, or 42.8%, to $14.8 million at September 30, 2013 from $25.9 million at March 31, 2013, as these funds were redeployed into higher yielding assets. Interest bearing deposits increased $24.8 million, or 3.3%, to $775.3 million at September 30, 2013 from $750.5 million at March 31, 2013, and non-interest bearing deposits increased $2.9 million, or 21.6%, to $16.1 million at September 30, 2013 from $13.2 million at March 31, 2013. The increase in interest bearing deposits was mainly due to the promotional rates offered on a bonus passbook account at two of Clifton Savings Bank’s newest branches. Borrowed funds increased $40.0 million, or 76.2%, to $92.5 million at September 30, 2013, as compared with $52.5 million at March 31, 2013 as borrowings were needed to fund increased loan origination and purchase volumes.

Total assets decreased $85.4 million, or 7.8%, to $1.02 billion at March 31, 2013 from $1.10 billion at March 31, 2012. Loans receivable, net, increased $20.0 million, or 4.6%, from $436.8 million at March 31, 2012 to $456.8 million at March 31, 2013. The increase during the year ended March 31, 2013 resulted primarily from the origination volume and purchases of loans being higher than repayment levels. The largest increase in the loan portfolio was in one- to four-family loans which increased $21.1 million, or 5.3%. Securities decreased $96.1 million, or 16.7%, to $478.1 million at March 31, 2013 from $574.2 million at March 31, 2012. Cash and cash equivalents decreased $14.4 million, or 35.7%, to $25.9 million at March 31, 2013 from $40.3 million at March 31, 2012, as these funds were redeployed into higher yielding assets. Bank owned life insurance increased by $7.9 million to $35.5 million at March 31, 2013 from $27.6 million at March 31, 2012. Clifton Savings Bank determined that it is in its best interest to recover and/or offset certain costs associated with employee benefit programs sponsored by Clifton Savings Bank as well as provide selected management with pre-retirement supplemental death benefits, and that bank owned life insurance would be an effective vehicle to accomplish such cost recoveries. The benefit costs to be recovered include Clifton Savings Bank’s annual group medical insurance expenses. Management projected the future costs of such benefits on an “after-tax” basis using conservative assumptions regarding future increases. There are regulatory limitations on the amount of bank owned life insurance that can be purchased. Based upon Clifton Savings Bank’s Tier 1 regulatory capital at March 31, 2013, Clifton Savings Bank’s ownership of $35.5 million of bank owned life insurance did not exceed its regulatory maximum of $42.2 million. Deposits decreased $62.6 million, or 7.6%, to $763.7 million at March 31, 2013 from $826.3 million at March 31, 2012 due to a strategy of pricing which allowed for a controlled outflow of non-core deposits in order to maintain the net interest margin and spread in the current economic environment.

Total assets decreased $21.2 million, or 1.9%, to $1.10 billion at March 31, 2012 from $1.12 billion at March 31, 2011. Loans receivable, net, decreased $4.9 million, or 1.1%, from $441.7 million at March 31, 2011 to $436.8 million at March 31, 2012. The decrease during the year ended March 31, 2012 resulted primarily from repayment levels on loans slightly exceeding origination volume. The largest decrease in the loan portfolio was in one- to four-family loans which decreased $7.2 million, or 1.8%. Securities increased $3.1 million, or 0.6%, to $574.2 million at March 31, 2012 from $571.1 million at March 31, 2011. Other assets decreased $812,000 for the year ended March 31, 2012 primarily due to decreases of $469,000 in prepaid Federal Deposit Insurance Corporation premiums and the write-down of land held for sale of $156,000. Deposits decreased $11.1 million, or 1.3%, to $826.3 million at March 31, 2012 from $837.4 million at March 31, 2011.

Old Clifton has repurchased 5.0 million shares of its stock in conjunction with its repurchase programs since its initial public offering. All repurchased stock is carried on old Clifton’s statement of financial condition as treasury stock and will be retired in connection with the conversion. Old Clifton repurchased the shares as part of its overall capital management strategy.

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family homes, and, to a much lesser extent, multi-family and commercial real estate and construction loans. At September 30, 2013, real estate mortgage and construction loans totaled $543.8 million, or 97.9% of total loans, compared to $448.8 million, or 97.9% of total loans, at March 31, 2013 and $428.5 million, or 97.4% of total loans, at March 31, 2012. The increase in these loans during the six months ended September 30, 2013 and the year ended March 31, 2013 was mainly due to loan origination volume and purchases exceeding repayment levels, in particular one- to four-family loans. Purchases of one- to four-family loans increased during the six months ended September 30, 2013 and the year ended March 31, 2013 and are expected to continue as they are a means of supplementing internal loan volume. Loans are purchased from various sources including mortgage brokers and other lenders. During the year ended March 31, 2013, we also hired two internal loan solicitors which contributed to the increase in one- to four-family origination volume. In late 2012, we also began the process of expanding our multi-family and commercial real estate lending with the establishment of a commercial loan department. Multi-family and commercial loans increased $13.4 million, or 46.7% during the six months ended September 30, 2013 as a result of the establishment of this department. Our commercial loans are mainly secured by commercial real estate such as strip malls, small retail locations, mixed-use properties and other non-residential buildings. Our multi-family loans are mostly secured by a variety of small and mid-size apartment buildings and complexes that generally range from five to 45 units.

At March 31, 2012, real estate mortgage and construction loans totaled $428.5 million, or 97.4% of total loans, compared to $432.6 million, or 97.3% of total loans, at March 31, 2011. The decrease in these loans during the year ended March 31, 2012 was due to repayment levels on loans exceeding origination volume.

At September 30, 2013 and March 31, 2013, the outstanding balance of loans which were purchased and are serviced by other institutions totaled $35.6 million and $36.1 million, respectively.

The following table sets forth the composition of our loan portfolio at the dates indicated:

	At September 30,		At March 31,
	2013		2013		2012		2011
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate:
One- to four-family	$501,269	90.20%	$419,240	91.41%	$398,174	90.53%	$405,331	91.15%
Multi-family	22,206	4.00%	14,990	3.27	14,084	3.20	12,708	2.86
Commercial	19,842	3.57%	13,671	2.98	14,844	3.37	12,126	2.73
Construction	522	0.09%	937	0.20	1,380	0.32	2,454	0.55

Total real estate loans	543,839	97.86%	448,838	97.86	428,482	97.42	432,619	97.29

Consumer:
Second mortgage	8,638	1.55%	6,687	1.46	7,892	1.79	8,602	1.93
Passbook or certificate	866	0.16%	838	0.18	797	0.18	967	0.22
Equity lines of credit	2,336	0.42%	2,218	0.49	2,097	0.48	1,949	0.44

Total consumer loans	11,840	2.13%	9,743	2.13	10,786	2.45	11,518	2.59

Other loans	60	0.01%	55	0.01	555	0.13	555	0.12

Total gross loans	555,739	100.00%	458,636	100.00%	439,823	100.00%	444,692	100.00%

Loans in process	(69)		(169)		(744)		(931)
Net premiums and discounts and deferred loan fees (costs)	1,730		845		(156)		(135)
Allowance for loan losses	(2,950)		(2,500)		(2,090)		(1,880)

Total loans receivable, net	$554,450		$456,812		$436,833		$441,746

	At March 31,
	2010		2009
(Dollars in thousands)	Amount	Percent	Amount	Percent
Real estate:
One- to four-family	$440,937	91.90%	$431,055	91.82%
Multi-family	12,387	2.58	10,526	2.24
Commercial	12,188	2.54	11,360	2.42
Construction	863	0.18	750	0.16

Total real estate loans	466,375	97.20	453,691	96.64

Consumer:
Second mortgage	10,454	2.18	13,055	2.78
Passbook or certificate	1,004	0.21	1,149	0.25
Equity lines of credit	1,684	0.35	1,259	0.27

Total consumer loans	13,142	2.74	15,463	3.30

Other loans	300	0.06	295	0.06
Total gross loans	479,817	100.00%	469,449	100.00%

Loans in process	(537)		(143)
Net premiums and discounts and deferred loan fees (costs)	286		894
Allowance for loan losses	(2,050)		(1,700)

Total loans receivable, net	$477,516		$468,500

The following tables set forth certain information at September 30, 2013 and March 31, 2013 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	At September 30, 2013
(In thousands)	One- to Four- Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Consumer Loans	Other Loans	Total Loans
Amounts due in:
One year or less	$942	$—	$—	$522	$881	$30	$2,375
More than one to three years	586	—	—	—	137	30	753
More than three to five years	7,491	60	138	—	1,564	—	9,253
More than five to ten years	23,289	1,108	2,368	—	2,971	—	29,736
More than ten to fifteen years	110,562	4,758	3,309	—	3,278	—	121,907
More than fifteen years	358,399	16,280	14,027	—	3,009	—	391,715

Total	$501,269	$22,206	$19,842	$522	$11,840	$60	$555,739

	At March 31, 2013
(In thousands)	One- to Four- Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Consumer Loans	Other Loans	Total Loans
Amounts due in:
One year or less	$245	$—	$—	$937	$879	$25	$2,086
More than one to three years	613	—	—	—	143	30	786
More than three to five years	5,083	—	—	—	1,355	—	6,438
More than five to ten years	26,936	1,089	904	—	2,077	—	31,006
More than ten to fifteen years	97,859	5,214	5,148	—	2,686	—	110,907
More than fifteen years	288,504	8,687	7,619	—	2,603	—	307,413

Total	$419,240	$14,990	$13,671	$937	$9,743	$55	$458,636

The following tables set forth the dollar amount of all loans at September 30, 2013 and March 31, 2013 that are due after September 30, 2014 and March 31, 2014, respectively, and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude loans in process and net premiums and discounts and deferred loan fees (costs), and includes $4.7 million and $5.9 million of nonperforming loans at September 30, 2013 and March 31, 2013, respectively.

(In thousands)	Fixed-Rates	Floating or Adjustable- Rates	Total at September 30, 2013
Real estate:
One- to four-family	$402,997	$97,330	$500,327
Multi-family	5,906	16,300	22,206
Commercial	7,307	12,535	19,842
Construction	—	—	—
Consumer	8,634	2,325	10,959
Other loans	30	—	30

Total	$424,874	$128,490	$553,364

(In thousands)	Fixed-Rates	Floating or Adjustable- Rates	Total at March 31, 2013
Real estate:
One- to four-family	$342,817	$76,178	$418,995
Multi-family	5,398	9,592	14,990
Commercial	7,522	6,149	13,671
Construction	—	—	—
Consumer	6,657	2,207	8,864
Other loans	30	—	30

Total	$362,424	$94,126	$456,550

The following table sets forth loan origination and purchase and sale activity. There were transfers of $201,000, $215,000, $215,000, $177,000 and $186,000 to real estate owned during the six months ended September 30, 2013 and 2012 and the years ended March 31, 2013, 2012 and 2011, respectively. There were no transfers to real estate owned during any of the other periods presented. Purchases of one- to four-family loans increased during the six months ended September 30, 2013 and the year ended March 31, 2013 and are expected to continue as they are an excellent source to supplement internal loan volume. Loans are purchased from various sources including mortgage brokers and other lenders. There were no loans sales during the periods presented.

	Six Months Ended September 30,		Year Ended March 31,
(In thousands)	2013	2012	2013	2012	2011	2010	2009
Total gross loans at beginning of period	$458,636	$439,823	$439,823	$444,692	$479,817	$469,449	$421,481
Originations:
Real estate loans:
One- to four-family	65,636	32,317	56,652	54,532	54,571	95,119	93,976
Multi-family	7,718	—	—	2,565	1,025	2,650	2,758
Commercial	6,765	—	—	4,282	550	1,718	5,281
Construction	—	900	900	455	1,985	2,373	750

Total real estate loans	80,119	33,217	57,552	61,834	58,131	101,860	102,765

Consumer loans:
Home equity lines of credit	483	409	895	688	975	1,028	1,115
Second mortgage	3,202	673	1,318	1,461	1,025	1,144	2,705
Passbook or certificate	130	181	251	155	293	491	307

Total consumer loans	3,815	1,263	2,464	2,304	2,293	2,663	4,127
Other loans	5	—	—	—	275	30	—
Total loans originated	83,939	34,480	60,016	64,138	60,699	104,553	106,892
Loans purchased	49,560	25,997	47,340	20,109	1,774	2,916	4,592
Principal payments, repayments, transfers and charge-offs	(36,396)	(42,730)	(88,543)	(89,116)	(97,598)	(97,101)	(63,516)

Total gross loans at end of period	$555,739	$457,570	$458,636	$439,823	$444,692	$479,817	$469,449

Securities. Our securities portfolio consists primarily of federal agency debt securities and corporate bonds with maturities of fifteen years or less and mortgage-backed securities with stated final maturities of thirty years or less. At September 30, 2013, securities decreased $22.1 million, or 4.6%, to $456.0 million from $478.1 million at March 30, 2013. The decrease was the result of proceeds from calls, maturities and repayments of principal being redeployed into higher yielding loans. Securities decreased $96.1 million, or 16.7%, in the year ended March 31, 2013 as a result of investment security calls and repayments of principal on mortgage-backed securities. All of our mortgage-backed securities were issued by either the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Governmental National Mortgage Association.

The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

	At September 30,		At March 31,
	2013		2013		2012		2011
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale:
Debt securities:
Federal National Mortgage Association	$—	$—	$—	$—	$24,994	$25,035	$5,000	$4,996
Federal Home Loan Banks	—	—	—	—	5,000	5,003	—	—
Federal Farm Credit Banks	—	—	—	—	5,000	5,006	—	—
Federal Home Loan Mortgage Corporation	—	—	5,000	5,004	10,000	10,027	5,000	5,006

	—	—	5,000	5,004	44,994	45,071	10,000	10,002

Mortgage-backed securities:
Federal National Mortgage Association	3,970	4,181	4,856	5,170	16,295	17,405	16,069	17,108
Federal Home Loan Mortgage Corporation	—	—	4,838	5,225	7,118	7,719	10,151	10,829

	3,970	4,181	9,694	10,395	23,413	25,124	26,220	27,937

Total securities available for sale	$3,970	$4,181	$14,694	$15,399	$68,407	$70,195	$36,220	$37,939

Securities held to maturity:
Debt securities:
Federal National Mortgage Association	$15,000	$15,000	$—	$—	$73,982	$73,999	$114,949	$112,856
Federal Home Loan Mortgage Corporation	15,000	14,915	5,000	4,989	23,947	24,041	39,905	39,258
Federal Home Loan Banks	20,000	20,043	20,000	20,593	15,000	15,363	68,574	66,543
Federal Farm Credit Banks	39,999	39,948	44,999	45,013	5,000	5,016	10,000	10,050

	89,999	89,906	69,999	70,595	117,929	118,419	233,428	228,707
Corporate Bonds	49,949	51,088	49,917	51,867	49,855	49,862	—	—

	139,948	140,994	119,916	122,462	167,784	168,281	233,428	228,707

Mortgage-backed securities:
Federal National Mortgage Association	202,349	200,852	207,781	214,549	157,844	165,581	120,439	123,977
Federal Home Loan Mortgage Corporation	87,266	88,905	106,346	111,680	139,231	145,602	130,980	135,059
Governmental National Mortgage Association	22,279	23,478	28,685	30,648	39,155	41,985	48,273	49,925

	311,894	313,235	342,812	356,877	336,230	353,168	299,692	308,961

Total securities held to maturity	$451,842	$454,229	$462,728	$479,339	$504,014	$521,449	$533,120	$537,668

Total	$455,812	$458,410	$477,422	$494,738	$572,421	$591,644	$569,340	$575,607

At September 30, 2013 and March 31, 2013, we did not own any securities, other than U.S. Government and agency securities and corporate bonds that had an aggregate book value in excess of 10% of our stockholders’ equity on those dates.

The following table sets forth the contractual maturities and weighted average yields of securities at September 30, 2013. Certain mortgage-backed securities and corporate bonds have interest rates that are adjustable and will reprice periodically within the various maturity ranges. These repricings are not reflected in the table below. At September 30, 2013, the amortized cost of mortgage-backed securities and corporate bonds with adjustable rates totaled $6.2 million and $14.9 million, respectively. We had no tax-exempt securities at September 30, 2013.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Securities available for sale:
Debt securities:
Federal National Mortgage Association	$—	—%	$—	—%	$—	—%	$—	—%	$—	—%
Federal Home Loan Banks	—	—	—	—	—	—	—	—	—	—
Federal Farm Credit Banks	—	—	—	—	—	—	—	—	—	—
Federal Home Loan Mortgage Corporation	—	—	—	—	—	—	—	—	—	—
Mortgage-backed securities:	—	—	—	—	—	—	—	—	—	—
Federal National Mortgage Association	—	—	—	—	—	—	3,970	3.81	3,970	3.81
Federal Home Loan Mortgage Corporation	—	—	—	—	—	—	—	—	—	—

	—	—	—	—	—	—	3,970	3.81	3,970	3.81
Securities held to maturity:
Debt securities:
Federal National Mortgage Association	—	—	15,000	0.75	—	—	—	—	15,000	0.75
Federal Home Loan Mortgage Corporation	—	—	15,000	0.93	—	—	—	—	15,000	0.93
Federal Home Loan Banks	—	—	10,000	0.63	10,000	3.13	—	—	20,000	1.88
Federal Farm Credit Banks	—	—	39,999	0.46	—	—	—	—	39,999	0.46
Corporate Bonds	4,935	0.52	35,011	3.14	10,003	3.40	—	—	49,949	2.94
Mortgage-backed securities:
Federal National Mortgage Association	—	—	358	4.53	77,078	2.19	124,913	3.35	202,349	2.91
Federal Home Loan Mortgage Corporation	—	—	867	4.51	3,169	4.57	83,230	3.54	87,266	3.59
Governmental National Mortgage Association	—	—	—	—	—	—	22,279	4.21	22,279	4.21

	4,935	0.52	116,235	1.43	100,250	2.48	230,422	3.50	451,842	2.71

Total	$4,935	0.52%	$116,235	1.43%	$100,250	2.48%	$234,392	3.51%	$455,812	2.72%

Deposits. Our primary source of funds is our deposit accounts. These deposits are provided primarily by individuals within our market area. We do not use brokered deposits as a source of funding. Deposits increased $27.7 million, or 3.6%, to $791.4 million from $763.7 million at March 31, 2013. The increase in deposits for the six months ended September 30, 2013 was primarily the result of Clifton Savings Bank offering a promotional rate bonus passbook account at its two newest branch locations. Deposits decreased $62.6 million, or 7.6%, to $763.7 million at March 31, 2013 from $826.3 million at March 31, 2012. The decrease in deposits during the year ended March 31, 2013 was primarily the result of Clifton Savings Bank’s strategy of pricing deposits to allow for controlled outflow of non-core deposits to maintain the net interest spread and margin in the current economic environment.

The following table sets forth the balances of our deposit products at the dates indicated.

	At September 30,		At March 31,
	2013		2013		2012		2011
(In thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Demand accounts:
Non-interest-bearing	$16,079	0.00%	$13,228	0.00%	$7,997	0.00%	$8,249	0.00%
High yield checking	14,525	0.15	14,428	0.20	14,938	0.30	14,881	0.65
NOW	23,864	0.10	23,226	0.10	21,289	0.20	19,728	0.40
Super NOW	188	0.15	216	0.20	120	0.30	191	0.50
Money market	18,993	0.15	19,356	0.20	21,085	0.30	20,941	0.50

Total demand accounts	73,649	0.10	70,454	0.13	65,429	0.23	63,990	0.44

Savings and club accounts	160,841	0.30	127,957	0.20	122,852	0.33	119,318	0.51
Certificates of deposit	556,897	1.28	565,281	1.36	637,994	1.69	654,077	1.88

Total deposits	$791,387	0.97%	$763,692	1.05%	$826,275	1.37%	$837,385	1.57%

The following table sets forth the time deposits classified by rates at the dates indicated.

	At September 30,	At March 31,
(Dollars in thousands)	2013	2013	2012	2011
0.00—1.00%	$274,164	$248,373	$189,540	$143,634
1.01—2.00%	152,622	174,135	201,683	202,227
2.01—3.00%	104,889	115,421	181,885	233,629
3.01—4.00%	25,197	27,328	61,526	56,482
4.01—5.00%	—	—	3,337	15,543
5.01—6.00%	25	24	23	2,562

Total	$556,897	$565,281	$637,994	$654,077

The following table sets forth the amount and maturities of time deposits classified by rates at September 30, 2013.

	Amount Due				Total	Percent of Total Time Deposit Account
(Dollars in thousands)	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years
0.00—0.50%	$115,589	$6,214	$—	$—	$121,803	21.87%
0.51—1.00%	73,346	70,806	8,209	—	152,361	27.36
1.01—2.00%	55,208	39,600	42,868	14,946	152,622	27.41
2.01—3.00%	59,496	23,802	661	20,930	104,889	18.84
3.01—4.00%	15,034	211	—	9,952	25,197	4.52
4.01—5.00%	—	—	—	—	—	0.00
5.01—6.00%	—	—	25	—	25	0.00

Total	$318,673	$140,633	$51,763	$45,828	$556,897	100.00%

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of September 30, 2013 and March 31, 2013, respectively. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period at September 30, 2013	Jumbo Certificates of Deposit
(In thousands)
Three months or less	$40,137
Over three through six months	31,561
Over six through twelve months	41,289
Over twelve months	105,161

Total	$218,148

Maturity Period at March 31, 2013	Jumbo Certificates of Deposit
(In thousands)
Three months or less	$29,292
Over three through six months	25,569
Over six through twelve months	55,299
Over twelve months	106,542

Total	$216,702

Borrowings. To supplement deposits as a source for lending and investment activities, Clifton Savings Bank has entered into several third-party borrowing arrangements. Clifton Savings Bank can borrow overnight funds from the Federal Home Loan Bank under an overnight advance program up to Clifton Savings Bank’s maximum borrowing capacity based on its ability to collateralize such borrowings. Clifton Savings Bank also has the ability to borrow funds of up to an aggregate of $88.0 million at two large financial institutions under unsecured overnight lines of credit at a daily adjustable rate. Historically, the cash flows from deposit and other daily activities have been sufficient to meet day-to-day funding obligations, with only the occasional need to borrow on a short-term basis from our overnight advance program with the Federal Home Loan Bank. During the six months ended September 30, 2013, to fund the large origination and purchase volume of loans, Clifton Savings Bank entered into fixed rate Federal Home Loan Bank borrowings with short and long terms. The remaining outstanding borrowings as of September 30, 2013 and March 31, 2013 were made in connection with previous leverage strategies.

The following table presents certain information regarding our Federal Home Loan Bank of New York advances during the periods and at the dates indicated. We had no other outstanding borrowings at any of the dates indicated.

	Six Months Ended September 30,		Year Ended March 31,
(Dollars in thousands)	2013	2012	2013	2012	2011
Maximum amount of advances outstanding at any month-end during the period	$92,500	$78,272	$78,272	$95,023	$123,119
Average advances outstanding during the period	65,357	67,731	61,504	90,502	113,746
Weighted average interest rate during the period	3.02%	3.93%	3.84%	3.87%	3.85%
Balance outstanding at end of period	$92,500	$55,387	$52,500	$78,679	$95,668
Weighted average interest rate at end of period	2.27%	3.83%	3.56%	3.83%	3.82%

Results of Operations for the Six Months Ended September 30, 2013 and 2012

Overview. Net income decreased primarily due to a decrease in net interest income of $561,000, an increase of $244,000 in provision for loan losses, and an increase of $494,000 in non-interest expenses, partially offset by an increase of $637,000 in noninterest income and a decrease of $247,000 in income tax expense.

Net Interest Income. Net interest income decreased $561,000, or 4.7%, to $11.47 million for 2013, despite an increase of 2 basis points in the net interest spread due to the reduced average size of the balance sheet. There was a decrease of 31 basis points in the cost of interest-bearing liabilities, partially offset by a decrease of 29 basis points in the yield earned on interest-earning assets.

Total interest income decreased $2.0 million, or 11.0%, to $16.5 million for 2013, resulting from the decrease in the average yield on these assets coupled with a decrease in the average balance of interest-earning assets. During 2013, the balance of average interest-earning assets decreased $33.4 million, or 3.3%, while the average yield on interest-earning assets decreased 29 basis points to 3.37%. The composition of interest-earning assets generally consists of loans, securities and other interest-earning assets. The decrease in average interest-earning assets was primarily due to decreases of $38.1 million in investment securities, $28.0 million in mortgage-backed securities and $18.7 million in other interest-earning assets, partially offset by increases of $51.3 million in loans. Interest on loans, mortgage-backed securities, investment securities, and other interest-earning assets decreased in the aggregate by 11.0%. Interest on loans increased as the increase in the average balances of these assets outweighed the decrease in yields earned. The average balance of investment securities and mortgage-backed securities decreased along with interest income, as the average balances and yields earned on these types of assets also decreased. Income on other interest-earning assets decreased as the decrease in balance more than offset the increase in yield.

Total interest expense decreased $1.5 million, or 22.6%, to $5.0 million for 2013 due to a decrease of $23.6 million, or 2.8%, in the balance of average interest-bearing liabilities, coupled with a decrease of 31 basis points to 1.20%, in the average interest rate paid on interest-bearing liabilities.

Provision for Loan Losses. We recorded a provision for loan losses of $536,000 during the six months ended September 30, 2013, compared to $292,000 during the six months ended September 30, 2012. The increase in the provision for loan losses was mainly the result of a 21.4% increase in gross loans during the six months ended September 30, 2013. In addition the provision increased in the 2013 period as nonaccrual loans increased $561,000, or 13.4%, from September 30, 2012 to September 30, 2013.

At September 30, 2013 and 2012, Clifton Savings Bank’s nonperforming loans, all of which were in a nonaccrual status, totaled $4.7 million and $4.2 million, respectively, representing 0.85% and 0.91%, respectively, of total gross loans. During the six months ended September 30, 2013, Clifton Savings Bank’s net charge-offs totaled $86,000, which represented losses recorded on two one- to four-family residential real estate loans. At September 30, 2013, nonperforming loans consisted of twenty-six loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and four second mortgage loans secured by one- to four-family residential real estate. All nonperforming loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $566,000 at September 30, 2013. The allowance for loan losses amounted to $2.95 million at September 30, 2013, representing 0.53% of total gross loans.

Non-interest Income. The following table shows the components of non-interest income for the six months ended September 30, 2013 as compared to the six months ended September 30, 2012.

(In thousands)	2013	2012
Fees and service charges	$119	$112
Bank owned life insurance	518	433
Gain on sale of securities	566	647
Loss on write-down of land held for sale	—	(527)
Loss on extinguishment of debt	—	(99)
Other	1	1

Total	$1,204	$567

Non-interest income increased primarily due to the 2012 period including a $527,000 loss on debt extinguishment and a $99,000 write-down of land held for sale. Gains on sales of securities totaled $566,000 and $647,000, respectively, in the 2013 and 2012 periods.

Non-interest Expense. The following table shows the components of non-interest expense for the six months ended September 30, 2013 and 2012.

(In thousands)	2013	2012
Salaries and employee benefits	$4,089	$3,712
Occupancy expense of premises	777	719
Equipment	612	560
Directors’ compensation	439	371
Advertising	151	113
Legal	74	91
Federal deposit insurance premiums	243	258
Other	912	979

Total	$7,297	$6,803

The components of non-interest expense which experienced the most significant change for the six months ended September 30, 2013 were salaries and employee benefits, directors’ compensation, and advertising expenses, occupancy expense of premises, equipment expense and other expense. The increase in salaries and employee benefits was mainly due to an increase in costs associated with hiring two commercial loan officers in December 2012 and April 2013, along with normal annual salary increases. Directors’ compensation increased due to an increase in directors’ fees in 2013, and the resulting increase in the directors’ retirement plan expense. The increase in advertising was mostly due to a campaign associated with increasing deposits at one of Clifton Savings Bank’s newest branches. Occupancy expense of premises and equipment expense increased due to normal annual increases as well as the additional expense associated with Clifton Savings Bank’s loan department being moved to a new leased location in September 2012. Other expense decreased mainly because of a decrease of $46,000 in real estate owned operating expense.

Income Taxes. Income taxes decreased due to lower pre-tax income for the 2013 period. The overall effective tax rate for the 2013 period was 34.9%, compared to 35.2% for 2012 period.

Results of Operations for the Years Ended March 31, 2013, 2012 and 2011

Overview.

2013 v. 2012. Net income decreased primarily due to a decrease in net interest income of $1.4 million, an increase of $515,000 in provision for loan losses, a current year loss of $527,000 on extinguishment of debt and an increase of $372,000 in non-interest expenses, partially offset by an increase of $647,000 in the gain on the sale of securities and a decrease of $748,000 in income tax expense.

2012 v. 2011. Net income decreased primarily due to a decrease in net interest income of $770,000, a decrease of $872,000 on the gain of the sale of securities, and a decrease of $336,000 in the net gain or loss on the sale and disposal of premises and equipment, coupled with an increase of $145,000 in provision for loan losses, partially offset by decreases of $241,000 in the loss on the write-down of land held for sale, $275,000 in noninterest expenses and $701,000 in income tax expense.

Net Interest Income.

2013 v. 2012. Net interest income decreased $1.4 million, or 5.5%, to $23.6 million for 2013, despite an increase of 5 basis points in the net interest spread due to the reduced average size of the balance sheet. There was a decrease of 35 basis points in the cost of interest-bearing liabilities, partially offset by a decrease of 30 basis points in the yield earned on interest-earning assets.

Total interest income decreased $5.7 million, or 13.8%, to $35.4 million for 2013, resulting from the decrease in the average yield on interest-earning assets coupled with a decrease in the average balance of interest-earning assets. During 2013, the balance of average interest-earning assets decreased $70.0 million, or 6.6%, while the average yield on interest-earning assets decreased 30 basis points to 3.59%. The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits. The decrease in average interest-earning assets was primarily due to decreases of $95.6 million in investment securities and $4.5 million in other interest-earning assets, partially offset by increases of

$10.0 million in loans and $20.1 million in mortgage-backed securities. Interest on loans, mortgage-backed securities, investment securities, and other interest-earning assets decreased in the aggregate by 13.8%. Interest on loans and mortgage-backed securities decreased as the decrease in yields earned on these types of assets outweighed the increase in the average balances of these type of assets. The average balance of investment securities and other interest-bearing assets decreased along with interest income as the average yield earned on these types of assets also decreased.

Total interest expense decreased $4.3 million, or 26.7%, to $11.8 million for 2013 due to a decrease of $80.5 million, or 8.8%, in the balance of average interest-bearing liabilities, coupled with a decrease of 35 basis points to 1.41%, in the average interest rate paid on interest-bearing liabilities.

2012 v. 2011. Net interest income decreased $770,000, or 3.0%, to $24.9 million for 2012. The decrease in net interest income for 2012 was attributable to a 7 basis point decrease in the interest rate spread which was due to a decrease of 41 basis points in the yield earned on interest-earning assets, partially offset by a decrease of 34 basis points in the cost of interest-bearing liabilities.

Total interest income decreased $3.9 million, or 8.6%, to $41.1 million for 2012, resulting from the decrease in the average yield on these assets partially offset by an increase in the average balance of interest-earning assets. During 2012, the balance of average interest-earning assets increased $9.6 million, or 0.9%, while the average yield on interest-earning assets decreased 41 basis points to 3.89%. The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits. The increase in average interest-earning assets was primarily due to increases of $8.3 million in other interest-earning assets and $23.7 million in investment securities, partially offset by decreases of $18.9 million in loans and $3.5 million in mortgage-backed securities. Interest on loans, mortgage-backed securities, investment securities, and other interest-earning assets decreased by 8.6%. Interest on loans and mortgage-backed securities decreased as both the average balances and yields earned on these types of assets decreased. The average balance of investment securities and other interest-bearing assets increased but interest income decreased as the increase in balance was outweighed by the decrease in the average yield earned on these types of assets.

Total interest expense decreased $3.1 million, or 16.1%, to $16.1 million for 2012 due to a decrease in the average interest rate paid on interest-bearing liabilities of 34 basis points to 1.76%, partially offset by an increase of $585,000, or 0.1%, in the balance of average interest-bearing liabilities.

Provision for Loan Losses. We review the adequacy of the allowance for loan losses on a monthly basis and establish the provision for loan losses based on changes in the volume and types of lending, delinquency levels, historical loss experience, the balance of classified loans, current economic conditions and other factors related to the collectability of the loan portfolios. Management maintains an allowance level deemed appropriate in light of factors such as the level of nonperforming loans, growth in the loan portfolio and the current economic environment. Management’s evaluation of the adequacy of the allowance has resulted in the determination that the allowance for loan losses is reasonably stated as of March 31, 2013. The allowance for loan losses is based on management’s evaluation of the risk inherent in our loan portfolio and gives due consideration to the changes in general market conditions and in the nature and volume of our loan activity. For additional information, see “Critical Accounting Policies—Allowance for Loan Losses.” Clifton Savings Bank continues to evaluate the need for a provision for loan losses based on the periodic review of the loan portfolio and general market conditions.

2013 v. 2012. We recorded a provision for loan losses of $762,000 during the year ended March 31, 2013, compared to $247,000 during the year ended March 31, 2012. The increase in the provision for loan losses was a result of nonperforming loans increasing $2.1 million from March 31, 2012 to March 31, 2013, coupled with an increase in gross loans of 4.3% during the year ended March 31, 2013. During the year ended March 31, 2012, Clifton Savings Bank amended its nonaccrual policy to expand the classification of nonaccrual loans to include loans that were previously ninety days or more delinquent until there is a sustained period of repayment performance (generally six consecutive months) by the borrower in accordance with the contractual terms of the loan. Included in these nonperforming loans at March 31, 2013 are thirteen loans totaling $2.2 million that are current or less than ninety days delinquent.

Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and/or interest become doubtful. As of March 31, 2013 and 2012, due to a change in policy implemented in fiscal 2012, nonaccrual loans differed from the amount of total loans past due greater than 90 days due to some previously delinquent loans that are currently not more than 90 days delinquent which are maintained on nonaccrual status for a minimum of six months or until the borrower has demonstrated the ability to satisfy the loan terms. A loan is returned to accrual status when there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and Clifton Savings Bank expects repayment of the remaining contractual amounts due. At March 31, 2013, Clifton Savings Bank’s nonperforming loans, all of which were in a nonaccrual status, totaled $5.9 million, representing 1.29% of total gross loans, and 0.58% of total assets. During the year ended March 31, 2013, Clifton Savings Bank’s net charged off loans totaled $352,000, which represented losses recorded on two one- to four-family residential real estate loans, one of which is classified as real estate owned as of March 31, 2013. At March 31, 2013, nonperforming loans consisted of thirty loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, four second mortgage loans secured by one- to four-family residential real estate, and one second mortgage loan secured by commercial real estate. All nonperforming loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $779,000 at March 31, 2013. The allowance for loan losses amounted to $2.5 million at March 31, 2013, representing 0.55% of total gross loans.

2012 v. 2011. We recorded a provision for loan losses of $247,000 during the year ended March 31, 2012, compared to $102,000 during the year ended March 31, 2011. The increase in the provision for loan losses was a result of nonperforming loans increasing $562,000 from March 31, 2011 to March 31, 2012 even though gross loans decreased 1.1% during the year ended March 31, 2012. During the year ended March 31, 2012, Clifton Savings Bank amended its nonaccrual policy to expand the classification of nonaccrual loans to include loans that were previously ninety days or more delinquent until there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan. Included in these nonperforming loans at March 31, 2012 are five loans totaling $597,000 that are current or less than ninety days delinquent.

At March 31, 2012, Clifton Savings Bank’s nonperforming loans, all of which were in a nonaccrual status, totaled $3.8 million, representing 0.86% of total gross loans, and 0.34% of total assets. During the year ended March 31, 2012, Clifton Savings Bank charged off loans totaling $37,000, which represented partial losses from three one- to four-family troubled debt restructurings and one write-down on a commercial real estate loan which was repossessed during the year. At March 31, 2012, nonperforming loans consisted of twenty loans secured by one- to four-family residential real estate, two second mortgage loans secured by one- to four-family residential real estate, and one second mortgage loan secured by commercial real estate. All nonperforming loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $1.2 million at March 31, 2012. The allowance for loan losses amounted to $2.1 million at March 31, 2012, representing 0.48% of total gross loans.

An analysis of the changes in the allowance for loan losses is also presented under “—Risk Management—Analysis of Nonperforming and Classified Assets.”

Non-interest Income. The following table shows the components of non-interest income for 2013, 2012 and 2011.

(In thousands)	2013	2012	2011
Fees and service charges	$212	$213	$212
Bank owned life insurance	922	862	879
Gain on sale of securities	647	—	872
Net (loss) gain on sale and disposal of premises and equipment	(3)	(9)	327
Loss on write-down of land held for sale	(99)	(156)	(397)
Loss on extinguishment of debt	(527)	—	—
Other	2	3	16

Total	$1,154	$913	$1,909

2013 v. 2012. Non-interest income increased primarily due to a $647,000 increase in gain on sale of securities and a decrease of $57,000 in loss on write-down of land held for sale, partially offset by a $547,000 loss on extinguishment of debt during the year ended March 31, 2013.

2012 v. 2011. Non-interest income decreased primarily due to a $872,000 decrease in gain on sale of securities and a decrease of $336,000 in net gain/loss on the sale and disposal of premises and equipment, partially offset by a decrease of $241,000 in loss on the write-down of land held for sale during the year ended March 31, 2012.

Non-interest Expense. The following table shows the components of non-interest expense for 2013, 2012 and 2011.

(In thousands)	2013	2012	2011
Salaries and employee benefits	$7,405	$7,055	$6,773
Occupancy expense of premises	1,510	1,359	1,643
Equipment	1,206	1,090	1,051
Directors’ compensation	845	732	760
Advertising	247	213	279
Legal	175	569	494
Federal deposit insurance premium	498	538	884
Other	2,025	1,983	1,930

Total	$13,911	$13,539	$13,814

2013 v. 2012. The components of non-interest expense which experienced the most significant change in fiscal 2013 were salaries and employee benefits, occupancy expense of premises, and legal expenses. The increase in salaries and employee benefits was mainly due to an increase in costs associated with the hiring of a commercial loan officer in the 2013 period, along with normal annual salary increases. Occupancy expense of premises increased due to normal annual increases as well as the additional expense associated with Clifton Savings Bank’s loan department being moved to a new leased location in September 2012. The decrease in legal expenses was primarily due to expensing of legal fees totaling $302,000 during the 2012 period as a result of the withdrawal of Clifton Savings Bank’s second-step conversion application and the postponement of our related stock offering which was announced in June 2011.

2012 v. 2011. The components of non-interest expense which experienced the most significant change in fiscal 2012 were salaries and employee benefits, occupancy expense of premises, and federal deposit insurance premiums. The increase in salaries and employee benefits was mainly due to an increase in costs associated with health insurance for all employees and the hiring of an enterprise risk officer and compliance officer in the 2012 period, along with normal annual salary increases. Occupancy expense of premises decreased due to decreases in snow removal and other repair and maintenance items in 2012. The decrease in federal deposit insurance premiums was primarily due to a change in the assessment base for institutions. The Federal Deposit Insurance Corporation adopted a final rule which became effective on April 1, 2011 that changed the assessment base used to calculate an institution’s federal deposit insurance premium to average consolidated assets minus average tangible equity, rather than the balance of deposits.

Income Taxes.

2013 v. 2012. Income taxes decreased due to lower pre-tax income for 2013. The effective tax rate for 2013 was 34.1%, compared to 34.6% for 2012.

2012 v. 2011. Income taxes decreased due to lower pre-tax income for 2012. The effective tax rate for 2012 was 34.6%, compared to 35.6% for 2011.

Average Balances and Yields

The following tables present information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of month-end balances, and nonaccrual loans are included in average balances; however, accrued interest income has been excluded from these loans. Loan fees (costs) are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax equivalent basis are insignificant.

		Six Months Ended September 30,
		2013			2012
(Dollars in thousands)	Yield/Rate At September 30, 2013	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans receivable	3.85%	$497,604	$9,962	4.00%	$446,300	$9,878	4.43%
Mortgage-backed securities	3.28%	330,413	5,330	3.23%	358,381	6,662	3.72%
Investment securities	1.63%	132,076	1,123	1.70%	170,149	1,865	2.19%
Other interest-earning assets	1.80%	18,528	82	0.89%	37,219	125	0.67%

Total interest-earning assets	3.34%	978,621	16,497	3.37%	1,012,049	18,530	3.66%

Noninterest-earning assets		71,294			60,608

Total assets		$1,049,915			$1,072,657

Liabilities and equity:
Interest-bearing liabilities:
Demand accounts	0.13%	$57,865	43	0.15%	$57,065	65	0.23%
Savings and club accounts	0.30%	146,688	203	0.28%	123,454	185	0.30%
Certificates of deposit	1.28%	564,993	3,796	1.34%	610,272	4,920	1.61%

Total interest-bearing deposits	0.99%	769,546	4,042	1.05%	790,791	5,170	1.31%
FHLB advances	2.27%	65,357	986	3.02%	67,731	1,330	3.93%

Total interest-bearing liabilities	1.13%	834,903	5,028	1.20%	858,522	6,500	1.51%

Noninterest-bearing liabilities:
Noninterest-bearing deposits		14,415			8,792
Other noninterest-bearing liabilities		12,701			18,571

Total noninterest-bearing liabilities		27,116			27,363

Total liabilities		862,019			885,885
Stockholders’ equity		187,896			186,772

Total liabilities and stockholders’ equity		$1,049,915			$1,072,657

Net interest income			$11,469			$12,030

Interest rate spread				2.17%			2.15%
Net interest margin				2.34%			2.38%
Average interest-earning assets to average interest-bearing liabilities		1.17 x			1.18 x

	Year Ended March 31,
	2013			2012			2011
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans receivable	$449,506	$19,441	4.32%	$439,551	$20,812	4.73%	$458,455	$22,725	4.96%
Mortgage-backed securities	357,072	12,710	3.56%	336,966	14,141	4.20%	340,492	15,873	4.66%
Investment securities	150,732	3,018	2.00%	246,307	5,838	2.37%	222,617	5,946	2.67%
Other interest-earning assets	28,266	224	0.79%	32,743	283	0.86%	24,439	396	1.62%

Total interest-earning assets	985,576	35,393	3.59%	1,055,567	41,074	3.89%	1,046,003	44,940	4.30%

Noninterest-earning assets	63,070			69,901			66,035

Total assets	$1,048,646			$1,125,468			$1,112,038

Liabilities and equity:
Interest-bearing liabilities:
Demand accounts	$57,201	111	0.19%	$55,296	195	0.35%	$54,259	375	0.69%
Savings and club accounts	124,057	324	0.26%	121,145	518	0.43%	110,690	874	0.79%
Certificates of deposit	594,339	9,042	1.52%	650,628	11,932	1.83%	638,291	13,616	2.13%

Total interest-bearing deposits	775,597	9,477	1.22%	827,069	12,645	1.53%	803,240	14,865	1.85%
FHLB advances	61,504	2,360	3.84%	90,502	3,504	3.87%	113,746	4,380	3.85%

Total interest-bearing liabilities	837,101	11,837	1.41%	917,571	16,149	1.76%	916,986	19,245	2.10%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	10,335			7,750			6,690
Other noninterest-bearing liabilities	14,496			16,824			10,918

Total noninterest-bearing liabilities	24,831			24,574			17,608

Total liabilities	861,932			942,145			934,594
Stockholders’ equity	186,714			183,323			177,444

Total liabilities and stockholders’ equity	$1,048,646			$1,125,468			$1,112,038

Net interest income		$23,556			$24,925			$25,695

Interest rate spread			2.18%			2.13%			2.20%
Net interest margin			2.39%			2.36%			2.46%
Average interest-earning assets to average interest-bearing liabilities	1.18x			1.15x			1.14x

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Six Months Ended September 30, 2013 Compared to 2012			Year Ended March 31, 2013 Compared to 2012			Year Ended March 31, 2012 Compared to 2011
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
(In thousands)	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable	$2,127	$(2,043)	$84	$463	$(1,834)	$(1,371)	$(900)	$(1,013)	$(1,913)
Mortgage-backed securities	(496)	(836)	(1,332)	811	(2,242)	(1,431)	(164)	(1,568)	(1,732)
Investment securities	(371)	(371)	(742)	(2,011)	(809)	(2,820)	597	(705)	(108)
Other interest-earning assets	(125)	82	(43)	(37)	(22)	(59)	109	(222)	(113)

Total interest income	1,135	(3,168)	(2,033)	(774)	(4,907)	(5,681)	(358)	(3,508)	(3,866)

Interest expense:
Demand deposits	3	(25)	(22)	7	(91)	(84)	7	(187)	(180)
Savings and club accounts	50	(32)	18	12	(206)	(194)	76	(432)	(356)
Certificates of deposit	(345)	(779)	(1,124)	(977)	(1,913)	(2,890)	259	(1,943)	(1,684)

Total deposit expense	(292)	(836)	(1,128)	(958)	(2,210)	(3,168)	342	(2,562)	(2,220)

FHLB advances	(45)	(299)	(344)	(1,117)	(27)	(1,144)	(899)	23	(876)

Total interest expense	(337)	(1,135)	(1,472)	(2,075)	(2,237)	(4,312)	(557)	(2,539)	(3,096)

Net interest income	$1,472	$(2,033)	$(561)	$1,301	$(2,670)	$(1,369)	$199	$(969)	$(770)

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for at fair value. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue. During the year ended March 31, 2012, Clifton Savings Bank hired an Enterprise Risk Officer to monitor and enhance the quality of the risk management process throughout Clifton Savings Bank.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Our strategy also emphasizes the origination of one- to four-family mortgage loans, which typically have lower default rates than most other types of loans and are secured by collateral that generally tends to appreciate in value.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. The following describes our general collection procedures. We mail a late charge notice when the loan becomes 15 days past due. We make initial contact with the borrower when the loan becomes 30 days past due. If payment is not received by the 45th day of delinquency, additional letters and phone calls generally are made. If we are not engaged in collection efforts after the 90th day of delinquency, we will send the borrower a final demand for payment and refer the loan to legal counsel to commence foreclosure proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances.

Analysis of Nonperforming and Classified Assets. When a loan becomes 90 days delinquent, or when other factors indicate that the collection of such amounts is doubtful, the loan is placed on nonaccrual status, at which time an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when factors indicating doubtful collectability no longer exist and Clifton Savings Bank expects repayment of the remaining contractual amounts due.

Although we underwrite each purchased loan using the same conservative underwriting procedures we use when originating loans, our loss experience is higher on our purchased loans than on loans we have originated for our portfolio. At September 30, 2013, nonperforming loans included twenty-one loans we originated totaling $2.6 million and ten loans we purchased totaling $2.1 million.

We consider repossessed assets and loans that are 90 days or more past due or on a nonaccrual status to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When a property is acquired, it is recorded at its fair market value less costs to sell at the date of foreclosure establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income. At September 30, 2013, March 31, 2013 and 2012, we had $405,000, $215,000 and $139,000, respectively, in real estate owned.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, do not individually evaluate them for impairment unless they are considered troubled debt restructurings, as discussed below. All other loans are evaluated for impairment on an individual basis. At September 30, 2013, March 31, 2013, 2012 and 2011, we had $566,000, $779,000, $1.2 million and $1.4 million, respectively, in loans that were considered impaired.

For economic reasons and to maximize the potential for recovery of a loan, we work with borrowers experiencing financial difficulties. We consider modifying the borrower’s existing loan terms and conditions that we would not otherwise consider, commonly referred to as troubled debt restructurings. We record an impairment loss, if any, based on the present value of expected future cash flows discounted at the original loan’s effective interest rate. Subsequently these loans are individually evaluated for impairment. To be in compliance with its modified terms, a loan that is a troubled debt restructuring must be current or less than 30 days past due on its contractual principal and interest payments under the modified terms. After six months of satisfactory payment history, if Clifton Savings Bank expects to receive all remaining payments in accordance with the terms of the restructuring, the loan can be placed in an accrual status, and after one year it may be returned to a non-adverse classification while retaining its impaired status.

The following table provides information with respect to our nonperforming assets at the dates indicated. At September 30, 2013, March 31, 2013, 2012 and 2011 we had impaired loans of $566,000, $779,000, $1.2 million and $1.4 million, respectively. There were no troubled debt restructurings that were past due 90 days or more and in nonaccrual status at September 30, 2013. There were two troubled debt restructured loans with aggregate balances of approximately $217,000 which were past due 90 days or more and in a nonaccrual status at March 31, 2013. Interest income recognized on impaired loans during the period of impairment totaled approximately $15,000, $31,000, $78,000 and $61,000, respectively, for the six months ended September 30, 2013 and the years ended March 31, 2013, 2012 and 2011.

	At September 30,	At March 31,
(Dollars in thousands)	2013	2013	2012	2011	2010	2009
Nonaccrual loans:
Real estate loans:
One- to four-family	$4,400	$5,496	$3,671	$2,802	$1,890	$858
Multi-family	—	—	—	—	331	—
Commercial	249	251	—	385	206	—
Consumer loans	95	148	102	24	35	12

Total nonaccrual loans	4,744	5,895	3,773	3,211	2,462	870
Accruing loans past due 90 days or more:	—	—	—	—	—	—

Total of nonaccrual and 90 days or more past due loans	4,744	5,895	3,773	3,211	2,462	870

Real estate owned	405	215	139	136	—	—

Total nonperforming assets	5,149	6,110	3,912	3,347	2,462	870

Accruing troubled debt restructurings	281	—	657	1,138	1,676	432
Nonaccrual troubled debt restructurings	36	528	252	37	11	—

Total troubled debt restructurings	317	528	909	1,175	1,687	432

Less nonaccrual troubled debt restructurings included in total nonaccrual loans	(36)	(528)	(252)	(37)	(11)	—

Total nonperforming assets and troubled debt restructurings	$5,430	$6,110	$4,569	$4,485	$4,138	$1,302

Total nonperforming loans to total gross loans	0.85%	1.29%	0.86%	0.72%	0.51%	0.19%
Total nonperforming loans to total assets	0.44%	0.58%	0.34%	0.29%	0.23%	0.09%
Total nonperforming assets and troubled debt restructurings to total assets	0.50%	0.60%	0.41%	0.40%	0.39%	0.14%

Nonperforming loans decreased from $5.9 million at March 31, 2013 to $4.7 million at September 30, 2013. At September 30, 2013, nonperforming loans consisted of twenty-six loans secured by one- to four-family residential real estate, one commercial real estate loan, and four second mortgage loans secured by one- to four-family real estate, while at March 31, 2013, nonperforming loans consisted of thirty loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, four second mortgage loans secured by one- to four-family real estate, and one second mortgage loan secured by commercial real estate. The percentage of nonperforming loans to total gross loans totaled 0.85% at September 30, 2013 as compared to 1.29% at March 31, 2013. The gross loan portfolio increased $97.1 million, or 21.2%, to $555.7 million at September 30, 2013, from $458.6 million at March 31, 2013. Nonaccrual loans are in various stages of collection, workout or foreclosure and are secured by New Jersey properties whose values in most instances, at September 30, 2013, are estimated to equal or exceed outstanding balances due on these loans at that date. During the six months ended September 30, 2013, three new loans were included as nonaccrual loans, twenty-eight loans reported as nonaccrual at March 31, 2013 were still reported as nonaccrual at September 30, 2013, four loans were no longer classified as they were returned to an accrual status and two loans were no longer classified as they had been paid off. One loan previously included in nonaccrual was classified as real estate owned as of September 30, 2013. Three loans were classified as troubled debt restructurings at September 30, 2013, however one was no longer in a nonaccrual status. No new loans were restructured during the six months ended September 30, 2013, and one loan reported at March 31, 2013 was no longer considered a troubled debt restructuring as it was sold during the period.

Nonperforming loans increased from $3.8 million at March 31, 2012 to $5.9 million at March 31, 2013. At March 31, 2013, nonperforming loans consisted of thirty loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, four second mortgage loans secured by one- to four-family real estate, and one second mortgage loan secured by commercial real estate, while at March 31, 2012, nonperforming loans consisted of twenty loans secured by one- to four-family residential real estate, two second mortgage loans secured by one- to four-family real estate, and one second mortgage loan secured by commercial real estate. The percentage of nonperforming loans to total gross loans totaled 1.29% at March 31, 2013 as compared to 0.86% at March 31, 2012. The gross loan portfolio increased $18.8 million, or 4.3%, to $458.6 million at March 31, 2013, from $439.8 million at March 31, 2012. Nonaccrual loans are in various stages of collection, workout or foreclosure and are secured by New Jersey properties whose values in most instances, at March 31, 2013, are estimated to equal or exceed outstanding balances due on these loans at that date. Of the increase in nonaccrual loans, sixteen new loans were included, twenty loans reported as nonaccrual at March 31, 2012 were still reported as nonaccrual at March 31, 2013, four loans were still classified as troubled debt restructurings at March 31, 2013 and two loans were no longer classified as they had been paid off. One previous loan was classified as real estate owned as of March 31, 2013. No new loans were restructured during the year ended March 31, 2013, and two loans reported at March 31, 2012 were no longer considered troubled debt restructurings as the loans performed for twelve consecutive months, in accordance with the terms of the restructuring.

Interest income that would have been recorded for the six months ended September 30, 2013 and the years ended March 31, 2013, 2012 and 2011, had non-accruing loans been current and accruing interest according to their original terms, amounted to $114,000, $296,000, $206,000, and $167,000, respectively. The amount of interest related to these loans included in interest income was $113,000, $201,000, $119,000 and $71,000, respectively, for the six months ended September 30, 2013 and the years ended March 31, 2013, 2012 and 2011.

Pursuant to federal regulations, we review and classify our assets on a regular basis. In addition, the Office of the Comptroller of the Currency has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard, doubtful, or as a loss, we charge-off the portion of the asset classified loss.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At September 30,	At March 31,
(In thousands)	2013	2013	2012	2011
Special mention assets	$1,811	$1,264	$2,358	$1,257
Substandard assets	4,923	6,351	4,291	3,450
Doubtful assets	—	—	—	—
Loss assets	—	—	—	—

Total classified assets	$6,734	$7,615	$6,649	$4,707

At each of the dates in the above table, substandard and doubtful assets consisted of all nonperforming assets and included negative escrow amounts. At September 30, 2013, we had three current loans totaling $1.0 million which were in special mention assets and at March 31, 2013, we had two current loans totaling $347,000 which were in special mention assets. Total classified assets decreased approximately $881,000, or 11.6%, from March 31, 2013 to September 30, 2013 and increased approximately $966,000, or 14.5%, from March 31, 2012 to March 31, 2013.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At September 30,			At March 31,
	2013			2013			2012			2011
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
Real estate loans
One- to four-family	$2,963	$681	$2,598	$2,076	$300	$3,693	$3,982	$191	$3,124	$2,250	$74	$2,802
Commercial	—	—	249	—	251	—	—	—	—	261	63	385
Consumer and other loans:
Second mortgage and equity line of credit	19	20	74	9	4	39	102	—	52	103	—	24
Passbook or certificate and other loans	—	—	—	—	96	—	6	—	—	36	—	—

Total	$2,982	$701	$2,921	$2,085	$651	$3,732	$4,090	$191	$3,176	$2,650	$137	$3,211

There were six loans delinquent 60 to 89 days at September 30, 2013 as compared to five loans at March 31, 2013, two loans at March 31, 2012 and three loans at March 31, 2011. There were seventeen loans delinquent 90 days or greater at September 30, 2013, as compared to twenty-three loans at March 31, 2013, eighteen loans at March 31, 2012 and sixteen loans at March 31, 2011. There were eight loans in the process of foreclosure with a total balance of $1.6 million at September 30, 2013 as compared to ten loans with a total balance of $2.2 million at March 31, 2013, eight loans with a total balance of $1.7 million at March 31, 2012 and eleven loans with a total balance of $2.3 million at March 31, 2011.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. The allowance for loan losses consists of general and unallocated components. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component of the allowance covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one- to four-family real estate, construction real estate, second mortgage loans, home equity lines of credit and passbook loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. The historical loss factor is adjusted by qualitative risk factors which include: (1) lending policies and procedures, including underwriting standards and collection, charge-off and recovery practices; (2) national, regional and local economic and business conditions, including the value of underlying collateral for collateral dependent loans; (3) the nature and volume of the portfolio and terms of loans; (4) the experience, ability and depth of lending management and staff; (5) the quality of Clifton Savings Bank’s loan review system; (6) the volume and severity of past due, classified and nonaccrual loans; (7) the existence and effect of any concentrations of credit and changes in the level of such concentrations; and (8) the effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

The evaluation of the adequacy of the allowance is based on an analysis which categorizes the entire loan portfolio by certain risk characteristics. The loan portfolio segments are further disaggregated into the following loan classes, where the risk level for each type is analyzed when determining the allowance for loan losses.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Non-classified assets are rated as pass or pass-watch. Pass-watch loans require current oversight or tracking by management generally due to incomplete documentation or monitoring due to previous delinquent status.

The Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews Clifton Savings Bank’s loan portfolio and the related allowance for loan losses. The Office of the Comptroller of the Currency may require the allowance for loan losses to be increased based on its review of information available at the time of the examination.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Summary of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to current income.

	At or For the Six Months Ended September 30,		At or For the Year Ended March 31,
(Dollars in thousands)	2013	2012	2013	2012	2011	2010	2009
Allowance at beginning of period	$2,500	$2,090	$2,090	$1,880	$2,050	$1,700	$1,440

Provision for loan losses	536	292	762	247	102	433	260
Recoveries on one- to four-family real estate	5	—	50	—	—	—	—
Charge-offs:
One- to four-family real estate	(91)	(82)	(402)	(31)	(112)	(83)	—
Multi-family real estate	—	—	—	—	(160)	—	—
Commercial real estate	—	—	—	(6)	—	—	—

Net charge-offs	(86)	(82)	(352)	(37)	(272)	(83)	—

Allowance at end of period	$2,950	$2,300	$2,500	$2,090	$1,880	$2,050	$1,700

Allowance to nonperforming loans	62.18%	54.98%	42.41%	55.38%	58.55%	83.27%	195.40%
Allowance to total gross loans outstanding at the end of the period	0.53%	0.50%	0.55%	0.48%	0.42%	0.43%	0.36%
Net charge-offs to average outstanding loans during the period	0.02%	0.02%	0.08%	0.01%	0.06%	0.02%	0.00%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At September 30,			At March 31,
	2013			2013			2012			2011
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
One- to four-family	$2,440	82.71%	90.20%	$2,127	85.08%	91.41%	$1,733	82.92%	90.53%	$1,601	85.16%	91.15%
Multi-family real estate	236	8.00	4.00	187	7.48	3.27	193	9.23	3.20	103	5.48	2.86
Commercial real estate	165	5.59	3.57	99	3.96	2.98	105	5.02	3.37	93	4.94	2.73
Construction	3	0.10	0.09	5	0.20	0.20	4	0.19	0.32	11	0.59	0.55
Consumer and other	49	1.66	2.14	39	1.56	2.14	43	2.06	2.58	49	2.61	2.71
Unallocated	57	1.94	—	43	1.72	—	12	0.58	—	23	1.22	—

Total allowance for loan losses	$2,950	100.00%	100.00%	$2,500	100.00%	100.00%	$2,090	100.00%	100.00%	$1,880	100.00%	100.00%

	At March 31,
	2010			2009
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
One- to four-family	$1,746	85.17%	91.90%	$1,525	89.71%	91.82%
Multi-family real estate	125	6.10	2.58	36	2.12	2.24
Commercial real estate	111	5.41	2.54	74	4.35	2.42
Construction	1	0.05	0.18	1	0.06	0.16
Consumer and other	67	3.27	2.80	64	3.76	3.36
Unallocated	—	—	—	—	—	—

Total allowance for loan losses	$2,050	100.00%	100.00%	$1,700	100.00%	100.00%

Management of Market Risk.

Qualitative Analysis. The majority of Clifton Savings Bank’s assets and liabilities are monetary in nature. Consequently, one of our most significant forms of market risk is interest rate risk. Clifton Savings Bank’s assets consist primarily of mortgage loans, and investment and mortgage-backed securities, which have longer maturities than Clifton Savings Bank’s liabilities, which consist primarily of deposits. As a result, a principal part of Clifton Savings Bank’s business strategy is to manage interest rate risk and reduce the exposure of net interest income to changes in market interest rates. Accordingly, our board of directors, through its Enterprise Risk Management Committee, has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in assets and liabilities, for determining the level of risk that is appropriate given Clifton Savings Bank’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee, which consists of senior management and outside directors, operates under a policy adopted by the board of directors, and meets as needed to review Clifton Savings Bank’s asset/liability policies and interest rate risk position.

In order to decrease interest rate risk, we utilize a variety of asset and liability management strategies such as increasing the amount of adjustable rate loans and short term investments, as well as using longer term Federal Home Loan Bank advances. In addition, we price longer term certificates of deposit at an attractive rate to extend the average term of our deposits. Due to market conditions and customer demand, these strategies may not be effective in decreasing our interest rate risk. In addition, our interest rate risk mitigation strategies may be influenced by regulatory guidance and directives. As a result, we may be required to take actions that, while mitigating our interest rate risk, may negatively impact our earnings.

We currently intend to initially use a portion of the proceeds raised in the offering to purchase short-term investments, such as U.S. treasury and government agency securities, which we believe will assist in our ability to effectively manage interest rate risk following the completion of the conversion and offering.

Clifton Savings Bank retains an independent, nationally recognized consulting firm that specializes in asset and liability management to complete quarterly interest rate risk reports. This firm uses a combination of analyses to monitor Clifton Savings Bank’s exposure to changes in interest rates. The economic value of equity analysis is a model that estimates the change in net portfolio value (“NPV”) over a range of instantaneously shocked interest rate scenarios. NPV is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. In calculating changes in NPV, assumptions estimating loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior interest rate changes are used.

The net interest income analysis uses data derived from an asset and liability analysis and applies several additional elements, including actual interest rate indices and margins, contractual limitations and the U.S. Treasury yield curve as of the balance sheet date. In addition the model uses consistent parallel yield curve ramps (in both directions) to determine possible changes in net interest income if the theoretical yield curve ramps occurred gradually. Net interest income analysis also adjusts the asset and liability repricing analysis based on changes in prepayment rates resulting from the parallel yield curve shifts.

The asset and liability analysis determines the relative balance between the repricing of assets and liabilities over multiple periods of time (ranging from overnight to five years). This asset and liability analysis includes expected cash flows from loans and mortgage-backed securities, applying prepayment rates based on the differential between the current interest rate and the market interest rate for each loan and security type. This analysis identifies mismatches in the timing of asset and liability but does not necessarily provide an accurate indicator of interest rate risk because the assumptions used in the analysis may not reflect the actual response to market changes.

Quantitative Analysis. The table below sets forth, as of September 30, 2013, the estimated changes in Clifton Savings Bank’s NPV and net interest income that would result from the designated changes in interest rates. This data is for Clifton Savings Bank and its subsidiary only and does not include any assets of old Clifton. Such changes to interest rates are calculated as an immediate and permanent change for the purposes of computing NPV and a gradual change over a one- year period for the purposes of computing net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. We did not estimate changes in NPV or net interest income for an interest rate decrease of greater than 100 basis points or increase of greater than 200 basis points.

				Net Interest Income
	Net Portfolio Value (2)			Estimated Net Interest Income (3)	(Decrease) in Estimated Net Interest Income
Change in Interest Rates Basis Point (bp) (1)	Estimated NPV	Estimated Increase (Decrease)
		Amount	Percent		Amount	Percent
	(Dollars in thousands)
+200 bp	$115,203	$(53,563)	(31.74)%	$23,994	$(1,535)	(6.01)%
0	168,766	—	—	25,529	—	—
(100)	189,132	20,366	12.07	25,396	(133)	(0.52)

(1)	Assumes an instantaneous and parallel shift in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Assumes a gradual change in interest rates over a one year period at all maturities.

The table set forth above indicates at September 30, 2013, in the event of a 200 basis point increase in interest rates, we would be expected to experience a 31.74% decrease in NPV and a $1.5 million, or 6.01%, decrease in net interest income. In the event of a 100 basis point decrease in interest rates, we would be expected to experience a 12.07% increase in NPV and a $133,000, or 0.52%, decrease in net interest income. Please note that the NPV is a theoretical liquidation calculation which assumes Clifton Savings Bank is no longer a going concern and that the net interest income simulation is built upon a static (no growth or attrition) balance sheet. Accordingly, this data does not reflect any future actions management may take in response to changes in interest rates, such as changing the mix of assets and liabilities, which could change the results of the NPV and net interest income calculations.

Certain shortcomings are inherent in any methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income require certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV and net interest income table presented above assumes the composition of Clifton Savings Bank’s interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data do not reflect any actions we may take in response to changes in interest rates. The table also assumes a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV and net interest income table provide an indication of Clifton Savings Bank’s sensitivity to interest rate changes at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effects of changes in market interest rates on Clifton Savings Bank’s NPV and net interest income and will differ from actual results.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan and mortgage-backed securities amortization and repayments and maturities and calls of investment securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, mortgage and mortgage-backed securities prepayments and investment securities calls are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, (4) repayment of borrowings and (5) the objectives of our asset/liability management program. Excess liquid assets are invested generally in short to intermediate-term U.S. Government agency obligations.

Our most liquid assets are cash and cash equivalents and interest-bearing deposits in other banks. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At September 30, 2013, cash and cash equivalents totaled $14.8 million, including interest-bearing deposits of $7.0 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $4.2 million at September 30, 2013. On September 30, 2013, we had $92.5 million in Federal Home Loan Bank advances outstanding. In addition, if Clifton Savings Bank requires funds beyond its ability to generate them internally, it can borrow funds under an overnight advance program up to Clifton Savings Bank’s maximum borrowing capacity based on its ability to collateralize such borrowings. Additionally, at September 30, 2013, Clifton Savings Bank has the ability to borrow funds of up to an aggregate of $88.0 million at two large financial institutions under unsecured overnight lines of credit at a daily adjustable rate.

At September 30, 2013, we had $15.9 million in loan origination commitments outstanding and $15.6 commitments to purchase loans. In addition to commitments to originate and purchase loans, at September 30, 2013, we had $5.0 million in customer approved unused equity lines of credit. Certificates of deposit due within one year of September 30, 2013 totaled $318.7 million, or 40.3% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before September 30, 2014. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us and that we have the ability to attract and retain deposits by adjusting the interest rates offered.

We have historically remained highly liquid and our liquidity position has remained stable over the past two fiscal years. We have no material commitments or demands that are likely to affect our liquidity other than as set forth in this proxy statement/prospectus. Consequently, the board of directors intends to make additional investments in long-term loans and mortgage-backed securities which will decrease liquidity and increase interest income. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demands or commitments were to occur, we could access our lines of credit with the Federal Home Loan Bank of New York or our unsecured overnight lines of credit with two large financial institutions.

Old Clifton is a separate legal entity from Clifton Savings Bank and must provide for its own liquidity. In addition to its operating expenses, old Clifton alone is responsible for paying any dividends declared to its shareholders. Old Clifton also has repurchased shares of its common stock. Its primary source of income is dividends received from Clifton Savings Bank. The amount of dividends that Clifton Savings Bank may declare and pay to old Clifton in any calendar year, without the receipt of prior approval from the Office of the Comptroller of the Currency but with prior notice to the Office of the Comptroller of the Currency, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years. On a stand-alone basis, old Clifton had liquid assets of $17.0 million at September 30, 2013.

The following table presents certain of our contractual obligations as of September 30, 2013.

	Payments Due by Period at September 30, 2013
Contractual Obligations	Total at September 30, 2013	1 year or Less	Over 1 year to 3 years	Over 3 years to 5 years	More Than 5 years
	(In thousands)
Operating lease obligations (1)	$2,050	$460	$770	$571	$249
Certificates of deposit	556,897	318,673	192,396	37,408	8,420
FHLB advances	92,500	15,000	35,000	42,500	—
Benefit plan obligations (2)	3,376	124	297	307	2,648
Undisbursed funds from approved lines of credit	4,985	29	120	336	4,500
Other commitments to extend credit	31,524	31,524	—	—	—

	$691,332	$365,810	$228,583	$81,112	$15,817

(1)	Payments are for lease of real property.
(2)	Benefit plan obligations reflected March 31, 2013 amounts due to no updated benefit plan information available as of September 30, 2013. We believe the changes between September 30, 2013 and March 31, 2013 will not be material.

Our primary investing activities are the origination and purchase of loans and the purchase of securities. During the six months ended September 30, 2013, we originated $83.9 million of loans, purchased $50.2 million of loans, and purchased $54.3 million of securities, as compared to loan originations totaling $34.5 million, purchases of $26.7 million of loans, and purchases of securities totaling $111.7 million for the six months ended September 30, 2012. In fiscal 2013, we originated $60.0 million of loans, purchased $48.6 million of loans, and purchased $199.8 million of securities. In fiscal 2012, we originated $64.1 million of loans, purchased $20.8 million of loans, and purchased $289.8 million of securities. In fiscal 2011, we originated $60.7 million of loans, purchased $1.8 million of loans, and purchased $305.6 million of securities.

Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances. We experienced a net increase in total deposits of $27.7 million for the six months ended September 30, 2013, a net decrease in total deposits of $62.6 million for the year ended March 31, 2013, a net decrease in total deposits of $11.1 million for the year ended March 31, 2012 and a net increase in total deposits of $79.2 million for the year ended March 31, 2011. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. During the year ended March 31, 2013, we implemented a strategy of pricing which allowed for a controlled outflow of non-core deposits in order to maintain the net interest margin and spread in that current economic environment. We normally price our deposits to be competitive and to increase core deposit relationships. Occasionally, we introduce new products or offer promotional deposit rates on certain deposit products in order to attract deposits. During the six months ended September 30, 2013, the increase in deposits was the result of promotional rates offered on a bonus passbook account at Clifton Savings Bank’s two newest branches. Federal Home Loan Bank advances increased $40.0 million for the six months ended September 30, 2013 as two borrowings totaling $40.0 million were originated during the period to fund loan production. Federal Home Loan Bank advances decreased $26.2 million for the year ended March 31, 2013 as a result of $15.0 million of long-term borrowings which were repaid in accordance with their original terms, and $16.2 million of long-term borrowings which were paid off in advance, resulting in a prepayment penalty of $527,000 which was recorded in July 2012. We incurred one $25.0 million long-term borrowing and one $15.0 million short-term borrowing during the six months ended September 30, 2013, and one $5.0 million long-term borrowing during the year ended March 31, 2013. We had $92.5 million, $52.5 million, $78.7 million and $95.7 million in advances outstanding at September 30, 2013, March 31, 2013, 2012 and 2011, respectively.

Capital Management

We are subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. Under these requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional, discretionary actions by regulators that could have a direct material effect on our operations and financial position. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Clifton Savings Bank must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices. It is our intention to maintain “well-capitalized” risk-based capital levels. Clifton Savings Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. At September 30, 2013, we exceeded all of our regulatory capital requirements. In January 2013, the most recent notification from the Office of the Comptroller of the Currency, we were considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements,” “Regulatory Capital Compliance” and note 10 of the notes to consolidated financial statements.

This offering, and the consolidation of the assets of Clifton MHC concurrent with the completion of the conversion, is expected to increase our consolidated equity by $143.9 million at the minimum of the offering range and by $193.4 million at the maximum of the offering range. See “Capitalization.” Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. We expect to continue stock repurchases after completion of the conversion subject to market conditions and regulatory restrictions. Under current federal regulations, subject to certain exceptions, we may not repurchase shares of our common stock during the first year following the completion of the conversion. See “Use of Proceeds.” In addition, following the completion of the conversion, we intend to continue the payment of regular quarterly dividends. Initially, we expect the quarterly dividends to be $0.05 per share, which equals $0.20 per share on an annualized basis and an annual yield of 2.0% based on a price of $10.00 per share. See “Our Dividend Policy.”

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in our consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For additional information see note 16 of the notes to the consolidated financial statements included in this proxy statement/prospectus.

For the six months ended September 30, 2013 and the years ended March 31, 2013 and 2012, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our consolidated financial position, results of operations, or cash flows.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 1 in the notes to the consolidated financial statements included in this proxy statement/prospectus.

Effect of Inflation and Changing Prices

The consolidated financial statements and related consolidated financial data presented in this report have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services because such prices are affected by inflation to a larger extent than interest rates.

Our Management

Change in Management

Effective December 31, 2013, John A. Celentano, Jr. retired as Chairman and Chief Executive Officer of old Clifton and as Chairman of Clifton Savings Bank, and Walter Celuch retired as President of old Clifton and President and Chief Executive Officer of Clifton Savings Bank. Effective January 1, 2014, the boards of directors appointed Paul M. Aguggia to serve as Chairman, President and Chief Executive Officer of old Clifton, new Clifton, Clifton MHC and Clifton Savings Bank.

Board of Directors

The board of directors of new Clifton is comprised of seven persons who are elected for terms of three years, approximately one-third of whom will be elected annually. The directors of new Clifton are the same individuals that comprise the boards of directors of old Clifton and Clifton Savings Bank. All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Paul M. Aguggia, who serves as Chairman of the Board, President and Chief Executive Officer of old Clifton and Clifton Savings Bank. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of September 30, 2013.

The following directors have terms ending in 2014:

Paul M. Aguggia has served as the Chairman of the Board, President and Chief Executive Officer of old Clifton, new Clifton, Clifton MHC and Clifton Savings Bank since January 1, 2014. Mr. Aguggia is the former Chairman and leader of the financial institutions practice group of the international law firm Kilpatrick Townsend & Stockton LLP, which has over 600 attorneys and 17 offices worldwide. Mr. Aguggia began his career at Willkie Farr & Gallagher LLP in New York City, and was associated with Muldoon Murphy & Aguggia LLP, a boutique banking law firm, for ten years, serving as Chairman of the firm from 2004 until its merger with Kilpatrick Townsend & Stockton LLP in 2008. Age 50. Director since 2014.

Mr. Aguggia’s extensive experience representing financial institutions of various sizes and degrees of complexity for nearly 25 years, including counseling such institutions on regulatory, compliance, operational, corporate governance, public offering, acquisition and various strategic matters, enables him to provide the board of directors with the leadership necessary to oversee the business and operations of old Clifton and Clifton Savings Bank. In addition, Mr. Aguggia’s knowledge of old Clifton’s and Clifton Savings Bank’s operations and governance, through his former service as our primary corporate, securities and bank regulatory counsel, combined with his success and strategic vision, position him well to serve as our Chairman, President and Chief Executive Officer.

Thomas A. Miller is the retired owner of The T.A. Miller & Co., Inc., a full service marketing research organization servicing the pharmaceutical industry located in Spring Lake Heights, New Jersey. Age 75. Director since 1990.

Mr. Miller’s background offers the board of directors substantial small company management experience, specifically within the region in which Clifton Savings Bank conducts its business, and provides the board of directors with valuable insight regarding the local business and consumer environment. In addition, Mr. Miller offers the board of directors significant business experience from a setting outside of the financial services industry.

The following directors have terms ending in 2015:

John H. Peto is a real estate investor and previously was the owner of The Peto Agency, a real estate and insurance broker located in Clifton, New Jersey. Age 67. Director since 1995.

Mr. Peto’s background provides the board of directors with critical experience in real estate matters, which are essential to the business of Clifton Savings Bank. In addition, Mr. Peto’s insurance background provides the board of directors with experience with respect to an industry that complements the financial services provided by Clifton Savings Bank.

Joseph C. Smith is the President of Smith-Sondy Asphalt Construction Co., a paving construction company located in Wallington, New Jersey. Age 60. Director since 1994.

Mr. Smith’s background offers the board of directors substantial small company management experience, specifically within the region in which Clifton Savings Bank conducts its business, and provides the board of directors with valuable insight regarding the local business and consumer environment. In addition, Mr. Smith offers the board of directors significant business experience from a setting outside of the financial services industry.

The following directors have terms ending in 2016:

Cynthia Sisco owns and manages an apartment complex and also manages several other residential complexes. Age 56. Director since 2007.

Ms. Sisco’s background provides the board of directors with critical experience in real estate matters, which are essential to the business of old Clifton and Clifton Savings Bank.

Charles J. Pivirotto, a certified public accountant, has been the President of Pivirotto & Foster, CPAs PA, a certified public accounting firm, since 1997. Age 59. Director since 2007.

As a certified public accountant, Mr. Pivirotto provides the board of directors with valuable experience regarding accounting and financial matters.

Stephen Adzima has been the president of Universal Electric Motor Service Inc., a company that specializes in the sales and service of electric motors, pumps, controls and generators, since 1978. Age 61. Director since 2012.

Mr. Adzima’s background offers the board of directors substantial small company management experience, specifically within the region in which Clifton Savings Bank conducts its business, and provides the board of directors with valuable insight regarding the local business and consumer environment.

Executive Officers

Our executive officers are elected by the board of directors and serve at the board’s discretion. The following individuals currently serve as executive officers of old Clifton, Clifton MHC, Clifton Savings Bank and Botany Inc. All executive officers of old Clifton listed below will serve in the same positions with new Clifton following the conversion and the offering.

Name	Position
Paul M. Aguggia	Chairman of the Board, President and Chief Executive Officer of old Clifton, Clifton MHC and Clifton Savings Bank

Bart D’Ambra	Corporate Secretary of old Clifton, Executive Vice President and Chief Operating Officer and Corporate Secretary of Clifton Savings Bank, Corporate Secretary of Clifton MHC and President and Chief Executive Officer of Botany Inc.

Stephen A. Hoogerhyde	Executive Vice President and Chief Lending Officer of Clifton Savings Bank

Christine R. Piano, CPA	Chief Financial Officer and Treasurer of old Clifton and Clifton MHC, Executive Vice President and Chief Financial Officer of Clifton Savings Bank and Director, Chief Financial Officer, Treasurer and Secretary of Botany Inc.

Francis Tracy Tripucka	Senior Vice President-Commercial Lending of Clifton Savings Bank

Below is information regarding our executive officers who are not directors. Ages presented are as of September 30, 2013.

Bart D’Ambra has been Executive Vice President and Chief Operating Officer of Clifton Savings Bank since March 2003, Corporate Secretary of Clifton MHC since 2006 and Corporate Secretary of old Clifton and Clifton Savings Bank since January 2014. Mr. D’Ambra served as Senior Vice President of Clifton Savings Bank from April 2002 until March 2003. Prior to April 2002, Mr. D’Ambra served Clifton Savings Bank as a Vice President. Mr. D’Ambra has served with Clifton Savings Bank for over 20 years. Mr. D’Ambra has been President and Chief Executive Officer of Botany Inc. since its inception in December 2004. Age 64.

Stephen A. Hoogerhyde has been Executive Vice President and Chief Lending Officer of Clifton Savings Bank since March 2003 and April 2002, respectively. Mr. Hoogerhyde served as Senior Vice President from April 2002 until March 2003. Prior to April 2002, Mr. Hoogerhyde served Clifton Savings Bank as Vice President and Mortgage Officer. Mr. Hoogerhyde has served with Clifton Savings Bank for over 26 years. Age 59.

Christine R. Piano, a certified public accountant, has been Chief Financial Officer and Treasurer of old Clifton and Clifton MHC since 2004 and has been Executive Vice President and Chief Financial Officer of Clifton Savings Bank since April 2003 and March 1999, respectively. Ms. Piano served as Vice President from March 2000 to April 2003. Ms. Piano has served with Clifton Savings Bank for over 14 years. Ms. Piano has been Director, Chief Financial Officer, Treasurer and Secretary of Botany Inc. since its inception in December 2004. Age 49.

Francis Tracy Tripucka has been Senior Vice President-Commercial Lending of Clifton Savings Bank since December 2012. From April 2012 to December 2012, Mr. Tripucka served as Chief Credit Officer of Crown Bank in Kearny, New Jersey. Prior to that time, Mr. Tripucka served as a Second Vice President at Kearny Federal Savings Bank in Kearny, New Jersey, from December 2001 to December 2011. Age 63.

Board Leadership Structure and the Board’s Role in Risk Oversight

Our board of directors endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent oversight of management, including the President and Chief Executive Officer. However, the board of directors does not believe that mandating a particular structure, such as designating an independent lead director or separating the roles of Chairman of the Board and Chief Executive Officer, is necessary to achieve effective oversight. As a result, the Board has not designated an independent lead director nor has it designated an independent Chairman of the Board and Chief Executive Officer. The board of directors is currently comprised of seven directors, six of whom are independent directors under the listing standards of the Nasdaq Global Market. The Chairman of the Board has no greater nor lesser vote on matters considered by the Board than any other director, and the Chairman does not vote on any related party transaction. All directors, including the Chairman of the Board, are bound by fiduciary obligations, imposed by law, to serve the best interests of the stockholders. Accordingly, separating the offices of Chairman of the Board and Chief Executive Officer would not serve to materially enhance or diminish the fiduciary duties of any director.

To further strengthen the regular oversight of the full board of directors, various committees of the board of directors are comprised of independent directors. The Compensation Committee of the Board consists solely of independent directors. As detailed in its report and the Compensation Discussion and Analysis appearing elsewhere in this proxy statement/prospectus, the Compensation Committee reviews and evaluates the performance of all of our executive officers, including the Chief Executive Officer, and reports to the Board. In addition, the Audit Committee, which is comprised solely of independent directors, oversees our financial practices, regulatory compliance, accounting procedures and financial reporting functions. In the opinion of the board of directors, an independent Chairman of the Board does not add any material value to this already effective process.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, budgetary risk caused by costs of governmental mandates for new compliance policies and reputation risk. Management is responsible for the day-to-day management of risks we face, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Senior management also attends board meetings and is available to address any questions or concerns raised by the board on risk management and any other matters.

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of old Clifton during the year ended March 31, 2013.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation	Total
Stephen Adzima (5)	$20,425	$—	$—	$113,109	$—	$133,534
Thomas A. Miller	63,944	—	—	28,112	—	92,056
John H. Peto	64,269	—	—	49,893	—	114,162
Charles J. Pivirotto	64,269	—	—	101,892	1,326	167,487
Cynthia Sisco	64,269	—	—	98,664	1,326	164,259
Joseph C. Smith	54,175	—	—	86,273	—	140,448
John Stokes (6)	31,213	—	—	199,723	—	230,936

(1)	Includes fees earned for service with Clifton Savings Bank, old Clifton and Clifton MHC.
(2)	At March 31, 2013, the aggregate number of unvested restricted stock award shares held in trust was 5,100 for each of Mr. Pivirotto and Ms. Sisco. No other director held any unvested shares of restricted stock at March 31, 2013.
(3)	The aggregate outstanding stock options at March 31, 2013 was 74,000 for each of Mr. Pivirotto and Ms. Sisco and 74,795 for each of Messrs. Peto and Smith and 60,508 for Mr. Miller. At March 31, 2013, 29,600 options held by each of Mr. Pivirotto and Ms. Sisco had vested and all of the options held by Messrs. Miller, Peto and Smith were fully vested. Mr. Adzima did not have any outstanding stock options at March 31, 2013.
(4)	Amounts represent the aggregate change in the actuarial present value of accumulated benefit under Clifton Savings Bank’s Directors’ Retirement Plan.
(5)	Mr. Adzima was appointed to the board of directors of Clifton Savings Bank, old Clifton and Clifton MHC on November 28, 2012.
(6)	Mr. Stokes died on September 30, 2012.

Cash Retainer and Meeting Fees for Non-Employee Directors. The following tables set forth the applicable retainers and fees that were paid to non-employee directors for their service on the board of directors of Clifton Savings Bank and the board of directors of old Clifton during the year ending March 31, 2013. Employee directors do not receive any retainers or fees for their services on the board of directors.

Clifton Savings Bank:

Annual retainer	$46,500
Additional annual retainer for committee chairs (1)	$4,000

(1)	Chairs of the Audit/Compliance, Nominating/Corporate Governance, Compensation, Finance, Investment, Building and Grounds and Commercial Loan Committees receive committee chair fees.

Old Clifton:

Annual retainer	$7,200
Additional annual retainer for Audit/Compliance Committee members	$5,600
Additional fee per Audit/Compliance Committee meeting attended	$325

Directors’ Retirement Plan. Clifton Savings Bank maintains the Clifton Savings Bank Directors’ Retirement Plan to provide directors with supplemental retirement income. All current directors participate in the plan and future directors may become participants upon designation by the board of directors. The plan provides benefits, generally paid in equal monthly installments, upon a director’s retirement, death or disability, and upon a change in control of Clifton Savings Bank or old Clifton. However, participants may elect that any type of benefit under the plan be paid on an actuarially equivalent lump sum basis so long as the election complies with Section 409A of the Internal Revenue Code.

Upon their retirement following the completion of three years of service and the attainment of age 68, participants receive an annual retirement benefit, payable for life, equal to a percentage of the sum of the annual fees and retainer paid

(or, for employee directors, that would have been paid) during the twelve-month period ending on the date preceding retirement. For an employee serving as Chairman of the board of directors, the annual retirement benefit equals 137.5% of the annual fees and retainer that would have been paid if the Chairman was a non-employee director. For all other directors, the percentage paid as an annual benefit is determined by multiplying the participant’s years of service (up to a maximum of 10) by 10 percent.

A participant who completes a minimum of three years of service, regardless of age, may receive death and disability benefits under the plan. If the participant dies prior to the start of the normal retirement benefit, the participant’s surviving spouse or other designated beneficiary receives an annual death benefit, payable over a ten-year period, equal to the sum of the annual fees and retainer paid (or, for employee directors, that would have been paid or, for an employee director serving as Chairman, 137.5% of the amount that would have been paid) to the director during the twelve-month period ending on the last day of the month preceding the date of death. If a participant dies while receiving the annual retirement benefit under the plan, the beneficiary continues to receive the same annual benefit for a number of years equal to ten minus the number of years the participant already received the annual retirement benefit. The disability benefit under the plan equals the sum of the annual fees and retainer paid (or, for employee directors, that would have been paid or, for an employee director serving as Chairman, 137.5% of the amount that would have been paid) during the twelve-month period ending on the last day of the month immediately preceding the participant’s termination of service due to disability. If a participant dies while receiving the annual disability benefit, the beneficiary continues to receive the annual disability benefit for a number of years equal to ten less the number of years the participant previously received disability benefits.

Upon the completion of one year of service, regardless of age, participants will receive a benefit upon a change in control of Clifton Savings Bank or old Clifton. The annual change in control benefit, payable for the life of the participant, equals the sum of the annual fees and retainer paid (or, for employee directors, that would have been paid or, for an employee director serving as Chairman, 137.5% of the amount that would have been paid) to the participant during the twelve-month period preceding the date of a termination of service due to a change in control. If a participant dies while receiving the annual change in control benefit, the designated beneficiary continues to receive the annual change in control benefit for a number of years equal to fifteen minus the number of years the participant had already received benefits under the plan. Based on director compensation and membership at March 31, 2013, the minimum annual change in control benefits payable to all directors (including the Chairman) under the Directors’ Retirement Plan would total approximately $473,400 per year. This expense would represent approximately 7.2% of old Clifton’s reported net income of $6.6 million for the year ended March 31, 2013.

The plan provides for the payment of retirement, death, disability or change in control benefits in equal monthly installments, commencing on the first business day of the month after the participant becomes entitled to a benefit, or, if a director so elects, in an actuarial equivalent lump sum. Participants may elect that any type of benefit under the plan be paid in a lump sum so long as the election complies with Section 409A of the Internal Revenue Code.

Mr. Aguggia became a participant in the directors’ retirement plan, as an employee serving as Chairman of the Board, as of January 1, 2014.

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to explain our executive compensation philosophy, objectives and design, and our compensation elements for our named executive officers. Our “named executive officers” are those executives listed in the “Summary Compensation Table” under the “Executive Compensation” section of this proxy statement/prospectus. The compensation provided to our “named executive officers” for the 2013 fiscal year is set forth in detail in the Summary Compensation Table and supporting tables and narrative that follow the Summary Compensation Table in this proxy statement/prospectus.

During the 2013 fiscal year we once again pursued a steadfast, long-term approach to banking that maintains our financial stability in a challenging economic environment. Specifically, at or for our year ended March 31, 2013:

•	Shareholders’ equity increased $867,000, or 0.5%, to $187.3 million;

•	Net income was $6.6 million; and

•	Net interest rate spread increased 5 basis points to 2.18%.

In addition, we continued to exercise sound fiscal responsibility which resulted in continued high loan quality at the end of the 2013 fiscal year.

Executive Compensation Highlights. The following actions were taken with respect to the compensation and benefits programs for our named executive officers during the 2013 fiscal year:

•	Extended the Term of Clifton Savings Bank Employment Agreements with Certain Named Executive Officers. The board of directors of Clifton Savings Bank renewed the Clifton Savings Bank employment agreements for Messrs. Celentano and Celuch for an additional year in connection with each officer’s annual performance review. Both Mr. Celentano and Mr. Celuch retired effective December 31, 2013.

•	Replaced Change in Control Agreements with Employment Agreements for Certain Named Executive Officers. In recognition of our strong management team and their long and valued service with Clifton Savings Bank and old Clifton, Clifton Savings Bank entered into employment agreements with Ms. Piano and Messrs. Hoogerhyde and D’Ambra effective December 31, 2012. Old Clifton is also a party to the employment agreements, as a guarantor of the payments due under the agreements. The employment agreements replace the change in control agreements previously entered into with these executives. The term of the employment agreements will expire on December 31, 2015, unless otherwise extended by Clifton Savings Bank or terminated sooner in accordance with the terms of the agreements. See “Executive Compensation—Employment Agreements” for information on the new employment agreements with Ms. Piano and Messrs. Hoogerhyde and D’Ambra.

•	Increased Base Pay for Certain Named Executive Officers. In connection with each executive’s annual performance review, the Compensation Committee reviewed base salaries and elected to increase base salaries for Mr. Celentano by 0.8%, Mr. Celuch by 1.0% and Ms. Piano and Messrs. D’Ambra and Hoogerhyde by 3.5%. The Compensation Committee’s decisions on base salary are consistent with our compensation philosophy of emphasizing a competitive base salary as a means of retaining our named executive officers. All increases were effective January 1, 2013. See “Executive Compensation—Summary Compensation Table” for the current base salaries for our named executive officers.

•	Limited Cash Bonuses. Performance-based compensation currently plays a secondary role in our overall compensation philosophy. Therefore, our named executive officers each received a modest cash bonus for the 2013 fiscal year. See “Executive Compensation—Summary Compensation Table” for the cash bonuses paid to our named executive officers for the 2013 fiscal year.

Our Compensation Philosophy. Our compensation philosophy is founded upon the premise that our success depends, in large part, on the dedication, commitment and performance of the individuals we place in key operating positions to drive our business strategy. In addition, we value the management team’s faithful years of service and expertise.

Our compensation decisions for our named executive officers are based on the following principles:

•	Meeting the Demands of the Market—We strive to provide our named executive officers with competitive base salaries and employee benefits that when viewed in connection with our overall work environment, position us as an employer of choice among institutions providing similar financial services in the markets we serve.

•	Aligning the Financial Interests of our Management Team with Our Shareholders—Our management team aligns its interests with our shareholders through participation in our stock-based employee benefit plans and individual direct ownership of our common stock.

•	Reflecting our Business Philosophy—Our approach to compensation reflects our values and the way we do business in the communities we serve.

•	Prudent Management—We do not sponsor compensation or benefits arrangements that encourage our named executive officers to take unnecessary risks that may harm Clifton Savings Bank or its affiliates.

Elements Used to Implement Our Compensation Objectives. Our compensation program relies primarily on two elements: (1) base salary and (2) retirement benefits, which include stock benefits provided under our employee stock ownership plan. In addition to providing certain perquisites, we also maintain a modest short-term cash-based incentive plan and have, in the past, granted equity awards to our named executive officers. We believe that we can best satisfy the objectives of our compensation philosophy by achieving a balance among these elements that is competitive and creates appropriate incentives for our named executives. We combine the compensation elements for each executive in a manner we believe optimizes each executive’s contributions to old Clifton.

	Base Salary	Retirement Benefits	Short-Term Cash Based Incentive Plan	Other
Chief Executive Officer	76.20%	19.44%	1.52%	2.84%
President	78.32%	17.22%	1.56%	2.90%
Chief Operating Officer	81.11%	17.28%	1.61%	N/A
Chief Lending Officer	81.21%	17.18%	1.61%	N/A
Chief Financial Officer	81.23%	17.16%	1.61%	N/A

Base Salary. The salaries of our named executive officers are reviewed at least annually to assess our position in the marketplace and make any necessary adjustments. Decisions regarding salary adjustments take into account an executive’s current base salary, market practice, retention risk and the role/contribution of the executive to old Clifton and Clifton Savings Bank. We obtain salary information from a variety of sources, including the American Bankers Association Annual Compensation and Benefits Survey Report. We also evaluate salary levels at the time of promotion or other change in responsibilities.

Short-Term Cash-Based Incentive Compensation. Our current short-term, cash-based discretionary bonus program provides all employees of old Clifton and its affiliates with an opportunity to earn a cash bonus depending, in part, on the financial performance of old Clifton and each individual’s overall job performance. See “Executive Compensation—Summary Compensation Table” for bonuses paid in the 2013 fiscal year.

Retirement Benefits. All of our named executive officers are eligible to participate in the tax-qualified retirement plans that are made available to our employees. This includes our employee stock ownership plan and 401(k) plan. Our 401(k) plan enables our named executive officers to supplement their retirement savings with elective deferral contributions that we currently match at up to one half of 4.5%, or 2.25% of compensation deferred. Our employee stock ownership plan provides participants with retirement benefits in the form of old Clifton common stock at no cost to the participants. Employee stock ownership plan benefits are allocated based on each participant’s compensation as a percentage of total plan compensation. Participants vest in the benefits allocated to their employee stock ownership plan accounts over five years of service with Clifton Savings Bank. All of our named executive officers participate in the employee stock ownership plan and are fully vested in the benefits allocated to their employee stock ownership plan accounts. See “Executive Compensation—Summary Compensation Table” for information on the employee stock ownership plan allocations and employer matching contributions for our named executive officers.

In addition to our tax-qualified retirement plans, we also maintain a non-qualified retirement arrangement for Messrs. Celentano and Celuch, the Clifton Savings Bank Supplemental Retirement Plan. The plan provides benefits that would have been provided under the 401(k) plan or the employee stock ownership plan, but for limitations imposed by the Internal Revenue Code. See “Executive Compensation—Supplemental Executive Retirement Plan” for information on the supplemental retirement benefits. Mr. Celentano is also a participant in the Directors’ Retirement Plan. See “Corporate Governance and Board Matters—Directors’ Retirement Plan” for information on Mr. Celentano’s Directors’ Retirement Plan benefit.

We view our retirement benefit program as a means of providing financial security to our named executive officers after they have spent a substantial portion of their careers with us. The Compensation Committee reviews our retirement benefit program periodically with due consideration given to prevailing market practice, overall executive compensation philosophy and cost to Clifton Savings Bank.

Role of the Compensation Committee. We rely on the Compensation Committee to develop the broad outline of our compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Committee, which consists of five independent directors, is also responsible for the administration of our compensation programs and policies, including the administration of our short-term incentive and equity incentive programs. The Compensation Committee exercises independent discretion in the determination of executive compensation but may seek input from other members of the board of directors, consultants and advisors.

The Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Committee’s responsibilities. The Committee and the board of directors review the charter at least annually to ensure that it is consistent with the Committee’s expected role. Under the charter, the Committee is charged with general responsibility for the oversight and administration of our compensation program. The charter vests in the Committee principal responsibility for determining the compensation of the Chief Executive Officer based on the Committee’s evaluation of his performance. The charter also authorizes the Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

Role of the Compensation Consultant. In fiscal 2013, McLagan, an independent compensation consultant, provided the Compensation Committee with a compensation and benefits report for our named executive officers and directors.

Role of Management. Our Chief Executive Officer, in conjunction with our Compensation Committee, develops recommendations regarding the appropriate mix and level of compensation for our named executive officers. The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Committee, as well as the peer group analysis and survey data. The Chief Executive Officer meets with the Compensation Committee to discuss the compensation recommendations for the named executive officers. Our Chief Executive Officer is absent from Committee discussions relating to the determination of his compensation. Compensation for our Chief Executive Officer and other named executive officers is determined by the Compensation Committee and approved by the board of directors.

Peer Group. In addition to engaging McLagan, the Compensation Committee utilized the compensation information reported in the American Bankers Association Annual Compensation and Benefits Survey for institutions similar to us in asset size and demographics.

Tax and Accounting Considerations. In consultation with our advisors and in collaboration with our Audit Committee, we evaluate the tax and accounting treatment of our compensation programs at the time of adoption and periodically thereafter to ensure that we understand the financial impact of each program on old Clifton. Our analysis includes a review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

Employment Agreements. During fiscal 2013, we renewed the employment agreements with our Chairman and Chief Executive Officer (Mr. Celentano) and our President and Secretary (Mr. Celuch). Both Mr. Celentano and Mr. Celuch retired effective December 31, 2013. We also entered into new employment agreements with our other named executive officers, replacing the change in control agreements previously entered into with those other named executive officers. In addition to outlining the terms and conditions of employment, the employment agreements ensure the stability of management by providing the executives with financial protection in the event an executive is involuntarily terminated by old Clifton or Clifton Savings Bank for reasons other than just cause (as defined in the agreements). See “Executive Compensation—Employment Agreements” and “Potential Post-Termination or Change in Control Benefits Tables” for a detailed discussion of the terms of the employment agreements and the benefits provided upon termination of service.

Employee Welfare Benefits. We provide all of our employees with coverage under medical, life insurance and disability plans on terms consistent with industry practice. We also maintain a Section 125 cafeteria plan which allows our employees to set aside pre-tax dollars to pay for certain benefits.

Perquisites. We provide some named executive officers with certain perquisites, including but not limited to an automobile allowance, as deemed appropriate to their positions and responsibilities. We believe the perquisites provided to the named executives are reasonable, competitive and consistent with old Clifton’s overall compensation program. We also believe that these benefits further our officers’ abilities to promote our business interests in our markets and reflect competitive industry practices for similarly-situated officers employed by our peers. The perquisites provided to our named executive officers are included in the “All Other Compensation” column of the “Summary Compensation Table” under “Executive Compensation.”

Equity Compensation Program and Stock Compensation Grant and Award Practices. In the past, we have used restricted stock awards and stock option grants (collectively referred to as “equity awards”) to focus our management team on the task of creating shareholder value over the long term. The nature and size of the equity awards were based on a number of factors, including awards made to those holding comparable positions in our peer group, applicable regulatory restrictions, the tax and accounting treatment of specific equity compensation techniques and the number of shares available for grant under the 2005 Equity Incentive Plan. All of our named executive officers have fully vested in stock awards previously granted under the 2005 Equity Incentive Plan. In addition, all stock option grants made to our named executive officers are fully vested and exercisable. See “Executive Compensation—Outstanding Equity Awards at March 31, 2013” for information on unexercised options for each named executive officer outstanding as of March 31, 2013.

As a general matter, the Compensation Committee’s grant making process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. The Committee’s decisions are reviewed and ratified by the full board of directors. Similarly, old Clifton has never timed the release of material nonpublic information with the purpose or intent to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material nonpublic information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. Under the 2005 Equity Incentive Plan, the exercise price of a stock option is equal to the closing sales price of our common stock on the Nasdaq Stock Market on the date of grant. The grant date is the date the Compensation Committee grants a stock option.

The Compensation Committee made no equity grants to our named executive officers during the 2013 fiscal year.

Stock Ownership Requirements. It is our policy that members of the board of directors and our executive officers should be stockholders of old Clifton; however, other than a 100 share minimum ownership requirement for our directors as set forth in our bylaws, we do not have formal stock ownership requirements for our named executive officers or members of the board of directors. As a practical matter, our named executive officers and directors hold meaningful interests in our stock, which they have accumulated through participation in stock compensation programs and individual purchases. See the “Stock Ownership” section of this proxy statement/prospectus for information on stock ownership for our named executive officers and members of our board of directors.

Risk Assessment. We have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on old Clifton. We do not maintain plans and arrangements which provide participants with the ability to directly control payouts.

Executive Compensation

Summary Compensation Table. The following information is furnished for all individuals serving as the principal executive officer or principal financial officer of old Clifton for the 2013 fiscal year and the other three most highly compensated executive officers of old Clifton whose total compensation for the 2013 fiscal year exceeded $100,000.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (1)	Total
John A. Celentano, Jr. (2)	2013	$392,750	$7,840	—	—	$28,052	$86,812	$515,454
Chairman of the Board and Chief Executive Officer	2012	383,420	8,500	—	—	34,445	82,012	$508,377
	2011	366,968	12,685	—	—	15,854	86,040	$481,547

Walter Celuch (3)	2013	$243,125	$4,850	—	—	—	$62,435	$310,410
President and Secretary	2012	234,544	8,500	—	—	—	54,946	297,990
	2011	223,611	7,730	—	—	—	65,202	296,543

Bart D’Ambra	2013	$152,826	$3,030	—	—	—	$32,552	$188,408
Executive Vice President and Chief Operating Officer of Clifton Savings Bank	2012	146,557	8,500	—	—	—	27,225	182,282
	2011	136,859	7,000	—	—	—	30,534	174,393

Stephen Hoogerhyde	2013	$157,869	$3,130	—	—	—	$33,395	$194,394
Executive Vice President and Chief Lending Officer of Clifton Savings Bank	2012	151,541	8,500	—	—	—	27,753	187,794
	2011	144,534	7,000	—	—	—	32,210	183,744

Christine R. Piano, CPA	2013	$172,496	$3,420	—	—	—	$36,430	$212,346
Chief Financial Officer and Treasurer	2012	165,573	8,500	—	—	—	30,361	204,434
	2011	155,728	7,000	—	—	—	34,330	197,058

(1)	For 2013, amounts include, but are not limited to, employee stock ownership plan allocations valued at $47,528, $47,219, $29,045, $30,137 and $32,472 for Messrs. Celentano, Celuch, D’Ambra and Hoogerhyde and Ms. Piano, respectively, and matching contributions under Clifton Savings Bank’s 401(k) plan for all executive officers listed. In addition, for Mr. Celentano, amount includes $39,284 in supplemental executive retirement plan contributions, as well as perquisites and personal benefits for legal expenses and automobile usage, and for Mr. Celuch, amount includes $15,216 in supplemental executive retirement plan contributions, as well as perquisites and personal benefits for automobile usage and travel expenses.
(2)	Effective December 31, 2013, Mr. Celentano retired as Chairman and Chief Executive Officer of old Clifton and as the Chairman of Clifton Savings Bank.
(3)	Effective December 31, 2013, Mr. Celuch retired as the President of old Clifton and as the President and Chief Executive Officer of Clifton Savings Bank.

Employment Agreements

Employment Agreement with New President and Chief Executive Officer. Old Clifton and Clifton Savings Bank have each entered into separate employment agreements with Paul M. Aguggia, the Chairman, President and Chief Executive Officer of old Clifton, Clifton Savings Bank and Clifton MHC. The agreements, which became effective on January 1, 2014, each provide for a three-year term. The term of Mr. Aguggia’s employment agreement with old Clifton automatically extends to a three-year term each day until one party gives the other party notice of its intent not to renew the agreement, at which time the term of the agreement becomes fixed at three years. The board of directors of Clifton Savings Bank may extend the term of Mr. Aguggia’s employment agreement with Clifton Savings Bank annually.

Under the employment agreements, Mr. Aguggia’s annual base salary is $650,000. In addition to base salary, the employment agreements provide for, among other things, participation in stock-based benefit plans and fringe benefits consistent with those provided to other senior executive officers of old Clifton and Clifton Savings Bank. The agreements also provide for certain payments to Mr. Aguggia following his termination of employment due to a change in control, his death, disability, or upon termination without just cause (as defined in each agreement) that are calculated in accordance with the same formula set forth in old Clifton’s and Clifton Savings Bank’s existing employment agreements with our other executive officers.

Pursuant to the terms of each employment agreement, Clifton Savings Bank or old Clifton, as applicable, will pay or reimburse Mr. Aguggia for all reasonable costs and legal fees paid or incurred by Mr. Aguggia in any dispute or question of interpretation relating to the employment agreement if Mr. Aguggia is successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that Clifton Savings Bank and old Clifton, as applicable, will indemnify Mr. Aguggia to the fullest extent legally allowable. In addition, the agreements provide that, except in the event of a change in control, Mr. Aguggia will be subject to a one-year non-compete clause in the event his employment is terminated.

In connection with the execution of the employment agreements, Mr. Aguggia received a one-time signing/transition bonus of $250,000 in January 2014 to assist him with relocation costs, lost benefits and related matters.

Employment Agreements with Current Executive Officers. Old Clifton and Clifton Savings Bank have each entered into an employment agreement with Ms. Piano and Clifton Savings Bank has entered into employment agreements with Messrs. D’Ambra and Hoogerhyde, with respect to which old Clifton guarantees the obligations of Clifton Savings Bank. Each employment agreement provides for a three-year term. The term of each of the agreements with old Clifton automatically extends to a three-year term each day until one party gives the other party notice of its intent not to renew the agreement, at which time the term of the agreement becomes fixed at three years. The board of directors of Clifton Savings Bank may extend the terms of the employment agreements with Clifton Savings Bank annually. The terms of the agreements with Clifton Savings Bank currently expire on December 31, 2015. Current base salaries under the employment agreements for Messrs. D’Ambra and Hoogerhyde and Ms. Piano are $156,802, $161,977 and $176,985 respectively. The Compensation Committees of the boards of directors annually review the executives’ base salaries. In addition to base salary, the employment agreements provide for, among other things, participation in stock-based benefit plans and fringe benefits applicable to each executive. The agreements also provide for certain payments to the executives following their termination of employment due to a change in control, their death, disability, or upon termination without just cause (as defined in each agreement). See “—Potential Payments on Termination of Employment or Change in Control” for a discussion of the benefits upon termination under each circumstance. Prior to their retirement effective December 31, 2013, both Mr. Celentano and Mr. Celuch were parties to employment agreements with old Clifton and Clifton Savings Bank. The employment agreements were similar to those for our other officers and provided for base salaries of $395,000 and $245,000 for Mr. Celentano and Mr. Celuch, respectively.

Clifton Savings Bank or old Clifton will pay or reimburse the executives for all reasonable costs and legal fees paid or incurred by the executives in any dispute or question of interpretation relating to the employment agreement if the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that Clifton Savings Bank and old Clifton will indemnify the executives to the fullest extent legally allowable. In addition, the employment agreements provide that, except in the event of a change in control, the executives are subject to a one-year non-compete in the event their employment is terminated.

Following the completion of the conversion and offering, new Clifton and Clifton Savings Bank intend to enter into new employment agreements with Messrs. Aguggia, D’Ambra and Hoogerhyde and Ms. Piano.

Supplemental Executive Retirement Plan

Clifton Savings Bank sponsors a supplemental executive retirement plan to provide for supplemental retirement benefits related to its employee stock ownership plan and the 401(k) plan. The plan provides benefits to eligible officers (those designated by the board of directors of Clifton Savings Bank) that cannot be provided under the 401(k) plan or the employee stock ownership plan as a result of eligibility requirements of the plans and/or limitations imposed by the Internal Revenue Code, but that would have been provided under the plans, but for these eligibility requirements and/or Internal Revenue Code limitations. Mr. Aguggia is the only officer currently participating in the plan. In addition to providing benefits that would otherwise be lost as a result of eligibility requirements or the Internal Revenue Code limitations on tax-qualified plans, the plan also provides a supplemental benefit upon a change of control prior to the scheduled repayment of the employee stock ownership plan loans. See “—Potential Payments on Termination of Employment or Change in Control” for further discussion of these benefits.

Outstanding Equity Awards at March 31, 2013

The following table provides information concerning unexercised options for each named executive officer outstanding as of March 31, 2013. As of March 31, 2013, none of the named executive officers had stock awards that had not vested.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
John A. Celentano, Jr.	329,000	—	$10.24	12/31/2014	(1)
Walter Celuch	179,500	—	10.24	12/31/2014	(1)(2)
Bart D’Ambra	119,600	—	10.24	8/31/2015
Stephen Hoogerhyde	119,600	—	10.24	8/31/2015	(2)
Christine R. Piano	119,600	—	10.24	8/31/2015

(1)	As a result of their retirements effective December 31, 2013, the options held by Messrs. Celentano and Celuch will expire on December 31, 2014.
(2)	As of December 31, 2013, Mr. Celuch and Mr. Hoogerhyde had exercised 100,000 and 47,840, respectively, of the options included in the table above.

Pension Benefits for the 2013 Fiscal Year

Clifton Savings Bank sponsors the Clifton Savings Bank Directors’ Retirement Plan to provide retirement benefits for eligible directors. John A. Celentano, Jr., as a then employee director, participated in the plan at March 31, 2013. See “—Directors Compensation—Directors’ Retirement Plan.” The following table provides information with respect to the Directors’ Retirement Plan for fiscal 2013.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) (1)
John A. Celentano, Jr.	Directors’ Retirement Plan	50	$535,547	(2)

(1)	The material assumptions used to calculate the accumulated benefit were as follows: interest rate of 4.25%; a benefit formula equal to 133% of annual board fees and retainers immediately prior to retirement for each year of service with a maximum of 137.5% of board fees and retainers; and payments in monthly installments.
(2)	Due to his election to receive his Directors’ Retirement Plan benefit in a lump sum payment, Mr. Celentano will receive a payment totaling $805,956 in July 2014. The increased payment is a result of the different indices used to calculate lump sum and installment payments under the plan.

Nonqualified Deferred Compensation for the 2013 Fiscal Year

The following table provides information with respect to each deferred compensation plan in which the named executive officers participated during fiscal 2013.

Name	Plan Name	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in 2013 (2)	Aggregate Balance at Last Fiscal Year End (3)(4)
John A. Celentano, Jr.	Supplemental Executive Retirement Plan	$24,642	$5,395	$337,791

Walter Celuch	Supplemental Executive Retirement Plan	577	72	9,552

(1)	Registrant contributions are reported as compensation in 2013 in the “Summary Compensation Table.”
(2)	The amount disclosed in the earnings column represents interest earned at a rate of approximately 0.01% plus dividends of $0.24 per share. Interest and dividends earned are not reported as compensation in 2013 in the “Summary Compensation Table” since such earnings were not above market or preferential.

(3)	Reflects the market value as of March 31, 2013, of 24,324 and 325 shares held for the benefit of Messrs. Celentano and Celuch, respectively, and cash balances of $57,989 and $5,851, respectively, under the supplemental executive retirement plan.
(4)	The market value of the shares allocated to Messrs. Celentano and Celuch under the supplemental executive retirement plan was previously reported as compensation to Messrs. Celentano and Celuch in the “Summary Compensation Table” for the year in which the allocation occurred.

Potential Payments on Termination of Employment or Change in Control

Payments Made Upon Termination for Just Cause or Upon Voluntary Resignation (Including Retirement). Under the employment agreements, if we terminate a named executive officer’s employment for just cause (as defined in the employment agreements) or if an executive voluntary resigns under circumstances that would not constitute good reason (as defined in the employment agreements), including retirement, the executive will receive his or her base salary through the date of termination and retain the rights to any vested benefits, subject to the terms of the plan or arrangement under which we provide those benefits.

All benefits credited to Messrs. Celentano and Celuch under the supplemental executive retirement plan are nonforfeitable by the terms of the plan, and, therefore, will be distributed to each executive as a result of their December 31, 2013 retirement. All benefits credited to Mr. Celentano under the Directors’ Retirement Plan are nonforfeitable by the terms of the plan and, therefore, will be distributed to him as a result of his December 31, 2013 retirement in accordance with the terms of the plan. See “—Director Compensation—Directors’ Retirement Plan.”

All unvested equity awards (if any) under old Clifton’s 2005 Equity Incentive Plan will be forfeited and all vested and outstanding stock options will remain exercisable in accordance with the terms of the option agreements.

Payments Made Upon Termination Without Just Cause or Resignation for Good Reason. Under the employment agreements, if we terminate the employment an executive’s employment other than for just cause, or an executive voluntarily terminates his or her employment for good reason (as defined in the employment agreement), the executive (or, upon his or her subsequent death, his or her beneficiary) would receive a lump sum cash payment equal to the sum of (a) the base salary and incentive compensation that would have been paid for the remaining term of the employment agreement; (b) the value of any unvested restricted stock and stock options as of the termination date (that would not otherwise vest as a result of the termination), plus (c) the value of employee benefits that would have been provided for the remaining term of the employment agreement (based on the most recent level of contribution, accrual or other participation by or on behalf of the executive). We would also provide continued life, medical, health, disability and dental insurance coverage for the remaining term of the employment agreement. Under the employment agreements, each executive must adhere to a one-year, non-competition restriction if we terminate his employment other than for just cause or if the executive terminates employment for good reason.

Other than in connection with a change in control, if we terminate an executive’s employment for any reason, including other than for just cause, or if an executive voluntarily resigns from employment for any reason, the executive will receive his or her base salary through the date of termination and retain the rights to any unvested benefits, subject to the terms of the plan or arrangement under which we provide those benefits.

All benefits credited to Messrs. Celentano and Celuch under the supplemental executive retirement plan are nonforfeitable by the terms of the plan and, therefore, will be distributed to each executive as a result of their December 31, 2013 retirement. All benefits credited to Mr. Celentano under the Directors’ Retirement Plan are nonforfeitable by the terms of the plan and, therefore, will be distributed to him as a result of his December 31, 2013 retirement in accordance with the terms of the plan. See “—Director Compensation—Directors’ Retirement Plan.”

Payments Made Upon Disability. Under the employment agreements, if an executive becomes disabled, we will provide them with a monthly disability benefit equal to 100% of the executive’s monthly base salary through the 180th day following the executive’s termination due to disability, and 60% of the executive’s base salary from the 181st day after termination through the earlier of the executive’s death or attainment of age 70. In addition, during any period of disability, the executive and his dependents will receive continued benefit plan coverage under employer benefit plans.

Mr. Celentano, Mr. Celuch, Mr. D’Ambra, Mr. Hoogerhyde and Ms. Piano participate in the Clifton Savings Bank-sponsored disability plan and are entitled to benefits based on age and compensation.

All benefits credited to Messrs. Celentano and Celuch under the supplemental executive retirement plan are nonforfeitable by the terms of the plan, and, therefore, will be distributed to each executive as a result of their December 31, 2013 retirement. All benefits credited to Mr. Celentano under the Directors’ Retirement Plan are nonforfeitable by the terms of the plan and, therefore, will be distributed to him as a result of his December 31, 2013 retirement in accordance with the terms of the plan. See “—Director Compensation—Directors’ Retirement Plan.”

Payments Made Upon Death. Under the employment agreements, upon an executive’s death, we will pay the executive’s estate any accrued but unpaid salary or bonus payments through the date of death. In addition, for a period of six months after the executive’s death, we will continue to provide his or her dependents medical insurance benefits existing on the date of death and shall pay the executive’s beneficiary all salary compensation that would otherwise be payable to him or her under the employment agreement.

All benefits credited to Messrs. Celentano and Celuch under the supplemental executive retirement plan are nonforfeitable by the terms of the plan, and, therefore, will be distributed to each executive as a result of their December 31, 2013 retirement. All benefits credited to Mr. Celentano under the Directors’ Retirement Plan are nonforfeitable by the terms of the plan, and, therefore, will be distributed to his beneficiary following his death in accordance with the terms of the plan. See also the discussion above in “—Director Compensation—Directors’ Retirement Plan” for a discussion of payments to be made upon Mr. Celentano’s death under the directors’ retirement plan.

Upon an executive’s death, outstanding stock options granted pursuant to our 2005 Equity Incentive Plan automatically vest and remain exercisable until the earlier of one year from the date the executive dies or the original expiration of the stock options. Restricted stock awards granted to the executives under plan also fully vest upon an executive’s death.

Payments Made Upon Termination Following a Change in Control. Under the employment agreements, if we, or our successors, terminate an executive’s employment in connection with or following a change in control, or if an executive terminates employment for good reason in connection with or following a change in control, then, pursuant to the terms of the employment agreements, we will pay the executive a severance benefit equal to the greater of (i) the payments and benefits due for the remaining term of the employment agreement or (ii) three times the sum of: (a) the executive’s average base salary for the five years preceding the change in control, (b) the average incentive or bonus compensation paid for the five years preceding the change in control, (c) the average income realized on the vesting of stock awards for the five years preceding the change in control, (d) the average of the contributions made on an executive’s behalf to the 401(k) plan or employee stock ownership plan and supplemental plans for the five years preceding the change in control, and (e) the average of any other taxable income for the five years preceding the change in control (excluding income realized with respect to stock options and income related to the distribution of benefits under any retirement plan). We will also provide the executives and their dependents continued health, medical, dental, life and disability insurance and, if applicable, automobile usage, for three years following termination of employment.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. An individual’s base amount is generally equal to an average of the individual’s taxable compensation for the five taxable years preceding the year a change in control occurs. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and we may not deduct that excess amount for federal tax purposes. The employment agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

Under the terms of our employee stock ownership plan, upon a change in control (as defined in the plan), the plan will terminate and the plan trustee will repay in full any outstanding acquisition loan. After repayment of the acquisition loan, all remaining shares of Company common stock held in the loan suspense account, all other stock or securities, and any cash proceeds from the sale or other disposition of any shares of old Clifton common stock held in the loan suspense account will be allocated among the accounts of all participants in the plan who were employed on the date immediately preceding the effective date of the change in control. The allocations of shares or cash proceeds shall be credited to each eligible participant in proportion to the opening balances in their accounts as of the first day of the valuation period in which the change in control occurred. Payments under our employee stock ownership plan are not categorized as parachute payments and, therefore, do not count towards each executive’s limitation under Section 280G.

Under the terms of the supplemental executive retirement plan, Mr. Celentano and Mr. Celuch will receive a cash payment in the event of a change in control equal to the benefit the executives would have received under the employee stock ownership plan had the executives remained employed throughout the term of the loan, less the benefits actually provided under the employee stock ownership plan on each executive’s behalf. In addition, all benefits credited to Messrs. Celentano and Celuch under the supplemental executive retirement plan are nonforfeitable under the plan and, therefore, will be distributed to each executive upon termination of employment for any reason. All benefits credited to Mr. Celentano under the Directors’ Retirement Plan are nonforfeitable by the terms of the plan and, therefore, we will distribute the benefits to him upon his termination of active Board service in accordance with the terms of the plan. See “—Director Compensation—Directors’ Retirement Plan.”

Potential Post-Termination or Change in Control Benefits Tables. Under the employment agreements, the amount of compensation payable to each named executive officer upon termination for just cause or upon voluntary resignation, termination without just cause or resignation for good reason, change in control with termination of employment, disability and death is shown below. The amounts shown assume that such termination was effective as of March 31, 2013, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The following tables do not include amounts payable upon termination of employment under the supplemental executive retirement plan or, other than an additional payment made in connection with a change in control, the Directors’ Retirement Plan because the present value of the accumulated benefits under these plans is set forth in the tables above. In addition, the amounts shown in the following tables do not reflect the fact that if, in the event payments to the executive in connection with a change in control or otherwise would result in an excise tax under Section 4999 of the Internal Revenue Code of 1986, such payments may be reduced to the extent necessary so that the excise tax does not apply.

The following table provides the amount of compensation payable to Mr. Celentano for each of situations listed below. Mr. Celentano retired effective December 31, 2013.

	Payments Due Upon
Payment and Benefit	Termination For Just Cause or Voluntary Resignation (Including Retirement)	Termination Without Just Cause or Resignation with Good Reason	Disability	Death		Change in Control With Termination of Employment
Base salary	$—	$1,185,000	$194,795	$197,500		$1,448,195	(1)
Bonuses	—	23,520	—	3,920	(2)	—
401(k) matching contribution and employee stock ownership plan benefit	—	193,209	—	—		193,209
Health and welfare benefits and fringe benefits	—	68,790	8,617	8,617		78,699
Additional payment under supplemental executive retirement plan	—	—	—	—		674,828	(3)

Total payment	$—	$1,470,519	$203,412	$210,037		$2,394,931

(1)	Equals three times Mr. Celentano’s average taxable income over the five years preceding the change in control.
(2)	Equals Mr. Celentano’s accrued bonus as of his termination of service from old Clifton based on the bonus paid in 2013.
(3)	Includes Mr. Celentano’s annual make up benefit and a one time change in control benefit.

The following table provides the amount of compensation payable to Mr. Celuch for each of situations listed below. Mr. Celuch retired effective December 31, 2013.

	Payments Due Upon
Payment and Benefit	Termination For Just Cause or Voluntary Resignation (Including Retirement)	Termination Without Just Cause or Resignation with Good Reason	Disability	Death		Change in Control With Termination of Employment
Base salary	$—	$735,000	$784,000	$122,500		$854,700	(1)
Bonuses	—	14,550	—	2,425	(2)	—
401(k) matching contribution and employee stock ownership plan benefit	—	192,282	—	—		192,282
Health and welfare benefits and fringe benefits	—	72,510	92,365	9,237		82,419
Additional payment under supplemental executive retirement plan	—	—	—	—		307,308	(3)

Total payment	$—	$1,014,342	$876,365	$134,162		$1,436,709

(1)	Equals three times Mr. Celuch’s average taxable income over the five years preceding the change in control.
(2)	Equals Mr. Celuch’s accrued bonus as of his termination of service from old Clifton based on the bonus paid in 2013.
(3)	Includes Mr. Celuch’s annual make up benefit and a one time change in control benefit.

The following table provides the amount of compensation payable to Mr. D’Ambra for each of situations listed below.

	Payments Due Upon
Payment and Benefit	Termination For Just Cause or Voluntary Resignation (Including Retirement)	Termination Without Just Cause or Resignation with Good Reason	Disability	Death		Change in Control With Termination of Employment
Base salary	$—	$470,406	$689,928	$78,401		$499,590	(1)
Bonuses	—	9,090	—	1,515	(2)	—
401(k) matching contribution and employee stock ownership plan benefit	—	132,336	—	—		132,336
Health and welfare benefits and fringe benefits	—	25,074	58,506	4,179		25,074

Total payment	$—	$636,906	$748,434	$84,095		$657,000

(1)	Equals three times Mr. D’Ambra’s average taxable income over the five years preceding the change in control.
(2)	Equals Mr. D’Ambra’s accrued bonus as of his termination of service from old Clifton based on the bonus paid in 2013.

The following table provides the amount of compensation payable to Mr. Hoogerhyde for each of situations listed below.

	Payments Due Upon
Payment and Benefit	Termination For Just Cause or Voluntary Resignation (Including Retirement)	Termination Without Just Cause or Resignation with Good Reason	Disability	Death		Change in Control With Termination of Employment
Base salary	$—	$485,931	$1,198,629	$80,989		$508,158	(1)
Bonuses	—	9,390	—	1,565	(2)	—
401(k) matching contribution and employee stock ownership plan benefit	—	151,095	—	—		151,095
Health and welfare benefits and fringe benefits	—	25,170	100,680	4,195		25,170

Total payment	$—	$671,586	$1,299,309	$86,749		$684,423

(1)	Equals three times Mr. Hoogerhyde’s average taxable income over the five years preceding the change in control.
(2)	Equals Mr. Hoogerhyde’s accrued bonus as of his termination of service from old Clifton based on the bonus paid in 2013.

The following table provides the amount of compensation payable to Ms. Piano for each of situations listed below.

	Payments Due Upon
Payment and Benefit	Termination For Just Cause or Voluntary Resignation (Including Retirement)	Termination Without Just Cause or Resignation with Good Reason	Disability	Death		Change in Control With Termination of Employment
Base salary	$—	$530,955	$2,265,408	$88,493		$568,984	(1)
Bonuses	—	10,260	—	1,710	(2)	—
401(k) matching contribution and employee stock ownership plan benefit	—	132,735	—	—		132,735
Health and welfare benefits and fringe benefits	—	25,455	178,185	4,243		25,455

Total payment	$—	$699,405	$2,443,593	$94,446		$727,174

(1)	Equals three times Ms. Piano’s average taxable income over the five years preceding the change in control.
(2)	Equals Ms. Piano’s accrued bonus as of her termination of service from old Clifton based on the bonus paid in 2013.

Amended and Restated Employee Stock Ownership Plan

Clifton Savings Bank sponsors the Clifton Savings Bank Amended and Restated Employee Stock Ownership Plan. Employees become eligible to participate in the employee stock ownership plan upon the completion of one year of service.

The trustee, on behalf of the employee stock ownership plan, will subscribe for up to 6.0% of the number of shares of common stock sold in the conversion (994,500, 1,170,000 and 1,345,500 shares at the minimum, midpoint and maximum of the offering range, respectively). The employee stock ownership plan will fund its purchase in the offering through a loan from new Clifton. The loan amount will equal 100% of the aggregate purchase price of the common stock, and will be repaid principally through Clifton Savings Bank’s contributions to the employee stock ownership plan and dividends paid on common stock held by the employee stock ownership plan over an anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be the prime rate, as published in The Wall Street Journal on the closing date of the offering. See “Pro Forma Data.”

All shares purchased by the trustee on behalf of the employee stock ownership plan will be held in a loan suspense account. Shares will be released from the loan suspense account on a pro rata basis, as Clifton Savings Bank will make contributions to the employee stock ownership plan sufficient to repay principal and interest on the loan. As shares are released from the loan suspense account, they will be allocated among participants on the basis of each participant’s proportional share of compensation. Participants vest ratably in their employee stock ownership plan benefits over a five-year period. Participants also become fully vested in their account balances upon normal retirement, death or disability, a change in control, or the termination of the plan. Participants may generally receive distributions from the plan upon separation from service. Any unvested shares forfeited upon a participant’s termination of employment will be reallocated among the remaining participants, in accordance with the terms of the plan.

Participants may direct the trustee regarding the voting of common stock allocated to their employee stock ownership plan accounts. The trustee will vote all allocated shares held in the plan as directed by participants. The trustee will vote all unallocated shares, as well as allocated shares for which it does not receive instructions, in the same ratio as those shares for which participants provide voting instructions, subject to the fiduciary responsibilities of the trustee.

Under applicable accounting requirements, Clifton Savings Bank will record compensation expense for the leveraged employee stock ownership plan at the fair market value of the shares when committed for release to participant accounts.

2005 Equity Incentive Plan

Old Clifton’s 2005 Equity Incentive Plan was adopted by our board of directors and approved by our shareholders in July 2005. The 2005 Equity Incentive Plan authorized the granting of up to 1,495,993 stock options and 598,397 shares of restricted stock. The purpose of the 2005 Equity Incentive Plan is to promote old Clifton’s success by linking the personal interests of its employees, officers and directors to those of old Clifton’s stockholders, and by providing participants with an incentive for outstanding performance. The 2005 Equity Incentive Plan is further intended to provide flexibility to old Clifton in its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of old Clifton’s operation is largely dependent. The 2005 Equity Incentive Plan is administered by the Compensation Committee of old Clifton’s board of directors, which has the authority to determine the eligible directors or employees to whom awards are to be granted, the number of awards to be granted, the vesting of the awards and the conditions and limitations of the awards.

As of September 30, 2013, options for 1,376,823 shares were outstanding and options for 6,766 shares remained available for future awards under the plan. At September 30, 2013, 112,404 of the options granted under the plan have been exercised. As of September 30, 2013, 598,206 shares of restricted stock had been granted and remained unforfeited and 191 shares remained available for future awards under the plan.

The 2005 Equity Incentive Plan provides that in the event any merger, consolidation, share exchange or other similar corporate transaction affects the shares of old Clifton in such a manner that an adjustment is required to preserve the benefits available under the plan, the committee administering the plan has the authority to adjust the number of shares which may be granted, the number of shares subject to restricted stock awards or outstanding stock options, and the exercise price of any stock option grant. As a result, upon completion of the conversion and offering, outstanding shares of restricted stock and options to purchase shares of old Clifton common stock will be converted into and become shares of restricted stock and options to purchase shares of new Clifton common stock. The number of shares of restricted stock and common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio in the conversion. The aggregate exercise price, duration and vesting schedule of these awards will not be affected.

Future Equity Incentive Plan

Following the offering, new Clifton plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock or similar equity-based awards. In accordance with applicable regulations, we anticipate that the plan, if implemented within the first year after the offering, will authorize a number of stock options equal to 10.0% of the total shares sold in the offering, and a number of shares of restricted stock equal to 4.0% of the total shares sold in the offering. Therefore, the number of shares reserved under the plan, if implemented within that one-year period, will range from 2,320,500 shares, assuming 16,575,000 shares are issued in the offering, to 3,139,500 shares, assuming 22,425,000 shares are issued in the offering.

New Clifton may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of new Clifton common stock. The issuance of additional shares after the offering would dilute the interests of existing shareholders. See “Pro Forma Data.” New Clifton will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. New Clifton will grant restricted stock awards at no cost to recipients. New Clifton expects that restricted stock awards and stock options will generally vest ratably over a five-year period (or as otherwise permitted by the Federal Reserve Board), but new Clifton may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of new Clifton.

The equity incentive plan will comply with all applicable Federal Reserve Board regulations, except to the extent waived by the Federal Reserve Board. The requirements contained in these regulations may vary depending on whether we implement the plan within one year following the offering or after one year following the offering. If we implement the equity incentive plan more than one year after completion of the offering, the plan would not be subject to many existing regulatory requirements, including limiting the number awards we may reserve or grant under the plan and the time period over which participants may vest in awards granted to them. We will submit the equity incentive plan to shareholders for their approval not less than six months after completion of the conversion and offering, at which time we will provide shareholders with detailed information about the plan.

Policies and Procedures Governing Related Persons Transactions

Old Clifton maintains a Policy and Procedures Governing Related Person Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of the voting securities of old Clifton, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;

•	old Clifton is, will, or may be expected to be a participant; and

•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of old Clifton if the Compensation Committee of the board approved (or recommended that the board approve) such compensation;

•	any compensation paid to a director of old Clifton if the board or an authorized committee of the board approved such compensation; and

•	any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of old Clifton’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to old Clifton’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit/Compliance Committee. In determining whether to approve or ratify a related person transaction, the Audit/Compliance Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to old Clifton as those that might be achieved with an unaffiliated third party;

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods and services to old Clifton that are available from unaffiliated third parties.

A member of the Audit/Compliance Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chair of the Audit/Compliance Committee, participate in some or all of the discussion.

In accordance with banking regulations and its policy, the board of directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of old Clifton’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the board of directors. Additionally, pursuant to old Clifton’s Code of Ethics and Business Conduct, all executive officers and directors of old Clifton must disclose any existing or potential conflicts of interest to the Chief Executive Officer of old Clifton. Such potential conflicts of interest include, but are not limited to, the following: (i) old Clifton conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 5% of the outstanding securities or 5% of the total assets of any business entity that does business with or is in competition with old Clifton.

Transactions with Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans by new Clifton to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Clifton Savings Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Clifton Savings Bank and must not involve more than the normal risk of repayment or present other unfavorable features. Clifton Savings Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Clifton Savings Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees of Clifton Savings Bank and does not give preference to any executive officer or director over any other employee, although Clifton Savings Bank does not currently have such a program in place.

At September 30, 2013, all Clifton Savings Bank loans to related persons (as defined under Securities and Exchange Commission rules) were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to Clifton Savings Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

Indemnification for Directors and Officers

New Clifton’s articles of incorporation provide that new Clifton must indemnify all directors and officers of new Clifton, to the fullest extent required or permitted under Maryland law, against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of new Clifton. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party. Except insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of new Clifton pursuant to its articles of incorporation or otherwise, new Clifton has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Stock Ownership

The following table provides information as of January 31, 2014 about the persons known by us to be the beneficial owners of more than 5% of old Clifton’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding (1)
Clifton MHC 1433 Van Houten Avenue Clifton, New Jersey 07013	16,791,758	(2)	63.4%

(1)	Based on 26,477,394 shares of old Clifton’s common stock outstanding and entitled to vote as of January 31, 2014.
(2)	Acquired in Clifton Savings Bank’s mutual holding company reorganization, which was completed on March 3, 2004. The members of the board of directors of old Clifton and Clifton Savings Bank also constitute the board of directors of Clifton MHC.

The following table provides information as of January 31, 2014, except as provided below, about the shares of old Clifton common stock that may be considered to be beneficially owned by each director, executive officer, former executive officers named in the “Summary Compensation Table” and all directors and executive officers of old Clifton as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting and sole investment power with respect to the number of shares shown.

Name	Number of Shares Owned (1)		Number of Shares That May be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding (2)
Directors:
Stephen Adzima	34,018	(3)	—	*
Paul M. Aguggia	—		—	*
Thomas A. Miller	10,936		13,824	*
John H. Peto	37,952	(4)	49,795	*
Charles J. Pivirotto	9,500	(5)	44,400	*
Cynthia Sisco	58,500	(5)	44,400	*
Joseph C. Smith	92,920	(6)	74,795	*

Executive Officers Who Are Not Also Directors:
Bart D’Ambra	58,915		119,600	*
Stephen A. Hoogerhyde	56,636		71,760	*
Christine R. Piano	62,449		119,600	*
Francis Tracy Tripucka	—		—	*

Former Executive Officers(7):
John A. Celentano, Jr.	306,879	(8)	329,000	2.37%
Walter Celuch	50,961	(9)	79,500	*

All directors and current executive officers as a group (11 persons)	421,826		538,174	3.55%

*	Does not exceed 1.0% of old Clifton’s voting securities.
(1)	Includes shares allocated to the account of individuals under Clifton Savings Bank’s employee stock ownership plan with respect to which individuals have voting but not investment power as follows: Mr. D’Ambra—23,234 shares; Mr. Hoogerhyde—25,145 shares; and Ms. Piano—26,378 shares.
(2)	Based on 26,477,394 shares of old Clifton’s common stock outstanding and entitled to vote as of January 31, 2014, plus the number of shares that may be acquired by each individual (or group of individuals) by exercising options.
(3)	Includes 19,956 shares held by Mr. Adzima’s spouse as custodian for their children.
(4)	Includes 2,500 shares held by Mr. Peto’s daughter.

(5)	Includes shares of unvested restricted stock held in trust as part of old Clifton’s 2005 Equity Incentive Plan with respect to which individuals have voting but not investment power as follows: Mr. Pivirotto—3,400 shares; and Ms. Sisco—3,400 shares.
(6)	Includes 3,000 shares held by Mr. Smith’s son. Mr. Smith disclaims beneficial ownership of the shares held by his son.
(7)	Information presented as of December 31, 2013.
(8)	Includes 50,000 shares held by Mr. Celentano’s spouse and 24,324 shares held in trust for Mr. Celentano under Clifton Savings Bank’s supplemental executive retirement plan as to which he has shared voting power.
(9)	Includes 325 shares held in trust for Mr. Celuch under Clifton Savings Bank’s supplemental executive retirement plan as to which he has shared voting power.

Subscriptions by Executive Officers and Directors

The table below sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, the following information:

•	the number of shares of new Clifton common stock to be received in exchange for shares of old Clifton common stock upon consummation of the conversion and the offering, based upon their beneficial ownership of old Clifton common stock as of January 31, 2014;

•	the proposed purchases of new Clifton common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of new Clifton common stock to be held upon consummation of the conversion and the offering.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase in the aggregate more than 25% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. See “The Conversion and Offering—Limitations on Purchases of Shares.”

Name of Beneficial Owner	Number of Shares Received in Exchange for Shares of Old Clifton (1)	Proposed Purchases of Stock in the Offering		Total Common Stock to be Held
		Number of Shares	Dollar Amount	Number of Shares (1)	Percentage of Total Outstanding (2)
Directors:
Stephen Adzima	38,256	15,000	$150,000	53,256	*
Paul M. Aguggia	—	45,000	450,000	45,000	*
Thomas A. Miller	12,298	—	—	12,298	*
John H. Peto	42,680	1,000	10,000	43,680	*
Charles J. Pivirotto	10,683	5,000	50,000	15,683	*
Cynthia Sisco	65,789	5,000	50,000	70,789	*
Joseph C. Smith	104,497	15,000	150,000	119,497	*

Executive Officers Who Are Not Also Directors:
Bart D’Ambra	66,255	1,000	10,000	67,255	*
Stephen A. Hoogerhyde	63,692	1,000	10,000	64,692	*
Christine R. Piano	70,230	1,000	10,000	71,230	*
Francis Tracy Tripucka	—	10,000	100,000	10,000	*

All Directors and Executive Officers as a Group (11 persons)	474,380	99,000	990,000	573,380	1.89%

*	Less than 1%.
(1)	Based on information presented in “Stock Ownership.” Excludes shares that may be acquired upon the exercise of outstanding stock options.
(2)	If shares are sold at the minimum of the offering range, all directors and officers as a group would own 1.94% of the outstanding shares of new Clifton common stock.

Regulation and Supervision

General

Clifton Savings Bank, as a federal savings association, is currently subject to extensive regulation, examination and supervision by the Office of the Comptroller of the Currency, as its primary federal regulator, and by the Federal Deposit Insurance Corporation as the insurer of its deposits. Clifton Savings Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Clifton Savings Bank must file reports with the Office of the Comptroller of the Currency concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of the Comptroller of the Currency to evaluate Clifton Savings Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes. Any change in such policies, whether by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on new Clifton and Clifton Savings Bank and their operations.

The Dodd-Frank Act made extensive changes to the regulation of Clifton Savings Bank. Under the Dodd-Frank Act, the Office of Thrift Supervision was eliminated and responsibility for the supervision and regulation of federal savings associations such as Clifton Savings Bank was transferred to the Office of the Comptroller of the Currency on July 21, 2011. The Office of the Comptroller of the Currency is the agency that is primarily responsible for the regulation and supervision of national banks. Additionally, the Dodd-Frank Act created a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations and has authority to impose new requirements. However, institutions of less than $10 billion in assets, such as Clifton Savings Bank, will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their prudential regulators.

Certain of the regulatory requirements that are or will be applicable to Clifton Savings Bank and new Clifton are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Clifton Savings Bank and new Clifton.

Federal Banking Regulation

Business Activities. The activities of federal savings banks, such as Clifton Savings Bank, are governed by federal laws and regulations. Those laws and regulations delineate the nature and extent of the business activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Capital Requirements. The applicable capital regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% Tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The regulations also require that, in meeting the tangible, leverage and risk- based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor assigned by the capital regulation based on the risks believed inherent in the type of asset. Tier 1 (core) capital is generally defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 capital) include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of the Comptroller of the Currency also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances.

Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies, including savings and loan holding companies, that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. In early July 2013, the Federal Reserve Board and the Office of the Comptroller of the Currency approved revisions to their capital adequacy guidelines and prompt corrective action rules that implement the revised standards of the Basel Committee on Banking Supervision, commonly called Basel III, and address relevant provisions of the Dodd-Frank Act. “Basel III” refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011, which include significant changes to bank capital, leverage and liquidity requirements.

The rules include new risk-based capital and leverage ratios, which are effective January 1, 2015, and revise the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to new Clifton and Clifton Savings Bank will be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The rules eliminate the inclusion of certain instruments, such as trust preferred securities, from Tier 1 capital. Instruments issued prior to May 19, 2010 will be grandfathered for companies with consolidated assets of $15 billion or less. The rules also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital and would result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.

Prompt Corrective Regulatory Action. Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept broker deposits. The Office of the Comptroller of the Currency is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of the Comptroller of the Currency could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Insurance of Deposit Accounts. Clifton Savings Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Deposit insurance per account owner is currently $250,000. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned a risk category based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned, and certain adjustments specified by Federal Deposit Insurance Corporation regulations. Institutions deemed less risky pay lower assessments. The Federal Deposit Insurance Corporation may adjust the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment. No institution may pay a dividend if in default of the federal deposit insurance assessment.

The Dodd-Frank Act required the Federal Deposit Insurance Corporation to revise its procedures to base its assessments upon each insured institution’s total assets less tangible equity instead of deposits. The Federal Deposit Insurance Corporation finalized a rule, effective April 1, 2011, that set the assessment range at 2.5 to 45 basis points of total assets less tangible equity.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Clifton Savings Bank. Management cannot predict what insurance assessment rates will be in the future.

Loans to One Borrower. Federal law provides that savings associations are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Qualified Thrift Lender Test. Federal law requires savings associations to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities but also including education, credit card and small business loans) in at least nine months out of each 12-month period.

A savings association that fails the qualified thrift lender test is subject to certain operating restrictions and the Dodd-Frank Act also specifies that failing the qualified thrift lender test is a violation of law that could result in an enforcement action and dividend limitations. As of September 30, 2013, Clifton Savings Bank maintained 93.2% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Limitation on Capital Distributions. Federal regulations impose limitations upon all capital distributions by a savings association, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of the Comptroller of the Currency is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of the Comptroller of the Currency regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of the Comptroller of the Currency. If an application is not required, the institution must still provide 30 days prior written notice to, and receive the non-objection of, the Federal Reserve Board of the capital distribution if, like Clifton Savings Bank, it is a subsidiary of a holding company, as well as an informational notice filing to the Office of the Comptroller of the Currency. If Clifton Savings Bank’s capital ever fell below its regulatory requirements or the Office of the Comptroller of the Currency notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of the Comptroller of the Currency could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of the Comptroller of the Currency determines that such distribution would constitute an unsafe or unsound practice.

Community Reinvestment Act. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to satisfactorily comply with the provisions of the Community Reinvestment Act could result in denials of regulatory applications. Responsibility for administering the Community Reinvestment Act, unlike other fair lending laws, is not being transferred to the Consumer Financial Protection Bureau. Clifton Savings Bank received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Transactions with Related Parties. Federal law limits Clifton Savings Bank’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with Clifton Savings Bank, including new Clifton and Clifton MHC and their other subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings association. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings association’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings associations are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings association may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by new Clifton to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Clifton Savings Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The laws limit both the individual and aggregate amount of loans that Clifton Savings Bank may make to insiders based, in part, on Clifton Savings Bank’s capital level and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.

Enforcement. The Office of the Comptroller of the Currency currently has primary enforcement responsibility over savings associations and has authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1.0 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings association. If action is not taken by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Federal Home Loan Bank System. Clifton Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Clifton Savings Bank, as a member of the Federal Home Loan Bank of New York, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Clifton Savings Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at September 30, 2013 of $5.6 million.

Federal Reserve System. The Federal Reserve Board regulations require savings associations to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). For 2013, the regulations provided that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $71.0 million; and a 10% reserve ratio is applied above $71.0 million. The first $11.5 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually and, for 2014, require a 3% ratio for up to $79.5 million and an exemption of $12.4 million. Clifton Savings Bank complies with the foregoing requirements. In October 2008, the Federal Reserve Board began paying interest on certain reserve balances.

Other Regulations

Clifton Savings Bank’s operations are also subject to federal laws applicable to credit transactions, such as, but not limited to, the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Clifton Savings Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), and the related regulations of the Federal Reserve Board, which require savings associations operating in the United States to develop new anti-money laundering compliance programs (including a customer identification program that must be incorporated into the AML compliance program), due diligence policies and controls to ensure the detection and reporting of money laundering; and

•	The Bank Secrecy Act of 1970, which requires financial institutions in the United States to keep records of cash purchases of negotiable instruments, file reports of cash purchases of negotiable instruments exceeding a daily amount of $10,000 or more and to report suspicious activity that might signify money laundering, tax evasion, or other criminal activities.

Holding Company Regulation

General. As a savings and loan holding company, old Clifton is, and new Clifton will be, subject to Federal Reserve Board regulations, examinations, supervision, reporting requirements and regulations regarding its activities. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to Clifton Savings Bank.

Pursuant to federal law and regulations and policy, a savings and loan holding company such as new Clifton may generally engage in the activities permitted for financial holding companies under Section 4(k) of the Bank Holding Company Act and certain other activities that have been authorized for savings and loan holding companies by regulation.

Federal law prohibits a savings and loan holding company from, directly or indirectly or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings association, or savings and loan holding company thereof, without prior written approval of the Federal Reserve Board or from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. A savings and loan holding company is also prohibited from acquiring more than 5% of a company engaged in activities other than those authorized by federal law or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings associations, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings associations in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings association in another state if the laws of the state of the target savings association specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital Requirements. Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. However, in July 2013, the Federal Reserve Board approved a new rule that implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. The final rule established consolidated capital requirements for many savings and loan holding companies, including new Clifton. See “Regulation and Supervision-Federal Banking Regulation-Capital Requirements.”

Source of Strength. The Dodd-Frank Act also extends the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must promulgate regulations implementing the “source of strength” policy that holding companies act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Dividends and Stock Repurchases. The Federal Reserve Board has the power to prohibit dividends by savings and loan holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which also applies to savings and loan holding companies and which expresses the Federal Reserve Board’s view that a holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Under the prompt corrective action regulations, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”

Federal Reserve Board policy also provides that a holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.

Acquisition of New Clifton. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company or savings association. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the outstanding voting stock of the company or institution, unless the Federal Reserve Board has found that the acquisition will not result in a change of control. Under the Change in Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

Old Clifton’s common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. As a result, old Clifton files quarterly and annual reports with the Securities and Exchange Commission and is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934. Upon completion of the conversion and offering, new Clifton’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. As a result, new Clifton will be required to file quarterly and annual reports with the Securities and Exchange Commission and will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Federal and State Taxation

Federal Income Taxation

General. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. We report our income on a calendar year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2008. For its 2013 fiscal year, Clifton Savings Bank’s maximum federal income tax rate was 35%.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. Clifton Savings Bank’s reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $6.4 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Clifton Savings Bank makes a “non-dividend distribution” to new Clifton as described below.

Distributions. If Clifton Savings Bank makes non-dividend distributions to new Clifton, the distributions will be considered to have been made from Clifton Savings Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the non-dividend distributions, and then from Clifton Savings Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Clifton Savings Bank’s taxable income. Non-dividend distributions include distributions in excess of Clifton Savings Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Clifton Savings Bank’s current or accumulated earnings and profits will not be included in Clifton Savings Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Clifton Savings Bank makes a non-dividend distribution to new Clifton, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Clifton Savings Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

New Jersey Taxation. Clifton Savings Bank, old Clifton and Clifton MHC are subject to New Jersey’s Corporation Business Tax at the rate of 9% on their taxable income, before net operating loss deductions and special deductions for federal income tax purposes. For this purpose, “taxable income” generally means federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations). Botany Inc. is eligible to be taxed as a New Jersey Investment Company at a rate of 3.6%.

Comparison of Shareholders’ Rights

As a result of the conversion, current holders of old Clifton common stock will become shareholders of new Clifton. There are certain differences in shareholder rights arising from distinctions between the federal stock charter and bylaws of old Clifton and the articles of incorporation and bylaws of new Clifton and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law.

In some instances, the rights of shareholders of new Clifton will be less than the rights shareholders of old Clifton currently have. The decrease in shareholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interest of new Clifton. In some instances, the differences in shareholder rights may increase management rights. In other instances, the provisions in new Clifton’s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of new Clifton and its shareholders.

This description below is intended to be a summary of the material differences affecting the rights of shareholders. You are encouraged to reference the actual articles of incorporation and bylaws of new Clifton and Maryland law for additional information.

Authorized Capital Stock. The authorized capital stock of old Clifton consists of 75,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The authorized capital stock of the new Clifton will consist of 85,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Old Clifton’s charter and new Clifton’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. Although neither board of directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Clifton MHC is required to own not less than a majority of the outstanding common stock of old Clifton. There will be no such restriction applicable to new Clifton following consummation of the conversion, as Clifton MHC will cease to exist.

New Clifton’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of new Clifton, whereas old Clifton’s federal stock charter provides that no shares may be issued to directors, officers or controlling persons other than as part of a general public offering, or to directors for purposes of qualifying for service as directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, new Clifton could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of the capital stock of new Clifton could be issued directly to directors or officers without shareholder approval. However, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plan discussed in this proxy statement/prospectus to shareholders for their approval.

Neither the federal stock charter and bylaws of old Clifton nor the articles of incorporation and bylaws of new Clifton provide for preemptive rights to shareholders in connection with the issuance of capital stock.

Voting Rights. Neither the federal stock charter of old Clifton nor the articles of incorporation of new Clifton permits cumulative voting in the election of directors. Cumulative voting entitles you to a number of votes equaling the number of shares you hold multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when three directors are to be elected, cumulative voting allows a holder of 100 shares to cast 300 votes for a single nominee, apportion 100 votes for each nominee, or apportion 300 votes in any other manner.

Payment of Dividends. The ability of Clifton Savings Bank to pay dividends on its capital stock is restricted by Federal Reserve Board and Office of the Comptroller of the Currency regulations and by tax considerations related to savings associations. Clifton Savings Bank will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect new Clifton because dividends from Clifton Savings Bank will be a primary source of funds for the payment of dividends to the shareholders of new Clifton.

Maryland law generally provides that, unless otherwise restricted in a corporation’s articles of incorporation, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities.

Board of Directors. The bylaws of old Clifton and the articles of incorporation of new Clifton each require the board of directors to be divided into three classes as nearly equal in number as reasonably possible and that the members of each class be elected for a term of three years to serve until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of old Clifton and the bylaws of new Clifton, any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors remaining in office, whether or not a quorum is present. Any director of old Clifton so chosen shall hold office until the next annual meeting of shareholders, and any director of new Clifton so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified.

The bylaws of both old Clifton and new Clifton provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Under the bylaws of old Clifton, directors may be removed only for cause by the vote of the holders of a majority of the shares of stock entitled to vote at a meeting of shareholders called for such purpose. The articles of incorporation of new Clifton provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the shares of stock entitled to vote in the election of directors.

Limitations on Liability. The articles of incorporation of new Clifton provide that, to the fullest extent permitted under Maryland law, the directors and officers of new Clifton shall have no personal liability to new Clifton or its shareholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (3) to the extent otherwise provided by the Maryland General Corporation Law.

Currently, federal law does not permit federally chartered savings and loan holding companies like old Clifton to limit the personal liability of directors in the manner provided by Maryland law and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents. Federal regulations provide that old Clifton must indemnify its directors, officers and employees for any costs incurred in connection with any action involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment in his or her favor other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of old Clifton or its shareholders. Old Clifton also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, old Clifton is required to notify the Federal Reserve Board of its intention and such payment cannot be made if the Federal Reserve Board objects thereto.

The articles of incorporation of new Clifton provide that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of new Clifton also provide that new Clifton will indemnify its employees and agents and any director, officer, employee or agent of any other entity to such extent as shall be authorized by the board of directors and be permitted by law.

Special Meetings of Shareholders. The bylaws of old Clifton provide that special meetings of the shareholders of old Clifton may be called by the Chairman, a majority of the board of directors or upon the written request of the holders of not less than one-tenth of the outstanding capital stock of old Clifton entitled to vote at the meeting. The bylaws of new Clifton provide that special meetings of shareholders may be called by the Chairman, the Chief Executive Officer or by two-thirds of the total number of directors. In addition, Maryland law provides that a special meeting of shareholders may be called by the Secretary upon written request of the holders of a majority of all the shares entitled to vote at a meeting.

Shareholder Nominations and Proposals. The bylaws of old Clifton provide an advance notice procedure for shareholders to nominate directors or bring other business before an annual or special meeting of shareholders of old Clifton. A person may not be nominated for election as a director unless that person is nominated by or at the direction of old Clifton’s board of directors or by a shareholder who has given appropriate notice to old Clifton before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given old Clifton appropriate notice of its intention to bring that business before the meeting. Old Clifton’s secretary must receive notice of the nomination or proposal at least 30 days before the date of the annual meeting; provided, however, that if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

New Clifton’s bylaws establish a similar advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of new Clifton. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the new Clifton board of directors or by a shareholder who has given appropriate notice to new Clifton before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given new Clifton appropriate notice of its intention to bring that business before the meeting. New Clifton’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to new Clifton concerning the nature of the new business, the shareholder, the shareholder’s ownership in the new Clifton and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide new Clifton with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives new Clifton’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders and make recommendations about those matters.

Shareholder Action Without a Meeting. Under Maryland law, action may be taken by shareholders of new Clifton without a meeting if all shareholders entitled to vote on the action give written consent to taking such action without a meeting. The bylaws of old Clifton provide that action may be taken by shareholders without a meeting if all shareholders entitled to vote on the matter consent to the taking of such action without a meeting.

Shareholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to old Clifton, provides that shareholders holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares, provided in either case such shareholder has held such shares for at least six months before making such written demand, or shareholders holding not less than 5% of the total outstanding voting shares may inspect and make extracts from specified books and records of a federally chartered savings and loan association after proper written notice for a proper purpose.

Under Maryland law, a shareholder who has been a shareholder of record for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least 20 days’ written notice, to inspect in person or by agent, the corporation’s books of account and its stock ledger. In addition, under Maryland law, any shareholder or his agent, upon at least seven days’ written notice, may inspect and copy during usual business hours, the corporation’s bylaws, minutes of the proceedings of shareholders, annual statements of affairs and voting trust agreements.

Limitations on Voting Rights. The articles of incorporation of new Clifton provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of such 10% limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new Clifton or any subsidiary or a trustee of a plan.

In addition, Federal Reserve Board regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of new Clifton’s equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

The charter of old Clifton provides that no person, other than Clifton MHC, shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of old Clifton or any subsidiary.

Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the board of directors of old Clifton and the holders of two-thirds of the outstanding voting stock of old Clifton entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. However, such regulations permit old Clifton to merge with another corporation without obtaining the approval of its shareholders if:

•	it does not involve an interim savings institution;

•	the charter of old Clifton is not changed;

•	each share of old Clifton stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of old Clifton after such effective date; and

•	either: (a) no shares of voting stock of old Clifton and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of old Clifton to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of old Clifton outstanding immediately before the effective date of the transaction.

Under Maryland law, a merger or consolidation of new Clifton requires approval of two-thirds of all votes entitled to be cast by shareholders, except that no approval by shareholders is required for a merger if:

•	the plan of merger does not make an amendment of the articles of incorporation that would be required to be approved by the shareholders;

•	each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•	the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

The articles of incorporation of new Clifton reduce the vote required for a merger or consolidation to a majority of the total shares outstanding.

In addition, under certain circumstances the approval of the shareholders shall not be required to authorize a merger with or into a 90% owned subsidiary of new Clifton.

Under Maryland law, a sale of all or substantially all of new Clifton’s assets other than in the ordinary course of business, or a voluntary dissolution of new Clifton, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes entitled to be cast on the matter.

Business Combinations with Interested Shareholders. Under Maryland law, “business combinations” between new Clifton and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of new Clifton’s voting stock after the date on which new Clifton had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of new Clifton at any time after the date on which new Clifton had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of new Clifton. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between new Clifton and an interested shareholder generally must be recommended by the board of directors of new Clifton and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of new Clifton and (2) two-thirds of the votes entitled to be cast by holders of voting stock of new Clifton other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if new Clifton’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Neither the charter or bylaws of old Clifton nor the federal laws and regulations applicable to old Clifton contain a provision that restricts business combinations between old Clifton and any interested stockholder in the manner set forth above.

Dissenters’ Rights of Appraisal. A federal regulation that is applicable to old Clifton generally provides that a shareholder of a federally chartered savings and loan association that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the shareholders of a federally chartered savings and loan association that is listed on a national securities exchange are not entitled to dissenters’ rights in connection with a merger if the shareholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on Nasdaq or any combination of such shares of stock and cash.

Under Maryland law, shareholders of new Clifton have the right to dissent from any plan of merger or consolidation to which new Clifton is a party, and to demand payment for the fair value of their shares unless the articles of incorporation provide otherwise. New Clifton’s articles of incorporation do not provide otherwise.

Evaluation of Offers; Other Corporate Constituencies. The articles of incorporation of new Clifton provide that its directors, in discharging their duties to new Clifton and in determining what they reasonably believe to be in the best interest of new Clifton, may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the economic effect, both immediate and long-term, upon new Clifton’s shareholders, including shareholders, if any, choosing not to participate in the transaction; (b) effects, including any social and economic effects on the employees, suppliers, creditors, depositors and customers of, and others dealing with, new Clifton and its subsidiaries and on the communities in which new Clifton and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of new Clifton; (d) whether a more favorable price could be obtained for new Clifton’s stock or other securities in the future; (e) the reputation and business practices of the offer or and its management and affiliates as they would affect the employees; (f) the future value of the stock or any other securities of new Clifton; and (g) any antitrust or other legal and regulatory issues that are raised by the proposal. If on the basis of these factors the board of directors determines that any proposal or offer to acquire new Clifton is not in the best interest of new Clifton, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

By having these standards in the articles of incorporation of new Clifton, the board of directors may be in a stronger position to oppose such a transaction if the board of directors concludes that the transaction would not be in the best interest of new Clifton, even if the price offered is significantly greater than the market price of any equity security of new Clifton.

The current charter of old Clifton does not contain a similar provision.

Amendment of Governing Instruments. No amendment of the charter of old Clifton may be made unless it is first proposed by the board of directors, then preliminarily approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of new Clifton generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors), Sections F and J of Article Eighth (amendment of bylaws and elimination of director and officer liability) and Article Tenth (amendment of certain provisions of the Articles), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

The bylaws of old Clifton may be amended in a manner consistent with regulations of the Federal Reserve Board and shall be effective after (1) approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the shareholders of old Clifton at any legal meeting and (2) receipt of applicable regulatory approval. The bylaws of new Clifton may be amended by the affirmative vote of a majority of the directors or by the vote of the holders of not less than 75% of the votes entitled to be cast by holders of the capital stock of new Clifton entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the shareholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).

Restrictions on Acquisition of New Clifton

General

Certain provisions in the articles of incorporation and bylaws of new Clifton may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Articles of Incorporation and Bylaws of New Clifton

Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal and state regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our articles of incorporation and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of such 10% limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new Clifton or any subsidiary or a trustee of a plan.

Board of Directors.

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of new Clifton.

Filling of Vacancies; Removal. Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Qualification. Our bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.

Prohibition of Cumulative Voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.

Special Meetings of Shareholders. Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the Chairman, the Chief Executive Officer, by two-thirds of the total number of directors or by the Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

Amendment of Articles of Incorporation. Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.

Amendment of Bylaws. Our articles of incorporation provide that our bylaws may not be adopted, repealed, altered, amended or rescinded by stockholders except by the affirmative vote of the holders of at least 75% of the voting stock.

Advance Notice Provisions for Shareholder Nominations and Proposals. Our bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 90 days before the date of the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the shareholder, the shareholder’s ownership of new Clifton and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Regulatory Restrictions

Maryland Corporate Law and Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between new Clifton and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of new Clifton’s voting stock after the date on which new Clifton had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of new Clifton at any time after the date on which new Clifton had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of new Clifton. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between new Clifton and an interested shareholder generally must be recommended by the board of directors of new Clifton and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of new Clifton and (2) two-thirds of the votes entitled to be cast by holders of voting stock of new Clifton other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if new Clifton’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Federal Reserve Board Regulations. Federal Reserve Board regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

The acquisition of 10% or more of our outstanding common stock may trigger provisions of the Bank Holding Company Act, the Change in Bank Control Act of 1978, the Federal Reserve Board’s Regulation Y and Office of the Comptroller of the Currency regulations. The Federal Reserve Board and Office of the Comptroller of the Currency also require persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Federal Reserve Board and the Office of the Comptroller of the Currency.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Federal Reserve Board and Office of the Comptroller of the Currency regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Federal Reserve Board and the Office of the Comptroller of the Currency to disapprove a proposed acquisition on certain specified grounds.

Description of New Clifton Capital Stock

The common stock of new Clifton represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

New Clifton is authorized to issue 85,000,000 shares of common stock having a par value of $0.01 per share and 10,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of new Clifton’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. New Clifton will not issue any shares of preferred stock in the conversion and offering.

Common Stock

Dividends. New Clifton can pay dividends if, as and when declared by its board of directors. The payment of dividends by new Clifton is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of new Clifton will be entitled to receive and share equally in dividends declared by the board of directors of new Clifton. If new Clifton issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of new Clifton will possess exclusive voting rights in new Clifton. They will elect new Clifton’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of New Clifton,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If new Clifton issues preferred stock, holders of new Clifton preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Clifton Savings Bank, new Clifton, as the sole holder of Clifton Savings Bank’s capital stock, would be entitled to receive all of Clifton Savings Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Clifton Savings Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of new Clifton, the holders of its common stock would be entitled to receive all of the assets of new Clifton available for distribution after payment or provision for payment of all its debts and liabilities. If new Clifton issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of new Clifton will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

New Clifton will not issue any preferred stock in the conversion and offering and it has no current plans to issue any preferred stock after the conversion and offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of new Clifton will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Townsend & Stockton LLP. BDO USA, LLP has provided an opinion to us regarding the New Jersey income tax consequences of the conversion. Kilpatrick Townsend & Stockton LLP and BDO USA, LLP have consented to the references to their opinions in this proxy statement/prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Arnold & Porter LLP, New York, New York.

Experts

The consolidated financial statements of old Clifton and subsidiary as of March 31, 2013 and 2012, and for each of the years in the three-year period ended March 31, 2013, have been included in this proxy statement/prospectus in reliance upon the report of ParenteBeard, LLC, an independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

RP Financial has consented to the summary in this proxy statement/prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this proxy statement/prospectus.

Change in Accountants

On June 26, 2013, the Audit/Compliance Committee of old Clifton’s board of directors voted to dismiss ParenteBeard LLC, the independent auditors for old Clifton, effective as of June 26, 2013.

The audit reports of ParenteBeard LLC on the consolidated financial statements of old Clifton for the years ended March 31, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended March 31, 2013 and 2012 and through the subsequent interim period preceding June 26, 2013, there were no disagreements between old Clifton and ParenteBeard LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of ParenteBeard LLC would have caused them to make reference thereto in their reports on old Clifton’s financial statements for such years.

On June 26, 2013, the Audit/Compliance Committee of old Clifton’s board of directors engaged BDO USA, LLP as old Clifton’s independent registered public accounting firm. During the years ended March 31, 2013 and 2012 and the subsequent interim period preceding the engagement of BDO USA, LLP, old Clifton did not consult with BDO USA, LLP regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on old Clifton’s financial statements, and BDO USA, LLP did not provide any written report or oral advice that BDO USA, LLP concluded was an important factor considered by old Clifton in reaching a decision as to any such accounting, auditing or financial reporting issue; or (3) any matter that was either the subject of a disagreement with ParenteBeard LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or the subject of a reportable event.

Submission of Business Proposals and Stockholder Nominations

If the conversion is completed as expected, old Clifton will no longer exist. Old Clifton will not hold an annual meeting of stockholders in calendar 2014 if the conversion is completed as expected.

If the conversion is not completed, old Clifton will hold its annual meeting of stockholders in calendar 2014. Old Clifton must have received proposals that stockholders seek to include in the proxy statement for old Clifton’s next annual meeting no later than February 28, 2014. If the annual meeting is held on a date more than 30 calendar days from August 8, 2014, a stockholder proposal must be received by a reasonable time before old Clifton begins to print and mail its proxy solicitation material for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Old Clifton’s bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary of old Clifton not less than 30 days before the date of the annual meeting; provided that if less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from old Clifton.

If the conversion is completed as expected, new Clifton will hold its first annual meeting of stockholders as a public company in calendar 2014. Under new Clifton’s bylaws a person may not be nominated for election as a director unless that person is nominated by or at the direction of the new Clifton board of directors or by a shareholder who has given appropriate notice to new Clifton before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given new Clifton appropriate notice of its intention to bring that business before the meeting. New Clifton’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

Shareholder Communications

Old Clifton encourages shareholder communications to the board of directors and/or individual directors. Shareholders who wish to communicate with the board of directors or an individual director should send their communications to the care of Bart D’Ambra, Corporate Secretary, Clifton Savings Bancorp, Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07013. Communications regarding financial or accounting policies should be sent to the attention of the Chairperson of the Audit Committee.

Miscellaneous

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one proxy statement/prospectus to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate proxy statement/prospectus, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our proxy statement/prospectus, you can request householding by contacting your broker or other holder of record.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock to be issued in exchange for shares of old Clifton. This proxy statement/prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this proxy statement/prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference room. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Clifton MHC has filed an application for approval of the plan of conversion with the Federal Reserve Board. This proxy statement/prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Board of Governors of the Federal Reserve Board System, 20th Street and Constitution Avenue, NW, Washington, DC 20551 and at the Federal Reserve Bank of Philadelphia, Ten Independence Mall, Philadelphia, Pennsylvania 19106.

A copy of the plan of conversion is available without charge from Clifton Savings Bank by contacting the Stock Information Center.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Federal Reserve Board. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its Web site as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Federal Reserve Board as described above.

Index to Financial Statements of Old Clifton

Page
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Statements of Financial Condition at September 30, 2013 (unaudited) and March 31, 2013, and 2012	F-2
Consolidated Statements of Income for the Six Months Ended September 30, 2013, and 2012 (unaudited) and for the Years Ended March 31, 2013, 2012 and 2011	F-3
Consolidated Statements of Comprehensive Income for the Six Months Ended September 30, 2013 and 2012 (unaudited) and for the Years Ended March 31, 2013, 2012 and 2011	F-4
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended March 31, 2013, 2012 and 2011 and for the Six Months Ended September 30, 2013 (unaudited)	F-5
Consolidated Statements of Cash Flows for the Six Months Ended September 30, 2013 and 2012 (unaudited) and the Years Ended March 31, 2013, 2012 and 2011	F-7
Notes to Consolidated Financial Statements	F-9

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for new Clifton have not been included in this proxy statement/prospectus because new Clifton, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Clifton Savings Bancorp, Inc. and Subsidiaries

Clifton, New Jersey

We have audited the accompanying consolidated statements of financial condition of Clifton Savings Bancorp, Inc. and Subsidiaries (collectively the “Company”) as of March 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2013. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Savings Bancorp, Inc. and Subsidiaries as of March 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Clifton Savings Bancorp, Inc. and Subsidiaries’ internal control over financial reporting as of March 31, 2013, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 6, 2013 expressed an unqualified opinion.

Clark, New Jersey

June 6, 2013

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In Thousands, Except Share and Per Share Data)

	September 30,	March 31,
	2013	2013	2012
	(Unaudited)
ASSETS
Cash and due from banks	$7,780	$15,048	$11,534
Interest-bearing deposits in other banks	7,032	10,848	28,723

Cash and Cash Equivalents	14,812	25,896	40,257

Securities available for sale, at fair value	4,181	15,399	70,195
Securities held to maturity, at cost (fair value of $454,229, $479,339 and $521,449 at September 30, 2013, March 31, 2013 and March 31, 2012, respectively)	451,842	462,728	504,014

Loans receivable	557,400	459,312	438,923
Allowance for loan losses	(2,950)	(2,500)	(2,090)

Net Loans	554,450	456,812	436,833

Bank owned life insurance	36,017	35,499	27,577
Premises and equipment	7,597	7,841	8,075
Federal Home Loan Bank of New York stock	5,639	3,897	5,127
Interest receivable	3,266	3,177	3,927
Real estate owned	405	215	139
Other assets	4,657	4,620	5,296

Total Assets	$1,082,866	$1,016,084	$1,101,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$16,079	$13,228	$7,997
Interest bearing	775,308	750,464	818,278

Total Deposits	791,387	763,692	826,275

Advances from Federal Home Loan Bank of New York	92,500	52,500	78,679
Advance payments by borrowers for taxes and insurance	5,655	5,071	5,139
Other liabilities and accrued expenses	4,803	7,493	4,886

Total Liabilities	894,345	828,756	914,979

Commitments and Contingencies

Stockholders’ Equity
Preferred stock ($.01 par value), 1,000,000 shares authorized; shares issued or outstanding – none	—	—	—
Common stock ($.01 par value), 75,000,000 shares authorized; 30,530,470 shares issued, 26,248,040, 26,166,652 and 26,138,138 shares outstanding at September 30, 2013, March 31, 2013 and March 31, 2012, respectively.	305	305	305
Paid-in capital	136,356	136,154	135,965
Deferred compensation obligation under Rabbi Trust	303	292	273
Retained earnings	102,348	102,292	101,835
Treasury stock, at cost; 4,282,430, 4,363,818 and 4,393,332 shares at September 30, 2013, March 31, 2013 and March 31, 2012, respectively.	(46,222)	(47,067)	(47,363)
Common stock acquired by Employee Stock Ownership Plan (“ESOP”)	(3,847)	(4,213)	(4,946)
Accumulated other comprehensive (loss) income	(455)	(188)	619
Stock held by Rabbi Trust	(267)	(247)	(227)

Total Stockholders’ Equity	188,521	187,328	186,461

Total Liabilities and Stockholders’ Equity	$1,082,866	$1,016,084	$1,101,440

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Share and Per Share Data)

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011
	(Unaudited)
Interest Income
Loans	$9,962	$9,878	$19,441	$20,812	$22,725
Mortgage-backed securities	5,330	6,662	12,710	14,141	15,873
Debt securities	1,123	1,865	3,018	5,838	5,946
Other interest-earning assets	82	125	224	283	396

Total Interest Income	16,497	18,530	35,393	41,074	44,940

Interest Expense
Deposits	4,042	5,170	9,477	12,645	14,865
Advances	986	1,330	2,360	3,504	4,380

Total Interest Expense	5,028	6,500	11,837	16,149	19,245

Net Interest Income	11,469	12,030	23,556	24,925	25,695
Provision for Loan Losses	536	292	762	247	102

Net Interest Income after Provision for Loan Losses	10,933	11,738	22,794	24,678	25,593

Non-Interest Income
Fees and service charges	119	112	212	213	212
Bank owned life insurance	518	433	922	862	879
Gain on sale of securities	566	647	647	—	872
Net (loss) gain on sale and disposal of premises and equipment	—	—	(3)	(9)	327
Loss on extinguishment of debt	—	(527)	(527)	—	—
Loss on write-down of land held for sale	—	(99)	(99)	(156)	(397)
Other	1	1	2	3	16

Total Non-Interest Income	1,204	567	1,154	913	1,909

Non-Interest Expenses
Salaries and employee benefits	4,089	3,712	7,405	7,055	6,773
Occupancy expense of premises	777	719	1,510	1,359	1,643
Equipment	612	560	1,206	1,090	1,051
Directors’ compensation	439	371	845	732	760
Advertising	151	113	247	213	279
Legal	74	91	175	569	494
Federal deposit insurance premium	243	258	498	538	884
Other	912	979	2,025	1,983	1,930

Total Non-Interest Expenses	7,297	6,803	13,911	13,539	13,814

Income before Income Taxes	4,840	5,502	10,037	12,052	13,688
Income Taxes	1,687	1,934	3,427	4,175	4,876

Net Income	$3,153	$3,568	$6,610	$7,877	$8,812

Net Income per Common Share
Basic	$0.12	$0.14	$0.26	$0.31	$0.34

Diluted	$0.12	$0.14	$0.26	$0.31	$0.34

Dividends per common share	$0.12	$0.12	$0.24	$0.24	$0.24

Weighted Average Number of Common Shares and Common Stock Equivalents Outstanding:
Basic	25,833,659	25,662,903	25,685,685	25,607,442	25,579,989

Diluted	26,077,428	25,679,503	25,769,538	25,625,250	25,586,694

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands)

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011
	(Unaudited)
Net income	$3,153	$3,568	$6,610	$7,877	$8,812

Other comprehensive (loss):
Gross unrealized holding (loss) gain on securities available for sale, net of income taxes of $81, $54, $178, ($43) and $245, respectively	(118)	(76)	(258)	26	(368)
Reclassification adjustment for gross realized holding (gain) on securities available for sale, net of income tax of $120, $264, $264, $0 and $348, respectively (A)	(175)	(383)	(383)	—	(524)
Benefit plans, net of income taxes of ($18), ($14), $115, $181 and $52, respectively (B)	26	18	(166)	(257)	(78)

Total other comprehensive (loss)	(267)	(441)	(807)	(231)	(970)

Total comprehensive income	$2,886	$3,127	$5,803	$7,646	$7,842

(A)	Net realized gain and related income taxes are included in the consolidated statements of income within the gain on sale of securities and income taxes lines, respectively.
(B)	Benefit plan amounts represent the amortization of past service cost and unrecognized net loss; such amounts are included in the consolidated statements of income within the directors’ compensation line. The related income tax amounts are included in income taxes.

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended March 31, 2013, 2012 and 2011

	Common Stock	Paid-In Capital	Deferred Compensation Obligation Under Rabbi Trust	Retained Earnings	Treasury Stock	Common Stock Acquired by ESOP	Accumulated Other Comprehensive Income (Loss)	Stock Held by Rabbi Trust	Total
	(In Thousands, Except Share and Per Share Data)
Balance – March 31, 2010	$305	$135,921	$233	$89,361	$(45,050)	$(6,411)	$1,820	$(187)	$175,992

Net income	—	—	—	8,812	—	—	—	—	8,812
Other comprehensive loss, net of income tax	—	—	—	—	—	—	(970)	—	(970)
ESOP shares committed to be released	—	(27)	—	—	—	733	—	—	706
Purchase of treasury stock – 298,000 shares	—	—	—	—	(2,707)	—	—	—	(2,707)
Stock option expense	—	166	—	—	—	—	—	—	166
Restricted stock awards earned	—	52	—	—	—	—	—	—	52
Funding of restricted stock awards	—	(362)	—	—	362	—	—	—	—
Funding of Supplemental Executive Retirement Plan	—	—	19	—	23	—	—	(23)	19
Tax benefit from stock based compensation	—	2	—	—	—	—	—	—	2
Cash dividends declared ($0.24 per share)	—	—	—	(2,106)	—	—	—	—	(2,106)

Balance – March 31, 2011	305	135,752	252	96,067	(47,372)	(5,678)	850	(210)	179,966

Net income	—	—	—	7,877	—	—	—	—	7,877
Other comprehensive loss, net of income tax	—	—	—	—	—	—	(231)	—	(231)
ESOP shares committed to be released	—	19	—	—	—	732	—	—	751
Purchase of treasury stock – 1,061 shares	—	—	—	—	(11)	—	—	—	(11)
Stock option expense	—	127	—	—	—	—	—	—	127
Restricted stock awards earned	—	62	—	—	—	—	—	—	62
Funding of Supplemental Executive Retirement Plan	—	(3)	21	—	20	—	—	(17)	21
Tax benefit from stock based compensation	—	8	—	—	—	—	—	—	8
Cash dividends declared ($0.24 per share)	—	—	—	(2,109)	—	—	—	—	(2,109)

Balance – March 31, 2012	305	135,965	273	101,835	(47,363)	(4,946)	619	(227)	186,461

Net income	—	—	—	6,610	—	—	—	—	6,610
Other comprehensive loss, net of income tax	—	—	—	—	—	—	(807)	—	(807)
ESOP shares committed to be released	—	49	—	—	—	733	—	—	782
Purchase of treasury stock – 2,602 shares	—	—	—	—	(27)	—	—	—	(27)
Stock option expense	—	76	—	—	—	—	—	—	76
Restricted stock awards earned	—	62	—	—	—	—	—	—	62
Funding of Supplemental Executive Retirement Plan	—	1	19	—	19	—	—	(20)	19
Tax benefit from stock based compensation	—	6	—	—	—	—	—	—	6
Exercise of stock options	—	(5)	—	—	304	—	—	—	299
Cash dividends declared ($0.24 per share)	—	—	—	(6,153)	—	—	—	—	(6,153)

Balance – March 31, 2013	305	136,154	292	102,292	(47,067)	(4,213)	(188)	(247)	187,328

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Six Months Ended September 30, 2013 (Unaudited)

	Common Stock	Paid-In Capital	Deferred Compensation Obligation Under Rabbi Trust	Retained Earnings	Treasury Stock	Common Stock Acquired by ESOP	Accumulated Other Comprehensive Income (Loss)	Stock Held by Rabbi Trust	Total
`	(In Thousands, Except Share and Per Share Data)
Balance – March 31, 2013	$305	$136,154	$292	$102,292	$(47,067)	$(4,213)	$(188)	$(247)	$187,328
Net income	—	—	—	3,153	—	—	—	—	3,153
Other comprehensive loss, net of income tax	—	—	—	—	—	—	(267)	—	(267)
ESOP shares committed to be released	—	80	—	—	—	366	—	—	446
Purchase of treasury stock – 1,283 shares	—	—	—	—	(15)	—	—	—	(15)
Stock option expense	—	25	—	—	—	—	—	—	25
Restricted stock awards earned	—	31	—	—	—	—	—	—	31
Funding of Supplemental Executive Retirement Plan	—	—	11	—	20	—	—	(20)	11
Tax benefit from stock based compensation	—	79	—	—	—	—	—	—	79
Exercise of stock options	—	(13)	—	—	840	—	—	—	827
Cash dividends declared ($0.12 per share)	—	—	—	(3,097)	—	—	—	—	(3,097)

Balance – September 30, 2013 (Unaudited)	$305	$136,356	$303	$102,348	$(46,222)	$(3,847)	$(455)	$(267)	$188,521

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011
	(Unaudited)
Cash Flows From Operating Activities
Net income	$3,153	$3,568	$6,610	$7,877	$8,812
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	323	302	627	564	528
Net amortization (accretion) of deferred fees and costs, premiums and discounts	33	(75)	(18)	(326)	(202)
Provision for loan losses	536	292	762	247	102
Net loss (gain) on sale and disposal of premises and equipment	—	—	3	9	(327)
Realized gain on sale of securities available for sale	(295)	(647)	(647)	—	(872)
Realized gain on sale of securities held to maturity	(271)	—	—	—	—
Loss on extinguishment of debt	—	527	527	—	—
Loss on write-down of land held for sale	—	99	99	156	397
Loss on write-down of real estate owned	11	46	46	38	50
(Increase) decrease in interest receivable	(89)	480	750	624	(174)
Deferred income tax (benefit) expense	(407)	(130)	119	(265)	13
Decrease (increase) in other assets	597	257	734	620	(11)
Increase (Decrease) in accrued interest payable	41	(74)	(115)	(59)	(122)
Increase (decrease) in other liabilities	320	(450)	(328)	354	80
(Increase) in cash surrender value of bank owned life insurance	(518)	(433)	(922)	(862)	(879)
ESOP shares committed to be released	446	371	782	751	706
Loss on sale of real estate owned	—	—	1	1	—
Restricted stock expense	31	31	62	62	52
Stock option expense	25	42	76	127	166
Increase in deferred compensation obligation under Rabbi Trust	11	9	19	21	19

Net Cash Provided by Operating Activities	3,947	4,215	9,187	9,939	8,338

Cash Flows From Investing Activities
Proceeds from calls, maturities and repayments of:
Securities available for sale	6,358	42,998	60,533	37,816	37,586
Securities held for maturity	56,728	143,334	229,071	249,104	193,492
Proceeds from sale of securities available for sale	4,659	8,827	8,827	—	11,070
Proceeds from sale of securities held to maturity	5,579	—	—	—	—
Proceeds from sale of premises and equipment	—	—	—	—	493
Redemptions of Federal Home Loan Bank of New York stock	58	1,774	2,130	847	1,263
Purchases of:
Securities available for sale	—	(15,000)	(15,000)	(70,004)	(15,000)
Securities held for maturity	(54,303)	(96,680)	(184,835)	(219,776)	(290,618)
Loans receivable	(50,171)	(26,695)	(48,600)	(20,788)	(1,817)
Bank owned life insurance	—	—	(7,000)	—	(3,000)
Premises and equipment	(79)	(89)	(396)	(373)	(515)
Federal Home Loan Bank of New York stock	(1,800)	(675)	(900)	—	(80)
Net (increase) decrease in loans receivable	(48,133)	8,233	27,762	25,383	37,213
Proceeds from sale of real estate owned	—	—	92	135	—

Net Cash (Used in) Provided by Investing Activities	(81,104)	66,027	71,684	2,344	(29,913)

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011
	(Unaudited)
Cash Flows From Financing Activities
Net increase (decrease) in deposits	$27,695	$(43,629)	$(62,583)	$(11,110)	$79,233
Net increase in short-term advances from Federal Home Loan Bank of New York	15,000	—	—	—	—
Proceeds from long-term advances from Federal Home Loan Bank of New York	25,000	—	5,000	—	—
Payments on advances from Federal Home Loan Bank of New York	—	(23,819)	(31,706)	(16,989)	(28,069)
Net increase (decrease) in payments by borrowers for taxes and insurance	584	(160)	(68)	116	(170)
Exercise of stock options	827	—	299	—	—
Dividends paid	(3,097)	(3,076)	(6,153)	(2,109)	(2,106)
Purchase of treasury stock	(15)	(12)	(27)	(11)	(2,707)
Income tax benefit from stock based compensation	79	5	6	8	2

Net Cash Provided by (Used in) Financing Activities	66,073	(70,691)	(95,232)	(30,095)	46,183

Net (Decrease) Increase in Cash and Cash Equivalents	(11,084)	(449)	(14,361)	(17,812)	24,608
Cash and Cash Equivalents – Beginning	25,896	40,257	40,257	58,069	33,461

Cash and Cash Equivalents – Ending	$14,812	$39,808	$25,896	$40,257	$58,069

Supplemental Information:
Cash Paid During the Period for:
Interest on deposits and borrowings	$4,987	$6,574	$11,952	$16,208	$19,367

Income taxes paid	$2,147	$3,052	$3,995	$4,717	$4,909

Non cash activities:
Reclass property from premises and equipment to land held for sale included in other assets	$—	$—	$—	$—	$1,157

Transfer from loans receivable to real estate owned	$201	$215	$215	$177	$186

Amount due (settled with) brokers for security purchases	$(3,050)	$1,925	$3,050	$—	$—

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidated Financial Statement Presentation

The consolidated financial statements include the accounts of the Clifton Savings Bancorp, Inc. (the “Company”), the Company’s wholly-owned subsidiary, Clifton Savings Bank (the “Bank”), and the Bank’s wholly-owned subsidiary, Botany Inc. (“Botany”). All significant intercompany accounts and transactions have been eliminated in consolidation.

A majority of the outstanding shares of the Company’s common stock is owned by Clifton MHC, the mutual holding company of Clifton Savings Bank.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the consolidated statement of financial condition dates and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates.

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 855, “Subsequent Events,” the Company has evaluated events and transactions occurring subsequent to March 31, 2013 for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

Use of Estimates

Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the identification of other-than-temporary impairment on securities, the determination of the liabilities and expenses of the defined benefit plans, the determination of the amount of deferred tax assets which are more likely than not to be realized and the estimation of fair value measurements of the Company’s financial instruments. Management believes that the allowance for loan losses is adequate, the evaluation of other-than-temporary impairment of securities is performed in accordance with GAAP, the liabilities and expenses for the defined benefit plans that are based upon actuarial assumptions of future events are reasonable, fair value measurements are reasonable, and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations. Management uses its best judgment in estimating fair value measurements of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Management utilizes various assumptions and valuation techniques to determine fair value, including, but not limited to cash flows, discount rates, rate of return, adjustments for nonperformance and liquidity, quoted market prices, and appraisals. The fair value estimates are not necessarily indicative of the actual amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have not been re-evaluated or updated subsequent to those respective dates. As such, the estimated fair values subsequent to the respective dates may be different than the amounts reported. Finally, the determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change.

Business of the Company and Subsidiaries

The Company’s primary business is the ownership and operation of the Bank. The Bank is principally engaged in the business of attracting deposits from the general public at its twelve locations in northern New Jersey and using these deposits, together with other funds, to invest in securities and to make loans collateralized by residential and commercial real estate and, to a lesser extent, consumer loans. The Bank’s subsidiary, Botany, was organized in December 2004 under New Jersey law as a New Jersey Investment Company primarily to hold investment and mortgage-backed securities.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from banks and interest-bearing deposits in other banks with original maturities of three months or less.

Securities

In accordance with applicable accounting standards, investments in debt securities over which there exists a positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains or losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gain or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of stockholders’ equity. The Company had no trading securities at September 30, 2013 (unaudited), and March 31, 2013 and 2012.

An individual security is considered impaired when the fair value of such security is less than its amortized cost. Management evaluates all securities with unrealized losses quarterly to determine if such impairments are temporary or “other-than-temporary” in accordance with applicable accounting guidance. The Company accounts for temporary impairments based upon security classification as either available for sale or held to maturity. Temporary impairments on available for sale securities are recognized on a tax-effected basis, through other comprehensive income with offsetting entries adjusting the carrying value of the securities and the balance of deferred income taxes. Temporary impairments of held to maturity securities are not recognized in the consolidated financial statements. Information concerning the amount and duration of impairments on securities is disclosed in the notes to the consolidated financial statements.

Other-than-temporary impairments on debt securities that the Company has decided to sell or will more likely than not be required to sell prior to the full recovery of their fair value to a level to, or exceeding, amortized cost are recognized in earnings. Otherwise, the other-than-temporary impairment is bifurcated into credit related and noncredit-related components. The credit related impairment generally represents the amount by which the present value of the cash flows expected to be collected on a debt security falls below its amortized cost. The noncredit-related component represents the remaining portion of the impairment not otherwise designated as credit-related. Credit related other-than-temporary impairments are recognized in earnings while noncredit-related other-than-temporary impairments are recognized, net of deferred income taxes, in other comprehensive income.

Discounts and premiums on all securities are accreted or amortized to maturity by use of the level-yield method. Gain or loss on sales of securities is based on the specific identification method.

Concentration of Credit Risk

Financial instruments which potentially subject the Company, Bank and Botany to concentrations of credit risk consist of cash and cash equivalents, investment and mortgage-backed securities and loans. Cash and cash equivalents include amounts placed with highly rated financial institutions. Securities available for sale and held to maturity consist of investment and mortgage-backed securities backed by the U.S. Government and investment grade corporate bonds. The Bank’s lending activity is primarily concentrated in loans collateralized by real estate in the State of New Jersey. As a result, credit risk is broadly dependent on the real estate market and general economic conditions in the State.

Loans Receivable

Loans receivable which the Bank has the intent and ability to hold until maturity or loan pay-off are stated at unpaid principal balances, plus purchase premiums and net deferred loan origination costs. Interest is calculated by use of the simple interest method.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans Receivable (Continued)

Recognition of interest by the accrual method is generally discontinued when interest or principal payments are ninety days or more in arrears, or when other factors indicate that the collection of such amounts is doubtful. At the time a loan is placed on nonaccrual status, an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when there is a sustained consecutive period of repayment performance (generally six consecutive months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and the Bank expects repayment of the remaining contractual amounts due.

Allowance for Loan Losses

An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon an evaluation of known and inherent losses in the loan portfolio. Management of the Bank, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the local economic and real estate market conditions. The Bank utilizes a two-tier approach: (1) identification of loans that must be reviewed individually for impairment, and (2) establishment of a general valuation allowance on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of impaired loans. The Bank considers one- to four-family real estate, construction real estate, second mortgage loans, home equity lines of credit and passbook loans to be homogeneous and, therefore, does not separately evaluate them for impairment unless they are considered troubled debt restructurings. A loan is considered to be a troubled debt restructuring when, to maximize the recovery of the loan, the Company modifies the borrower’s existing loan terms and conditions in response to financial difficulties experienced by the borrower.

When evaluating loans for impairment, management takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of borrowers. A loan is deemed to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts under the contractual terms of the loan agreement. All loans identified as impaired are evaluated individually. The Bank does not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Payments received on impaired loans are recognized as interest income and then applied to principal.

General loan loss allowances are based upon a combination of factors including, but not limited to, historical loss rates, composition of the loan portfolio, current economic conditions and management’s judgment. Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer’s financial condition or changes in their financial condition, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans among other factors. These other risk factors are continually reviewed and revised by management using relevant information available at the time of the evaluation.

Loan Origination Fees and Costs

The Bank defers loan origination fees and certain direct loan origination costs and initially amortizes such amounts, using the interest method, as an adjustment of yield over the contractual lives of the related loans. The Bank anticipates prepayments within its loan portfolio and adjusts the amortization of origination fees and costs accordingly using an annually adjusted prepayment factor.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Federal Home Loan Bank of New York Stock

As a member of the Federal Home Loan Bank of New York (“FHLB”), the Bank is required to acquire and hold shares of FHLB Class B stock. The Bank’s holding requirement varies based on the Bank’s activities, primarily its outstanding borrowings, with the FHLB. The Bank’s investment in FHLB stock is carried at cost. The Bank conducts a periodic review and evaluation of its FHLB stock to determine if any impairment exists. Management has determined that no other-than-temporary impairment existed as of and during the six months September 30, 2013 (unaudited), and the years ended March 31, 2013 and 2012.

Bank Owned Life Insurance

Bank owned life insurance (“BOLI”) is accounted for using the cash surrender value method and is recorded at its realizable value. The change in the net asset value is recorded as non-interest income.

Premises and equipment are comprised of land, at cost, and land improvements, buildings and improvements, furnishings and equipment and leasehold improvements, at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed on the straight-line method over the following estimated useful lives:

Years
Land improvements	5 - 20
Buildings and improvements	5 - 40
Furnishings and equipment	2 - 10
Leasehold improvements	Shorter of useful life or term of lease (2 - 10)

Significant renovations and additions are capitalized as part of premises and equipment account. Maintenance and repairs are charged to operations as incurred.

Real Estate Owned

Real estate acquired through foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is initially recorded at fair market value less costs to sell at the date of foreclosure establishing a new cost basis. After acquisition, foreclosed properties are held for sale and carried at the lower of cost or fair value less estimated selling costs based on a current appraisal prepared by a licensed appraiser. Holding costs and declines in fair value after acquisition of the property result in charges against income.

Income Taxes

The Company, Bank and Botany file a consolidated federal income tax return. Income taxes are allocated based on their respective contribution of income or loss to the consolidated federal income tax return. Separate state income tax returns are filed.

Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the Company’s and subsidiaries’ tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes.

Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes (Continued)

apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for the portion of any assets which are not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements in accordance with ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation, no significant income tax uncertainties have been identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the six months ended September 30, 2013 and 2012 (unaudited) and for the years ended March 31, 2013, 2012 and 2011. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the consolidated statement of income. The Company did not recognize any interest and penalties for the six months ended September 30, 2013 and 2012 (unaudited) and for the years ended March 31, 2013, 2012, and 2011. The tax years subject to examination by the taxing authorities are the years ended December 31, 2012, 2011, and 2010 for federal purposes and the years ended December 31, 2012, 2011, 2010 and 2009 for state purposes.

Interest Rate Risk

The potential for interest-rate risk exists as a result of the generally shorter duration of interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets. In a rising rate environment, liabilities tend to reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

Earnings Per Share (EPS)

Basic EPS is based on the weighted average number of common shares actually outstanding and is adjusted for employee stock ownership plan shares not yet committed to be released and deferred compensation obligations required to be settled in shares of Company stock. Unvested restricted stock awards, which contain rights to non-forfeitable dividends, are considered participating securities and the two-class method of computing basic and diluted EPS is applied. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of contracts or securities exercisable (such as stock options) or which could be converted into common stock, if dilutive, using the treasury stock method. The calculation of diluted EPS for the years ended March 31, 2013, 2012 and 2011 includes incremental shares related to outstanding options of 83,853, 17,808, and 6,705, respectively. Shares issued and reacquired during any period are weighted for the portion of the period they were outstanding. During the years ended March 31, 2013, 2012 and 2011 the average number of options which were antidilutive totaled -0-, -0-, and 1,339,044, respectively. The calculation of diluted EPS for the six months ended September 30, 2013 and 2012 (unaudited) includes incremental shares related to outstanding options of 243,769 and 16,600, respectively. During the six months ended September 30, 2013 and 2012 (unaudited), the average number of options which were antidilutive was -0- and 1,321,960, respectively.

Stock-Based Compensation

The Company expenses the fair value of all options and restricted stock granted over their requisite service periods.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Defined Benefit Plans

The Company maintains a nonqualified, unfunded pension plan for the directors of the Company. The Company also maintains a post-retirement healthcare plan for the former president’s spouse. The expected costs of benefits provided for both plans are actuarially determined and accrued.

The accounting guidance related to retirement and post-retirement healthcare benefits requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year; and (c) recognize, in comprehensive income, changes in the funded status of a defined benefit post-retirement plan in the year in which the changes occur.

Reclassification

Certain amounts for prior periods have been restated to conform to the current year’s presentation. Such reclassification had no impact on net income or stockholders’ equity as previously reported.

Recent Accounting Pronouncements

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220); Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. The objective of this Update is to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments in this Update require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this standard effective April 1, 2013 did not have a material impact on the Company’s consolidated financial statements.

On June 7, 2013, the FASB issued ASU 2013-08, “Financial Services – Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements.” The amendments in this Update modify the guidance for determining whether an entity is an investment company, update the measurement requirements for noncontrolling interests in other investment companies and require additional disclosures for investment companies under US GAAP. The amendments in the Update develop a two-tiered approach for the assessment of whether an entity is an investment company which requires an entity to possess certain fundamental characteristics while allowing judgment in assessing other typical characteristics. The amendments in this Update also revise the measurement guidance in Topic 946 (Financial Services-Investment Companies) such that investment companies must measure noncontrolling ownership interests in other investment companies at fair value, rather than applying the equity method of accounting to such interests. This standard, effective after December 15, 2013, does not apply to the Company and will not have an impact on the Company’s consolidated financial statements.

NOTE 2 – DIVIDEND WAIVER

During the years ended March 31, 2012 and 2011, Clifton MHC (“MHC”), the federally chartered mutual holding company of the Company, waived its right, upon non-objection from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Office of Comptroller of the Currency (“OCC”) and, previously, the Office of Thrift Supervision (“OTS”), respectively, to receive cash dividends of approximately $4.0 million and $4.0 million, respectively, on the shares of Company common stock it owns.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 2 – DIVIDEND WAIVER (CONTINUED)

As a result of restrictions implemented by the Federal Reserve Board, the MHC was unable to waive its receipt of dividends declared by the Company during the six months ended September 30, 2013 and 2012 (unaudited), and the year ended March 31, 2013. Accordingly, the MHC received dividends from the Company totaling $2.0 million during each of the six months ended September 30, 2013 and 2012 (unaudited), and $4.0 million during year ended March 31, 2013. As a result of such regulatory considerations, the Company’s Board of Directors will be reviewing the Company’s dividend policy on a quarterly basis and can make no assurances that it will continue to declare regular quarterly cash dividends or that its dividend policy will not change in the future.

NOTE 3 – STOCK REPURCHASE PROGRAM

The Company’s Board of Directors has authorized several stock repurchase programs. The repurchased shares are held as treasury stock for general corporate use. On November 28, 2012, the Company’s Board of Directors authorized the Company’s tenth repurchase plan for up to 280,000 shares of the Company’s outstanding common stock, representing approximately 3% of the outstanding shares owned by entities other than the MHC on that date. During the year ended March 31, 2013, 1,400 shares were repurchased under these plans at a total cost of approximately $15,000, or $10.53 per share. There were no stock repurchases made under these plans made during six months ended September 30, 2013 and 2012 (unaudited) and the year ended March 31, 2012. During the year ended March 31, 2011, 298,000 shares were repurchased at an aggregate cost of approximately $2.7 million, or $9.08 per share, under these programs.

Additionally, during the six months ended September 30, 2013 and 2012 (unaudited) and the years ended March 31, 2013 and March 31, 2012, 1,283, 1,202, 1,202 and 1,061 shares were purchased at a total cost of $16,000, or $12.15 per share, $12,000, or $10.07 per share, $12,000, or $10.07 per share, and $11,000, or $10.67 per share, respectively, representing the withholding of shares subject to restricted stock awards under the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan for payment of taxes due upon the vesting of restricted stock awards. There were no shares purchased representing the withholding of shares subject to restricted stock award payment of taxes the year ended March 31, 2011.

NOTE 4 – SECURITIES

The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale and held-to-maturity for the dates indicated are as follows:

	September 30, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands, Unaudited)
Available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$3,970	$211	$—	$4,181

Total available for sale securities	$3,970	$211	$—	$4,181

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 4 – SECURITIES (CONTINUED)

	March 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for sale:
Debt securities:
Government-sponsored enterprises	$5,000	$4	$—	$5,004

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	4,838	387	—	5,225
Federal National Mortgage Association	4,856	314	—	5,170

	9,694	701	—	10,395

Total available for sale securities	$14,694	$705	$—	$15,399

	March 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for sale:
Debt securities:
Government-sponsored enterprises	$44,994	$77	$—	$45,071

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	7,118	601	—	7,719
Federal National Mortgage Association	16,295	1,110	—	17,405

	23,413	1,711	—	25,124

Total available for sale securities	$68,407	$1,788	$—	$70,195

	September 30, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands, Unaudited)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$89,999	$106	$199	$89,906
Corporate bonds	49,949	1,252	113	51,088

	139,948	1,358	312	140,994

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	87,266	2,900	1,261	88,905
Federal National Mortgage Association	202,349	4,156	5,653	200,852
Governmental National Mortgage
Association	22,279	1,321	122	23,478

	311,894	8,377	7,036	313,235

Total held to maturity securities	$451,842	$9,735	$7,348	$454,229

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 4 – SECURITIES (CONTINUED)

	March 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$69,999	$607	$11	$70,595
Corporate bonds	49,917	1,951	1	51,867

	119,916	2,558	12	122,462

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	106,346	5,459	125	111,680
Federal National Mortgage Association	207,781	7,118	350	214,549
Governmental National Mortgage
Association	28,685	1,998	35	30,648

	342,812	14,575	510	356,877

Total held to maturity securities	$462,728	$17,133	$522	$479,339

	March 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$117,929	$559	$69	$118,419
Corporate bonds	49,855	568	561	49,862

	167,784	1,127	630	168,281

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	139,231	6,823	452	145,602
Federal National Mortgage Association	157,844	7,940	203	165,581
Governmental National Mortgage
Association	39,155	2,830	—	41,985

	336,230	17,593	655	353,168

Total held to maturity securities	$504,014	$18,720	$1,285	$521,449

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 4 – SECURITIES (CONTINUED)

Contractual maturity data for investment securities is as follows:

	September 30, 2013
	Amortized Cost	Fair Value
	(In Thousands, Unaudited)
Available for sale:
Mortgage-backed securities:
Due after ten years	$3,970	$4,181

Total available for sale securities	$3,970	$4,181

Held to maturity:
Debt securities:
Due less than one year	$4,935	$5,014
Due after one through five years	115,010	116,003
Due after five through ten years	20,003	19,977

	139,948	140,994

Mortgage-backed securities:
Due after one through five years	1,225	1,301
Due after five through ten years	80,247	76,295
Due after ten years	230,422	235,639

	311,894	313,235

Total held to maturity securities	$451,842	$454,229

	March 31,
	2013		2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Available for sale:
Debt securities:
Due after one but within five years	$5,000	$5,004	$44,994	$45,071

Mortgage-backed securities:
Due after five through ten years	2,565	2,756	7,375	7,964
Due after ten years	7,129	7,639	16,038	17,160

	9,694	10,395	23,413	25,124

Total available for sale securities	$14,694	$15,399	$68,407	$70,195

Held to maturity:
Debt securities:
Due less than one year	$5,000	$5,014	$—	$—
Due after one through five years	94,913	96,463	77,852	78,139
Due after five through ten years	20,003	20,985	30,003	30,199
Due after ten years	—	—	59,929	59,943

	119,916	122,462	167,784	168,281

Mortgage-backed securities:
Due less than one year	8	8	2	2
Due after one through five years	337	352	75	80
Due after five through ten years	78,187	78,699	9,699	10,452
Due after ten years	264,280	277,818	326,454	342,634

	342,812	356,877	336,230	353,168

Total held to maturity securities	$462,728	$479,339	$504,014	$521,449

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 4 – SECURITIES (CONTINUED)

The amortized cost and carrying values shown above are by contractual final maturity. Actual maturities will differ from contractual final maturities due to scheduled monthly payments related to mortgage-backed securities and due to the borrowers having the right to prepay obligations with or without prepayment penalties. The Company’s mortgage-backed securities are generally secured by residential and multi-family mortgage loans with contractual maturities of 15 years or greater. However, the effective lives of those securities are generally shorter than their contractual maturities due to principal amortization and prepayment of the mortgage loans comprised within those securities. Investors in mortgage pass-through securities generally share in the receipt of principal repayments on a pro-rata basis as paid by the borrowers.

The age of gross unrealized losses and the fair value of related securities at September 30, 2013 (unaudited), March 31, 2013 and 2012 were as follows:

	Less Than 12 Months		12 Months or More		Total
September 30, 2013	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands, Unaudited)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$49,800	$199	$—	$—	$49,800	$199
Corporate bonds	14,890	113	—	—	14,890	113

	64,690	312	—	—	64,690	312

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	36,156	1,260	28	1	36,184	1,261
Federal National Mortgage Association	106,025	5,571	5,073	82	111,098	5,653
Government National Mortgage Association	1,480	122	—	—	1,480	122

	143,661	6,953	5,101	83	148,762	7,036

Total held to maturity securities	$208,351	$7,265	$5,101	$83	$213,452	$7,348

	Less Than 12 Months		12 Months or More		Total
March 31, 2013	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$9,988	$11	$—	$—	$9,988	$11
Corporate bonds	—	—	4,999	1	4,999	1

	9,988	11	4,999	1	14,987	12

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	10,368	124	30	1	10,398	125
Federal National Mortgage Association	42,609	347	187	3	42,796	350
Government National Mortgage Association	1,585	35	—	—	1,585	35

	54,562	506	217	4	54,779	510

Total held to maturity securities	$64,550	$517	$5,216	$5	$69,766	$522

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 4 – SECURITIES (CONTINUED)

	Less Than 12 Months		12 Months or More		Total
March 31, 2012	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$34,912	$69	$—	$—	$34,912	$69
Corporate bonds	29,404	561	—	—	29,404	561

	64,316	630	—	—	64,316	630

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	22,258	450	277	2	22,535	452
Federal National Mortgage Association	18,101	198	244	5	18,345	203

	40,359	648	521	7	40,880	655

Total held to maturity securities	$104,675	$1,278	$521	$7	$105,196	$1,285

Management does not believe that any of the unrealized losses at September 30, 2013 (unaudited) (ten bonds of Government-sponsored enterprises and three corporate bonds included in debt securities, and thirty FNMA, thirteen FHLMC, and one GNMA mortgage-backed security) and at March 31, 2013 (two bonds of Government-sponsored enterprises and one corporate bond included in debt securities, and thirteen FNMA, five FHLMC, and one GNMA mortgage-backed securities) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost and does not have the intent to sell the securities, and it is more likely than not that it will not have to sell the securities before recovery of its amortized cost.

During the six months ended September 30, 2013 (unaudited), the proceeds from sales of securities available for sale totaled $4.7 million and the proceeds from sales of securities held to maturity totaled $5.6 million, resulting in gross realized gains of $295,000 and $272,000, respectively, and gross realized losses of $-0- and $1,000, respectively. The remaining principal balance for each of the securities held to maturity sold was less than 15% of the original principal purchased. The proceeds from sales of mortgage-backed securities available for sale totaled $8.8 million during the six months ended September 30, 2012 (unaudited), and the gross realized gains on the sales totaled approximately $647,000. There were no sales of securities held to maturity during the six months ended September 30, 2012 (unaudited).

The proceeds from sales of mortgage-backed securities available for sale totaled $8.8 million during the year ended March 31, 2013, and the gross realized gains on the sales totaled approximately $647,000. The proceeds from sales of mortgage-backed securities available for sale totaled $11.1 million during the year ended March 31, 2011, and the gross realized gain on the sale totaled approximately $872,000. There were no sales of securities held to maturity during the years ended March 31, 2013, 2012 and 2011. There were no sales of securities available for sale during the year ended March 31, 2012.

NOTE 5 – LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The loans receivable portfolio is segmented into real estate, and consumer loans. Real estate loans consist of the following classes: one-to-four-family real estate, multi-family real estate, commercial real estate, and construction real estate. Consumer loans consist of the following classes: second mortgage loans, equity lines of credit and other consumer loans.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 5 – LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following is a summary of loans by segments and the classes within those segments:

	September 30,	March 31,
	2013	2013	2012
(In Thousands)	(Unaudited)
Real estate:
One- to four-family	$501,269	$419,240	$398,174
Multi-family	22,206	14,990	14,084
Commercial	19,842	13,671	14,844
Construction	522	937	1,380

	543,839	448,838	428,482
Consumer:
Second mortgage	8,638	6,687	7,892
Passbook or certificate	866	838	797
Equity lines of credit	2,336	2,218	2,097
Other loans	60	55	555

	11,900	9,798	11,341

Total Loans	555,739	458,636	439,823

Less:
Loans in process	(69)	(169)	(744)
Net purchase premiums, discounts, and deferred loan costs	1,730	845	(156)

	1,661	676	(900)

Total Loans, Net	$557,400	$459,312	$438,923

The allowance for loan losses consists of general and unallocated components. For loans that are classified as impaired, a valuation allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component of the allowance covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one- to four-family real estate, construction real estate, second mortgage loans, home equity lines of credit and passbook loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors to reflect current conditions. The historical loss factor is adjusted by qualitative risk factors which include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Experience, ability, and depth of lending management and staff.

5.	The quality of the Bank’s loan review system.

6.	Volume and severity of past due, classified and nonaccrual loans.

7.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

8.	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 5 – LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

The evaluation of the adequacy of the allowance is based on an analysis which categorizes the entire loan portfolio by certain risk characteristics. The loan portfolio segments are further disaggregated into the following loan classes, where the risk level for each type is analyzed when determining the allowance for loan losses.

Real Estate:

1. One-to Four-Family Loans – consists of loans secured by first liens on either owner occupied or investment properties. These loans can be affected by economic conditions and the value of the underlying properties. The risk is considered relatively low as the Bank believes it has always had conservative underwriting standards and does not have sub-prime loans in its loan portfolio.

2. Multi-Family Loans – consists of loans secured by multi-family real estate which generally involve a greater degree of risk than one-to four-family residential mortgage loans. These loans can be affected by economic conditions and the value of the underlying properties. The risk is considered relatively low as the Bank believes it has always had conservative underwriting standards.

3. Commercial Loans – consists of loans secured by commercial real estate which generally involve a greater degree of risk than one- to four-family residential mortgage loans. These loans can be affected by economic conditions and the value of the underlying properties. The risk is considered relatively low as the Bank believes it has always had conservative underwriting standards. These loans are affected by economic conditions to a greater degree than one-to four-family and multi-family loans.

4. Construction Loans – consists primarily of the financing of construction of one- to four-family properties or construction/permanent loans for the construction of one-to four-family homes to be occupied by the borrower. Construction loans generally are considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate due to uncertainty of construction costs. Independent inspections are performed prior to disbursement of loan proceeds as construction progresses to mitigate these risks. These loans are also affected by economic conditions.

Consumer:

1. Second Mortgage and Equity Lines of Credit – consists of one-to four-family loans secured by first, second or third liens (when the Bank has the two other lien positions) or, in one instance, a commercial property. These loans are affected by the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. The credit risk is considered slightly higher than one-to four-family first lien loans as these loans are also dependent on the value of underlying properties, but have the added risk of a subordinate collateral position.

2. Passbook or Certificate and Other Loans – consists of loans secured by passbook accounts and certificates of deposits and unsecured loans. The passbook or certificate loans have low credit risk as they are fully secured by their collateral. Unsecured loans, included in other loans, are primarily between the Company and the MHC, so they also are considered a low credit risk.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 5 – LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Non-classified assets are rated as a pass or pass-watch. Pass-watch loans require current oversight or tracking by management generally due to incomplete documentation or monitoring due to previous delinquent status.

In addition, the OCC as an integral part of its examination process, periodically reviews our loan portfolio and the related allowance for loan losses. The OCC may require the allowance for loan losses to be increased based on its review of information available at the time of the examination.

The change in the allowance for loan losses for the six months ended September 30, 2013 and 2012 (unaudited), and for the years ended March 31, 2013, 2012 and 2011 is as follows:

	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands, Unaudited)
At March 31, 2013:
Total allowance for loan losses	$2,127	$187	$99	$5	$38	$1	$43	$2,500
Charge-offs	(91)	—	—	—	—	—	—	(91)
Recoveries	5	—	—	—	—	—	—	5
Provision charged to operations	399	49	66	(2)	11	(1)	14	536

At September 30, 2013:
Total allowance for loan losses	$2,440	$236	$165	$3	$49	$—	$57	$2,950

	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands, Unaudited)
At March 31, 2012:
Total allowance for loan losses	$1,733	$193	$105	$4	$42	$1	$12	$2,090
Charge-offs	(82)	—	—	—	—	—	—	(82)
Recoveries	—	—	—	—	—	—	—	—
Provision charged to operations	247	10	1	5	(3)	—	32	292

At September 30, 2012:
Total allowance for loan losses	$1,898	$203	$106	$9	$39	$1	$44	$2,300

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 5 – LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2012:
Total allowance for loan losses	$1,733	$193	$105	$4	$42	$1	$12	$2,090
Charge-offs	(402)	—	—	—	—	—	—	(402)
Recoveries	50	—	—	—	—	—	—	50
Provision charged to operations	746	(6)	(6)	1	(4)	—	31	762

At March 31, 2013:
Total allowance for loan losses	$2,127	$187	$99	$5	$38	$1	$43	$2,500

	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2011:
Total allowance for loan losses	$1,601	$103	$93	$11	$46	$3	$23	$1,880
Charge-offs	(31)	—	(6)	—	—	—	—	(37)
Recoveries	—	—	—	—	—	—	—	—
Provision charged to operations	163	90	18	(7)	(4)	(2)	(11)	247

At March 31, 2012:
Total allowance for loan losses	$1,733	$193	$105	$4	$42	$1	$12	$2,090

	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2010:
Total allowance for loan losses	$1,746	$125	$111	$1	$63	$4	$—	$2,050
Charge-offs	(112)	(160)	—	—	—	—	—	(272)
Recoveries	—	—	—	—	—	—	—	—
Provision charged to operations	(33)	138	(18)	10	(17)	(1)	23	102

At March 31, 2011:
Total allowance for loan losses	$1,601	$103	$93	$11	$46	$3	$23	$1,880

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 5 – LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents the allocation of the allowance for loan losses and related loans by loan class at September 30, 2013 (unaudited), and March 31, 2013 and 2012.

September 30, 2013	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands, Unaudited)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	2,440	236	165	3	49	—	57	2,950

Total	$2,440	$236	$165	$3	$49	$—	$57	$2,950

Loans:
Individually evaluated for impairment	$317	$—	$249	$—	$—	$—	$—	$566
Collectively evaluated for impairment	500,952	22,206	19,593	522	10,974	926	—	555,173

Total	$501,269	$22,206	$19,842	$522	$10,974	$926	$—	$555,739

March 31, 2013	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	2,127	187	99	5	38	1	43	2,500

Total	$2,127	$187	$99	$5	$38	$1	$43	$2,500

Loans:
Individually evaluated for impairment	$528	$—	$251	$—	$—	$—	$—	$779
Collectively evaluated for impairment	418,712	14,990	13,420	937	8,905	893	—	457,857

Total	$419,240	$14,990	$13,671	$937	$8,905	$893	$—	$458,636

March 31, 2012	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,733	193	105	4	42	1	12	2,090

Total	$1,733	$193	$105	$4	$42	$1	$12	$2,090

Loans:
Individually evaluated for impairment	$909	$—	$256	$—	$—	$—	$—	$1,165
Collectively evaluated for impairment	397,265	14,084	14,588	1,380	9,989	1,352	—	438,658

Total	$398,174	$14,084	$14,844	$1,380	$9,989	$1,352	$—	$439,823

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 5 – LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The aggregate amount of classified loan balances are as follows at September 30, 2013 (unaudited), March 31, 2013 and 2012:

September 30, 2013	One-to-four Family Real Estate	Multi-family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or certificate and Other Loans	Total Loans
	(In Thousands, Unaudited)
Non-classified:	$495,098	$22,206	$19,593	$522	$10,839	$926	549,184
Classified:
Special mention	1,771	—	—	—	40	—	1,811
Substandard	4,400	—	249	—	95	—	4,744
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$501,269	$22,206	$19,842	$522	$10,974	$926	$555,739

March 31, 2013	One-to-four Family Real Estate	Multi-family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or certificate and Other Loans	Total Loans
	(In Thousands)
Non-classified:	$412,488	$14,990	$13,356	$937	$8,748	$893	451,412
Classified:
Special mention	1,191	—	64	—	9	—	1,264
Substandard	5,561	—	251	—	148	—	5,960
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$419,240	$14,990	$13,671	$937	$8,905	$893	$458,636

March 31, 2012	One-to-four Family Real Estate	Multi-family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or certificate and Other Loans	Total Loans
	(In Thousands)
Non-classified:	$392,209	$14,084	$14,588	$1,380	$9,823	$1,352	$433,436
Classified:
Special mention	2,294	—	—	—	64	—	2,358
Substandard	3,671	—	256	—	102	—	4,029
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$398,174	$14,084	$14,844	$1,380	$9,989	$1,352	$439,823

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 5 – LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table provides information with respect to our nonaccrual loans at September 30, 2013 (unaudited), and March 31, 2013 and 2012. Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and, or interest become doubtful. Nonaccrual loans differed from the amount of total loans past due greater than 90 days due to some previously delinquent loans that are currently not more than 90 days delinquent which are maintained on nonaccrual status for a minimum of six months until the borrower has demonstrated the ability to satisfy the loan terms. A loan is returned to accrual status when there is sustained consecutive period of repayment performance (generally six consecutive months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and the Bank expects repayment of the remaining contractual amounts due.

	September 30,	March 31,
	2013	2013	2012
(In Thousands)	(Unaudited)
Nonaccrual loans:
Real estate loans:
One-to four-family	$4,400	$5,496	$3,671
Commercial	249	251	—
Consumer and other loans:
Second mortgage	95	148	102

Total nonaccrual loans	$4,744	$5,895	$3,773

During the six months ended September 30, 2013 and 2012 (unaudited), and during the years ended March 31, 2013, 2012 and 2011, interest income of approximately $113,000, $62,000, $201,000, $119,000, and $71,000, respectively, was recognized on these loans. Interest income that would have been recorded, had the loans been on accrual status and performing in accordance with the original terms of the contracts, amounted to approximately $114,000, $107,000, $296,000, $206,000, and $167,000, respectively, for six months ended September 30, 2013 and 2012 (unaudited), and for the years ended March 31, 2013, 2012, and 2011.

The following table provides information about delinquencies in our loan portfolio at September 30, 2013 (unaudited), and March 31, 2013 and 2012.

September 30, 2013	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Current	Total Gross Loans
	(In Thousands, Unaudited)
Real estate loans:
One-to four-family	$2,963	$681	$2,598	$6,242	$495,027	$501,269
Multi-family	—	—	—	—	22,206	22,206
Commercial	—	—	249	249	19,593	19,842
Construction	—	—	—	—	522	522
Consumer and other loans:
Second mortgage and equity lines of credit	19	20	74	113	10,861	10,974
Passbook or certificate and other loans	—	—	—	—	926	926

Total	$2,982	$701	$2,921	$6,604	$549,135	$555,739

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 5 – LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

March 31, 2013	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Current	Total Gross Loans
	(In Thousands)
Real estate loans:
One-to four-family	$2,076	$300	$3,693	$6,069	$413,171	$419,240
Multi-family	—	—	—	—	14,990	14,990
Commercial	—	251	—	251	13,420	13,671
Construction	—	—	—	—	937	937
Consumer and other loans:
Second mortgage and equity lines of credit	9	4	39	52	8,853	8,905
Passbook or certificate and other loans	—	96	—	96	797	893

Total	$2,085	$651	$3,732	$6,468	$452,168	$458,636

March 31, 2012	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Current	Total Gross Loans
	(In Thousands)
Real estate loans:
One-to four-family	$3,982	$191	$3,124	$7,297	$390,877	$398,174
Multi-family	—	—	—	—	14,084	14,084
Commercial	—	—	—	—	14,844	14,844
Construction	—	—	—	—	1,380	1,380
Consumer and other loans:
Second mortgage and equity lines of credit	102	—	52	154	9,835	9,989
Passbook or certificate and other loans	6	—	—	6	1,346	1,352

Total	$4,090	$191	$3,176	$7,457	$432,366	$439,823

There were no loans that are past due greater than ninety days that were accruing as of September 30 2013 (unaudited), and March 31, 2013 and 2012.

A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. The Company considers one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, does not separately evaluate them for impairment, unless they are considered troubled debt restructurings. All other loans are evaluated for impairment on an individual basis.

Impaired loans, none of which had a related allowance at or for the six months ended at September 30, 2013 and 2012 (unaudited), and for the years ended at March 31, 2013 and 2012, were as follows:

At or For The Six Months Ended September 30, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands, Unaudited)
With no related allowance recorded:
Real estate loans:
One-to four-family	$317	$490	$—	$407	$9
Commercial	249	249	—	250	6

Total impaired loans	$566	$739	$—	$657	$15

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 5 – LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

At or For The Six Months Ended September 30, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands, Unaudited)
With no related allowance recorded:
Real estate loans:
One-to four-family	$529	$721	$—	$647	$14
Commercial	254	254	—	255	5

Total impaired loans	$783	$975	$—	$902	$19

At or For The Year Ended March 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One-to four-family	$528	$718	$—	$593	$19
Commercial	251	251	—	253	12

Total impaired loans	$779	$969	$—	$846	$31

At or For The Year Ended March 31, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One-to four-family	$909	$1,119	$—	$1,104	$50
Commercial	256	256	—	329	28

Total impaired loans	$1,165	$1,375	$—	$1,433	$78

The Company adopted Accounting Standards Update (“ASU”) No. 2011-02 on April 1, 2011 which provides additional guidance to creditors for evaluating whether a modification or restructuring of a receivable is a troubled debt restructuring. In evaluating whether a restructuring constitutes a troubled debt restructuring, ASU No. 2011-02 requires that a creditor must separately conclude that the restructuring constitutes a concession and the borrower is experiencing financial difficulties. As a result of the Company’s adoption of ASU No. 2011-02, it determined that no loans were troubled debt restructurings other than those previously considered as such.

The recorded investment in loans modified in a troubled debt restructuring totaled $317,000 at September 30, 2013 (unaudited), of which $8,000 was 60-89 days past due. The remaining loans modified were current at the time of the restructuring and have complied with the terms of their restructure agreements at September 30, 2013 (unaudited). The recorded investment in loans modified in a troubled debt restructuring totaled $528,000 at March 31, 2013, of which $217,000 was 90 days or more past due. The remaining loans modified were current at the time of the restructuring and have complied with the terms of their restructure agreements at March 31, 2013. The recorded investment in loans modified in a troubled debt restructuring totaled $909,000 at March 31, 2012, of which $34,000 was 30-59 days past due, and $218,000 was 90 days or more past due. The remaining loans modified were current at the time of the restructuring and have complied with the terms of their restructure agreements at March 31, 2012. Loans that were modified in a troubled debt restructuring represent concessions made to borrowers experiencing financial difficulties. The Company works with these borrowers to modify existing loan terms usually by extending maturities or reducing interest rates. The Company records an impairment loss, if any, based on the present value of expected future cash flows discounted at the original loan’s effective interest rate. Subsequently, these loans are individually evaluated for impairment. As a result of the Company’s initial impairment

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 5 – LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

evaluations, it charged-off $-0-, $-0- and $31,000, respectively, during six months ended September 30, 2013 (unaudited), and the years ended March 31, 2013 and 2012. One troubled debt restructured loan which was outstanding as of March 31, 2013 was sold during the six months ended September 30, 2013 resulting in a charge-off of $46,000 upon the short sale of the property.

There were no new troubled debt restructurings or defaults on troubled debt restructurings that occurred within twelve months of restructuring during the six months ended September 30, 2013 (unaudited), and the year ended March 31, 2013.

The following table presents troubled debt restructurings by class during the period indicated.

	Number of Loans	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment
		(Dollar In Thousands)
Year Ended March 31, 2012
One-to Four Family Real Estate	3	$586	$596
Year Ended March 31, 2011
One-to Four Family Real Estate	4	$937	$694

The following table presents troubled debt restructurings which, during the periods indicated, defaulted within twelve months of restructuring.

	Number of Loans	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment
		(Dollar In Thousands)
Year Ended March 31, 2012
One-to Four Family Real Estate	1	$212	$208
Year Ended March 31, 2011
One-to Four Family Real Estate	1	$40	$40

The Company and the Bank have granted loans to MHC and certain officers and directors of the Company and Bank and to their associates. The activity with respect to these loans is as follows:

	Six Months Ended September 30,	Years Ended March 31,
	2013	2013	2012
(In Thousands)	(Unaudited)
Balance, beginning	$1,140	$1,690	$1,748
Loans originated	—	7	—
Newly associated persons	—	111	—
Collection of principal	(44)	(668)	(58)

Balance, ending	$1,096	$1,140	$1,690

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 6 – PREMISES AND EQUIPMENT

	September 30,	March 31,
	2013	2013	2012
(In Thousands)	(Unaudited)
Land and land improvements	$3,561	$3,561	$3,561
Buildings and improvements	7,032	7,027	7,004
Furnishings and equipment	3,114	3,168	2,883
Leasehold improvements	593	593	588

	14,300	14,349	14,036
Accumulated depreciation and amortization	(6,703)	(6,508)	(5,961)

	$7,597	$7,841	$8,075

During the year ended March 31, 2011, $1.16 million of land and land improvements were reclassified to land held for sale and during six months ended September 30, 2013 and 2012 (unaudited) and the years ended March 31, 2013, 2012 and 2011, $-0-, $99,000, $99,000, $156,000, and $397,000 in write downs to fair value were recorded. The land was sold in July 2012.

During the year ended March 31, 2011, the Company recognized a net gain of $329,000 on the sale of premises and equipment, as the Bank sold its Botany branch facility in August 2010 and recognized a $339,000 gain on the sale of land, building and improvements, net of a $10,000 loss recognized on the disposal of net furnishings and equipment. A $2,000 loss was also recognized on the disposal of other net furnishings and equipment during that year.

Rental expenses related to the occupancy of leased premises, including property taxes and common area maintenance totaled approximately $298,000, $241,000, $538,000, $429,000 and $430,000 for the six months ended September 30, 2013 and 2012 (unaudited), and for the years ended March 31, 2013, 2012 and 2011, respectively. The Bank leases six building spaces. Some operating leases contain renewal options and provisions requiring the Bank to pay property taxes and operating expenses over base amounts. At March 31, 2013, the minimum obligation under all non-cancellable lease agreements, which expire through May 31, 2020, for each of the years ended March 31 is as follows:

Amount
(In Thousands)
2014	$460
2015	462
2016	367
2017	338
2018	300
2019 & After	353

$2,280

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 7 – INTEREST RECEIVABLE

	September 30,	March 31,
	2013	2013	2012
(In Thousands)	(Unaudited)
Loans	$1,990	$1,814	$1,831
Mortgage-backed securities	870	1,016	1,216
Debt securities	614	596	1,057

	3,474	3,426	4,104
Allowance for uncollected interest on loans	(208)	(249)	(177)

	$3,266	$3,177	$3,927

NOTE 8 – DEPOSITS

	September 30, 2013 (Unaudited)
	Weighted Average Rate	Amount	Percent
	(Dollars In Thousand)
Demand accounts:
Non-interest bearing	0.00%	$16,079	2.03%
Crystal Checking	0.15	14,525	1.84
NOW	0.10	23,864	3.02
Super NOW	0.15	188	0.02
Money Market	0.15	18,993	2.40

	0.10	73,649	9.31
Savings and club accounts	0.30	160,841	20.32
Certificates of deposit	1.28	556,897	70.37

Total Deposits	0.97%	$791,387	100.00%

	March 31,
	2013			2012
	Weighted Average Rate	Amount	Percent	Weighted Average Rate	Amount	Percent
	(Dollars In Thousands)
Demand accounts:
Non-interest bearing	0.00%	$13,228	1.73%	0.00%	$7,997	0.97%
Crystal Checking	0.20	14,428	1.89	0.30	14,938	1.81
NOW	0.10	23,226	3.04	0.20	21,289	2.58
Super NOW	0.20	216	0.03	0.30	120	0.01
Money Market	0.20	19,356	2.53	0.30	21,085	2.55

	0.13	70,454	9.22	0.23	65,429	7.92
Savings and club accounts	0.20	127,957	16.76	0.33	122,852	14.87
Certificates of deposit	1.36	565,281	74.02	1.69	637,994	77.21

Total Deposits	1.05%	$763,692	100.00%	1.37%	$826,275	100.00%

Certificates of deposit with balances of $100,000 or more at September 30, 2013 (unaudited), March 31, 2013 and 2012 totaled approximately $218.1 million, $216.7 million and $237.3 million, respectively. The Bank’s deposits are insurable to applicable limits established by the Federal Deposit Insurance Corporation. The maximum deposit insurance amount is $250,000.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 8 – DEPOSITS (CONTINUED)

The scheduled maturities of certificates of deposit are as follows:

	September 30,	March 31,
	2013	2013	2012
(In Thousands)	(Unaudited)
One year or less	$318,673	$321,254	$374,476
After one to two years	140,633	141,160	150,704
After two to three years	51,763	58,527	67,070
After three to four years	6,232	6,298	11,766
After four years to five years	31,176	13,318	16,649
Thereafter	8,420	24,724	17,329

	$556,897	$565,281	$637,994

Interest expense on deposits consists of the following:

	Six Months Ended September 30,		Years Ended March 31,

	2013	2012	2013	2012	2011
(In Thousands)	(Unaudited)
Demand	$43	$65	$111	$195	$375
Savings and club	203	185	324	518	874
Certificates of deposits	3,796	4,920	9,042	11,932	13,616

	$4,042	$5,170	$9,477	$12,645	$14,865

NOTE 9 – ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK (“FHLB”)

The maturities and weighted average fixed interest rates of FHLB advances were as follows:

	September 30, 2013 (Unaudited)		March 31,
			2013		2012
Maturing During Year Ending	Balance	Weighted Average Interest Rate	Balance	Weighted Average Interest Rate	Balance	Weighted Average Interest Rate
	(Dollars In Thousands)
2013	$—	—%	$—	—%	$21,471	3.92%
2014	15,000	0.48	—	—	7,308	3.36
2015	25,000	0.65	—	—	2,400	3.88
2016	10,000	2.24	10,000	2.24	5,000	3.74
2017	—	—	—	—	—	—
2018	42,500	3.87	32,500	3.82	32,500	3.82
Thereafter	—	—	10,000	4.04	10,000	4.04

	$92,500	2.27%	$52,500	3.56%	$78,679	3.83%

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 9 – ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK (“FHLB”) (CONTINUED)

The carrying value of collateral pledged for the above advances was as follows:

	September 30,	March 31,
	2013	2013	2012
(In Thousands)	(Unaudited)
Available for Sale:
Mortgage-backed securities	$—	$—	$19,451

Held to maturity:
Debt security – Government-sponsored enterprises	30,000	5,000	5,000
Mortgage-backed securities	68,870	47,643	55,738

	98,870	52,643	60,738

	$98,870	$52,643	$80,189

At September 30, 2013 (unaudited), and March 31, 2013 and 2012, the Bank could have borrowed overnight funds from the FHLB under an overnight advance program up to the Bank’s maximum borrowing capacity based on the Bank’s ability to collateralize such borrowings. Additionally, the Bank has the ability to borrow funds of up to an aggregate of $88.0 million at two financial institutions under established unsecured overnight lines of credit at a daily adjustable rate. There were no drawings on these lines at September 30, 2013 (unaudited), and March 31, 2013 and 2012.

During the year ended March 31, 2013, $16.2 million of long-term borrowings were paid off in advance, resulting in a prepayment penalty of $527,000 which was recorded in July 2012.

NOTE 10 – REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined by regulations) to risk-weighted assets (as defined), and of Tier 1 and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 2013 (unaudited), March 31, 2013 and 2012, that the Bank met all capital adequacy requirements to which it was subject.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 10 – REGULATORY CAPITAL (CONTINUED)

The following table sets forth the Bank’s capital position at September 30, 2013 (unaudited), March 31, 2013 and 2012 as compared to minimum regulatory capital requirements:

			Regulatory Capital Requirements
	Actual		Minimum Capital Adequacy		For Classification as Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars In Thousands)
As of September 30, 2013 (Unaduited):
Total risk-based capital (to risk-weighted assets)	$168,275	36.29%	$37,091	8.00%	$46,364	10.00%
Tier 1 capital (to risk-weighted assets)	165,325	35.66	18,546	4.00	27,819	6.00
Core (tier 1) capital (to adjusted total assets)	165,325	15.29	43,262	4.00	54,078	5.00
Tier 1 risk-based capital (to adjusted tangible assets)	165,325	15.29	16,223	1.50	—	—
As of March 31, 2013:
Total risk-based capital (to risk-weighted assets)	$168,986	40.52%	$33,366	8.00%	$41,708	10.00%
Tier 1 capital (to risk-weighted assets)	166,486	39.92	16,683	4.00	25,025	6.00
Core (tier 1) capital (to adjusted total assets)	166,486	16.41	40,591	4.00	50,738	5.00
Tier 1 risk-based capital (to adjusted tangible assets)	166,486	16.41	15,222	1.50	—	—
As of March 31, 2012:
Total risk-based capital (to risk-weighted assets)	$161,069	38.31%	$33,632	8.00%	$42,040	10.00%
Tier 1 capital (to risk-weighted assets)	158,979	37.82	16,816	4.00	25,224	6.00
Core (tier 1) capital (to adjusted total assets)	158,979	14.58	43,620	4.00	54,526	5.00
Tier 1 risk-based capital (to adjusted tangible assets)	158,979	14.58	16,358	1.50	—	—

In January 2013, the most recent notification from the OCC, the Bank was categorized as well capitalized as of September 30, 2012, under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Bank’s category.

In July 2013, the OCC and the other federal bank regulatory agencies issued a final rule that will revise their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital unless a one-time opt-out is exercised. Additional constraints will also be imposed on the inclusion in regulatory capital of mortgage-servicing assets, defined tax assets and minority interests. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule becomes effective for the Bank on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective. Based on our capital levels and statement of condition composition at September 30, 2013, we believe implementation of the new rule will have no material impact on our capital needs.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 11 – INCOME TAXES

The components of income taxes are summarized as follows:

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011
(In Thousands)	(Unaudited)
Current tax expense:
Federal income	$1,718	$1,719	$2,767	$3,804	$4,592
State income	376	345	541	636	271

Total current income tax expense	2,094	2,064	3,308	4,440	4,863
Deferred tax (benefit) expense:
Federal income	(317)	(101)	111	(313)	(501)
State income	(90)	(29)	8	48	514

Total deferred income tax (benefit) expense	(407)	(130)	119	(265)	13

Total Income Tax Expense	$1,687	$1,934	$3,427	$4,175	$4,876

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011
(Dollars In Thousands)	(Unaudited)
Federal income tax at the statutory rate	$1,645	$1,871	$3,413	$4,098	$4,654
Increase (decrease) in income taxes resulting from:
New Jersey income tax, net of federal income tax effect	189	208	363	451	518
Bank owned life insurance income	(176)	(147)	(314)	(293)	(299)
Incentive stock option expense	1	1	3	4	6
Change in tax rate	—	—	—	(79)	—
Other, net	28	1	(38)	(6)	(3)

Total Income Tax Expense	$1,687	$1,934	$3,427	$4,175	$4,876

Effective income tax rate	34.9%	35.2%	34.1%	34.6%	35.6%

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 11 – INCOME TAXES (CONTINUED)

Deferred tax assets and liabilities consisted of the following:

	September 30,	March 31,
	2013	2013	2012
(In Thousands)	(Unaudited)
Deferred income tax assets:
Pension costs	$1,021	$961	$1,033
Allowance for loan losses	1,205	1,021	854
Benefit plans	8	21	21
Depreciation	164	164	174
Post-retirement benefits and healthcare obligations	400	418	303
Non-qualified benefit plans	610	601	573
Employee Stock Ownership Plan	476	327	334
Supplemental Executive Retirement Plan	153	145	134
Write-down on land held for sale	—	—	226
Other	230	220	230

Total Deferred Tax Assets	4,267	3,878	3,882
Deferred income tax liabilities:
Net unrealized gain on securities available for sale	(87)	(288)	(730)

Net Deferred Tax Asset Included in Other Assets	$4,180	$3,590	$3,152

Retained earnings at September 30, 2013 (unaudited), and March 31, 2013 and 2012, includes approximately $6.4 million of tax bad debt deductions for which deferred taxes have not been provided. Reduction of such amount for purposes other than bad debt losses, including non-dividend distributions, will result in income for tax purposes only, and will be subject to income tax at the then current rate. The Company does not intend to make non-dividend distributions that would result in a recapture of any portion of its bad debt reserves.

NOTE 12 – EMPLOYEE BENEFIT PLANS

ESOP

Effective upon the consummation of the Bank’s reorganization in March 2004, an ESOP was established for all eligible employees who had completed a twelve-month period of employment with the Bank and at least 1,000 hours of service and had attained the age of 21. The ESOP used $11.0 million in proceeds from a term loan obtained from the Company to purchase 1,099,097 shares of Company common stock. The term loan principal is payable over fifteen equal annual installments through December 31, 2018. Interest on the term loan is fixed at a rate of 4.00%. Each year, the Bank intends to make discretionary contributions to the ESOP, which will be equal to principal and interest payments required on the term loan. The loan is further paid down by the amount of dividends paid, if any, on the common stock owned by the ESOP.

Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the Plan, in the year of allocation.

The ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was approximately $446,000, $371,000, $622,000, $640,000 and $612,000 for the six months ended September 30, 2013 and 2012 (unaudited), and for the years ended March 31, 2013, 2012 and 2011, respectively.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 12 – EMPLOYEE BENEFIT PLANS (CONTINUED)

ESOP (Continued)

The ESOP shares were as follows:

	September 30,	March 31,
	2013	2013	2012
(In Thousands)	(Unaudited)
Allocated shares	587	605	539
Shares committed to be released	44	8	8
Unearned shares	385	421	494

Total ESOP Shares	1,016	1,034	1,041

Fair value of unearned shares	$4,766	$5,244	$5,159

Section 401(k) Plan (“Plan”)

The Bank sponsors a Plan pursuant to Section 401(k) of the Internal Revenue Code (“IRC”), for all eligible (attainment of age 21 and one year of service) employees. Employees may elect to save up to 25% of their compensation, subject to IRC limits. For each dollar up to 4.5% of compensation, the Bank will match 50% of the employee’s contribution. The Plan’s expense for the six months ended September 30, 2013 and 2012 (unaudited), and for the years ended March 31, 2013, 2012, and 2011, was approximately $48,000, $44,000, $90,000, $86,000, and $79,000, respectively.

Supplemental Executive Retirement Plan (“SERP”)

Effective upon the consummation of the Bank’s reorganization in March 2004, a SERP was established. The SERP provides participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the SERP provides benefits to eligible officers (those designated by the Board of Directors of the Bank) that cannot be provided under the Section 401(k) plan or the ESOP as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plans, but for these Internal Revenue Code limitations. In addition to providing for benefits lost under tax-qualified plans as a result of the Internal Revenue Code limitations, the SERP also provides supplemental benefits upon a change of control prior to the scheduled repayment of the ESOP loan. Generally, upon a change in control, the SERP provides participants with a benefit equal to what they would have received under the ESOP, had they remained employed throughout the term of the loan, less the benefits actually provided under the plan on the participant’s behalf. A participant’s benefits generally become payable upon a change in control of the Bank and the Company. The SERP expense for the six months ended September 2013 and 2012 (unaudited), and for the years ended March 31, 2013, 2012, and 2011, was approximately $18,000, $15,000, $28,000, $29,000 and $27,000, respectively. At September 30, 2013 (unaudited), and March 31, 2013 and 2012, the accrued SERP liability was $374,000, $356,000 and $328,000, respectively.

NOTE 13 – STOCK-BASED COMPENSATION

At the Company’s annual stockholders’ meeting held on July 14, 2005, stockholders of the Company approved the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan. Under this plan, the Company may grant options to purchase up to 1,495,993 shares of Company common stock and may grant up to 598,397 shares of common stock as restricted stock awards. At September 30, 2013 (unaudited) and March 31, 2013, there were 6,766 shares remaining for future option grants and 191 shares remaining available for future restricted stock awards under the plan.

On December 7, 2005, 585,231 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $10.22 per share. Twenty percent of the shares awarded were immediately vested, with an additional twenty percent becoming vested annually thereafter. On May 26, 2010, 35,000 shares of restricted stock were awarded. The restricted shares

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 13 – STOCK-BASED COMPENSATION (CONTINUED)

awarded had a grant date fair value of $8.84 per share. Twenty percent of the shares awarded vest annually. Management recognizes expense for the fair value of these awards on a straight line basis over the requisite service period. During the six months ended September 30, 2013 and 2012 (unaudited), and during the years ended March 31, 2013, 2012 and 2011, approximately $31,000, $31,000, $62,000, $62,000 and $52,000, respectively in expense, was recognized in regard to these restricted stock awards. The Company recognized approximately $13,000, $13,000, $25,000, $25,000, and $21,000 of income tax benefits resulting from this expense for the six months ended September 30, 2013 and 2012 (unaudited), and for the years ended March 31, 2013, 2012 and 2011, respectively. The total fair value of stock awards vested during the six months ended September 30, 2013 and 2012 (unaudited), and during the years ended March 31, 2013, 2012 and 2011 were approximately $85,000, $70,000, $70,000, $75,000, and $0, respectively. The expected future compensation expense relating to the 14,000 non-vested restricted shares outstanding at September 30, 2013 (unaudited) is $103,000 over a weighted average period of 1.7 years. The expected future compensation expense relating to the 21,000 non-vested restricted shares outstanding at March 31, 2013 is $134,000 over a weighted average period of 2.2 years.

The following is a summary of the status of the Company’s restricted shares:

	Restricted Shares	Weighted Average Grant Date Fair Value
Non-vested at March 31, 2011	35,000	$8.84
Vesting	(7,000)	8.84

Non-vested at March 31, 2012	28,000	8.84
Vesting	(7,000)	8.84

Non-vested at March 31, 2013	21,000	8.84
Vesting (Unaudited)	(7,000)	8.84

Non-vested at September 30, 2013 (Unaudited)	14,000	$8.84

On August 31, 2005, options to purchase 1,483,510 shares of common stock at $10.24 per share were awarded and will expire no later than ten years following the grant date. Immediately upon grant, twenty percent of the options awarded were vested, with an additional twenty percent becoming vested annually thereafter.

On May 26, 2010, options to purchase 164,875 shares of common stock at an exercise price of $8.84 per share were awarded and will expire no later than ten years following the grant date. Twenty percent of the shares awarded vest annually. Management recognizes expense for the fair value of these awards on an accelerated attribution basis over the requisite service period. During the six months ended September 30, 2013 and 2012 (unaudited), and during the years ended March 31, 2013, 2012 and 2011, approximately $25,000, $42,000, $76,000, $127,000 and $166,000, respectively, in stock option expense, was recorded net of income tax benefits of $9,000, $15,000, $27,000, $45,000 and $60,000, respectively. The expected future compensation expense relating to the 65,950 non-vested options outstanding at September 30, 2013 (unaudited) is $44,000 over the weighted average period of 1.7 years. The expected future compensation expense relating to the 98,925 non-vested options outstanding at March 31, 2013 is $68,000 over the weighted average period of 2.2 years.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 13 – STOCK-BASED COMPENSATION (CONTINUED)

A summary of stock option activity follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at March 31, 2011	1,486,835	$10.09

Outstanding at March 31, 2012	1,486,835	10.09
Exercised	(29,237)	10.24

Outstanding at March 31, 2013	1,457,598	10.08	2.95 Years	$3,466,693
Exercised (Unaudited)	(80,775)	10.24

Outstanding at September 30, 2013 (Unaudited)	1,376,823	$10.07	2.49 Years	3,190,994

Exercisable at September 30, 2013 (Unaudited)	1,310,873	$10.13	2.28 Years	$2,956,872

Shares issued upon the exercise of stock options are issued from treasury stock. The Company has an adequate number of treasury shares available for future stock option exercises.

NOTE 14 – DEFINED BENEFIT PLANS

Directors’ Retirement Plan

The Directors’ Retirement Plan is a nonqualified, unfunded pension plan with benefits based on fees paid to directors while still active. The funding policy is to pay directors on a pay-as-you-go basis.

The following table sets forth the funded status for the Directors’ Retirement Plan and amounts recognized in the consolidated statements of financial condition.

	March 31,
	2013	2012
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation – beginning	$3,205	$2,643
Service cost	63	40
Interest cost	133	149
Actuarial loss	470	462
Benefits paid	(89)	(89)
Settlements	(465)	—

Benefit obligation – ending	3,317	3,205

Change in plan assets:
Fair value of plan assets – beginning	—	—
Employer contribution	554	89
Benefits paid	(89)	(89)
Settlements	(465)	—

Fair value of plan assets – ending	—	—

Funded status and accrued pension cost included in other liabilities	$(3,317)	$(3,205)

Assumptions:
Discount rate	4.25%	4.50%
Rate of increase in compensation	5.00%	4.50%

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 14 – DEFINED BENEFIT PLANS (CONTINUED)

Directors’ Retirement Plan (Continued)

The Bank expects to make contributions to the plan during the year ending March 31, 2014, totaling approximately $119,000. At March 31, 2013, benefit payments expected to be paid under the plan are as follows:

Amount
(In Thousands)
Years ending March 31:
2014	$119
2015	135
2016	152
2017	167
2018	130
2019-2023	896

Net periodic pension cost for the plan included the following components:

	Six Months Ended September 30, (Unaudited)		Years Ended March 31,
	2013	2012	2013	2012	2011
	(Dollars In Thousands)
Service cost	$80	$30	$63	$40	$59
Interest cost	69	71	133	149	145
Net amortization and deferral	46	35	73	40	40
Settlement charge	—	—	117	—	—

Net Periodic Pension Cost Included in Directors’ Compensation	$195	$136	$386	$229	$244

Assumptions:
Discount rate	4.25%	5.75%	4.25%	5.75%	6.25%
Rate of increase in compensation	4.50%	4.50%	4.50%	4.50%	4.50%

At September 30, 2013 (unaudited), and March 31, 2013 and 2012 unrecognized net loss of $939,000, $965,000 and $645,000 and unrecognized prior service cost of $109,000, $129,000 and $170,000, respectively, were included in accumulated other comprehensive (loss) income. For the fiscal year ending March 31, 2014, $52,000 of unrecognized net loss and $40,000 of prior service cost is expected to be recognized as a component of net periodic pension cost.

Former President’s Post-retirement Healthcare Plan

The Former President’s post-retirement healthcare plan is a nonqualified, unfunded plan with the only participant being the Former President’s spouse, since his death in February 2005. This healthcare plan provides coverage for the spouse’s life. The annual costs associated with these benefits are accrued on the basis of actuarial assumptions and included in salaries and employee benefits.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 14 – DEFINED BENEFIT PLANS (CONTINUED)

Former President’s Post-retirement Healthcare Plan (Continued)

The following table sets forth the funded status for the Former President’s post-retirement healthcare plan and amounts recognized in the consolidated statements of financial condition:

	March 31,
	2013	2012
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation – beginning	$65	$58
Interest cost	3	3
Actuarial (gain) loss	(4)	9
Benefits paid	(5)	(5)

Benefit obligation – ending	59	65

Change in plan assets:
Fair value of plan assets – beginning	—	—
Employer contribution	5	5
Benefits paid	(5)	(5)

Fair value of plan assets – ending	—	—

Funded status and accrued pension cost included in other liabilities	$(59)	$(65)

Assumed discount rate	4.25%	4.50%

The Bank expects to make contributions to the Plan during the year ending March 31, 2014, totaling approximately $5,000. At March 31, 2013, benefit payments expected to be paid under the Plan are as follows:

Amount
(In Thousands)
Years ending March 31:
2014	$5
2015	5
2016	5
2017	5
2018	5
2019-2023	23

Net periodic pension (benefit) for the Plan included the following components:

	Six Months Ended September 30, (Unaudited)		Years Ended March 31,
	2013	2012	2013	2012	2011
(Dollars In Thousands)	(Dollars In Thousands)
Interest cost	$1	$1	$3	$3	$3
Net amortization and deferral	(2)	(3)	(6)	(6)	(7)

Net Periodic (Benefit)	$(1)	$(2)	$(3)	$(3)	$(4)

Assumed discount rate	4.50%	5.75%	4.50%	5.75%	6.25%

Current medical trend	5.25%	5.25%	5.25%	5.25%	5.25%

Ultimate medical trend	5.25%	5.25%	5.25%	5.25%	5.25%

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 14 – DEFINED BENEFIT PLANS (CONTINUED)

Former President’s Post-retirement Healthcare Plan (Continued)

At September 30, 2013 (unaudited), and March 31, 2013 and 2012, unrecognized net gain of $69,000, $72,000 and $73,000 was included in accumulated other comprehensive (loss) income. For the fiscal year ending March 31, 2014, $6,000 of the net gain is expected to be recognized as a component of net periodic pension benefit.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. A 1% change in the assumed health cost trend rate would have had the following effects on post-retirement benefits under this plan at March 31, 2013:

	1%
	Increase	Decrease
	(In Thousands)
Effect on total service and interest costs	$3	$3

Effect on post-retirement benefit obligation	$63	$55

NOTE 15 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The guidance on fair value measurement establishes a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, such as quoted for similar assets or liabilities; quoted prices in markets that are not active; or inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

In addition, the guidance requires the Company to disclose the fair value for certain assets and liabilities on both a recurring and non-recurring basis.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 15 – FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at September 30, 2013 (unaudited), and March 31, 2013 and 2012 are as follows:

Description	Carrying Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
September 30, 2013 (Unaudited):
Securities available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$4,181	$—	$4,181	$—

Total securities available for sale	$4,181	$—	$4,181	$—

March 31, 2013:
Securities available for sale:
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	$5,225	$—	$5,225	$—
Federal National Mortgage Association	5,170	—	5,170	—
Debt securities:
Government-sponsored enterprises	5,004	—	5,004	—

Total securities available for sale	$15,399	$—	$15,399	$—

March 31, 2012:
Securities available for sale:
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	$7,719	$—	$7,719	$—
Federal National Mortgage Association	17,405	—	17,405	—
Debt securities:
Government-sponsored enterprises	45,071	—	45,071	—

Total securities available for sale	$70,195	$—	$70,195	$—

For assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy used at September 30, 2013 (unaudited), and March 31, 2012 are as follows:

Description	Carrying Value	Quoted Prices Markets for Identical Assets	Significant Observable Inputs	(Level 3) Unobservable Inputs
	(In Thousands)
September 30, 2013 (Unaudited):
Real estate owned	$204	$—	$—	$204
March 31, 2012:
Real estate owned	$139	$—	$—	$139
Impaired loans	313	—	—	313

There were no assets measured at fair value on a non-recurring basis at March 31, 2013. There were no liabilities measured at fair value on a recurring or non-recurring basis at September 30, 2013 (unaudited), and March 31, 2013 and 2012.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 15 – FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized adjusted Level 3 to determine fair value.

September 30, 2013 (Unaudited )	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	(Dollars in Thousand)
Real Estate Owned	$204	Appraisal value(1)	Liquidation expenses(2)	7	% (7%)

(1)	Fair value is based upon the current value based on an appraisal by an independent licensed appraiser.
(2)	Includes estimated liquidation expenses.

The following information should not be interpreted as an estimate of the fair value of the Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at September 30, 2013 (unaudited), and March 31, 2013 and 2012:

Cash and Cash Equivalents, Interest Receivable and Interest Payable (Carried at Cost)

The carrying amounts reported in the consolidated statements of financial condition for cash and cash equivalents, interest receivable and interest payable approximate their fair values.

Securities

The fair value of all securities, whether classified as available for sale (carried at fair value) or held to maturity (carried at cost), is determined by reference to quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Securities are measured on a recurring basis. The fair values of these securities are obtained from quotes received from an independent broker. The Company’s broker provides it with prices which are categorized as Level 2 since quoted prices in active markets for identical assets are generally not available. As the Company is responsible for the determination of fair value, it performs monthly analyses on the prices received from the pricing service to determine whether the prices are reasonable estimates of fair value. Specifically, the Company compares the prices received from the pricing service to a secondary pricing source. The Company’s internal price verification procedures and review of fair value methodology documentation provided by independent pricing services has not historically resulted in adjustment in the prices obtained from the pricing service.

Loans Receivable (Carried at Cost)

Fair value is estimated by discounting the future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

Impaired Loans (Carried based on Discounted Cash Flows)

Impaired loans are those accounted for under ASC Topic 310 “Accounting by Creditors for Impairment of a Loan” in which the Company has measured impairment generally based on either the fair value of the loan’s collateral or discounted cash flows. These assets are included as Level 3 assets.

Real Estate Owned

Real estate owned, acquired through foreclosure or deed-in-lieu of foreclosure, is initially recorded at fair value less estimated to sell and subsequently carried at the lower of such initially recorded amount or current fair value less estimated selling costs. Fair value is estimated through current appraisals by licensed appraisers and as such, foreclosed real estate properties are classified as Level 3.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 15 – FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Federal Home Loan Bank of New York Stock (Carried at Cost)

Fair value approximates cost basis as these instruments are redeemable only with the issuing agency at face value.

Deposits (Carried at Cost)

The fair value of non-interest-bearing demand, Crystal Checking, NOW, Super NOW, Money Market and Savings and Club accounts is the amount payable on demand at the reporting date. For fixed-maturity certificates of deposit, fair value is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

Advances from Federal Home Loan Bank of New York (Carried at Cost)

The fair value is estimated by discounting future cash flows using rates currently offered for liabilities of similar remaining maturities, or when available, quoted market prices.

Commitments to Extend Credit

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

As of September 30, 2013 (unaudited), March 31, 2013 and 2012, the fair value of the commitments to extend credit was not considered to be material.

The carrying amounts and fair values of financial instruments are as follows:

September 30, 2013 (Unaudited)	Carrying Value	Estimated Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Financial assets:
Cash and cash equivalents	$14,812	$14,812	$14,812	$—	$—
Securities available for sale	4,181	4,181	—	4,181	—
Securities held to maturity	451,842	454,229	—	454,229	—
Net loans receivable	554,450	545,001	—	—	545,001
Federal Home Loan Bank of New York stock	5,639	5,639	—	5,639	—
Interest receivable	3,266	3,266	—	3,266	—
Financial liabilities:
Deposits	791,387	796,278	—	796,278	—
FHLB advances	92,500	97,694	—	97,694	—
Interest payable	216	216	—	216	—

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 15 – FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Commitments to Extend Credit (Continued)

March 31, 2013	Carrying Value	Estimated Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Financial assets:
Cash and cash equivalents	$25,896	$25,896	$25,896	$—	$—
Securities available for sale	15,399	15,399	—	15,399	—
Securities held to maturity	462,728	479,339	—	479,339	—
Net loans receivable	456,812	485,249	—	—	485,249
Federal Home Loan Bank of New York stock	3,897	3,897	—	3,897	—
Interest receivable	3,177	3,177	—	3,177	—
Financial liabilities:
Deposits	763,692	770,479	—	770,479	—
FHLB advances	52,500	59,786	—	59,786	—
Interest payable	175	175	—	175	—

March 31, 2012	Carrying Value	Estimated Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Financial assets:
Cash and cash equivalents	$40,257	$40,257	$40,257	$—	$—
Securities available for sale	70,195	70,195	—	70,195	—
Securities held to maturity	504,014	521,449	—	521,449	—
Net loans receivable	436,833	462,509	—	—	462,509
Federal Home Loan Bank of New York stock	5,127	5,127	—	5,127	—
Interest receivable	3,927	3,927	—	3,927	—
Financial liabilities:
Deposits	826,275	835,021	—	835,021	—
FHLB advances	78,679	88,318	—	88,318	—
Interest payable	290	290	—	290	—

NOTE 16 – COMMITMENTS AND CONTINGENCIES

The Company, Bank and Botany are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet investment needs and the financing needs of the Bank’s customers. These financial instruments primarily include commitments to originate and purchase loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement in particular classes of financial instruments.

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments from lines of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management’s credit evaluation of the counterparty.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 16 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Bank anticipates that it will have sufficient funds available to meet its current commitments. At September 30, 2013 (unaudited), the Bank had outstanding commitments to originate loans totaling approximately $4.1 million for fixed-rate one- to four-family mortgage loans with interest rates ranging from 2.75% to 4.5%, and $4.2 million for adjustable rate loans with initial rates ranging from 3.00% to 3.75%. The commitments generally expire in three months or less.

In addition, at September 30, 2013 (unaudited), the Bank had outstanding commitments to originate adjustable rate commercial real estate loans totaling approximately $7.3 million with initial rates ranging from 4.00% to 4.50% and a $148,000 fixed rate commercial real estate loan with a rate of 4.5%.

At September 30, 2013 (unaudited), he Bank also had commitments outstanding to purchase $10.9 million in adjustable interest rate one- to four-family mortgage loans with initial interest rates ranging from 2.75% to 3.75%, and $4.7 million in fixed rate one- to four-family mortgage loans with interest rates ranging from 3.00% to 4.75%.

At September 30, 2013 (unaudited), the Bank also had commitments to fund $162,000 for fixed rate home equity loans with rates ranging from 3.75% to 4.25%.

At March 31, 2013, the Bank had outstanding commitments to originate one-to four family mortgage loans totaling approximately $8.9 million which included $8.5 million for fixed-rate loans with interest rates ranging from 2.75% to 4.50%, and $336,000 for an adjustable rate loan with an initial rate 2.75%. Outstanding loan commitments at March 31, 2012 totaled $6.1 million. These commitments generally expire in three months or less.

At March 31, 2013, the Bank had outstanding commitments to originate multi-family real estate loans totaling approximately $2.9 million which included $850,000 for a fixed-rate loan with an interest rate of 4.00%, and $2.0 million in adjustable rate loans with initial rates ranging from 3.75% to 4.00%. At March 31, 2013, the Bank had outstanding commitments to originate adjustable rate commercial real estate loans totaling approximately $6.5 million with initial rates ranging from 4.00% to 4.50%. There were no outstanding multi-family and commercial real estate loan commitments at March 31, 2012. These commitments generally expire in three months or less.

At March 31, 2013, the Bank also had outstanding commitments to purchase $9.0 million in one-to four family mortgage loans which included $7.7 million in loans with fixed interest rates ranging from 2.75% to 3.75%, and $1.3 million in adjustable rate loans with initial rates ranging from 2.875% to 3.625%. At March 31, 2012, purchase commitments totaled $2.0 million.

At September 30, 2013 (unaudited), and March 31, 2013 and 2012, undisbursed funds from customer approved unused lines of credit under a homeowners’ equity lending program amounted to approximately $5.0 million, $4.8 million and $4.4 million, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand.

Management does not anticipate losses on any of the foregoing transactions.

Periodically, there have been various claims and lawsuits against the Company and Bank, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 17 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive (loss) income included in stockholders’ equity are as follows:

	September 30,	March 31,
	2013	2013	2012
(In Thousands)	(Unaudited)
Net unrealized gain on securities available for sale	$211	$705	$1,788
Tax effect	(87)	(288)	(730)

Net of tax amount	124	417	1,058

Benefit plan adjustments	(979)	(1,023)	(742)
Tax effect	400	418	303

Net of tax amount	(579)	(605)	(439)

Accumulated other comprehensive (loss) income	$(455)	$(188)	$619

The components of other comprehensive (loss) and related tax effects are presented in the following table:

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011
(In Thousands)	(Unaudited)
Securities available for sale:
Unrealized holding (loss) gain arising during the year	$(199)	$(130)	$(436)	$69	$(613)
Less: reclassification adjustment for net realized gains	(295)	(647)	(647)	—	(872)

	(494)	(777)	(1,083)	69	(1,485)

Defined benefit pension plan:
Pension loss	24	12	(438)	(478)	(170)
Prior service cost	20	20	40	40	40
Settlement charge	—	—	117	—	—

Net change in defined benefit pension plan liability	44	32	(281)	(438)	(130)

Other comprehensive (loss) before taxes	(450)	(745)	(1,364)	(369)	(1,615)
Tax effect	183	304	557	138	645

Other comprehensive (loss)	$(267)	$(441)	$(807)	$(231)	$(970)

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 18 – PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Clifton Savings Bancorp, Inc. (Parent company only) at September 30, 2013 (unaudited), and March 31, 2013 and 2012 and for the six months ended September 30, 2013 and 2012 (unaudited), and for the years ended March 31, 2013, 2012 and 2011.

STATEMENTS OF CONDITION

(In Thousands)

	September 30,	March 31,
	2013	2013	2012
	(Unaudited)
ASSETS
Cash and due from banks	$17,005	$14,284	$10,151
Securities held to maturity, at cost	1,031	1,374	10,365
Loans receivable from Bank and MHC	5,013	5,013	6,264
Investment in subsidiary	165,249	166,654	159,598
Interest receivable	153	54	100
Other assets	160	28	58

Total Assets	$188,611	$187,407	$186,536

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$90	$79	$75
Stockholders’ equity	188,521	187,328	186,461

Total Liabilities and Stockholders’ Equity	$188,611	$187,407	$186,536

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In Thousands)

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011
	(Unaudited)
Income:
Dividends from subsidiary	$5,000	$—	$—	$8,000	$6,000
Interest on loans	100	115	223	253	280
Interest on securities	24	66	101	148	142

Total Income	5,124	181	324	8,401	6,422
Non-interest expenses	329	312	592	841	737

Income (Loss) before Income Taxes and Equity in Undistributed (Overdistributed) Earnings of Subsidiary	4,795	(131)	(268)	7,560	5,685
Income tax (benefit)	(69)	(45)	(90)	(150)	(106)

Income (Loss) before Equity in Undistributed (Overdistributed) Earnings of Subsidiary	4,864	(86)	(178)	7,710	5,791
Equity in (overdistributed) undistributed earnings of subsidiary	(1,711)	3,654	6,788	167	3,021

Net Income	3,153	3,568	6,610	7,877	8,812
Other comprehensive (loss)	(267)	(441)	(807)	(231)	(970)

Comprehensive income	$2,886	$3,127	$5,803	$7,646	$7,842

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 18 – PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOW

(In Thousands)

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011
	(Unaudited)
Cash Flows From Operating Activities
Net income	$3,153	$3,568	$6,610	$7,877	$8,812
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Accretion of discounts	—	(1)	(1)	(1)	(1)
(Increase) decrease in interest receivable	(99)	(93)	46	(27)	10
(Increase) decrease in other assets	(132)	(105)	30	4	—
Increase (decrease) in other liabilities	11	(4)	4	60	(69)
Increase in deferred compensation obligation under Rabbi Trust	19	19	19	21	23
Equity in overdistributed (undistributed) earnings of subsidiary	1,711	(3,654)	(6,788)	(167)	(3,021)

Net Cash Provided by (Used In) Operating Activities	4,663	(270)	(80)	7,767	5,754

Cash Flows From Investing Activities
Proceeds from maturities and repayment of securities held to maturity	343	4,536	8,992	754	806
Purchases of securities held to maturity	—	—	—	(8,000)	—
Repayment of loan receivable from Savings Bank	—	—	751	723	695
Repayment of loan receivable from Clifton MHC	—	500	500	—	—
Loan to Clifton MHC	—	—	—	—	(250)
Cash dividends paid on unallocated ESOP shares used to repay loan receivable from Savings Bank	—	—	(149)	(138)	(150)

Net Cash Provided by (Used In) Investing Activities	343	5,036	10,094	(6,661)	1,101

Cash Flows From Financing Activities
Dividends paid	(3,097)	(3,076)	(6,153)	(2,109)	(2,106)
Purchase of treasury stock	(15)	(12)	(27)	(11)	(2,707)
Exercise of stock options	827	—	299	—	—
Funding restricted stock awards	—	—	—	—	309

Net Cash (Used in) Financing Activities	(2,285)	(3,088)	(5,881)	(2,120)	(4,504)

Net Increase (Decrease) in Cash and Cash Equivalents	2,721	1,678	4,133	(1,014)	2,351
Cash and Cash Equivalents – Beginning	14,284	10,151	10,151	11,165	8,814

Cash and Cash Equivalents – Ending	$17,005	$11,829	$14,284	$10,151	$11,165

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 19 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013
	(In Thousands, Except Per Share Data)
Interest income	$9,590	$8,940	$8,600	$8,263
Interest expense	3,436	3,064	2,800	2,537

Net Interest Income	6,154	5,876	5,800	5,726
Provision for loan losses	100	192	450	20
Non-interest income	171	396	278	309
Non-interest expenses	3,421	3,382	3,426	3,682
Income taxes	984	950	688	805

Net Income	$1,820	$1,748	$1,514	$1,528

Net income per common share – basic and diluted	$0.07	$0.07	$0.06	$0.06

Dividends per common share	$0.06	$0.06	$0.12	$—

Weighted average number of common shares and common stock equivalents outstanding:
Basic	25,654	25,672	25,690	25,727

Diluted	25,673	25,689	25,801	25,924

	Quarter Ended
	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012
	(In Thousands, Except Per Share Data)
Interest income	$10,652	$10,345	$10,161	$9,916
Interest expense	4,213	4,154	4,018	3,764

Net Interest Income	6,439	6,191	6,143	6,152
Provision for loan losses	60	0	76	111
Non-interest income	267	263	163	220
Non-interest expenses	3,864	3,246	3,042	3,387
Income taxes	991	1,139	1,106	939

Net Income	$1,791	$2,069	$2,082	$1,935

Net income per common share – basic and diluted	$0.07	$0.08	$0.08	$0.08

Dividends per common share	$0.12	$—	$0.06	$0.06

Weighted average number of common shares and common stock equivalents outstanding:
Basic	25,580	25,598	25,617	25,635

Diluted	25,690	25,605	25,625	25,650

NOTE 20 – SUBSEQUENT EVENT (CONVERSION AND STOCK OFFERING)

On November 20, 2013, the boards of directors of the Company, the Bank and Clifton MHC adopted an Amended and Restated Plan of Conversion and Reorganization (the “Plan of Conversion”), which amended and restated in its entirety the plan of conversion approved by the boards of directors of the Company, the Bank and Clifton MHC on November 8, 2010, pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure. Pursuant to the Plan of Conversion: (1) Clifton MHC will merge with and into the Company, with the

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED) AND YEARS ENDED MARCH 31, 2013, 2012 AND 2011

NOTE 20 – SUBSEQUENT EVENT (CONVERSION AND STOCK OFFERING) (CONTINUED)

Company being the surviving entity (the “MHC Merger”); (2) the Company will merge with and into a newly formed Maryland corporation named Clifton Bancorp Inc. (the “Holding Company”); (3) the Bank will become a wholly-owned subsidiary of the Holding Company; (4) the shares of common stock of the Company held by persons other than Clifton MHC (whose shares will be canceled) will be converted into shares of common stock of the Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons; and (5) the Holding Company will offer and sell shares of its common stock to certain depositors and borrowers of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion.

In connection with the Plan of Conversion, shares of the Company’s common stock currently owned by Clifton MHC will be canceled and new shares of common stock, representing the approximate 64.0% ownership interest of Clifton MHC, will be offered for sale by the Holding Company. Concurrent with the completion of the conversion and offering, the Company’s existing public shareholders will receive shares of the Holding Company’s common stock for each share of the Company’s common stock they own at that date, based on an exchange ratio to ensure that they will own approximately the same percentage of the Holding Company’s common stock as they owned of the Company’s common stock immediately before the conversion and offering.

At the time of conversion, liquidation accounts will be established in an amount equal to the percentage of the outstanding shares of the Company owned by Clifton MHC before the MHC Merger, multiplied by the Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final offering prospectus for the conversion, plus the value of the net assets of Clifton MHC as reflected in the latest statement of financial condition of Clifton MHC before the effective date of the conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders (collectively, “eligible depositors”) who continue to maintain their deposit accounts in the Bank after the conversion. In the event of a complete liquidation of the Bank or the Bank and the Holding Company (and only in such event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock. Neither the Holding Company nor the Bank may declare or pay a cash dividend if the effect thereof would cause its equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements applicable to the Bank or the Holding Company.

The transactions contemplated by the Plan of Conversion are subject to approval by the shareholders of the Company, the members of Clifton MHC and the Board of Governors of the Federal Reserve System. Meetings of the Company’s shareholders and Clifton MHC’s members are expected to be held to approve the Plan of Conversion in the first calendar quarter of 2014. If the conversion and offering are completed, eligible conversion and offering costs will be netted against the offering proceeds. If the conversion and offering are terminated, such costs will be expensed.

REVOCABLE PROXY

CLIFTON SAVINGS BANCORP, INC.

SPECIAL MEETING OF STOCKHOLDERS MARCH 25, 2014 9:00 A.M., LOCAL TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the official proxy committee of Clifton Savings Bancorp, Inc., consisting of John H. Peto and Joseph C. Smith, or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of Clifton Savings Bancorp, Inc. which the undersigned is entitled to vote only at the Special Meeting of Stockholders to be held on March 25, 2014, at 9:00 a.m., local time, at The Venetian, 546 River Drive, Garfield, New Jersey 07026 and at any adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

            Comments:

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

PLEASE MARK VOTES

☒ AS IN THIS EXAMPLE

For Against Abstain

1. The approval of the Amended and Restated Plan of Conversion and Reorganization.

For Against Abstain

2. An informational proposal regarding approval of a provision in Clifton Bancorp Inc.’s articles of incorporation requiring a super-majority vote to approve certain amendments to Clifton Bancorp Inc.’s articles of incorporation.

For Against Abstain ☐ ☐ ☐

3. An informational proposal regarding approval of a provision in Clifton Bancorp Inc.’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Clifton Bancorp Inc.’s outstanding voting stock.

For Against Abstain ☐ ☐ ☐

4. The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the Special Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote with respect to matters incident to the conduct of the meeting.

Please be sure to date and sign Date this proxy card in the box below.

Sign above Co-holder (if any) sign above

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

5582

REVOCABLE PROXY

CLIFTON SAVINGS BANCORP, INC.

YOUR VOTE IS IMPORTANT! PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1. By Telephone (using a Touch-Tone Phone); or

2. By Internet; or

3. By Mail.

To Vote by Telephone:

Call 1-855-847-1317 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., March 25, 2014.

To Vote by Internet:

Go to https://www.rtcoproxy.com/csbk prior to 3 a.m., March 25, 2014.

Please note that the last vote received from a stockholder, whether by telephone, by Internet or by mail, will be the vote counted.

Mark here if you plan to attend the meeting.

Mark here for address change.

            Comments:

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

PLEASE MARK VOTES X AS IN THIS EXAMPLE

For Against Abstain

1. The approval of the Amended and Restated Plan of Conversion and Reorganization.

For Against Abstain

2. An informational proposal regarding approval of a provision in Clifton Bancorp Inc.’s articles of incorporation requiring a super-majority vote to approve certain amendments to Clifton Bancorp Inc.’s articles of incorporation.

For Against Abstain

3. An informational proposal regarding approval of a provision in Clifton Bancorp Inc.’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Clifton Bancorp Inc.’s outstanding voting stock.

For Against Abstain

4. The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

Please be sure to date and sign Date this proxy card in the box below.

Sign above Co-holder (if any) sign above

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

CLIFTON SAVINGS BANCORP, INC. — SPECIAL MEETING, MARCH 25, 2014

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Call toll free 1-855-847-1317 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2. Via the Internet at https://www.rtcoproxy.com/csbk and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

CLIFTON SAVINGS BANCORP, INC.

SPECIAL MEETING OF STOCKHOLDERS March 25, 2014 9:00 a.m., local time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the official proxy committee of Clifton Savings Bancorp, Inc., consisting of John H. Peto and Joseph C. Smith, or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of Clifton Savings Bancorp, Inc. which the undersigned is entitled to vote only at the Special Meeting of Stockholders to be held on March 25, 2014, at 9:00 a.m., local time, at The Venetian, 546 River Drive, Garfield, New Jersey 07026 and at any adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the Special Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote with respect to matters incident to the conduct of the meeting.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

5582

1433 Van Houten Ave • PO Box 2149 • Clifton, New Jersey 07015-2149 • 973-473-2200 • Fax: 973-473-0451 • www.cliftonsavings.com

Dear 401(k) Plan Participant:

On behalf of the Board of Directors, I am forwarding to you the attached BLUE vote authorization form for the purpose of conveying your voting instructions with respect to the shares of Clifton Savings Bancorp, Inc. (the “Company”) common stock you have credited to your account in the Clifton Savings Bank 401(k) Savings Plan (the “401(k) Plan”) to Pentegra Trust Company, the 401(k) Plan Trustee. You are being asked to provide voting instructions to the 401(k) Plan Trustee on the proposals presented at the Special Meeting of Stockholders of the Company to be held on March 25, 2014. Also enclosed is a Proxy Statement/Prospectus for the Company’s Special Meeting of Stockholders.

As a participant in the 401(k) Plan, you are entitled to direct the 401(k) Plan Trustee how to vote the shares of Company common stock credited to your 401(k) Plan account as of January 31, 2014, the record date for the Special Meeting. To direct the 401(k) Plan Trustee how to vote the shares credited to your 401(k) Plan account, please complete and sign the enclosed BLUE vote authorization form and return it in the enclosed, postage-paid envelope no later than March 17, 2014. Shares of Company common stock for which no timely instructions are received will be voted by the 401(k) Plan Trustee in the same proportion as those shares for which instructions were timely received. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Clifton Savings Bank.

Sincerely,

Paul M. Aguggia

Chairman, President and Chief Executive Officer

VOTE AUTHORIZATION FORM

I understand that Pentegra Trust Company (the “Trustee”) is the holder of record and custodian of all shares of Clifton Savings Bancorp, Inc. (the “Company”) common stock credited to me under the Clifton Savings Bank 401(k) Savings Plan. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Special Meeting of Stockholders to be held on March 25, 2014. The Trustee is directed to vote my shares as follows:

1. The approval of the Amended and Restated Plan of Conversion and Reorganization.

FOR AGAINST ABSTAIN ☐ ☐ ☐

2. An informational proposal regarding approval of a provision in Clifton Bancorp Inc.’s articles of incorporation requiring a super-majority vote to approve certain amendments to Clifton Bancorp Inc.’s articles of incorporation.

FOR AGAINST ABSTAIN ☐ ☐ ☐

3. An informational proposal regarding approval of a provision in Clifton Bancorp Inc.’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Clifton Bancorp Inc.’s outstanding voting stock.

FOR AGAINST ABSTAIN ☐ ☐ ☐

4. The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

FOR AGAINST ABSTAIN ☐ ☐ ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS LISTED ABOVE.

The Trustee is hereby authorized to vote all shares of Company common stock credited to me in its trust capacity as indicated above.

Date Signature

Please date, sign and return this form in the enclosed postage-paid envelope no later than March 17, 2014.

1433 Van Houten Ave • PO Box 2149 • Clifton, New Jersey 07015-2149 • 973-473-2200 • Fax: 973-473-0451 • www.cliftonsavings.com

Dear ESOP Participant:

On behalf of the Board of Directors, I am forwarding to you the attached YELLOW vote authorization form for the purpose of conveying your voting instructions to Pentegra Trust Company, our ESOP Trustee, with respect to the shares of Clifton Savings Bancorp, Inc. (the “Company”) common stock you have allocated to your account in the Clifton Savings Bank Employee Stock Ownership Plan, as amended and restated (the “ESOP”). You are being asked to provide voting instructions to the ESOP Trustee on the proposals presented at the Special Meeting of Stockholders of the Company to be held on March 25, 2014. Also enclosed is a Proxy Statement/Prospectus for the Company’s Special Meeting of Stockholders.

As an ESOP participant, you are entitled to instruct the ESOP Trustee how to vote the shares of Company in common stock allocated to your ESOP account as of January 31, 2014, the record date for the Special Meeting.

The ESOP Trustee will vote all allocated shares of Company common stock as directed by participants. The ESOP Trustee will vote unallocated shares of Common Stock held in the ESOP Trust and the shares for which timely instructions are not received in a manner calculated to most accurately reflect the instructions the ESOP Trustee receives from participants, subject to its fiduciary duties.

To direct the ESOP Trustee how to vote the shares of common stock allocated to your ESOP account, please complete and sign the enclosed YELLOW vote authorization form and return it in the enclosed, postage-paid envelope no later than March 17, 2014. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Clifton Savings Bank.

Sincerely,

Paul M. Aguggia

Chairman, President and Chief Executive Officer

VOTE AUTHORIZATION FORM

I understand that Pentegra Trust Company (the “ESOP Trustee”), is the holder of record and custodian of all shares of Clifton Savings Bancorp, Inc. (the “Company”) common stock under the Clifton Savings Bank Employee Stock Ownership Plan, as amended and restated (the “ESOP”). I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Special Meeting of Stockholders to be held on March 25, 2014.

The ESOP Trustee is directed to vote my shares as follows:

1. The approval of the Amended and Restated Plan of Conversion and Reorganization.

FOR AGAINST ABSTAIN

☐ ☐ ☐

2. An informational proposal regarding approval of a provision in Clifton Bancorp Inc.’s articles of incorporation requiring a super-majority vote to approve certain amendments to Clifton Bancorp Inc.’s articles of incorporation.

FOR AGAINST ABSTAIN ☐ ☐ ☐

3. An informational proposal regarding approval of a provision in Clifton Bancorp Inc.’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Clifton Bancorp Inc.’s outstanding voting stock.

FOR AGAINST ABSTAIN ☐ ☐ ☐

4. The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

FOR AGAINST ABSTAIN ☐ ☐ ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS LISTED ABOVE.

The ESOP Trustee is hereby authorized to vote all shares of Company common stock allocated to me in its trust capacity as indicated above.

Date Signature

Please date, sign and return this form in the enclosed postage-paid envelope no later than March 17, 2014.